     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2004


                                                     REGISTRATION NO. 333-113861

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                SIMMONS COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          2511                         13-3875743
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)         Identification No.)

                        ONE CONCOURSE PARKWAY, SUITE 800
                          ATLANTA, GEORGIA 30328-6188
                                 (770) 512-7700
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                              WILLIAM S. CREEKMUIR
                                SIMMONS COMPANY
                        ONE CONCOURSE PARKWAY, SUITE 800
                          ATLANTA, GEORGIA 30328-6188
                                 (770) 512-7700
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ---------------------
                   SEE TABLE OF ADDITIONAL REGISTRANTS BELOW
                             ---------------------
                                   COPIES TO:

                                ROD MILLER, ESQ.
                            ALEXANDER D. LYNCH, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             ADDITIONAL REGISTRANTS

                                                           STATE OR          PRIMARY
                                                             OTHER           STANDARD
                                                        JURISDICTION OF     INDUSTRIAL
                                                         INCORPORATION    CLASSIFICATION   I.R.S. EMPLOYER
EXACT NAME OF REGISTRANT                                      OR               CODE        IDENTIFICATION
AS SPECIFIED IN ITS CHARTER                              ORGANIZATION         NUMBER             NO.
---------------------------                             ---------------   --------------   ---------------
Gallery Corp. ........................................     Delaware            5712          95-4779580
SC Holdings, Inc. ....................................     Delaware            6719          06-1611336
Sleep Country USA, Inc. ..............................     Delaware            5712          06-1572714
The Simmons Manufacturing Co., LLC....................     Delaware            2511          36-4480960
Windsor Bedding Co., LLC..............................     Delaware            2511          04-3758616
World of Sleep Outlets, LLC...........................     Delaware            5712          36-4480957
Simmons Contract Sales, LLC...........................     Delaware            2511          36-4482016

     The name, address, including zip code and telephone number, including area code, of (i) the principal corporate offices and (ii) the registered agent for service for each of the Additional Registrants listed above is:

                                      (I)
                              WILLIAM S. CREEKMUIR
                        ONE CONCOURSE PARKWAY, SUITE 800
                          ATLANTA, GEORGIA 30328-6188
                                 (770) 512-7700

                                      (II)
                          THE CORPORATE TRUST COMPANY
                             CORPORATE TRUST CENTER
                                1290 ORANGE ST.
                           WILMINGTON, DELAWARE 19801
                                 (302) 658-7581

                                                           STATE OR          PRIMARY
                                                             OTHER           STANDARD
                                                        JURISDICTION OF     INDUSTRIAL
                                                         INCORPORATION    CLASSIFICATION   I.R.S. EMPLOYER
EXACT NAME OF REGISTRANT                                      OR               CODE        IDENTIFICATION
AS SPECIFIED IN ITS CHARTER                              ORGANIZATION         NUMBER             NO.
---------------------------                             ---------------   --------------   ---------------
Dreamwell, Ltd. ......................................      Nevada             6794          52-2362419
Simmons Capital Management, LLC.......................      Nevada             6199          52-2362470

     The name, address, including zip code and telephone number, including area code, of (i) the principal corporate offices and (ii) the registered agent for service for each of the Additional Registrants listed above is:

                                      (I)
                                DAVID A. LISKOW
                       2325-B RENAISSANCE DRIVE, SUITE 15
                            LAS VEGAS, NEVADA 89119
                           (702) 967-2472 (DREAMWELL)
                  (702) 967-2473 (SIMMONS CAPITAL MANAGEMENT)

                                      (II)
                          THE CORPORATE TRUST COMPANY
                           6100 NEIL ROAD, SUITE 500
                               RENO, NEVADA 89511
                                 (775) 688-3061

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of an aggregate principal amount of $200,000,000 of new 7.875% Senior Subordinated Notes due 2014 of Simmons Company for which an equal principal amount of outstanding 7.875% Senior Subordinated Notes due 2014 of Simmons Company may be exchanged. The complete prospectus to be used in the exchange offer follows immediately after this Explanatory Note.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   Subject to Completion, Dated July   , 2004


PROSPECTUS

                                 (SIMMONS LOGO)

                       OFFER TO EXCHANGE ALL OUTSTANDING
                        $200,000,000 PRINCIPAL AMOUNT OF
                   7.875% SENIOR SUBORDINATED NOTES DUE 2014

                                      FOR

                        $200,000,000 PRINCIPAL AMOUNT OF
                   7.875% SENIOR SUBORDINATED NOTES DUE 2014
                  REGISTERED UNDER THE SECURITIES ACT OF 1933

MATERIAL TERMS OF THE EXCHANGE OFFER

     - The exchange offer expires at           , New York City time, on
                 , 2004, unless extended. Whether or not the exchange offer is extended, the time at which it ultimately expires is referred to in this prospectus as the time of expiration.

     - The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or interpretation of the staff of the Securities and Exchange Commission and that no injunction, order or decree of any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect.

     - All old notes that are validly tendered and not validly withdrawn will be exchanged.

     - Tenders of old notes in the exchange offer may be withdrawn at any time prior to the time of expiration.

     - We will not receive any cash proceeds from the exchange offer.

     None of our affiliates, no broker-dealers that acquired old notes directly from us and no persons engaged in a distribution of registered notes may participate in the exchange offer. Any broker-dealer that acquired old notes as a result of market-making or other trading activities and receives registered notes for its own account in exchange for those old notes must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for that purpose. We have agreed that, for a period ending on the earlier of (a) 180 days after the time of expiration and (b) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any resales by that broker-dealer. See "Plan of Distribution."

     CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2004

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION OR REPRESENT ANYTHING ABOUT US, OUR FINANCIAL RESULTS OR THIS EXCHANGE OFFER THAT IS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, ANY SUCH OTHER INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEING AUTHORIZED BY US. WE ARE NOT MAKING AN OFFER TO SELL SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             ---------------------

     This prospectus was prepared by Simmons Company, or "Simmons", which is a wholly owned indirect subsidiary of THL Bedding Holding Company ("THL Holding"). THL Holding is a Delaware corporation formed by Thomas H. Lee Equity Fund V, L.P., or "THL", an affiliate of Thomas H. Lee Partners, L.P. THL Holding is owned by affiliates of THL, affiliates of Fenway Partners and certain members of our senior management. For more information on the beneficial ownership of THL Holding, see "Security Ownership of Certain Beneficial Owners and Management." The information contained in this prospectus has been provided by Simmons, certain members of our senior management and by other sources identified in this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights selected information about us and provides an overview of the material terms of the exchange offer. In addition to this summary, you should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled "Risk Factors" and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus. The terms "fiscal year" and "year" refer to the 52 or 53 weeks ended on the last Saturday in December of the year referenced.

OUR BUSINESS

     We are a leading manufacturer and distributor of branded bedding products in the United States. We sell a broad range of mattresses and foundations under our well-recognized brand names, including Beautyrest(R), our flagship product line introduced in 1925, and BackCare(R). For the year ended December 27, 2003 and the quarter ended March 27, 2004, we generated net sales of $806.3 million and $223.3 million, respectively.

     We manufacture a full range of mattresses and foundations, with particular emphasis on products targeted to sell at retail price points of $799 and above per queen set. Additionally, we focus on selling queen and larger size mattresses. For the year ended December 27, 2003, we derived approximately 57% of our sales from these higher-end retail price points and approximately 83% of our sales from these larger size mattresses. We believe these product categories offer faster growth and higher gross margins than other bedding segments. Primarily as a result of these factors, our average unit selling price ("AUSP") for the year ended December 27, 2003 was approximately 50% above the industry average as reported by the International Sleep Products Association ("ISPA").

     We sell to a diverse nationwide base of approximately 3,400 retail customers, representing over 11,000 outlets, including furniture stores, specialty sleep shops, department stores, and rental stores. Our sales force has added approximately 700 net new retail accounts from January 2001 through December 2003 and approximately 250 net new retail accounts for the twelve months ended March 2004, broadening our revenue base and improving customer credit quality. We support these retailers with significant advertising and promotional spending, as well as extensive customer service.

     We also distribute branded bedding products on a contract sales basis directly to institutional users, such as the hospitality industry and certain agencies of the U.S. government. Starwood Hotels & Resorts Worldwide, Inc. selected our Beautyrest(R) mattress as the product for their "Heavenly Bed" program, a luxury hotel room program targeted at their preferred customer club members. In addition, we license our trademarks, patents and other intellectual property to various domestic and foreign manufacturers.

     We operate manufacturing facilities strategically located throughout the United States and Puerto Rico. Unlike many of our competitors that operate as associations of independent licensees, we have national in-house manufacturing capabilities. We believe that there are a number of important advantages to operating nationally, including the ability to service multi-state accounts, maintain more consistent quality of products and leverage research and development activities. Our just-in-time manufacturing capability enables us to manufacture and ship approximately 75% of our products to our retail customers within five business days of receiving their order and to minimize our working capital requirements.

     We have proven research and development capabilities. Guided by our Better Sleep Through Science(R) philosophy, we apply extensive research to design, develop, manufacture and market innovative sleep products to provide consumers with a better night's sleep. Over our 134-year history, our innovations have included our patented "no flip" mattress, the first mass-produced innerspring mattress, the Pocketed Coil(R) innerspring, the "Murphy Bed" and the Hide-a-Bed(R) sofa. We also pioneered the national distribution of queen and king size mattresses and recently introduced the Olympic(R) Queen size mattress.

     In 2000, our management team began investing heavily in training to revitalize our corporate culture. Under the supportive team environment our management introduced, we have designed new products, diversified our customer base, standardized manufacturing processes and upgraded our information systems. We have also improved our cost structure through our "Zero Waste" initiative, a program begun in January

2001 that focuses on the key result areas of safety, quality, service and cost. As a result of these and other efforts, Simmons was named in January 2004 one of FORTUNE magazine's "100 Best Places To Work." Our gross margin has increased from 40.8% in 2000 to 46.3% for the quarter ended March 27, 2004.

INDUSTRY

     We compete in the U.S. wholesale bedding industry, which generated sales of approximately $5.0 billion in 2003, according to ISPA. While there are approximately 700 bedding manufacturers in the United States, four companies (including Simmons) account for approximately 59% of the industry's wholesale revenues. The remainder of the domestic conventional bedding market primarily consists of hundreds of smaller independent local and regional manufacturers.

     The U.S. bedding industry is characterized by growing unit demand, rising AUSPs and stability in various economic environments. Annual growth of total bedding industry sales has averaged approximately 5.9% over the last twenty years. During this period, there has been just one year in which industry revenues declined (0.3% in 2001). This stability and resistance to economic downturns is due largely to replacement purchases, which account for approximately 80% of bedding industry sales. In addition, high shipping costs and the short lead times demanded by mattress retailers have limited Asian imports to less than 3% of the U.S. market in 2003 according to the International Trade Association.

     We believe that current trends are favorable for the bedding industry and, in particular, for the premium segments. According to ISPA, 20% of the 21.5 million mattress units sold in the U.S. in 2002 were sold at retail price points greater than $1,000, up 32% from the year before. We believe that the factors contributing to growth in the premium segments include:

     - greater relative profitability that higher-end products provide to our retail customers;

     - rapid growth in the 45-64 year old segment of the population, a group that tends to have more discretionary income and purchases a disproportionate share of bedding products relative to the general population;

     - growing number and size of bedrooms in homes in the last twenty years;
       and

     - increasing consumer awareness of the health benefits of sleep.

COMPETITIVE STRENGTHS

     We believe that the following key competitive strengths will contribute to our continued success:

-  leading market position with a strong portfolio of brands

-  quality customer base

-  proven financial performance

-  strong and stable free cash flow

-  outstanding management team driving a unique corporate culture

OUR STRATEGY

     Our strategy has allowed us to capitalize upon key industry trends. The primary components of our strategy include the following:


-  continue to innovate and introduce new products



-  increase market share in premium segments



-  increase customer penetration



-  optimize our cost structure

                                THE TRANSACTIONS

  THE ACQUISITION

     In December 2003, THL Bedding Company acquired Simmons Holdings, Inc. ("Simmons Holdings") for approximately $1.115 billion. Concurrently with the closing of this transaction on December 19, 2003, each of THL Bedding Company and Simmons Company merged with and into Simmons Holdings with Simmons Holdings continuing as the surviving corporation. Simmons Holdings was then renamed Simmons Company. We refer to the acquisition and mergers, together with the related acquisition of voting securities of THL Bedding Holding Company, as the "Acquisition." As a result of the Acquisition, Thomas H. Lee Equity Fund V, L.P. and its affiliates currently hold approximately 76% of the voting stock of THL Bedding Holding Company. In connection with the Acquisition, Fenway acquired 9.0% of voting stock of THL Holding and the Company's management and directors acquired 15.2% of the voting stock of THL Holding, after giving effect to restricted stock issued to management under THL Holding's equity incentive plan.

  THE RELATED FINANCING TRANSACTIONS

     Concurrently with the closing of the offering of the old notes, we entered into the following financing transactions, which we refer to, together with the Acquisition, as the "Transactions":

     - the closing of our senior secured credit facilities, consisting of a $405.0 million term loan facility and a $75.0 million revolving credit facility (collectively, the "senior secured credit facility");

     - the closing of a $140.0 million senior unsecured term loan facility (the "senior unsecured facility");

     - the repayment of all outstanding amounts under Simmons Company's then-existing senior credit facility and the termination of all commitments under that facility;

     - the consummation of a tender offer and consent solicitation initiated by THL Bedding Company on November 18, 2003 for the $150.0 million aggregate principal amount outstanding of Simmons Company's 10.25% Senior Subordinated Notes due 2009 (the "old notes"). Holders of $144.9 million aggregate principal amount of the old Simmons notes tendered their notes in connection with the tender offer; and

     - the repayment of all outstanding indebtedness of Simmons Holdings.

  OUR EQUITY SPONSOR

     Thomas H. Lee Partners, L.P. is a leading private equity firm based in Boston that manages over $12 billion, with a committed equity capital pool in excess of $6 billion. Founded in 1974, Thomas H. Lee Partners is focused on identifying and acquiring substantial ownership stakes in mid- to large-cap growth companies. Thomas H. Lee Partners invests in companies with leading market positions, proven and experienced management teams, recognized brand names and well-defined business plans, which include opportunities for growth and expansion in their core and related businesses. Notable transactions sponsored by the firm include American Media, Inc., AXIS Capital Holdings Limited, Cott Corporation, Endurance Specialty Insurance Ltd., Experian Corporation, Eye Care Centers of America, Inc., Fisher Scientific International Inc., Houghton Mifflin Company, Michael Foods, Inc., National Waterworks, Inc., Rayovac Corporation and TransWestern Publishing Company, LLC.

                             ---------------------

     We are a corporation organized under the laws of the State of Delaware. Our principal executive office is located at One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 and our telephone number is (770) 512-7700.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     On December 19, 2003, we issued $200.0 million aggregate principal amount of 7.875% senior subordinated notes due 2014 in a transaction exempt from registration under the Securities Act of 1933. We refer to the issuance of the old notes in this prospectus as the "original issuance."

     At the time of the original issuance, we entered into an agreement in which we agreed to register new notes, with substantially the same form and terms of the old notes, and to offer to exchange the registered notes for the old notes. This agreement is referred to in this prospectus as the "registration rights agreement."

     Unless you are a broker-dealer and you satisfy the conditions set forth below under "-- Resales of the Registered Notes," we believe that the registered notes to be issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the headings "The Exchange Offer" and "Description of Notes" for further information regarding the registered notes.

Registration Rights
Agreement.....................   Under the registration rights agreement, the
                                 issuer is obligated to offer to exchange the old notes for registered notes with terms identical in all material respects to the old notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                                 The registration rights agreement requires the issuer to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See "The Exchange Offer -- Procedures for Tendering."

The Exchange Offer............   The issuer is offering to exchange $1,000
                                 principal amount of its 7.875% senior
                                 subordinated notes due 2014, which have been registered under the Securities Act, for each $1,000 principal amount of its unregistered
                                 7.875% senior subordinated notes due 2014 that were issued in the original issuance.

                                 In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn before the time of expiration will be accepted and exchanged.

                                 As of this date, there are $200.0 million aggregate principal amount of old notes outstanding.

                                 The issuer will issue the registered notes promptly after the time of expiration.

                                 The exchange offer will expire at           ,
                                 New York City time, on           , 2004, unless
                                 we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. We will
                                 not extend the exchange offer past           ,
                                 2004.

Resales of the Registered
Notes.........................   Except as described below, we believe that the
                                 registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and (except with respect to broker-dealers) prospectus delivery provisions of the Securities Act if (but only if) you meet the following conditions:

                                 - you are not an "affiliate" of the issuer, as
                                   that term is defined in Rule 405 under the Securities Act.

                                 - if you are a broker-dealer, you acquired the
                                   old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;

                                 - the registered notes are acquired by you in
                                   the ordinary course of your business;

                                 - you are not engaging in and do not intend to
                                   engage in a distribution of the registered notes; and

                                 - you do not have an arrangement or
                                   understanding with any person to participate in the distribution of the registered notes.

                                 Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

                                 If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

                                 Any broker-dealer that acquired old notes as a result of market-making activities or other trading activities, and receives registered notes for its own account in exchange for old notes, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See "Plan of Distribution." A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.

Time of Expiration............   The exchange offer will expire at           ,
                                 New York City time, on           , 2004, unless
                                 we decide to extend the exchange offer. We do
                                 not intend to extend the exchange offer,
                                 although we reserve the right to do so. We will
                                 not extend the exchange offer past           ,
                                 2004.

Conditions to the Exchange
Offer.........................   The only conditions to completing the exchange
                                 offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the SEC and that no injunc-tion, order or decree of any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. See "The Exchange
                                 Offer -- Conditions."

Procedures for Tendering Old
Notes Held in the Form of
Book-Entry Interests..........   The old notes were issued as global notes in
                                 fully registered form without interest coupons.
                                 Beneficial interests in the old notes held by direct or indirect participants in The
                                 Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

                                 If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration of the exchange offer either:

                                 - a written or facsimile copy of a properly
                                   completed and duly executed letter of
                                   transmittal, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

                                 - a computer-generated message transmitted by
                                   means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                                 The exchange agent must also receive on or prior to the expiration of the exchange offer either:

                                 - a timely confirmation of book-entry transfer
                                   of your old notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Book-Entry Transfer;" or

                                 - the documents necessary for compliance with
                                   the guaranteed delivery procedures described below.

                                 A letter of transmittal for your notes
                                 accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

                                 - you are not an affiliate of the issuer;

                                 - you are not a broker-dealer who acquired the
                                   old notes that you are sending to the issuer directly from the issuer;

                                 - the registered notes to be acquired by you in
                                   the exchange offer are being acquired in the ordinary course of your business;

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

                                 - you are not engaging in and do not intend to
                                   engage in a distribution of the registered notes; and

                                 - you do not have an arrangement or
                                   understanding with any person to participate in the distribution of the registered notes.

Procedures for Tendering
Certificated Old Notes........   If you are a holder of book-entry interests in
                                 the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "Description of
                                 Notes -- Exchanges of Book-Entry Notes for
                                 Certificated Notes." If you acquire
                                 certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering -- Certificated Old Notes."

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of old notes
                                 and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer -- Procedures for
                                 Tendering -- Procedures Applicable to All
                                 Holders."

Guaranteed Delivery
Procedures....................   If you wish to tender your old notes in the
                                 exchange offer and:

                                 (1) they are not immediately available;

                                 (2) time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

                                 (3) you cannot complete the procedure for book-entry transfer on a timely basis,

                                 you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
Delivery of Registered
Notes.........................   Except under the circumstances described above
                                 under "The Exchange Offer -- Conditions," the issuer will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal....................   You may withdraw the tender of your old notes
                                 at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent................   Wells Fargo Bank, N.A. is serving as the
                                 exchange agent in connection with the exchange offer.

Consequences of Failure to
Exchange If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

United States Federal Income
Tax Consequences of the
Exchange Offer................   The exchange of old notes for registered notes
                                 in the exchange offer will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax
                                 Consequences."

                    SUMMARY OF TERMS OF THE REGISTERED NOTES

     The form and terms of the registered notes are the same as the form and terms of the old notes, except that the registered notes will be registered under the Securities Act and will not have registration rights or additional interest payment provisions. As a result, the registered notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes. The registered notes represent the same debt as the old notes. Both the old notes and the registered notes are governed by the same indenture.

     The summary below describes the principal terms of the registered notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer........................   Simmons Company, a Delaware corporation.

Notes Offered.................   $200.0 million in principal amount of 7.875%
                                 senior subordinated notes due 2014 registered under the Securities Act.

Maturity Date.................   January 15, 2014.

Interest......................   Annual rate: 7.875%.

Interest Payment Dates........   January 15 and July 15, commencing July 15,
                                 2004.

Ranking and Subordination.....   The registered notes are our general unsecured
                                 senior subordinated obligations. They rank behind all our current and future indebtedness, other than trade payables, except future indebtedness that expressly provides that it ranks equally with, or is subordinated in right of payment to, the notes. The registered notes rank equally with all our future senior subordinated indebtedness. The registered notes will be effectively subordinated to all obligations of our subsidiaries that do not guarantee the notes. For the quarter ended
                                 March 27, 2004, our non-guarantor subsidiaries represented 1.1% of our net sales.

                                 As of March 27, 2004, we had:

                                 - $552.7 million of senior indebtedness. This
                                   amount does not include $64.5 million of additional borrowings that are available under the revolving credit portion of our senior secured credit facility. All borrowings under the senior secured credit facility are secured and senior to the notes and all borrowings under the senior unsecured facility are unsecured but senior to the notes;

                                 - $205.3 million of senior subordinated
                                   indebtedness, including the notes; and

                                 - no subordinated indebtedness.

Guarantees....................   The registered notes will be unconditionally
                                 guaranteed on an unsecured senior subordinated basis by each of our existing and future domestic subsidiaries, other than subsidiaries treated as unrestricted subsidiaries and other than immaterial subsidiaries. We refer to these subsidiaries as subsidiary guarantors and the guarantees that such subsidiary guarantors provide as the guarantees. The guarantees will rank:

                                 - junior to all existing and future senior debt
                                   of the subsidiary guarantors, including the subsidiary guarantors' guarantees of borrowings under our senior credit facility and our senior unsecured term loan facility;

                                 - equally with any future unsecured senior
                                   subordinated debt of the subsidiary
                                   guarantors; and

                                 - senior to all future debt of the subsidiary
                                   guarantors that expressly provides that it is subordinated to the guarantees.

                                 As of March 27, 2004, the guarantees were subordinated to approximately $539.0 million (excludes guarantees of payment of certain industrial revenue bonds in the amount of $13.7 million) of senior debt of the subsidiary guarantors, of which $536.6 million consisted of guarantees of the issuer's borrowings under our senior credit facility and our senior unsecured term loan facility.

Optional Redemption...........   After January 15, 2009, we may redeem the
                                 registered notes, in whole or in part, at the applicable redemption prices described under
                                 "Description of Notes -- Optional Redemption."
                                 We may also redeem up to 40% of the original aggregate principal amount of the registered notes, at any time before January 15, 2007 with the net cash proceeds of certain equity offerings at a price equal to 107.875% of their principal amount.

Change of Control.............   If we experience a change of control, as
                                 described under "Description of Notes -- Change of Control," we must offer to repurchase all the registered notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date, unless we have previously exercised the right to redeem the notes as provided under "Description of Notes -- Optional Redemption."

                                 There may not be sufficient funds to pay the repurchase price in the event of a change of control. See "Risk Factors -- Risks Related to the Notes -- We may not be able to repurchase the registered notes upon a change of control."

Certain Covenants.............   The indenture governing the registered notes
                                 contains covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

                                 - incur indebtedness or issue preferred shares;

                                 - pay dividends or make distributions in
                                   respect of our capital stock or to make other restricted payments;

                                 - make investments;

                                 - sell assets;

                                 - create liens;

                                 - consolidate, merge, sell or otherwise dispose
                                   of all or substantially all of our assets;

                                 - enter into transactions with our affiliates;
                                   and

                                 - designate our subsidiaries as unrestricted
                                   subsidiaries.

                                 These covenants are subject to important exceptions and qualifications, which are described under "Description of
                                 Notes -- Certain Covenants."

                                  RISK FACTORS

     Investing in the registered notes involves substantial risk. See the "Risk Factors" section of this prospectus for a description of certain of the risks you should consider before investing in the notes.

                                  RISK FACTORS

     Participating in the exchange offer and investing in the registered notes involves a high degree of risk. You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making a decision on whether to participate in the exchange offer. The risks described below may not be the only ones we face.

RISKS ASSOCIATED WITH THE EXCHANGE OFFER

  BECAUSE THERE IS NO PUBLIC MARKET FOR THE REGISTERED NOTES, YOU MAY NOT BE ABLE TO RESELL YOUR REGISTERED NOTES.

     The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there is a risk that:

     - a liquid trading market for the registered notes may not develop;

     - holders may not be able to sell their registered notes; or

     - the price at which the holders would be able to sell their registered notes may be lower than anticipated and lower than the principal amount or original purchase price.

     If a trading market were to develop, the trading price of the registered notes will depend on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

     We understand that the initial purchasers of the old notes presently intend to make a market in the registered notes. However, they are not obligated to do so, and any market-making activity with respect to the registered notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market may not exist for the registered notes, and any trading market that does develop may not be liquid.

     In addition, any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "The Exchange Offer."

  YOUR OLD NOTES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW THE EXCHANGE OFFER PROCEDURES.

     Simmons will not accept your old notes for exchange if you do not follow the exchange offer procedures. Simmons will issue registered notes as part of this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, please allow sufficient time to ensure timely delivery. If Simmons does not receive your old notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your old notes for exchange. Simmons is under no duty to give notification of defects or irregularities with respect to the tenders of outstanding old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

RISKS RELATED TO OUR BUSINESS

  WE OPERATE IN THE HIGHLY COMPETITIVE BEDDING INDUSTRY, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, WE MAY LOSE CUSTOMERS AND OUR SALES MAY DECLINE.

     The bedding industry is highly competitive. There are approximately 700 bedding manufacturers in the United States. We, along with Sealy Corporation, Serta, Inc. and The Spring Air Company, accounted for approximately 59% of wholesale revenues for fiscal year 2003, according to Furniture/Today, an industry publication. We could experience increased future competition resulting in price reductions, margin reductions or loss of market share. In addition, we may not be able to compete effectively in the future. Increased competition or our failure to compete effectively could cause us to lose customers or result in a decline in sales, which would impair our business, financial condition and operating results. In addition, some of our principal competitors may be less highly-leveraged, have greater access to financial or other resources, have lower cost operations and/or be better able to withstand changing market conditions. See "Business -- Competition."

  REGULATORY REQUIREMENTS RELATING TO OUR PRODUCTS MAY INCREASE OUR COSTS, ALTER OUR MANUFACTURING PROCESSES AND IMPAIR OUR PRODUCT PERFORMANCE.


     Our products are and will continue to be subject to regulation in the United States by various federal, state and local regulatory authorities. In addition, other governments and agencies in other jurisdictions regulate the sale and distribution of our products. Compliance with these regulations may negatively impact our business. For example, the State of California has adopted new open flame resistance standards, to be effective in 2005. The U.S. Consumer Product Safety Commission has stated its plans to introduce a new regulatory package relating to open flame resistance standards for the mattress industry in the fall of 2004. In addition, the U.S. Congress and various state regulatory agencies are also considering new laws, rules and regulations relating to open flame resistance standards. Compliance with these new rules may increase our costs, alter our manufacturing processes and impair the performance of our products. We are developing product solutions that are intended to enable us to meet the new standard in California. However, because new standards that differ from the California laws may be adopted in other jurisdictions, the solutions being developed will not necessarily meet all the new standards.



  LEGAL AND REGULATORY REQUIREMENTS MAY IMPOSE COSTS OR CHARGES ON US THAT IMPAIR OUR BUSINESS AND REDUCE OUR PROFITABILITY.


     Our marketing and advertising practices could become the subject of proceedings before regulatory authorities or the subject of claims by other parties which could require us to alter or end these practices or adopt new practices that are not as effective or are more expensive. In addition, our operations are subject to federal, state and local laws and regulations relating to pollution, environmental protection and occupational health and safety. We may not be in complete compliance with all such requirements at all times. Under various environmental laws, we may be held liable for the costs of remediating releases of hazardous substances at any properties currently or previously owned or operated by us or at any site to which we sent hazardous substances for disposal. Such liability may be imposed without fault, and the amount of such liability could be material.


  OUR NEW PRODUCT LAUNCHES MAY NOT BE SUCCESSFUL, WHICH COULD CAUSE A DECLINE IN OUR MARKET SHARE AND OUR LEVEL OF PROFITABILITY.


     Each year we invest significant time and resources in research and development to improve our product offerings. In addition, we incur increased costs in the near term associated with the introduction of new lines and the training of our employees in new manufacturing and sales processes. We are subject to a number of risks inherent in new product introductions, including development delays, failure of new products to achieve anticipated levels of market acceptance and costs associated with failed product introductions. In addition, we have a limited ability to adjust price points on existing products, and any failure of new product introductions may reduce our ability to sell our products at appropriate price levels.


  WE MAY EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS DUE TO SEASONALITY, WHICH COULD CAUSE US TO FAIL TO MEET OUR EARNINGS PROJECTIONS AND OUR STOCK PRICE TO DECLINE.



     Our retail bedding business, which accounted for 12.1% of our net sales for the year ended December 27, 2003, has historically experienced, and we expect will continue to experience, seasonal and quarterly fluctuations in net sales and operating income. As is the case with many bedding retailers, our retail business is subject to seasonal influences, characterized by strong sales for the months of May through September, which impacts our second and third quarter results. Unanticipated fluctuations in seasonality could cause us to fail to meet our earnings projections, which could cause our stock price to decline.

  WE RELY ON A SMALL NUMBER OF SUPPLIERS AND IF WE EXPERIENCE DIFFICULTY WITH A MAJOR SUPPLIER, WE MAY HAVE DIFFICULTY FINDING ALTERNATIVE SOURCES. THIS COULD DISRUPT OUR BUSINESS.

     We purchase substantially all of our conventional bedding raw materials centrally to obtain volume discounts and achieve economies of scale. We obtain a large percentage of our raw materials from a small number of suppliers. For the year ended December 27, 2003, we bought approximately 77% of our raw materials from ten suppliers.

     We have long-term supply agreements with several suppliers, including Leggett & Platt, Incorporated ("L&P") and National Standard Company. With the exception of L&P and National Standard Company, we believe that we can readily replace our suppliers, if necessary.


     L&P supplies the majority of certain bedding components (including certain spring components, insulator pads, wire, fiber, quilt backing and flange material) to the bedding industry. In each of 2002 and 2003, we bought approximately one-third of our raw materials from L&P. Under our agreements with L&P, we are required to buy a majority of our requirements of certain components from it, such as grid tops, open coil innersprings and wire. Our agreements with L&P for grid tops and wire expire in 2010 and the agreement air innersprings may be terminated by L&P upon 5 years notice. National Standard Company is the sole supplier available for the stranded wire used in our Pocketed Cable Coil(TM) products. Because we may not be able to find alternative sources for some of these components on terms as favorable to us, our business, financial condition and results of operations could be impaired if we lose L&P or National Standard Company as a supplier. Further, if the Company does not reach committed levels of purchases, various additional payments could be required to be paid to these suppliers or certain sales volume rebates could be lost.


     Additionally, our wholesale bedding segment primarily utilizes two third party logistics providers which, in the aggregate, accounted for 74% of our outbound wholesale shipments in 2003. Any instability of these providers or change in our relationship with these companies could materially disrupt our business.

  WE ARE SUBJECT TO FLUCTUATIONS IN THE COST AND AVAILABILITY OF RAW MATERIALS, WHICH FLUCTUATIONS COULD INCREASE OUR COSTS OR DISRUPT OUR PRODUCTION.


     The major raw materials that we purchase for production are wire, spring components, lumber, cotton, insulator pads, innersprings, fabrics and roll goods consisting of foam, fiber, ticking and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. In particular, the price of many of these raw materials can be impacted by fluctuations in petrochemical prices. Our financial condition and results of operations may be impaired by increases in raw material costs to the extent we are unable to pass those higher costs on to our customers. In addition, if these materials are not available on a timely basis or at all, we may not be able to produce our products and our sales may decline.


  BECAUSE WE DEPEND ON OUR SIGNIFICANT CUSTOMERS, A DECREASE OR INTERRUPTION IN THEIR BUSINESS WITH US COULD REDUCE OUR SALES AND PROFITS.

     Our top ten customers collectively accounted for 29.8% of our sales for the year ended December 27, 2003. During this period, our largest customer accounted for 4.2% of our sales. Many of our customer arrangements are by purchase order or are terminable at will. Several of our customer arrangements are governed by long-term supply agreements for which we make initial cash payments. A substantial decrease or interruption in business from our significant customers could result in a reduction in net sales, an increase in bad debt expense or the loss of future business, any of which could impair our business, financial condition or results of operations. Additionally, the expiration of a long-term supply agreement could result in the loss of future business, or the payment of additional amounts to secure a contract renewal or an increase in required advertising support, any of which could impair our business, financial condition or results of operations.

     Retailers may, and in the past some of our retailers did, consolidate, undergo restructurings or reorganizations, or realign their affiliations. These events may result, and have resulted, in a decrease in the number of stores that carry our products, an increase in the ownership concentration in the retail industry, or our being required to record significant bad debt expense. Retailers may decide to carry only a limited number of brands of mattress products, which could affect our ability to sell our products to them on favorable terms, if at all, and could negatively impact our business, financial condition or results of operations.

  A CHANGE OR DETERIORATION IN LABOR RELATIONS OR THE INABILITY TO RENEW OUR COLLECTIVE BARGAINING AGREEMENTS COULD DISRUPT OUR BUSINESS OPERATIONS AND INCREASE OUR COSTS, WHICH COULD NEGATIVELY IMPACT SALES AND DECREASE OUR PROFITABILITY.

     At seven of our seventeen manufacturing facilities, our employees are represented by at least one of the following unions:

     - the United Steelworkers;

     - the Teamsters;

     - the United Furniture Workers;

     - the Longshoremen; or

     - the International Association of Machinists and Aerospace Workers.

     Most of our labor contracts expire in 2004 and 2005. Union contracts are typically for two- to four-year terms. We may not be able to renew these contracts on a timely basis or on favorable terms. It is possible that labor union efforts to organize employees at additional non-union facilities may be successful. It is also possible that we may experience labor-related work stoppages in the future. Any of these developments could disrupt our business operations or increase costs, which would negatively impact our sales and profitability. See "Business-Employees."

  THE LOSS OF THE SERVICES OF ANY MEMBER OF OUR SENIOR MANAGEMENT TEAM COULD IMPAIR OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY AND NEGATIVELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We depend on the continued services of our senior management team, including Charles Eitel, our Chief Executive Officer; Robert Hellyer, our President; William Creekmuir, an Executive Vice President and our Chief Financial Officer; and Rhonda Rousch, our Executive Vice President of Human Resources. The loss of any of these key officers could impair our ability to execute our business strategy and negatively impact our business, financial condition and results of operations. We do not carry key man insurance for any of our management executives.

  THE ACTIONS OF OUR CONTROLLING STOCKHOLDER COULD CONFLICT WITH THE INTERESTS OF THE HOLDERS OF THE REGISTERED NOTES.


     We are an indirect, wholly owned subsidiary of THL Holding, whose stockholders include affiliates of THL, affiliates of Fenway Partners and certain members of our management. Affiliates of THL own 84.3% of our Class A Common Stock, before giving effect to a 15% restricted stock plan for management employees. THL has the ability to elect all the members of our board of directors, subject to certain voting agreements under our securityholders' agreement, appoint new management and approve any action requiring the approval of our stockholders. The directors will have the authority to make decisions affecting our capital structure, including the issuance of additional indebtedness and the declaration of dividends. In addition, transactions may be pursued that could enhance THL's equity investment while involving risks to your interests. The actions of our controlling stockholder could negatively impact the holders of the notes.


  IF WE ARE NOT ABLE TO PROTECT OUR TRADE SECRETS OR MAINTAIN OUR TRADEMARKS, PATENTS AND OTHER INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO PREVENT COMPETITORS FROM DEVELOPING SIMILAR PRODUCTS OR FROM MARKETING IN A MANNER THAT CAPITALIZES ON OUR TRADEMARKS.

     Brands and branded products are very important to our business. We have a large number of well-known trademarks and service marks registered in the United States and abroad, and we continue to pursue many pending applications to register marks domestically and internationally. We also have a significant portfolio of patents and patent applications that have been issued or are being pursued both domestically and abroad. In addition, certain marks, trade secrets, know-how and other proprietary materials that we use in our business are not registered or subject to patent protection. Our intellectual property is important to the design, manufacture, marketing and distribution of our products and services.

     To compete effectively with other companies, we must maintain the proprietary nature of our owned and licensed intellectual property. Despite our efforts, we cannot eliminate the following risks:

     - it may be possible for others to circumvent our trademarks, service marks, patents and other rights;

     - our products and promotional materials, including trademarks and service marks, may now or in the future, violate the proprietary rights of others;

     - we may be prevented from using our own trademarks, service marks, product designs or manufacturing technology, if challenged;

     - we may be unable to afford to enforce or defend our trademarks, service marks, patents and other rights;

     - our pending applications regarding trademarks, service marks and patents may not result in marks being registered or patents being issued; and

     - we may be unable to protect our technological advantages when our patents expire.

     The nature and value of our intellectual property may be affected by a change in law domestically or abroad. In light of the political and economic circumstances in certain foreign jurisdictions, our rights may not be enforced or enforceable in foreign countries even if they are validly issued or registered.

     While we do not believe that our overall success is dependent upon any particular intellectual property rights, any inability to maintain the proprietary nature of our intellectual property could have a material negative effect on our business. For example, an action to enforce our rights, or an action brought by a third party challenging our rights, could impair our financial condition or results of operations, either as a result of a negative ruling with respect to our use, the validity or enforceability of our intellectual property or through the time consumed and legal costs involved in bringing or defending such an action. See "Business -- Patents and Trademarks."

  WE MAY FACE EXPOSURE TO PRODUCT LIABILITY CLAIMS, WHICH COULD REDUCE OUR LIQUIDITY AND PROFITABILITY AND REDUCE CONSUMER CONFIDENCE IN OUR PRODUCTS.

     We face an inherent business risk of exposure to product liability claims if the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign those products, which could be costly and impact our profitability. We maintain insurance against product liability claims, but such coverage may not continue to be available on terms acceptable to us and such coverage may not be adequate to cover any liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, could result in consumers purchasing fewer of our products, which could also reduce our liquidity and profitability.

  WE ARE VULNERABLE TO INTEREST RATE RISK WITH RESPECT TO OUR DEBT, WHICH COULD LEAD TO AN INCREASE IN INTEREST EXPENSE.

     We are subject to interest rate risk in connection with our variable rate indebtedness. Interest rate changes could increase the amount of our interest payments and thus, negatively impact our future earnings and cash flows. We estimate that our annual interest expense on our floating rate indebtedness would increase by $0.9 million for each 1% increase in interest rates.

  AN INCREASE IN OUR RETURN RATES OR AN INADEQUACY IN OUR WARRANTY RESERVES COULD REDUCE OUR LIQUIDITY AND PROFITABILITY.

     As we expand our sales, our return rates may not remain within our historical levels. An increase in return rates could significantly impair our liquidity and profitability. We also generally provide our customers with a limited ten-year warranty against manufacturing defects on our conventional bedding products. The historical costs to us of honoring warranty claims have been within management's expectations. However, as we have released new products in recent years, many are fairly early in their product life cycles. Because our products have not been in use by our customers for the full warranty period, we rely on the combination of historical experience and product testing for the development of our estimate for warranty claims. However, our actual level of warranty claims could prove to be greater than the level of warranty claims we estimated based on our products' performance during product testing. We have also experienced non-warranty returns for reasons generally related to order entry errors and shipping damage. If our warranty reserves are not adequate to cover future warranty claims, their inadequacy could reduce our liquidity and profitability if our warranty costs exceed our reserves.

RISKS RELATED TO THE NOTES

  WE HAVE A SIGNIFICANT AMOUNT OF INDEBTEDNESS, WHICH COULD IMPAIR OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We have a significant amount of indebtedness. As of March 27, 2004, we had outstanding indebtedness of $757.9 million. This level of indebtedness could:

     - make it more difficult for us to meet all our obligations to creditors, who could then require us to do such things as restructure our indebtedness, sell assets or raise additional debt or equity capital;

     - require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures and other general corporate purposes;

     - limit our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

     - limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate, which could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

     - place us at a disadvantage compared to our competitors that have less debt; and

     - make it more difficult for us to satisfy the obligations of the registered notes.

     Any of the above listed factors could impair our business, financial condition and results of operations.

  TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE SUFFICIENT CASH FLOW DEPENDS ON MANY FACTORS BEYOND OUR CONTROL. WE MAY NOT GENERATE SUFFICIENT CASH FLOW OR HAVE SUFFICIENT CAPITAL RESOURCES TO MAKE SCHEDULED PAYMENTS ON OUR INDEBTEDNESS.

     Our ability to make payments on and to refinance our indebtedness, including the registered notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, sales growth may not be realized on schedule or at all, and future borrowings may not be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the registered notes, or to fund our other liquidity needs. Because we entered into one-year LIBOR contracts on January 26, 2004 for approximately 86% of our floating rate debt as of March 27, 2004, a 1% increase in the interest rate on our variable rate debt would increase our annual debt service cost by approximately $0.9 million.

     If our cash flow and capital resources are insufficient to allow us to make scheduled payments on your registered notes or our other debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. The terms of our debt may not allow for these alternative measures, and such measures may not satisfy our scheduled debt service obligations.


  OUR SENIOR SECURED CREDIT FACILITY, SENIOR UNSECURED FACILITY AND THE INDENTURE GOVERNING THE NOTES RESTRICT OUR MANAGEMENT'S DISCRETION IN OPERATING OUR BUSINESS, WHICH COULD PREVENT US FROM ENTERING INTO FAVORABLE TRANSACTIONS.


     Our senior secured credit facility requires us to maintain specified financial ratios and meet or exceed specific financial tests, among other obligations. In addition, our senior secured credit facility and our senior unsecured credit facility restrict our ability to, among other things:

     - incur additional indebtedness;

     - make capital expenditures in excess of specified levels;

     - make acquisitions; and

     - prepay subordinated obligations such as the registered notes.

     The agreement governing the senior unsecured credit facility contains restrictions similar to those of the senior secured credit facility, although it does not contain financial maintenance covenants. A failure to maintain and satisfy the financial ratios and tests in our senior secured credit facility or comply with the restrictions contained in our senior secured credit facility and senior unsecured credit facility could lead to an event of default, which could result in an acceleration of such indebtedness. Such an acceleration would also constitute an event of default under the indenture governing the registered notes. The indenture governing the registered notes as well as the senior unsecured facility also restricts, among other things, our ability to incur additional indebtedness, sell assets, make certain payments and dividends or to merge or consolidate our company or transfer substantially all of our assets. A failure to comply with the restrictions in the indenture or the senior unsecured facility could result in an event of default under the indenture as well as the senior unsecured facility, which in turn would result in an event of default under our senior debt.

  YOUR RIGHT TO RECEIVE PAYMENT ON THE REGISTERED NOTES AND THE GUARANTEES IS JUNIOR TO ALL OUR EXISTING AND FUTURE SENIOR DEBT.

     The registered notes will be unsecured and junior in right of payment to all existing and future senior debt, including our obligations and the guarantors' obligations under our senior secured credit facility and senior unsecured facility. The registered notes will not be secured by any of our assets and, therefore, will be subordinated to any secured debt or unsecured senior debt that we or our subsidiaries currently owe or may incur in the future. Subject to certain limitations, our senior secured credit facility and senior unsecured credit facility permit us to incur additional senior debt in the future. The indebtedness under our senior secured credit facility, our senior unsecured facility and the old Simmons Notes due 2009 will also become due prior to the time the principal obligations under the registered notes become due. In addition, the registered notes will be effectively subordinated to all indebtedness and other obligations of our foreign subsidiaries.

     In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, our assets and the assets of the guarantors will be available to pay obligations on the registered notes only after all senior debt of us and our subsidiaries has been paid in full in cash, and there may not be sufficient assets remaining to pay amounts due on any of or all the registered notes. The holders of any indebtedness of the guarantors that is senior to the guarantees will be entitled to payment of their indebtedness from the guarantors' assets prior to the holders of any of our general unsecured obligations, including the registered notes. In addition, substantially all of the assets of our guarantors are pledged to secure the indebtedness under our senior secured credit facility.

     In addition, all payments on the registered notes will be blocked in the event of a payment default on certain of our senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on certain of our senior debt.

     In the event that any of our non-guarantor subsidiaries are declared bankrupt, become insolvent or are liquidated or reorganized, the holders' right to receive payment on the registered notes will be subordinated to all obligations of our non-guarantor subsidiaries.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the registered notes will participate with trade creditors and all other holders of subordinated indebtedness of Simmons or the guarantors in the assets remaining after Simmons and the guarantors have paid all the senior debt of Simmons and the guarantors. We may not have sufficient funds to pay all our creditors and holders of registered notes may receive less, ratably, than the holders of our senior debt. Further, because the indenture governing the registered notes requires that amounts otherwise payable to holders of the registered notes in a bankruptcy or similar proceeding be paid to holders of certain senior debt instead, holders of the registered notes may receive less, ratably, than holders of trade payables in any such proceeding, if anything at all.

  DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL EXISTING INDEBTEDNESS.

     We may be able to incur substantial additional indebtedness in the future. The terms of our senior secured credit facility, senior unsecured facility and the indenture governing the notes limit, but do not prohibit, us from doing so. As of March 27, 2004, additional availability under the revolving credit portion of our senior secured credit facility was $64.5 million. Further, our senior secured credit facility permits us to incur, and the indenture governing the registered notes and our senior unsecured facility do not prohibit us from incurring, up to $100 million of additional term loans or revolving credit loans in the future, although none of the lenders under our senior secured credit facility are obligated to make such additional credit available to us. All those borrowings could rank senior to the registered notes and the guarantees. In addition, we may need to refinance all or a portion of our indebtedness, including the registered notes and guarantees, on or before maturity. We may not be able to refinance any of our indebtedness, including our senior secured credit facility, our senior unsecured facility and the registered notes, on commercially reasonable terms or at all. If new debt is added to our current debt levels or if we are unable to refinance our indebtedness on commercially reasonable terms or at all, the related risks that we now face could intensify.

  FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES, SUBORDINATE CLAIMS IN RESPECT OF THE REGISTERED NOTES AND REQUIRE OUR NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of the registered notes or a guarantee could be subordinated to all our other debt or all other debt of any guarantor if, among other things:

     - we were, or the guarantor was, insolvent or rendered insolvent by reason of such incurrence;

     - we were, or the guarantor was, involved in a business or transaction for which our or the guarantor's remaining assets constituted unreasonably small capital; or

     - we or the guarantor intended to incur or believed that we or the guarantor would incur, debts beyond our or the guarantor's ability to pay those debts as they mature.

     In addition, any payment by us or that guarantor in accordance with its guarantee could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantors.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however,

Simmons or a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or it could not pay its debts as they become due.

  WE MAY NOT BE ABLE TO REPURCHASE THE REGISTERED NOTES UPON A CHANGE OF
  CONTROL.

     We are required to make an offer to purchase all or a portion of your registered notes in the event of a change of control, as defined in the indenture governing the registered notes, at a price equal to 101% of the principal amount thereof, together with any interest we owe you. As a result of such offer, you may require us to repurchase any of your registered notes. There may not be sufficient funds to pay the repurchase price in the event of a change of control. In addition, a change of control is an event of default under our senior secured credit facility, and our senior secured credit facility restricts us from repurchasing the registered notes upon a change of control, unless our obligations under the senior secured credit facility are paid in full and the commitments to lend thereunder have been terminated. Any future debt agreements may also restrict or prohibit us from repurchasing the registered notes upon a change of control. If we are prohibited from repurchasing the registered notes, we could seek the consents of the lenders to permit the repurchase or we could seek to refinance the debt. We may not be able to obtain any necessary consents or refinance the debt. In addition, even if we were able to refinance the debt, the financing may be on terms unfavorable to us. Our failure to repurchase the registered notes would be a default under the indenture governing the registered notes. An event of default under the indenture governing the registered notes would in turn be a default under the senior secured credit facility as well as certain of other debt of us and our subsidiaries. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements," which include information concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. Many of these statements appear, in particular, under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but there can be no assurance that we will realize our expectations or that our beliefs will prove correct.

     There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." As described in this prospectus, such risks, uncertainties and other important factors include, among others:

     - the level of competition in the bedding industry;

     - regulatory requirements;

     - the success of new products;

     - our relationships with our major suppliers;

     - fluctuations in costs of raw materials;

     - our relationship with our major customers;

     - our labor relations;

     - departure of key personnel;

     - encroachments on our intellectual property;

     - product liability claims;

     - prevailing interest rates; and

     - return rates.

     There may be other factors that may cause actual results to differ materially from the forward-looking statements.

     All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Except as may be required by law, we undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrence of unanticipated events.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the fiscal years 1999, 2000, 2001, 2002, Predecessor 2003 and Successor 2003 and the quarter ended March 29, 2003 and March 27, 2004:

                                                       PREDECESSOR   SUCCESSOR   QUARTER   QUARTER
                       1999    2000    2001    2002       2003         2003       2003      2004
                       -----   -----   -----   -----   -----------   ---------   -------   -------
Ratio of earnings to
  fixed
  charges(1)(2)......   0.69x   0.45x   0.58x   1.29x      0.13x         (A)      2.48x      1.51x

---------------

(1) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and 13% of operating lease rental expense deemed to be representative of the interest factor.

(2) Earnings were insufficient to cover fixed charges in 1999, 2000, 2001 and Predecessor '03 by $12.4 million, $23.4 million, $17.8 million and $42.9 million, respectively.

(A) In Successor period 2003, our earnings were insufficient to cover fixed charges. We would need an amount equal to $8.1 million to cover this deficiency.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The issuer issued the old notes on December 19, 2003, in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this original issuance, the issuer and the subsidiary guarantors entered into an indenture and a registration rights agreement. The registration rights agreement requires that the issuer file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and Simmons believes, may be reoffered and resold by you without registration under the Securities Act. After Simmons completes the exchange offer, its obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement on Form S-4 of which this prospectus forms a part.

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to Simmons, Simmons believes that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making or other trading activities. This interpretation, however, is based on your representation to us that:

     - the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

     - you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

     - you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

     If you have any of the disqualifications described above or cannot make any of the representations set forth above, you may not rely on this interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all those requirements. Each broker-dealer that receives registered notes for its own account in exchange for old note where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See "Plan of Distribution."

     If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earlier of (a) the time when the securities covered by the shelf registration statement may be sold pursuant to Rule 144, (b) two years from the date the securities were originally issued or (c) the date on which all the securities registered under the shelf registration statement are disposed in accordance with the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See
"-- Procedures for Tendering."

CONSEQUENCES OF FAILURE TO EXCHANGE

     After Simmons completes the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, Simmons will accept any and all old notes validly tendered and not withdrawn prior to the time of expiration. Simmons will issue a principal amount of registered notes in exchange for the principal amount of old notes accepted in the exchange offer. You may tender some of or your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

     The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single issue of securities under the indenture.

     As of the date of this prospectus, $200.0 million aggregate principal amount of old notes was outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. Simmons intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

     Simmons will be deemed to have accepted validly tendered old notes when, as, and if Simmons has given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as Simmons' agent for the tendering holders for the purpose of receiving the registered notes from the issuer. If the issuer does not accept any tendered old notes because of an invalid tender or the failure of any conditions to the exchange offer to be satisfied, it will return the unaccepted old notes, without expense, to the tendering holder as promptly after the time of expiration. For the conditions of the exchange offer see "-- Conditions."

     You will not be required to pay brokerage commissions or fees or, except as set forth below under "-- Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. Simmons will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses" below.

EXPIRATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
          , 2004, the twenty-first day after the offering, unless Simmons determines, in its sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. Simmons does not intend to extend the exchange offer, although it reserves the right to do so. If Simmons does extend the exchange offer, it will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of
the exchange offer. Simmons will not extend the exchange offer past           ,
2004.

     Simmons also reserves the right, in its sole discretion:

     - to delay accepting any old notes or, if any of the conditions set forth below under "-- Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner by complying with Rule 14e-1(d) under the Exchange Act of the extent that rule applies.

     Simmons acknowledges and undertakes to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires it to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

PROCEDURES FOR TENDERING

  BOOK-ENTRY INTERESTS

     The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration either:

     - a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by that letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

     - a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver old notes held in the form of book-entry interests:

     - a timely confirmation of book-entry transfer of those old notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer" must be received by the exchange agent prior to the time of expiration; or

     - you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, SIMMONS RECOMMENDS THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE TIME OF EXPIRATION. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO SIMMONS. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  CERTIFICATED OLD NOTES

     Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated old notes:

     - the certificates representing your old notes must be received by the exchange agent prior to the time of expiration; or

     - you must comply with the guaranteed delivery procedures described below.

  PROCEDURES APPLICABLE TO ALL HOLDERS

     If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an "eligible institution," unless:

     - old notes tendered in the exchange offer are tendered either:

      - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the holder's letter of transmittal; or

      - for the account of an eligible institution; and

     - the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless Simmons waives this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to Simmons of its authority to act on your behalf.

     Simmons will determine, in its sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. Simmons reserves the absolute right to reject any and all old notes not properly tendered or any old notes Simmons' acceptance of which would, in the opinion of its counsel, be unlawful. Simmons also reserves the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided, however, that, in the event Simmons waives any condition of tender for any noteholder, it will waive that condition for all noteholders. Simmons' interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your old notes within the time period Simmons determines unless Simmons waives that defect or irregularity. Although Simmons intends to notify you of defects or irregularities with respect to your tender of old notes, neither Simmons, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

     - you improperly tender your old notes; or

     - you have not cured any defects or irregularities in your tender; and

     - Simmons has not waived those defects, irregularities or improper tender.

     Unless otherwise provided in the letter of transmittal, the exchange agent will return your old notes as soon as practicable following the expiration of the exchange offer.

     In addition, Simmons reserves the right in its sole discretion to:

     - purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

     - terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and

     - to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to Simmons that, among other things:

     - you are not an "affiliate" of the issuer, as defined in Rule 405 under the Securities Act;

     - if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from the issuer and you comply with the prospectus delivery requirements of the Securities Act;

     - the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

     - you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

     - you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer.

     In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

  GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

     - you tender through an eligible institution;

     - on or prior to the time of expiration, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by Simmons; and

     - the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

     The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

     - your name and address;

     - the amount of old notes you are tendering; and

     - a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

      - the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

      - a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

      - any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER

     The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC's procedures for transfer.

     If you are unable to:

     - deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

     - deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration;

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your old notes at any time prior to the time of expiration.

     For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "-- Exchange Agent" prior to the time of expiration.

     The notice of withdrawal must:

     - state your name;

     - identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of old notes to be withdrawn;

     - be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

     - specify the name in which the old notes are to be registered, if different from yours.

     Simmons will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Simmons' determination will be final and binding on all parties. Any withdrawn tenders of old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the time of expiration.

CONDITIONS

     Notwithstanding any other provision of the exchange offer and subject to Simmons' obligations under the registration rights agreement, Simmons will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange in the exchange offer any of the following events occur:

     - any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair Simmons' ability to proceed with the exchange offer; or

     - the exchange offer violates any applicable law, regulation or interpretation of the staff of the SEC.

     These conditions are for Simmons' sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in Simmons' sole discretion. If we waive a condition, we may be required to extend the expiration of the exchange offer in order to comply with applicable securities laws. Simmons' failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time (in the case of any condition involving governmental approvals necessary for the completion of the exchange offer) and at any time prior to the time of expiration (in the case of all other conditions).

     In addition, Simmons will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

     The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

EXCHANGE AGENT

     Simmons has appointed Wells Fargo Bank, N.A. as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

     By Hand, Regular, Registered or Certified Mail or Overnight Courier:

        Wells Fargo Bank, N.A.
        Corporate Trust Department
        213 Court Street, Suite 703
        Middletown, CT 06457
        Attention: Joseph P. O'Donnell

     By Facsimile:

        Wells Fargo Bank, N.A.
        Corporate Trust Department
        Attention: Joseph P. O'Donnell
        By Facsimile: 860-704-6219

     For more information or confirmation by telephone please call 860-704-6217. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

     Simmons will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by Simmons' officers and employees.

     Simmons will pay the cash expenses to be incurred in connection with the exchange offer.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event, the registered tendering holder will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     Simmons will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. Simmons will amortize the expense of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the registered notes under accounting principles generally accepted in the United States of America.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy Simmons' obligations under the registration rights agreement. Simmons will not receive any cash proceeds from the issuance of the registered notes.

     Proceeds from the offering of the old notes, together with proceeds from our new senior secured credit facility, new senior unsecured facility and other assumed debt, as well as equity contributions from investors, were used to repay outstanding indebtedness of Simmons Company and to pay the Acquisition consideration and related fees and expenses in connection with the Transactions. The debt that was repaid consisted of $64.0 million under a senior credit facility that bore interest at the Eurodollar rate plus applicable interest rate margins, $144.4 million of 10.25% senior subordinated notes due 2009, $22.9 million of 17.5% junior subordinated payment-in-kind notes due October 29, 2011 and $4.7 million of debt owed to our former stockholders.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Simmons Company as of March 27, 2004. This table should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.


                                                                   AS OF
                                                               MARCH 27, 2004
                                                               --------------
                                                                (DOLLARS IN
                                                                 MILLIONS)
New Senior Credit Facility:
  Tranche B Term Loan.......................................      $  396.6
Senior Unsecured Term Loan..................................         140.0
Old Simmons notes(1)........................................           5.3
7.875% Senior Subordinated Notes due 2014...................         200.0
Other debt(2)...............................................          16.0
                                                                  --------
  Total debt................................................         757.9
Total stockholder's equity..................................         284.2
                                                                  --------
  Total capitalization......................................      $1,042.1
                                                                  ========


---------------

(1) 96.6% of the 10.25% Series B Senior Subordinated Notes due 2009 were tendered in connection with the tender offer. The remaining balance of the Old Simmons notes was repaid in April 2004.

(2) Consists of $13.7 million of industrial revenue bonds, $2.1 million of indebtedness of a foreign subsidiary and $0.9 million of other obligations.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed consolidated financial statements have been derived by application of pro forma adjustments to the audited historical consolidated financial statement of Simmons Company included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations for the year ended December 27, 2003 gives effect to the Acquisition and the elimination of non-recurring charges resulting directly from the Acquisition and the termination of the deferred compensation plan of THL Bedding Holding Company as if each had been consummated on December 29, 2002. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated statements of operations.



     The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what the results of operations of Simmons Company would have been had the Acquisition or the termination of the deferred compensation plan actually occurred on the date indicated, nor do they purport to project the results of operations of Simmons Company for any future period. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the information contained in "Selected Historical Consolidated Financial and Other Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 27, 2003


                                                                     DEFERRED
                                                 ACQUISITION       COMPENSATION
                                                  PRO FORMA         PRO FORMA
                       SUCCESSOR   PREDECESSOR   ADJUSTMENTS       ADJUSTMENTS        PRO FORMA
                       ---------   -----------   -----------       ------------       ---------
                                                (DOLLARS IN THOUSANDS)
Net sales............   $ 8,717     $797,616      $     --           $     --         $806,333
Cost of sales........     7,596      410,081        (3,704)(a)             --          413,973
                        -------     --------      --------           --------         --------
Gross profit.........     1,121      387,535         3,704                 --          392,360
Operating expenses:
  Selling, general
     and
     administrative
     expenses........     4,442      373,040       (61,630)(b)        (11,413)(g)      304,439
  Amortization of
     intangibles.....       311          306        13,278(c)              --           13,895
  Transaction
     expenses........        --       22,399       (21,473)(d)             --              926
  Licensing fees.....      (276)     (10,361)           --                 --          (10,637)
                        -------     --------      --------           --------         --------
                          4,477      385,384       (69,825)           (11,413)         308,623
                        -------     --------      --------           --------         --------
Operating income.....    (3,356)       2,151        73,529             11,413           83,737
Interest expense,
  net................     4,661       45,092        (6,477)(e)             --           43,276
                        -------     --------      --------           --------         --------
Income (loss) before
  income taxes.......    (8,017)     (42,941)       80,006             11,413           40,461
Income tax expense
  (benefit)..........      (827)      (8,845)       17,660(f)           4,451(h)        12,439
                        -------     --------      --------           --------         --------
Net income (loss)....   $(7,190)    $(34,096)     $ 62,346           $  6,962         $ 28,022
                        =======     ========      ========           ========         ========


               The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The Company's capital structure changed significantly as a result of the December 19, 2003 acquisition and the concurrent refinancing of debt. Due to required purchase accounting adjustments relating to such transaction the consolidated financial and other data for the period subsequent to the acquisition (the "Successor" period) is not comparable to such data for the periods prior to the acquisition (the "Predecessor" periods). The pro forma information, including the allocation of the purchase price, is based on management's estimates and valuations of the tangible and intangible assets being acquired. As required in pro forma financial statements, one-time charges, the most significant of which is a $6.5 million charge related to inventory recorded at fair market value in connection with the Transactions and sold during the first quarter of 2004, has been excluded from these unaudited pro forma condensed consolidated financial statements. The purchase price, including acquisition related costs, used in the unaudited pro forma condensed consolidated financial statements was $1.1 billion.

     The Acquisition, were accounted for as a purchase as prescribed by Statement of Financial Accounting Standards No. 141, Business Combinations, in accordance with Emerging Issues Task Force (EITF) No. 88-16, Basis in Leveraged Buyout Transactions. This guidance requires the continuing residual interest retained by the continuing management investors, as a result of the Transactions, be reflected at its predecessor basis. In accordance with EITF Issue No. 90-12, Allocating Basis to Individual Assets and Liabilities for Transactions within the Scope of Issue No. 88-16, a step-up of assets and liabilities to fair value has been recorded in purchase accounting for the remaining interest in the Company acquired by THL and Fenway. The amount of carryover basis determined has been reflected as a deemed dividend of $100.4 million in the unaudited pro forma condensed consolidated balance sheet.

     THE FOLLOWING PRO FORMA ADJUSTMENTS RELATE TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS:


     (a) Represents adjustments as a result of the Acquisition for (i) a $2.9 million reduction in depreciation expense resulting from the new basis of property, plant and equipment (see computation below); (ii) a $1.7 million reduction related to the elimination of the step-up of the inventory bases to fair market value, which was subsequently sold during the eight day period ended December 27, 2003; and (iii) a $0.9 million increase in amortization expense resulting from the step-up to fair market value of leases (see computation below).


     The following table shows the computation of the pro forma adjustment to depreciation expense resulting from the Acquisition ($ in millions):

                                                                   PERIOD FROM
                                                                  DEC. 20, 2003
                                            HISTORICAL    NEW    THROUGH DEC. 27,   PRO FORMA
                                              BASIS      BASIS         2003         ADJUSTMENT
                                            ----------   -----   ----------------   ----------
Depreciable property, plant and
  equipment...............................    $22.9      $38.1                        $15.2
Average remaining useful years............      3.1        8.2                          5.1
                                              -----      -----                        -----
Depreciation expense......................    $ 7.4      $ 4.6         $0.1           $(2.9)
                                              =====      =====         ====           =====

     The following table shows the computation of the pro forma adjustment to amortization expense resulting from the Acquisition ($ in millions):

                                                                    PERIOD FROM
                                                                   DEC. 20, 2003
                                             HISTORICAL    NEW    THROUGH DEC. 27,   PRO FORMA
                                               BASIS      BASIS         2003         ADJUSTMENT
                                             ----------   -----   ----------------   ----------
Net favorable (unfavorable) leases.........    $(0.1)     $2.1                          $2.2
Average remaining useful years.............      0.4       4.1                           3.7
                                               -----      ----                          ----
Amortization expense (benefit).............    $(0.4)     $0.5         $  --            $0.9
                                               =====      ====         =====            ====

     (b) Represents adjustments for (i) a $3.2 million reduction in depreciation expense resulting from the new bases of property, plant and equipment (see computation below); (ii) a $2.9 million reduction in management fees resulting from the cancellation of the Fenway management agreement in connection with the Acquisition; (iii) a $1.5 million increase in management fees resulting from the new management agreement with THL Managers V, LLC; (iv) a $68.4 million reduction in variable stock compensation expense resulting from the elimination of stock option plans of the Predecessor; and (v) a $11.4 million increase in the variable stock compensation expense resulting from the estimated increase in the value of the deemed A common stock held in the deferred compensation plan of THL Bedding Holding Company (see computation below).


     The following table shows the computation of the pro forma adjustment to depreciation expense resulting from the Acquisition ($ in millions):

                                                                   PERIOD FROM
                                                                  DEC. 20, 2003
                                            HISTORICAL    NEW    THROUGH DEC. 27,   PRO FORMA
                                              BASIS      BASIS         2003         ADJUSTMENT
                                            ----------   -----   ----------------   ----------
Depreciable property, plant and
  equipment...............................    $ 9.5      $10.6                        $ 1.1
Average remaining useful years............      1.5        3.4                          1.9
                                              -----      -----                        -----
Depreciation expense......................    $ 6.3      $ 3.2         $0.1           $(3.2)
                                              =====      =====         ====           =====

     The following table shows the computation of the pro forma adjustment to variable stock compensation expense resulting from the Acquisition ($ in millions):

Value of deemed A common stock held in deferred compensation plan......................................................  $19.8
Fiscal year 2003 percentage increase in Simmons Company
  stock value...............................................   57.6%
                                                              -----
Pro forma adjustment........................................  $11.4
                                                              =====


     The fiscal year 2003 percentage increase in Simmons Company stock value of 57.6% was based upon the change in market value of the predecessor company stock from the beginning of 2003 through the date of the Acquisition. The market value of the predecessor company stock at the beginning of 2003 was based upon a valuation of the Company by Houlihan Lokey Howard & Zukin Financial Advisors, Inc., an independent third-party valuation firm. The market value of the predecessor company stock at the date of the Acquisition was based upon the purchase price.


     (c) Represents additional amortization expense as a result of the recognition of $83.4 million of identifiable definite-lived intangible assets resulting from the Acquisition. The definite-lived intangible assets are being amortized over various periods ranging from one to eleven years. The following table shows the computation of the pro forma adjustment to amortization expense resulting from the Acquisition ($ in millions):

                                                                           PERIOD FROM
                                                                          DEC. 20, 2003
                                                    HISTORICAL    NEW    THROUGH DEC. 27,   PRO FORMA
                                                      BASIS      BASIS         2003         ADJUSTMENT
                                                    ----------   -----   ----------------   ----------
Definite-lived intangible assets..................     $1.3      $83.4                        $82.1
Average remaining useful years....................      4.2        6.0                          1.8
                                                       ----      -----                        -----
Amortization expense..............................     $0.3      $13.9         $0.3           $13.3
                                                       ====      =====         ====           =====

     (d) Represents seller expenses incurred in connection with the Acquisition that will not be incurred in future periods.

     (e) Represents adjustments to interest expense for the new debt incurred, the elimination of historical interest expense connected with the debt repaid as a result of the Acquisition, and the elimination of one-time financing charges resulting from the Acquisition, calculated as follows (in millions):


Interest on Tranche B Term Loan(1)..........................   $ 17.0
Interest on Senior Unsecured Term Loan(2)...................      7.3
Interest on 7.875% Senior Subordinated Notes................     15.8
Amortization of new deferred financing fees.................      1.1
Elimination of financing fees expensed in connection with
  the Acquisition...........................................    (21.4)
Elimination of historical interest expense and amortization
  of deferred financing fees................................    (26.3)
                                                               ------
Net pro forma adjustment of interest expense................   $ (6.5)
                                                               ======


---------------

(1) Assumed interest rate of 4.20%.

(2) Assumed interest rate of 5.20%.


     The Tranche B Term Loan accrues interest at the Eurodollar rate plus 2.75% per annum subject to adjustment based on a pricing grid. The Senior Unsecured Term Loan accrues interest at the Eurodollar rate plus 3.75% per annum. The actual rates will vary from those used to compute the above adjustment of interest expense due to floating rates applicable to our Tranche B Term Loan and Senior Unsecured Term Loan. The effect on pretax income of a 1/8% variance in interest rates would be approximately $0.7 million for an annual period.


     (f) The following table reconciles the statutory federal income tax expense to the effective income tax expense for the pro forma year ended December 27, 2003 (amount in thousands):


                                                                 PRO FORMA
                                                                YEAR ENDED
                                                               DEC. 27, 2003
                                                               -------------
Income taxes at federal statutory rate......................       $14.2
State income taxes, net of federal benefit..................         1.6
Valuation allowances, net of reversals......................        (0.9)
Foreign intercompany dividends..............................         1.7
Tax loss benefits not previously provided...................        (4.4)
Other, net..................................................         0.2
                                                                   -----
                                                                   $12.4
                                                                   =====



     (g) Represents adjustment to eliminate variable stock compensation expense resulting from the termination of the deferred compensation plan of THL Bedding Holding Company.



     (h) Represents the tax effect on the pro forma adjustments based on an effective tax rate of 39%.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

     Set forth below is selected historical consolidated financial and other operating data for Simmons Company. We derived our historical Statement of Operations and Balance Sheet data for 1999, 2000, 2001, 2002 and 2003 from our consolidated financial statements. The unaudited historical condensed consolidated financial data, as of and for the quarters ended March 29, 2003 and March 27, 2004, have been derived from the predecessor's and our unaudited condensed consolidated financial statements. The Company's capital structure changed significantly as a result of the December 19, 2003 acquisition and the concurrent refinancing of debt. Due to required purchase accounting adjustments relating to such transaction the consolidated financial and other data for the period subsequent to the acquisition (the "Successor" period) is not comparable to such data for the periods prior to the acquisition (the "Predecessor" periods). The accompanying selected historical consolidated financial and other operating data contain all adjustments that, in the opinion of management, are necessary to present fairly the financial position of the Company for the periods presented. All adjustments in the periods presented herein are normal and recurring in nature unless otherwise disclosed. The selected historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance and results for the three months ended March 27, 2004 are not necessarily indicative of our results of operations for the full year. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus.

                                                  PREDECESSOR
                       -----------------------------------------------------------------     SUCCESSOR
                        FOR THE      FOR THE      FOR THE      FOR THE                     -------------
                          YEAR         YEAR         YEAR         YEAR       PERIOD FROM     PERIOD FROM
                         ENDED        ENDED        ENDED        ENDED      DEC. 29, 2002   DEC. 20, 2003
                        DEC. 25,     DEC. 30,     DEC. 29,     DEC. 28,       THROUGH         THROUGH
                          1999         2000         2001         2002      DEC. 19, 2003   DEC. 27, 2003
                       ----------   ----------   ----------   ----------   -------------   -------------
                       (52 WEEKS)   (53 WEEKS)   (52 WEEKS)   (52 WEEKS)
                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Net sales............   $550,062     $699,741     $655,209     $708,595      $797,616       $    8,717
Cost of products
 sold................    348,920      414,102      379,131      369,617       410,081            7,596
                        --------     --------     --------     --------      --------       ----------
 Gross profit........    201,142      285,639      276,078      338,978       387,535            1,121
Operating expenses:
Selling, general and
 administrative
 expenses(1).........    168,205      259,795      241,800      284,164       373,040            4,442
Amortization of
 intangibles.........      7,628       10,530       11,414        1,246           306              311
Licensing fees.......     (7,717)      (8,437)      (9,501)      (9,002)      (10,361)            (276)
Other(2).............      7,169        7,117       10,698       20,285        22,399               --
                        --------     --------     --------     --------      --------       ----------
 Operating income
   (loss)............     25,857       16,634       21,667       42,285         2,151           (3,356)
Interest expense,
 net(3)..............     38,220       39,989       39,450       32,000        45,092            4,661
                        --------     --------     --------     --------      --------       ----------
 Income (loss) before
   income taxes and
   minority
   interest..........    (12,363)     (23,355)     (17,783)      10,285       (42,941)          (8,017)
Income tax expense
 (benefit)...........     (1,673)      (4,813)      (7,676)      12,005        (8,845)            (827)
Minority interest in
 loss................         --         (421)        (470)      (1,109)           --               --
                        --------     --------     --------     --------      --------       ----------
 Net income (loss)...   $(10,690)    $(18,121)    $ (9,637)    $   (611)     $(34,096)      $   (7,190)
                        ========     ========     ========     ========      ========       ==========
BALANCE SHEET DATA:
Working capital(4)...   $ 55,253     $ 37,338     $ 26,320     $ 10,326                     $   26,908
Cash and cash
 equivalents.........      4,533        5,765        3,264        7,108                          3,670
Total assets.........    407,049      469,378      432,175      411,031                      1,183,119
Total debt...........    347,751      365,060      340,583      290,782                        770,253
Total common
 stockholders' equity
 (deficit)...........    (30,318)     (33,567)     (61,321)     (81,336)                       280,277


                        PREDECESSOR       SUCCESSOR
                       --------------   --------------
                       QUARTER ENDED    QUARTER ENDED
                       MARCH 29, 2003   MARCH 27, 2004
                       --------------   --------------

                           (DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Net sales............     $186,615        $  223,320
Cost of products
 sold................       98,233           119,865
                          --------        ----------
 Gross profit........       88,382           103,455
Operating expenses:
Selling, general and
 administrative
 expenses(1).........       70,244            85,261
Amortization of
 intangibles.........           72             3,486
Licensing fees.......       (2,614)           (2,581)
Other(2).............          772                --
                          --------        ----------
 Operating income
   (loss)............       19,908            17,289
Interest expense,
 net(3)..............        7,379            11,093
                          --------        ----------
 Income (loss) before
   income taxes and
   minority
   interest..........       12,529             6,196
Income tax expense
 (benefit)...........        5,049             2,231
Minority interest in
 loss................           --                --
                          --------        ----------
 Net income (loss)...     $  7,480        $    3,965
                          ========        ==========
BALANCE SHEET DATA:
Working capital(4)...     $ 40,742        $   31,965
Cash and cash
 equivalents.........        1,773               859
Total assets.........      411,431         1,183,666
Total debt...........      292,968           757,937
Total common
 stockholders' equity
 (deficit)...........      (65,766)          284,240

                                                  PREDECESSOR
                       -----------------------------------------------------------------     SUCCESSOR
                        FOR THE      FOR THE      FOR THE      FOR THE                     -------------
                          YEAR         YEAR         YEAR         YEAR       PERIOD FROM     PERIOD FROM
                         ENDED        ENDED        ENDED        ENDED      DEC. 29, 2002   DEC. 20, 2003
                        DEC. 25,     DEC. 30,     DEC. 29,     DEC. 28,       THROUGH         THROUGH
                          1999         2000         2001         2002      DEC. 19, 2003   DEC. 27, 2003
                       ----------   ----------   ----------   ----------   -------------   -------------
                       (52 WEEKS)   (53 WEEKS)   (52 WEEKS)   (52 WEEKS)
                                                    (DOLLARS IN THOUSANDS)
OTHER DATA:
EBITDA(5)............   $ 44,014     $ 42,452     $ 58,369     $ 82,922      $ 24,407       $   (2,696)
Variable stock
 compensation
 expense.............         --          574       14,847       15,561        68,415               --
Transaction related
 expenditures
 including, cost of
 products sold.......         --           --           --           --        22,399            1,727
Plant opening,
 closing charges.....         --           --           --           --         4,137              286
Management fees......      1,501        2,102        2,764        2,353         2,844               49
Capital
 expenditures........      9,041       15,556        5,729        7,961         8,791               --


                        PREDECESSOR       SUCCESSOR
                       --------------   --------------
                       QUARTER ENDED    QUARTER ENDED
                       MARCH 29, 2003   MARCH 27, 2004
                       --------------   --------------

                           (DOLLARS IN THOUSANDS)
OTHER DATA:
EBITDA(5)............     $ 25,698        $   24,954
Variable stock
 compensation
 expense.............          830             3,308
Transaction related
 expenditures
 including, cost of
 products sold.......          772             6,453
Plant opening,
 closing charges.....           --             2,229
Management fees......          676               400
Capital
 expenditures........          442             1,817

---------------


(1) Includes predecessor variable stock compensation expense related to director, consultant and employee regular and superincentive stock options of $0, $0.6 million, $14.8 million, $15.6 million, $68.4 million and $0.8 million for the years ended 1999, 2000, 2001, 2002, the period from December 29, 2002 through December 19, 2003, and the quarter ended March 29, 2003, respectively. The periods from December 20, 2003 through December 27, 2003 and the quarter ended March 27, 2004 includes successor variable stock compensation expense of $0 and $3.3 million, respectively, relating to the increase in the value of the deemed Class A common stock of THL Bedding Holding Company held by certain members of Simmons Company management in the deferred compensation plan of THL Bedding Holding Company.


(2) Includes ESOP expense of $7.2 million, $7.1 million and $2.8 million for the years ended 1999, 2000 and 2001, respectively; goodwill impairment charges of $7.9 million and $20.3 million for the years ended 2001 and 2002, respectively; $21.5 million of transaction expenses related to THL's acquisition of Simmons for Predecessor '03; and other charges of $0.9 million for Predecessor '03.

(3) Includes for the period December 29, 2002 through December 19, 2003 tender premium of $10.8 for Old Notes and $8.9 million of unamortized debt issuance costs expensed related to debt repaid in connection with the Acquisition.

(4) Defined as current assets (excluding cash and assets held for sale), less current liabilities (excluding current maturities of long-term debt and liabilities held for sale).


(5) EBITDA is a non-GAAP financial measure that is defined as net income before interest expense, income taxes, depreciation and amortization. We have included financial information in terms of EBITDA because we believe this information is used by investors as a measure of our historical ability to meet debt service and capital expenditure requirements. EBITDA differs from Adjusted EBITDA, which is defined by the New Senior Credit Facility (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources").



    EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA does not reflect:



     - our cash expenditures, or future requirements, for capital expenditures or contractual commitments;



     - changes in, or cash requirements for, our working capital needs;



     - the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;



     - tax payments that represent a reduction in cash available to us; and



     - any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

     Because of these and other limitations, we rely primarily on our results under GAAP and use EBITDA only supplementally. The following table sets forth the reconciliation of our net income for the periods provided to EBITDA:


                                                        PREDECESSOR                                      SUCCESSOR
                       -----------------------------------------------------------------------------   -------------
                                                                                       PERIOD FROM     PERIOD FROM
                       FOR THE YEAR    FOR THE YEAR    FOR THE YEAR    FOR THE YEAR    DEC. 29, 2002   DEC. 20, 2003
                         ENDED           ENDED           ENDED           ENDED          THROUGH          THROUGH
                       DEC. 25, 1999   DEC. 30, 2000   DEC. 29, 2001   DEC. 28, 2002   DEC. 19, 2003   DEC. 27, 2003
                       -------------   -------------   -------------   -------------   -------------   -------------
Net income (loss)....    $(10,690)       $(18,121)       $ (9,637)       $   (611)       $(34,096)       $  (7,190)
Depreciation and
  amortization.......      17,959          24,800          35,711          39,335          22,059              656
Income taxes.........      (1,673)         (4,813)         (7,676)         12,005          (8,845)            (827)
Interest expense,
  net................      38,220          39,989          39,450          32,000          45,092            4,661
Interest income......         198             597             521             193             197                4
                         --------        --------        --------        --------        --------        ---------
  EBITDA.............    $ 44,014        $ 42,452        $ 58,369        $ 82,922        $ 24,407        $  (2,696)
Adjustments to
  EBITDA to arrive at
  cash flow from (used
  in) operating activities:
Income taxes.........       1,673           4,813           7,676         (12,005)          8,845              827
Provision (benefit)
  for deferred income
  taxes..............      (1,725)         (5,249)         (9,228)         11,109          (9,087)            (827)
Interest expense.....     (38,418)        (40,586)        (39,971)        (32,193)        (45,289)          (4,665)
Non-cash interest
  expense............       3,898           4,526           4,366           3,234           9,481               62
Provision for
  doubtful
  accounts...........       7,597          12,691           6,006           3,082           3,799               42
Variable stock
  compensation
  expense............          --             574          14,847          15,561          68,415               --
Other, net...........      13,620           7,663           1,088          (1,518)           (249)              --
Changes in operating
  assets and
  liabilities........     (29,735)         (4,266)         (7,242)          5,413            (293)           3,764
                         --------        --------        --------        --------        --------        ---------
Cash flows from
  (used in) operating
  activities.........    $    924        $ 22,618        $ 35,911        $ 75,605        $ 60,029        $  (3,493)
                         ========        ========        ========        ========        ========        =========
Cash flows from
  (used in) investing
  activities.........    $ 13,041        $(55,083)       $ (8,209)       $(11,421)       $(10,473)       $(815,880)
                         ========        ========        ========        ========        ========        =========
Cash flows from
  (used in) financing
  activities.........    $ 10,604        $ 33,717        $(30,142)       $(60,321)       $(55,328)       $ 821,483
                         ========        ========        ========        ========        ========        =========

                        PREDECESSOR       SUCCESSOR
                       --------------   --------------
                         FOR THE          FOR THE
                       QUARTER ENDED    QUARTER ENDED
                       MARCH 29, 2003   MARCH 27, 2004
                       --------------   --------------
Net income (loss)....     $  7,480         $  3,965
Depreciation and
  amortization.......        5,740            7,621
Income taxes.........        5,049            2,231
Interest expense,
  net................        7,379           11,093
Interest income......           50               44
                          --------         --------
  EBITDA.............     $ 25,698         $ 24,954
Adjustments to
  EBITDA to arrive at
  cash flow from (use
  in) operating activ
Income taxes.........       (5,049)          (2,231)
Provision (benefit)
  for deferred income
  taxes..............        2,875            1,435
Interest expense.....       (7,429)         (11,137)
Non-cash interest
  expense............          740              472
Provision for
  doubtful
  accounts...........          918              915
Variable stock
  compensation
  expense............          830            3,308
Other, net...........         (250)              --
Changes in operating
  assets and
  liabilities........      (28,447)          (6,160)
                          --------         --------
Cash flows from
  (used in) operating
  activities.........     $(10,114)        $ 11,556
                          ========         ========
Cash flows from
  (used in) investing
  activities.........     $   (553)        $ (1,811)
                          ========         ========
Cash flows from
  (used in) financing
  activities.........     $  5,241         $(12,554)
                          ========         ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     We are a leading manufacturer and distributor of branded bedding products in the United States. We sell a broad range of mattresses and foundations under our well recognized brand names, including Simmons(R), Beautyrest(R), our flagship product line introduced in 1925, and BackCare(R).


     Our operations are managed and reported in two segments. For the year ended December 27, 2003, we derived over 90% of our sales from our wholesale bedding segment, which consists primarily of the manufacture, sale and distribution of premium branded bedding products. Our wholesale bedding segment sells to a diverse nationwide base of approximately 3,400 retail customers representing over 11,000 outlets, including furniture stores, specialty sleep shops, department stores, and rental stores. Our wholesale bedding segment also sells mattresses to our retail bedding segment, which as of December 27, 2003 operated over 100 specialty sleep stores in California, Oregon and Washington that sell to consumers principally premium branded bedding products. On May 1, 2004, we sold our Gallery Corp. subsidiary ("Mattress Gallery"), which operated 55 specialty sleep stores in California.

     Highlights for the year 2003 included the following:

     - Our wholesale bedding segment sales growth rate of 12.5% was almost double that of the industry as reported by ISPA. Our growth rate was attributable to focusing on selling premium products targeted to sell at retail price points above $799 per queen set and on selling queen and larger size mattresses. In 2003, we derived approximately 57% of our sales from mattresses with retail price points of $799 and above (39% from above $1,000) and approximately 83% of our sales from queen and larger size mattresses.

     - We continue to focus on product innovation, most notably the rollout of the BackCare(R) 2003 product line, which increased BackCare(R) unit sales and AUSP by 5.1% and 36.6%, respectively, for the year ended December 27, 2003. Additionally, we introduced the Beautyrest(R) 2004 product line, featuring our patent pending Pocketed Cable Coil(TM) technology, in October 2003.

     - Our wholesale bedding segment made strides toward improving our manufacturing network by commencing construction on two new bedding manufacturing facilities in Hazleton, Pennsylvania and Waycross, Georgia and closing our manufacturing facility in Jacksonville, Florida. The Hazleton facility commenced operations in March 2004 and our Waycross facility will commence operations in the third quarter of 2004.

     - The Acquisition was accounted for using the purchase method of accounting. As a result, the Acquisition affected our results of operations in certain significant respects. The purchase price of $1.1 billion was allocated to the tangible and intangible assets acquired and assumed liabilities based upon their respective fair values as of the date of the Acquisition. The allocation of the purchase price of the assets acquired in the Acquisition, will result in a significant increase in our amortization expense. In addition, due to the increased borrowings to finance the Acquisition, our interest expense increased significantly following the Acquisition.

     The following provides the details of these highlights and insights into our financial statements, including critical accounting estimates used in preparing the financial statements, a discussion of our results of operations and our liquidity and capital resources.

RECENT EVENTS

Labor Unions

     The United Furniture Workers labor union at our San Leandro, California facility ratified a two-year collective bargaining agreement on April 30, 2004. This agreement was retroactive to April 1, 2004, and will not have a significant impact on future operating results.

     The United Steel Workers of America labor union at our Kansas City, Missouri manufacturing facility ratified a three-year collective bargaining agreement on May 16, 2004. This agreement was retroactive to April 19, 2004, and will not have a significant impact on future operating results.

Plant Closings/Openings

     Our Columbus, Ohio manufacturing facility was closed in April 2004. We expect to incur approximately $1.0 million of severance and retention, rent, utilities and disposal of equipment and inventory costs during the second quarter of fiscal year 2004 related to this closing. We will also incur additional costs, principally incremental distribution costs, for the remainder of 2004 as business is shifted to other manufacturing facilities.

     Our new manufacturing facility in Hazleton, Pennsylvania opened on March 15, 2004. Additionally, we are currently constructing a new manufacturing facility in Waycross, Georgia, which is expected to open in the third quarter of 2004. We estimate that we will incur approximately $3.1 million of non-recurring start-up costs related to these manufacturing facilities in the second and third quarters of 2004.

     We anticipate that the closing of our Columbus, Ohio manufacturing facility, along with the Jacksonville, Florida manufacturing facility, which ceased operations in December 2003, and the opening of new plants in Hazleton, Pennsylvania and Waycross, Georgia will have a negative impact on our gross margin due to plant shut-down costs and the incurrence of operating inefficiencies at the new facilities as employees are trained. Furthermore, in 2004 we will incur additional distribution costs as production is temporarily shifted to other manufacturing facilities and we incur incremental freight costs to drive additional miles to deliver products to our customers. However, we anticipate that beginning in 2005 our gross margin will benefit from reduced labor and overhead costs at the new facilities.

Sale of Mattress Gallery


     We completed a sale of the Mattress Gallery retail operations to Pacific Coast Mattress, Inc. ("PCM") on May 1, 2004 for cash proceeds of $6.5 million plus the cancellation of all intercompany debts owed by Mattress Gallery to Simmons and its affiliates. The cancellation of intercompany debts was accounted for as a capital contribution to Mattress Gallery. Following the sale, we continue to guarantee Mattress Gallery's obligations under certain store and warehouse leases. In connection with the sale, we entered into a five-year supply agreement with Mattress Gallery. We have not reflected the results of operations for Mattress Gallery as discontinued operations since we will have an ongoing interest in the cash flows of the operations through the five-year term supply agreement.



     Mattress Gallery had net sales, gross profit and Adjusted EBITDA of $40.0 million, $19.2 million and $1.1 million, respectively, for the year ended December 27, 2003. Mattress Gallery had net sales, gross profit and Adjusted EBITDA of $9.9 million, $2.6 million and $0.2 million, respectively, for the quarter ended March 27, 2004. Our wholesale segment had net sales to Mattress Gallery of $18.9 million and $5.1 million for the year ended December 27, 2003 and quarter ended March 27, 2004.


     The following table reconciles Mattress Gallery's net loss to Adjusted EBITDA for the year ended December 27, 2003 and the quarter ended March 27, 2004:

                                                             YEAR ENDED     QUARTER ENDED
                                                            DEC. 27, 2003   MARCH 27, 2004
                                                            -------------   --------------
                                                                (DOLLARS IN THOUSANDS)
Net loss..................................................     $(1,279)        $(2,400)
Depreciation and amortization.............................         167               7
Interest expense..........................................         168              41
                                                               -------         -------
  EBITDA..................................................        (944)         (2,352)
Management fees...........................................       1,307             324
Transaction related expenditures, including costs of               267           2,194
  products sold...........................................
Non-recurring other charges...............................         432              --
                                                               -------         -------
Adjusted EBITDA...........................................     $ 1,062         $   166
                                                               =======         =======

Termination of Deferred Compensation Plan

     On June 3, 2004, THL Holding, our indirect parent, terminated its deferred compensation plan by issuing 197,998 shares of Class A common stock in exchange for deemed Class A shares of common stock held by the participants in its deferred compensation plan.

Initial Public Offering


     On June 4, 2004, THL Holding filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of its common stock. The number of shares to be offered and the price range for the offering have not yet been determined. It is currently contemplated that the shares will be sold by THL Holding and by existing stockholders.


CRITICAL ACCOUNTING POLICIES

     In preparing the consolidated financial statements in conformity with GAAP, our management must make decisions that impact the reported amounts and the related disclosures. Those decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowance for doubtful accounts, impairment of long-lived assets, intangible assets, warranties, cooperative advertising and rebate programs, variable stock compensation, income taxes, litigation and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our management believes the critical accounting policies described below are the most important to the fair presentation of our financial condition and results. The following policies require management's more significant judgments and estimates in the preparation of our consolidated financial statements.

     Allowance for doubtful accounts. Our management must make estimates of the uncollectibility of our accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Actual losses for uncollectible accounts have generally been consistent with management's estimates. However, deteriorating financial conditions of certain key customers or a significant slow down in the economy could have a material negative impact on our ability to collect on accounts, in which case additional allowances may be required. This could result in a material charge to earnings. Our accounts receivable balance was $83.5 million, $65.9 million and $67.4 million, net of allowance for doubtful accounts of $5.9 million, $5.0 million and $5.2 million, respectively, as of March 27, 2004, December 27, 2003 and December 28, 2002, respectively.

     Impairment of long-lived assets. We assess all our long-lived assets for impairment whenever events or circumstances indicate its carrying value may not be recoverable. Management assesses whether there has been an impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If an impairment is deemed to exist, management records an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets. This could result in a material charge to earnings.

     Intangible Assets. We test goodwill for impairment on an annual basis by comparing the fair value of our reporting units to their carrying values. Fair value is determined by the assessment of future discounted cash flows. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors.

     As part of the adoption of SFAS 142, we performed initial valuations during the first quarter of 2002 to determine if any impairment of goodwill existed and determined that no impairment of goodwill existed. In accordance with SFAS 142, we tested goodwill again at December 28, 2002 for impairment by comparing the fair value of our reporting units to their carrying values. As a result, our retail segment recognized a goodwill impairment of $20.3 million in 2002. Management determined that no other impairment of goodwill existed as of December 27, 2003.


     We evaluate indefinite-lived intangible assets, such as trademarks and brand names, for impairment at least annually or whenever events or circumstances indicates their carrying value might be impaired. In performing this assessment, management considers operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. The carrying value of an indefinite-lived intangible asset is considered impaired when its carrying value exceeds its fair market value. In such an event, an impairment loss is recognized equal to the amount of that excess. Fair value is determined primarily using either the projected cash flows discounted at a rate commensurate with the risk involved or an appraisal. The determination of fair value involves numerous assumptions by management, including expectations on possible variations in the amounts or timing of cash flow, the risk-free interest rate and other factors considered in managements projected future operating results. We review the remaining useful lives of indefinite-lived intangible assets every reporting period.



     In connection with the Acquisition, the Company has tentatively identified and valued certain definite and indefinite-lived intangible assets based upon a preliminary valuation. The Company is in the process of finalizing the valuation. The final valuation could result in certain intangible assets preliminary identified as indefinite-lived being reclassified as definite-lived and a different allocation of the purchase price within the identifiable intangible asset classification. The Company expects supplier lists to be classified as definite-lived in the final valuation. The Company does not expect the final valuation to have a material impact on previously reported results.


     Warranty accrual. Our management must make estimates of potential future product returns related to current period product revenue for our wholesale segment. Management analyzes historical returns when evaluating the adequacy of the warranty accrual. Significant management judgments and estimates must be made and used in connection with establishing the warranty accrual in any accounting period. Our warranty policy provides a ten-year non-prorated warranty service period on all first quality products currently manufactured, except for certain products for the hospitality industry which have varying non-prorated warranty periods ranging from five to ten years. Our policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. As of March 27, 2004, December 27, 2003 and December 28, 2002, Simmons had a warranty accrual of $3.8 million, $3.8 million and $3.4 million, respectively.


     Cooperative advertising and rebate programs. We enter into agreements with our customers to provide funds for advertising and promotion of our products. We also enter into volume and other rebate programs with certain customers whereby funds may be rebated to the customer. When sales are made to these customers, we accrue liabilities pursuant to these agreements. Management regularly assesses these liabilities based on forecasted and actual sales and claims and management's knowledge of customer purchasing habits to determine whether all the cooperative advertising earned will be used by the customer, whether the cooperative advertising costs meet the requirement for classification as selling, general and administrative expense versus a reduction of sales, and whether the customer will meet the requirements to receive rebated funds. Costs of these programs totaled $27.0 million, $99.8 million, $86.4 million and $75.9 million for the quarter ended March 27, 2004 and the fiscal years of 2003, 2002 and 2001, respectively.


     Variable stock compensation expense. Prior to the Acquisition, we recorded variable stock compensation expense, related to director and employee regular stock options, utilizing the intrinsic value method as prescribed by Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations. Management estimated the employee service period over which the compensation was awarded, generally four to five years. Additionally, because the vesting of the plan options was dependent upon achieving an annual Adjusted EBITDA target or as otherwise established by the compensation committee of the board of directors, management estimated the ultimate number of shares that would vest. We recorded additional adjustments to variable stock compensation expense for changes in the intrinsic value of vested regular options in a manner similar to a stock appreciation right because the option holder could compel Simmons to settle the award by transferring cash or other assets rather than our common stock. We determined the fair market value of the predecessor company common stock, including option shares, on a quarterly basis based upon a quarterly valuation performed by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. Estimates were used in determining the fair market value of our common stock.


     In connection with the Acquisition, the stock option plans were terminated and certain members of our management deferred $19.8 million of their proceeds from the Acquisition into a deferred compensation plan of THL Holding. The proceeds were deemed invested in shares of Class A common stock of THL Holding. These shares were convertible into cash or common stock based upon the outcome of certain events such as a change of control or initial public offering. These shares had a put option that gave the holder the right to cash settlement under certain circumstances outside the control of THL Holding and were marked to market based upon a quarterly valuation of the common stock of THL Holding performed by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. The changes in the market value of the liability were recorded as variable stock compensation expense. The valuation of the shares was based upon our intrinsic value, which was estimated based upon our historical and forecasted operating results, market conditions and historical comparable transactions. The deferred compensation plan was terminated on June 3, 2004.

     We recorded variable stock compensation expense of $3.3 million, $0, $68.4 million, $15.6 million and $14.8 million related to regular and superincentive options for the quarter ended March 27, 2004, the period from December 20, 2003 through December 27, 2003, the period from December 29, 2002 to December 19, 2003 and for fiscal years 2002 and 2001, respectively. We had a liability of $3.3 million, $0 and $26.8 million for variable stock compensation expense as of March 27, 2004, December 27, 2003 and December 28, 2002, respectively.

     Income taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the effective date of enactment. A valuation allowance is established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

     As of March 27, 2004, we had net operating loss carryforward benefits for federal income tax purposes of $83.5 million. These carryforward benefits included $14.6 million that were generated by our SC Holdings, Inc. subsidiary ("Sleep Country") and are subject to limitations imposed by the Internal Revenue Code. We must generate approximately $110.0 million of taxable income to realize our deferred tax asset, net of valuation allowances. The net operating loss carryforwards expire on various dates through 2022. Our management must make estimates regarding the future realization of these net operating loss benefits. Realization of the net operating loss carryforward benefits is dependent upon future profitable operations and reversals of existing temporary differences. Although realization is not assured, we believe it is more likely than not that most of the net recorded benefits will be realized through the reduction of future taxable income. However, due to the uncertainty regarding the realization of Sleep Country's net tax benefits as of December 27, 2003, we recorded a valuation allowance of $10.2 million against Sleep Country's net deferred tax assets, which consist of net operating loss carryforwards.

     Litigation and contingent liabilities. From time to time, we are a party to or a target of lawsuits, claims, investigations and proceedings, including product liability, personal injury, patent and intellectual property, commercial, contract, environmental, health and safety, and employment matters, which are handled and defended in the ordinary course of business. We accrue a liability for these matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. We believe the amounts reserved are adequate for these pending matters; however, results of operations could be negatively affected by significant litigation adverse to us.

RESULTS OF OPERATIONS


     GAAP does not permit combining the results of our Predecessor period (December 29, 2002 through December 19, 2003) with our Successor period (December 20, 2003 through December 27, 2003) in our consolidated financial statements. Accordingly, the consolidated statements of operations included elsewhere in this prospectus do not present results for the twelve months ended December 27, 2003. However, in order to provide investors with useful information and to facilitate understanding of our 2003 results in the context of 2002 and 2001 financial information presented, the following table presents historical financial information for the Predecessor period and the Successor period and on a pro forma basis for 2003 as if the Acquisition had occurred on December 29, 2002. Additionally, THL Holding issued 197,998.36 shares of Class A common stock on June 3, 2004 in connection with the termination of the deferred compensation plan. The pro forma results for the year ended December 27, 2003 and the quarter ended March 27, 2003 reflect the termination of the deferred compensation plan as of December 29, 2002.

                                                     PREDECESSOR                      SUCCESSOR                      PREDECESSOR
                                    ---------------------------------------------   -------------     PRO FORMA     -------------
                                                                    PERIOD FROM     PERIOD FROM     -------------    FOR THE
                                    FOR THE YEAR    FOR THE YEAR    DEC. 29, 2002   DEC. 20, 2003   FOR THE YEAR    QUARTER ENDED
                                      ENDED           ENDED          THROUGH         THROUGH          ENDED         MARCH 29,
                                    DEC. 29, 2001   DEC. 28, 2002   DEC. 19, 2003   DEC. 27, 2003   DEC. 27, 2003     2003
                                    -------------   -------------   -------------   -------------   -------------   -------------
      Net sales...................      100.0%          100.0%          100.0%          100.0%          100.0%          100.0%
      Cost of products sold.......       57.9%           52.2%           51.4%           87.1%           51.3%           52.6%
                                        -----           -----           -----          ------          ------          ------
        Gross profit..............       42.1%           47.8%           48.6%           12.9%           48.7%           47.4%
      Selling, general and
        administrative expenses...       36.9%           40.1%           46.8%           51.0%           37.8%           37.6%
      ESOP expense................        0.4%            0.0%            0.0%            0.0%            0.0%            0.0%
      Goodwill impairment.........        1.2%            2.9%            0.0%            0.0%            0.0%            0.0%
      Amortization of
        intangibles...............        1.7%            0.2%            0.0%            3.6%            1.7%            0.0%
      Transaction expenses........        0.0%            0.0%            2.8%            0.0%            0.1%            0.5%
      Licensing fees..............       (1.4)%          (1.3)%          (1.3)%          (3.2)%          (1.3)%          (1.4)%
                                        -----           -----           -----          ------          ------          ------
        Operating income..........        3.3%            5.9%            0.3%          (38.5)%          10.4%           10.7%
      Interest expense, net.......        6.0%            4.5%            5.7%           53.5%            5.4%            4.0%
                                        -----           -----           -----          ------          ------          ------
        Income (loss) before
           income taxes and
           minority interest......       (2.7)%           1.4%           (5.4)%         (92.0)%           5.0%            6.7%
      Income taxes (benefit)......       (1.1)%           1.7%           (1.1)%          (9.5)%           1.5%            2.7%
                                        -----           -----           -----          ------          ------          ------
        Income (loss) before
           minority interest......       (1.6)%          (0.3)%          (4.3)%         (82.5)%           3.5%            4.0%
      Minority interest in loss...        0.1%            0.2%            0.0%            0.0%            0.0%            0.0%
                                        -----           -----           -----          ------          ------          ------
      Net income (loss)...........       (1.5)%          (0.1)%          (4.3)%         (82.5)%           3.5%            4.0%
                                        =====           =====           =====          ======          ======          ======

                                      PRO FORMA        SUCCESSOR
                                    --------------   --------------
                                     FOR THE          FOR THE
                                    QUARTER ENDED    QUARTER ENDED
                                    MARCH 29, 2003   MARCH 27, 2004
                                    --------------   --------------
      Net sales...................       100.0%           100.0%
      Cost of products sold.......        52.2%            53.7%
                                        ------           ------
        Gross profit..............        47.8%            46.3%
      Selling, general and
        administrative expenses...        36.5%            38.2%
      ESOP expense................         0.0%             0.0%
      Goodwill impairment.........         0.0%             0.0%
      Amortization of
        intangibles...............         1.9%             1.6%
      Transaction expenses........         0.4%             0.0%
      Licensing fees..............        (1.4)%           (1.2)%
                                        ------           ------
        Operating income..........        10.4%             7.7%
      Interest expense, net.......         6.2%             5.0%
                                        ------           ------
        Income (loss) before
           income taxes and
           minority interest......         4.2%             2.7%
      Income taxes (benefit)......         1.7%             1.0%
                                        ------           ------
        Income (loss) before
           minority interest......         2.5%             1.7%
      Minority interest in loss...         0.0%             0.0%
                                        ------           ------
      Net income (loss)...........         2.5%             1.7%
                                        ======           ======

     The pro forma information for the quarter ended March 29, 2003 includes the following adjustments to our operating results to reflect each of the Acquisition and the termination of the deferred compensation plan as though it had been consummated on December 29, 2002:


     - adjustment to cost of products sold of $(0.8) million, or 0.4% of net sales, to (i) reduce depreciation expense by $(1.0) million as a result of the extension of the remaining average useful lives, partially offset by the increases in the bases of property, plant and equipment and (ii) increase amortization of favorable leases by $0.2 million due to the step-up to fair market value of leases resulting from the Acquisition;


     - adjustment to selling, general and administrative expense of $(2.1) million, or 1.1% of net sales, to (i) reduce depreciation expense by $(1.0) million as discussed above; (ii) reduce management fees by $(0.3) million to reflect the change in our equity-sponsor management agreement resulting from the Acquisition; and (iii) reduce variable stock compensation by $(0.8) million to reflect the elimination of our stock option plans and deferred compensation plan;


     - adjustment to amortization of intangibles of $3.4 million, or 1.8% of net sales, to reflect the additional amortization resulting from the Acquisition;

     - adjustment to interest expense, net of $4.3 million, or 2.3% of net sales, to reflect the additional interest expense associated with the new debt resulting from the Acquisition, net of the interest expense associated with the old debt retired as a result of the Acquisition and the elimination of one-time financing charges resulting from the Acquisition; and


     - adjustment to income tax expense of $(1.8) million to reflect the tax effects of the Acquisition and termination of the deferred compensation plan pro forma adjustments based upon an effective tax rate of 39%.



     The pro forma information for the year ended December 27, 2003 includes the following adjustments to operating results to reflect each of the Acquisition and the termination of the deferred compensation plan as though it occurred on December 29, 2002:


     - adjustment to cost of products sold of $(3.7) million, or 0.5% of net sales, to (i) reduce depreciation expense by $(2.9) million as discussed above; (ii) reduce by $(1.7) million inventory recorded at fair market value as a result of the Acquisition and sold during the eight day period ended December 27, 2003; and (iii) increase amortization of favorable leases by $0.9 million due to the step-up to fair market value of leases resulting from the Acquisition;


     - adjustment to selling, general and administrative expense of $(73.0) million, or 9.1% of net sales, to (i) reduce depreciation expense by $(3.2) million as discussed above; (ii) reduce management fees by $(1.4) million to reflect the change in our equity-sponsor management agreement resulting from the Acquisition; and (iii) reduce variable stock compensation by $(68.4) million to reflect the elimination of our stock option plans and deferred compensation plan;


     - adjustment to amortization of intangibles of $13.3 million, or 1.6% of net sales, to reflect the additional amortization resulting from the Acquisition;

     - adjustment to interest expense, net of $(6.5) million, or 0.8% of net sales, to reflect the additional interest expense associated with the new debt resulting from the Acquisition, net of the interest expense associated with the old debt retired as a result of the Acquisition and the elimination of one-time financing charges resulting from the Acquisition; and


     - adjustment to income tax expense of $22.1 million based upon our pro forma effective tax rate of 31% which resulted from the elimination of non-deductible expenses associated with the Acquisition and termination of the deferred compensation plan.



     These pro forma financial adjustments do not purport to represent what our results of operations or financial condition would actually have been had each of the Acquisition and the termination of the deferred compensation plan occurred on December 29, 2002 or to project our results of operations or financial condition for any future period or date.

  QUARTER ENDED MARCH 27, 2004 AS COMPARED TO PRO FORMA QUARTER ENDED MARCH 29, 2003


     The following pro forma data for the quarter ended March 29, 2003 ("pro forma quarter ended March 29, 2003") are based on the historical financial statements for the predecessor period of 2003, presented on a pro forma basis giving effect to each of the Acquisition and the termination of the deferred compensation plan as if it had occurred on December 29, 2002 as described above under "Results of Operations".



     For the predecessor quarter ended March 29, 2003, our net sales were $186.6 million and cost of products sold was $98.2 million. Our selling, general and administrative expenses were $70.2 million. Amortization of intangibles was $0.1 million. Transaction expenses were $0.8 million. Our licensing fees were $2.6 million. Interest expense, net was $7.4 million and the income tax expense was $5.0 million.


     Net Sales. Net sales for the quarter ended March 27, 2004 increased $36.7 million, or 19.7%, to $223.3 million from $186.6 million for the pro forma quarter ended March 29, 2003.

     Wholesale bedding segment net sales increased $35.0 million, or 20.3%, to $207.1 million for the first quarter of 2004 from $172.1 million for the pro forma quarter ended March 29, 2003. For the first quarter of 2004 and the pro forma first quarter of 2003, our wholesale bedding segment net sales reflect a reduction of $12.6 million and $12.9 million, respectively, for cash consideration paid to our customers for certain promotional programs and volume rebates in accordance with Emerging Issues Task Force of the Financial Accounting Standards Board ("EITF") 01-9, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product" ("EITF 01-9"). The wholesale bedding segment net sales increase was primarily due to an increase in both unit shipments and AUSP of 8.5% and 9.4%, respectively, compared to the pro forma first quarter of 2003. Our unit shipments growth resulted primarily from additional floor placements at new and existing customers and an improved retail sales environment. Our improvements in AUSP were primarily attributable to a shift in our sales mix toward our higher priced Beautyrest(R) and BackCare(R) product lines.

     Our first quarter 2004 wholesale bedding sales, exclusive of EITF 01-9 sales deductions, which is the methodology used by ISPA in calculating industry sales, were up 18.0% over the prior year pro forma first quarter. In comparison, ISPA estimated that for the first quarter of 2004 total U.S. bedding manufacturers' sales were up 16.4% over the prior year first quarter, comprised of an increase in unit shipments and AUSP of 10.6% and 5.2%, respectively.

     Our retail segment sales for the quarter ended March 27, 2004 increased $2.8 million, or 12.8%, to $25.1 million from $22.3 million for the pro forma quarter ended March 29, 2003. On a comparable store basis, sales for our retail stores increased 15.7% for the first quarter of 2004 versus the first quarter of 2003. Retail segment sales benefited from an improved retail sales environment and increased advertising.

     Cost of Products Sold. For the quarter ended March 27, 2004, cost of products sold, as a percentage of net sales increased 1.5 percentage points to 53.7% from 52.2% for the pro forma quarter ended March 29, 2003. Cost of products sold increased primarily due to a $6.5 million one-time charge resulting from the step-up of inventory to fair market value that was sold in the first quarter of 2004 in connection with the Acquisition. Exclusive of this one-time charge, our cost of products sold decreased 1.4 percentage points to 50.8% in the first quarter of 2004 from 52.6% in the first quarter of 2003. We anticipate that our gross margin for the remainder of 2004 may be negatively impacted by inflation in prices for certain raw material components.

     Our wholesale segment first quarter gross margin increased 0.7 percentage points to 46.0% for the first quarter of 2004 from 45.3% for the pro forma quarter ended March 29, 2003. Our wholesale segment first quarter gross margin, exclusive of one-time charges associated with the Acquisition as mentioned above, increased 2.0 percentage points to 47.3% in the first quarter of 2004 from 45.3% for the pro forma quarter ended March 29, 2003 due to better absorption of manufacturing fixed costs as a result of our unit volume growth. Partially offsetting these improvements, our wholesale segment cost of products sold include $1.6 million, or 0.8% of wholesale segment net sales, of plant closing costs associated with the closing of our Jacksonville, Florida and Columbus, Ohio manufacturing facilities. The closing costs for these manufacturing facilities are non-recurring.

     Our retail segment first quarter gross margin decreased 16.2 percentage points to 34.9% for the first quarter of 2004 from 51.1% for the pro forma quarter ended March 29, 2003. Our retail segment first quarter gross margin, exclusive of one-time charges associated with the Acquisition as mentioned above, decreased 0.9 percentage points to 50.2% in the first quarter of 2004 from 51.1% for the pro forma quarter ended March 29, 2003. Our retail margins decreased primarily due to the sale of floor samples at a discount in connection with the change-out of product lines.

     Selling, General and Administrative Expenses. For the quarter ended March 27, 2004, selling, general and administrative expenses increased $17.1 million, or 1.7 percentage points as a percentage of net sales, to 38.2% from 36.5% for the pro forma quarter ended March 29, 2003.

     Our wholesale segment selling, general and administrative expenses increased $16.0 million, or 2.2 percentage points as a percentage of wholesale segment net sales, to 35.1% in the first quarter of 2004 from 32.9% for the pro forma quarter ended March 29, 2003. The increase as a percentage of net sales from the pro forma first quarter of 2003 was principally attributable to increases in variable stock compensation expense, co-operative advertising and selling support expenditures and distribution costs, partially offset by reduced national advertising costs and general and administrative expenses, as a percentage of our wholesale segment net sales. Variable stock compensation expense increased $3.4 million, or 1.7 percentage points of wholesale segment net sales, due to the 16.7% increase in the first quarter of 2004 in value of our deemed Class A shares held in the deferred compensation plan of THL Holding. The increase in the value of the deemed Class A shares during the quarter ended March 27, 2004 resulted from our improved operating results for the quarter and improved valuation comparables as of March 27, 2004. Co-operative advertising and selling support expenditures increased $9.6 million, or 3.0 percentage points, in comparison to the prior year due primarily to (i) more expenditures meeting the criteria of a selling expense in accordance with EITF 01-9 in 2004 compared to pro forma first quarter of 2003 and (ii) a shift in our sales mix toward customers and products that receive more advertising and selling support subsidies. Distribution costs increased $2.2 million, or 0.3 percentage points, in comparison to the prior pro forma first quarter due to (i) the shut down of the Jacksonville, Florida and Columbus, Ohio manufacturing facilities resulting in more miles driven to service customers and (ii) higher average fuel costs. Our sales associate compensation increased $1.3 million in the first quarter of 2004 compared to the pro forma first quarter of 2003 due primarily to an increase in our sales associate headcount as a result of our growth in sales. Our national advertising costs decreased $1.0 million, or 0.7 percentage points, in comparison to the prior pro forma first quarter due to reduced print media costs. Our general and administrative expenses decreased $0.9 million, or 1.0 percentage points, in comparison to the prior pro forma first quarter due primarily to (i) a national leadership meeting that took place in 2003 that did not reoccur in 2004 and (ii) lower administrative wages as a percentage of wholesale segment net sales due to the increase in wholesale segment net sales.

     Our retail segment selling, general and administrative expenses, as a percentage of retail segment net sales, decreased 1.4 percentage points to 50.0% in the first quarter of 2004 from 51.4% for the pro forma quarter ended March 29, 2003. This decrease was primarily attributable to an increase in retail sales resulting in greater leverage of our fixed retail selling, general and administrative expenses.

     Amortization of Intangibles. Amortization of intangibles was $3.5 million for both the quarter ended March 27, 2004 and the pro forma quarter ended March 29, 2003.

     Transaction Expenses. Transaction expenses for the pro forma quarter ended March 27, 2003 consisted of $0.8 million in costs incurred in connection with the acquisition of Sleep Country.

     Interest Expense, Net. For the quarter ended March 27, 2004, interest expense, net, decreased $0.6 million, or 4.9%, to approximately $11.1 million from $11.7 million for the pro forma quarter ended March 29, 2003. This decrease was a result of our repayment of $12.3 million of debt in the first quarter of 2004.

     Income Taxes. The combined federal, state, and foreign effective income tax rate of 36.0% for the quarter ended March 27, 2004 differs from the federal statutory rate of 35.0% primarily due to a tax benefit realized as a result of a decrease in the tax rate at which deferred tax assets and liabilities were recorded in order to more properly reflect our overall state income tax effective rate, the tax expense effect of a valuation allowance increase for SC Holdings, Inc. net deferred tax assets and state income tax expense. The combined federal, state, and foreign effective income tax rate of 41.7% for the pro forma quarter ended March 29, 2003 differed from the federal statutory rate of 35.0% primarily due to state income tax expense and the tax effects of non-deductible interest costs.


     Net Income. For the reasons set forth above, our net income decreased $0.6 million, or 18.4%, to $4.0 million for the quarter ended March 27, 2004 compared to $4.5 million for the pro forma quarter ended March 29, 2003.


 PRO FORMA YEAR ENDED DECEMBER 27, 2003 COMPARED TO YEAR ENDED DECEMBER 28, 2002


     The following pro forma data for the year ended December 27, 2003 ("pro forma year ended December 27, 2003") are based on the historical financial statements for the predecessor period of 2003 and successor period of 2003, presented on a pro forma basis giving effect to each of the Acquisition and the termination of the deferred compensation plan as if it had occurred on December 29, 2002 as described above under "Results of Operations."



     For the predecessor period of 2003, our net sales were $797.6 million and cost of products sold was $410.1 million. Our selling, general and administrative expenses were $373.0 million. Amortization of intangibles was $0.3 million. Transaction expenses were $22.4 million. Our licensing fees were $10.4 million. Interest expense, net was $45.1 million and the income tax benefit was $8.8 million.


     For the successor period of 2003, our net sales were $8.7 million and cost of products sold was $7.6 million. Our selling, general and administrative expenses were $4.4 million. Amortization of intangibles was $0.3 million. Our licensing fees were $0.3 million. Interest expense, net was $4.7 million and the income tax benefit was $0.8 million.

     Net sales. Net sales for the pro forma year ended December 27, 2003 increased $97.7 million, or 13.8%, to $806.3 million from $708.6 million for the year ended December 28, 2002.

     Wholesale bedding segment sales increased $82.1 million, or 12.5%, to $741.0 million for the pro forma year ended December 27, 2003 from $659.0 million for fiscal year 2002. For the pro forma year ended December 27, 2003 and fiscal year 2002, our wholesale bedding net sales reflect a reduction of $49.5 million and $52.4 million, respectively, for cash consideration paid to our customers for certain promotional programs and volume rebates in accordance with EITF 01-9. The wholesale bedding segment sales increase was primarily due to an increase in both unit shipments and AUSP of 5.6% compared to 2002. Our AUSP benefited from a shift in sales mix toward our higher priced Beautyrest(R) and BackCare(R) products. Unit volume growth resulted from additional floor placements at new and existing customers and an improved retail sales environment in the second half year.

     Our pro forma year ended December 27, 2003 wholesale bedding sales, exclusive of EITF 01-9 sales reductions, which is the methodology used by ISPA in calculating industry sales, were up 11.4% over the prior year. In comparison, ISPA reported that for 2003 total U.S. bedding manufacturers' sales were up 5.8% over the prior year, comprised of an increase in unit shipments and AUSP of 1.8% and 3.9%, respectively. According to Furniture/Today, our 2003 industry market share is 15.7%.

     Our retail segment sales for the pro forma year ended December 27, 2003 increased $26.1 million, or 36.4%, to $97.9 million from $71.8 million for fiscal year 2002. On a comparable store basis, sales for our retail stores increased 14.9% for the pro forma year ended December 27, 2003 versus 2002. The retail segment sales increase was due principally to (i) the acquisition of 26 retail stores in Southern California from Mattress Discounters Corporation ("Mattress Discounters") in December 2002; (ii) an increase in advertising expenditures which led to higher sales; and (iii) an improving retail sales environment.

     Cost of Products Sold. Cost of products sold, as a percentage of net sales, for the pro forma year ended December 27, 2003 decreased 0.9 percentage points to 51.3% from 52.2% in fiscal year 2002, resulting in a gross margin increase to 48.7% for the pro forma year ended December 27, 2003 from 47.8% for 2002.

     Our wholesale segment gross margin increased 0.4 percentage points to 46.4% for the pro forma year ended December 27, 2003 from 46.0% for 2002. Our gross margin increased due to a reduction in depreciation expense of $1.9 million, or 0.3% of wholesale segment net sales, due to the remaining useful lives of our property, plant and equipment being extended from an average of three years to seven years as a result of the valuation of the property, plant and equipment in connection with the Acquisition. Additionally, our wholesale segment gross margin increased 1.3 percentage points due to better absorption of our fixed manufacturing costs as a result of our unit volume growth. Offsetting these improvements were cost increases of (i) 1.0 percentage point due to supplier price increases for certain raw material components without a corresponding price increase in our Beautyrest(R) product line in 2003; and (ii) 0.3 percentage points due to higher labor costs resulting from increased production demands resulting from our unit volume growth.

     Our retail segment gross margin decreased 0.7 percentage points to 50.3% for the pro forma year ended December 27, 2003 from 51.0% for 2002. The decrease was due to the discounting of inventory acquired from Mattress Discounters in December 2003 and the discounting of inventory in late 2003 that was being replaced with vendors' new product lines.


     Selling, General and Administrative Expenses. For the pro forma year ended December 27, 2003, selling, general and administrative expenses, as a percentage of net sales, decreased 2.3 percentage points to 37.8% from 40.1% in fiscal year 2002.



     Our wholesale segment selling, general and administrative expenses decreased 2.2 percentage points to 34.8% of wholesale segment net sales for the pro forma year ended December 27, 2003 from 37.0% for fiscal year 2002. Variable stock compensation expense decreased $15.6 million due to the termination of the deferred compensation plan and the Predecessor stock option plans. Our pro forma year ended December 27, 2003 include the reduction of depreciation expense by $2.9 million, or 0.4% of wholesale segment net sales, due to the remaining useful lives of our property, plant and equipment being extended from an average of three years to seven years as a result of the valuation of the property, plant and equipment in connection with the Acquisition. Additionally, our selling, general and administrative expenses for the pro forma year ended December 27, 2003 reflect the $1.4 million, or 0.2% of wholesale segment net sales, reduction in management fees due to the cancellation of the Fenway management agreement and the entering into the new THL Managers V, LLC management agreement in connection with the Acquisition. Offsetting these improvements in our selling, general and administrative expenses, our promotional expenditures increased $20.5 million, or 1.6 percentage points, due to (i) more expenditures meeting the criteria of a selling expense in accordance with EITF 01-9 because of our focus on increasing customer compliance with our co-op advertising guidelines; and (ii) a shift in our sales mix toward customers and products that receive more advertising and selling support subsidies.


     Our retail segment selling, general and administrative expenses decreased
8.8 percentage points to 47.6% of retail segment net sales for the pro forma year ended December 27, 2003 from 56.4% for fiscal year 2002. This decrease was attributable to our increase in retail sales resulting in greater leverage of our fixed retail selling, general and administrative expenses.

     Amortization of Intangibles. Amortization of intangibles decreased $7.6 million, or 35.5%, to $13.9 million for the pro forma year ended December 27, 2003 from $21.5 million in fiscal year 2002. The pro forma year ended December 27, 2003 amortization is less than fiscal year 2002 due to our retail segment recognizing a $20.3 million non-cash goodwill impairment charge in the fourth quarter of 2002.

     Interest Expense, Net. Interest expense, net, increased $11.3 million, or 35.3%, to $43.3 million for the pro forma year ended December 27, 2003, from $32.0 million in fiscal year 2002 due to an increase in our average outstanding borrowings for the pro forma year ended December 27, 2003 resulting from the Acquisition. Our interest paid in pro forma 2003 was $53.6 million, a 114.6% increase from $24.9 million paid in 2002, due principally to payments of (i) $10.8 million in tender fees as previously noted; (ii) Junior. Subordinated PIK note interest of $13.7 million; and (iii) $3.5 million in bridge loan commitment fees.


     Income Taxes. Our combined federal, state and foreign effective income tax expense rate of 30.7% for the pro forma year ended December 27, 2003 differs from the federal statutory rate of 35.0% primarily from a reduction of the prior year valuation allowance on net operating losses utilized as a result of Sleep Country's income for the pro forma year ended December 27, 2003. Our combined federal, state and foreign effective income tax rate of 116.7% for fiscal year 2002 was greater than the federal statutory rate due principally to a 100% valuation allowance for Sleep Country's loss in 2002.


     Net Income (Loss). For the reasons set forth above, our net income was $28.0 million for the pro forma year ended December 27, 2003 compared to net loss of $0.6 million for the year ended December 28, 2002.


 YEAR ENDED DECEMBER 28, 2002 COMPARED TO YEAR ENDED DECEMBER 29, 2001

     Net Sales. Net sales for the year ended December 28, 2002 increased $53.4 million, or 8.1%, to $708.6 million in 2002 from $655.2 million in 2001. Our sales increase is primarily attributable to an increase in wholesale bedding segment sales, partially offset by a decrease in retail segment sales.

     Wholesale bedding segment sales increased $57.1 million, or 9.5%, to $659.0 million in fiscal year 2002 from $601.8 million in fiscal year 2001. The wholesale bedding segment sales increase was primarily due to (i) a 10.7% increase in bedding AUSP resulting from a shift in sales mix toward higher priced products which increased sales by $68.5 million in the aggregate; (ii) an increase in customers added over the last year and (iii) the adoption of EITF 01-9 at the beginning of fiscal year 2002, which resulted in the reclassification of certain payments to customers, such as co-operative advertising expenditures, promotional money expenditures, volume rebates and amortization of supply agreements, from selling, general and administrative expenses and cost of products sold to a reduction of revenue. Payments treated as a sales reduction were $26.6 million less in 2002 than in 2001. Our adoption of a more stringent proof of advertising policy late in 2001 resulted in less co-operative advertising expenditures being classified as a reduction of revenue in fiscal year 2002. The amounts reclassified from selling, general and administrative expenses and cost of products sold totaled $49.7 million and $0.7 million, respectively, in fiscal year 2002 versus $76.3 million and $0.8 million, respectively, in fiscal year 2001. The increase in 2002 net sales was partially offset by a 5.7% decrease in bedding unit sales volume largely due to the loss of high volume, low margin business resulting from customer bankruptcies in the August 2000 to July 2001 period and a general economic slowdown. The aggregate sales decline in 2002 for customers which filed for bankruptcy and ceased business in 2001 totaled approximately $18 million.

     Wholesale bedding segment sales, exclusive of the aforementioned EITF 01-9 reclassifications, of $709.4 million in 2002 increased $30.5 million, or 4.5%, from $678.9 million in 2001. This methodology for calculating sales is comparable to that used by ISPA in calculating market share. ISPA estimated that 2002 industry sales were up 3.8% over the prior year, comprised of an increase in unit shipments and AUSP of 0.7% and 3.1%, respectively.

     Retail segment sales decreased $5.6 million, or 7.3%, to $71.8 million in fiscal year 2002 from $77.4 million in fiscal year 2001. On a comparable store basis, sales for our retail stores decreased 8.5% in fiscal year 2002 versus 2001. The retail segment sales decline was due principally to the general economic slowdown and a reduction in advertising expenditures.

     Cost of Products Sold. As a percentage of net sales, cost of products sold in fiscal year 2002 decreased 5.7 percentage points to 52.2% from 57.9% in fiscal year 2001. Our 2002 gross margin improvement to 47.8% reflects expansion of both wholesale bedding segment and retail segment gross margins.

     Our 2002 wholesale bedding segment gross margin improvement of 6.4 percentage points to 46.0% reflects (i) the above mentioned lower EITF 01-9 sales reduction in fiscal year 2002 as compared to fiscal year 2001; (ii) the above mentioned 10.7% increase in AUSP; (iii) a 5.5 percentage point decrease in material costs due in part to our "Zero Waste" cost reduction initiative which began in fiscal year 2001 and continued in fiscal year 2002; and (iv) a 0.7 percentage point decrease in labor costs due to management of factory headcount and labor hours due to a reduction in sales volume. The average factory worker headcount for fiscal year 2002 was 6.8% less than fiscal year 2001. Exclusive of the EITF 01-9 reclassifications mentioned above, our wholesale bedding gross margin improved 3.4 percentage points in fiscal year 2002 to 49.8%.

     Our 2002 retail segment gross margin improvement of 2.3 percentage points to 51.0% resulted principally from a shift in sales mix toward products that have higher margins.

     Selling, General and Administrative Expenses. As a percentage of net sales, selling, general and administrative expenses for fiscal year 2002 increased 3.2 percentage points to 40.1% from 36.9% in fiscal year 2001. The 2002 increase was attributable to additional wholesale bedding segment selling, general, and administrative expenses, partially offset by a decrease in our retail segment selling, general and administrative expenses.


     Our wholesale bedding segment selling, general and administrative expenses, as a percentage of net sales, increased 4.2 percentage points to 37.0% in fiscal year 2002. The 2002 increase was principally attributable to the above mentioned adoption of EITF 01-9 resulting in $49.7 million and $76.3 million in fiscal year 2002 and fiscal year 2001, respectively, of costs historically characterized as selling, general and administrative expenses being characterized as a reduction of revenue. In fiscal year 2002, selling, general and administrative expenses, inclusive of the expenditures characterized as a reduction of revenue due to the adoption of EITF 01-9, increased 1.0 percentage points to 39.3% from 38.3% in fiscal year 2001. This increase was primarily attributable to a 0.8 percentage point increase in co-operative advertising expenditures due to a shift in our sales mix toward products that have higher subsidies and selling expenses.


     Our retail segment selling, general and administrative expenses, as a percentage of net sales, increased 1.7 percentage points to 56.4% in fiscal year 2002 due principally to a decrease in retail sales, partially offset by a reduction in advertising expenses.

     ESOP Expense. In fiscal year 2001, we allocated the remaining ESOP shares to plan participants. Therefore, beginning with the first quarter of 2002, we no longer incurred an expense associated with the ESOP plan.

     Amortization of Intangibles. Amortization of intangibles increased $2.2 million to $21.5 million in fiscal year 2002 from $19.3 million in fiscal year 2001. This increase was principally due to our retail segment recognizing a non-cash goodwill impairment charge in the fourth quarter of 2002 of $20.3 million related to our Sleep Country subsidiary. A review of Sleep Country's goodwill for impairment was necessary due to the continued weakness in the retail economy and the failure of Sleep Country to reach the sales and profit levels included in its original impairment test as of January 1, 2002. Exclusive of Sleep Country's goodwill impairment charge, amortization of intangibles decreased in fiscal year 2002 due to (i) our retail segment recognizing a non-cash impairment charge in the fourth quarter of 2001 of $7.9 million to write down the goodwill of our wholly-owned subsidiary Gallery Corp. to market value with no similar impairment charge being required in fiscal year 2002; (ii) the adoption of SFAS No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, at the beginning of our 2002 fiscal year; and (iii) a $1.8 million decrease in amortization of patents due to the expiration of certain patents. As a result of the adoption of SFAS 142 at the beginning of 2002, we discontinued the amortization of goodwill and performed a transitional test of goodwill impairment, which resulted in no impairment charge. Had this accounting pronouncement been adopted at the beginning of 2001, amortization of intangibles, exclusive of impairment charges, would have been reduced by $8.3 million to $3.1 million in 2001.

     Interest Expense, Net. Interest expense, net decreased $7.5 million, or 18.9%, to $32.0 million in fiscal year 2002 from $39.5 million in 2001 due primarily to (i) decreased average outstanding borrowings; (ii) lower Prime and LIBOR base rates in 2002; and (iii) lower interest rate margins on our then existing senior credit facility obligations. Our interest paid in 2002 was $24.9 million, a 14.7% decrease from $29.2 million paid in 2001.

     Income Tax Expense. Our effective income tax rate of 116.7% for fiscal year 2002 differed from the federal statutory rate primarily due to the change in the valuation allowance against Sleep Country's net deferred tax asset, state income taxes and non-deductible interest expense. Our effective income tax benefit rate of 43.2% for fiscal year 2001 differed from the federal statutory rate primarily due to the net change in deferred tax valuation allowances, and the benefit of state net operating losses and foreign tax credits, partially offset by the amortization and impairment of goodwill not being tax deductible.

     Minority Interest in Loss. Minority interest in Sleep Country's loss increased $0.6 million to $1.1 million in fiscal year 2002 from a loss of $0.5 million in fiscal year 2001.

     Net Loss. For the reasons set forth above, we had net loss of $0.6 million in fiscal year 2002 compared to a net loss of $9.6 million in fiscal year 2001.

LIQUIDITY AND CAPITAL RESOURCES


     Our principal sources of cash to fund liquidity needs are (i) cash provided by operating activities and (ii) borrowings available under our new Senior Credit Facility ("New Senior Credit Facility"). Our primary use of funds consists of payments of principal and interest for our debt, capital expenditures, acquisitions, and funding for working capital increases. Barring any unexpected significant external or internal developments, we expect current cash balances on hand, cash provided by operating activities and borrowings available under our New Senior Credit Facility to be sufficient to meet our short-term and long-term liquidity needs.



     Our New Senior Credit Facility is comprised of a $396.6 million term loan facility, the "Tranche B Term Loan," which will mature in 2011, and a $75.0 million Revolving Loan Facility (of which approximately $64.5 million was available for borrowings as of March 27, 2004 after giving effect to $10.5 million that was reserved for standby letters of credit), which will mature in 2009. We are permitted to incur up to an additional $100.0 million of senior secured debt at the option of participating lenders, so long as no default or event of default under the senior secured credit facility has occurred or would occur after giving effect to that incurrence and certain other conditions are satisfied. The New Senior Credit Facility is guaranteed by THL-SC Bedding Company and by all our active domestic subsidiaries. Our and the guarantors' obligations are secured by all or substantially all our and the guarantors' assets, including a pledge of our stock or LLC interests, a pledge of stock of all our active domestic subsidiaries and our pledge of 65% of stock of our foreign subsidiaries. We also have a Senior Unsecured Term Loan Facility of $140.0 million, which will mature in June 2012. The Senior Unsecured Term Loan Facility is guaranteed by THL-SC Bedding Company and all our active domestic subsidiaries.



     The New Senior Credit Facility and the Senior Unsecured Term Loan bear interest at our choice of the Eurodollar Rate or Base Rate (both as defined), plus the following applicable interest rate margins as follows:


                                                              EURODOLLAR   BASE
                                                                 RATE      RATE
                                                              ----------   -----
Revolving Loan Facility.....................................    2.50%      1.50%
Tranche B Term Loan.........................................    2.75%      1.75%
Senior Unsecured Term Loan..................................    3.75%      2.75%


     The weighted average interest rates per annum in effect as of March 27, 2004 for the Tranche B Term Loan and the Senior Unsecured Term Loan were 4.14% and 5.13%, respectively.


     Under the Tranche B Term Loan, quarterly amortization payments of approximately $1.0 million are required during the first seven years, with the balance of the facility to be repaid quarterly during the eighth year. There are no scheduled amortization payments prior to the maturity date of the Senior Unsecured Term Loan.

     Our New Senior Credit Facility requires us to meet a minimum interest coverage ratio and a maximum leverage ratio, and includes a maximum capital expenditures limitation. In addition, the New Senior Credit Facility contains certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in those agreements.

     The New Senior Credit Facility also contains certain customary events of defaults, subject to cure periods as appropriate.

     We are required to make prepayments of the loans outstanding under the New Senior Credit Facility under certain circumstances, including with 100% of the net cash proceeds of certain asset sales and casualty or condemnation events to the extent such proceeds are not reinvested in Simmons' business within a specified period of time and with 100% of the proceeds of certain types of debt incurred by it. Additionally, depending on Simmons' leverage ratio, Simmons may be required to prepay its senior secured loans with up to 50% of its excess cash flow from each fiscal year and with up to 50% of the net cash proceeds of certain equity issuances.


     We are also required to make prepayments of the loans outstanding under its Senior Unsecured Term Loan in the event of a change of control at 101% of the unpaid principal amount thereof. Furthermore, Simmons may be required to make an offer to repurchase its senior unsecured loans with proceeds of certain asset sales, and any such offer required to be made within the first three years after the closing date of the senior unsecured credit facility must be accompanied by payment of a call premium, calculated on a sliding scale. Simmons is not required to use any proceeds it receives from an equity offering to repay loans outstanding under its Senior Unsecured Term Loan Facility.


     Our long-term obligations contain various financial tests and covenants. We were in compliance with those covenants as of the quarter ended March 27, 2004. The most restrictive covenants relate to ratios of Adjusted EBITDA to interest coverage (interest coverage ratio), total debt to Adjusted EBITDA (total leverage ratio), and maximum capital expenditures all as defined in the New Senior Credit Facility. The minimum interest coverage and maximum leverage ratios are computed based on our results for the last twelve months ended. More specifically, the New Senior Credit Facility's covenants require:

     - a minimum interest coverage ratio, with compliance levels ranging from an interest coverage of no less than 2.25:1.00 from March 31, 2004 through December 31, 2004; 2.30:1.00 from March 31, 2005 through December 31, 2005; 2.40:1.00 from March 31, 2006 to December 31, 2006; 2.55:1.00 from
       March 31, 2007 through December 31, 2007; 2.75:1.00 from March 31, 2008 through December 31, 2008; and 3.0:1.00 as of March 31, 2009 and each fiscal quarter ending thereafter.

     - a maximum total leverage ratio, with compliance levels ranging from total leverage of no greater than 6.85:1.00 from March 31, 2004 through December 31, 2004; 6.50:1.00 from March 31, 2005 through December 31, 2005; 6.00:1.00 as of March 31, 2006 and June 30, 2006; 5.75:1.00 as of
       September 30, 2006 and December 31, 2006; 5.00:1.00 from March 31, 2007 through December 31, 2007; 4.50:1.00 from March 31, 2008 through December 31, 2008; and 4.00:1.00 as of March 31, 2009 and each fiscal quarter ending thereafter.

     - a maximum capital expenditure limitation of $20.0 million per fiscal year, with the ability to rollforward to future years unused amounts from the previous fiscal year, and also subject to adjustments for certain acquisitions and other events.


     We expect to meet such covenants in 2004. Adjusted EBITDA (as defined in the New Senior Credit Facility) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, and depreciation and amortization, adjusted EBITDA (as defined in the New Senior Credit Facility) also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees; ESOP expenses, the aggregate amount of the fees, costs and cash expenses paid by Simmons in connection with the consummation of the Acquisition (including, without limitation, bonus and option payments); other non-cash items reducing Consolidated Net Income (including, without limitation, non-cash purchase accounting adjustments and debt extinguishment costs); the cure amount, if any, received by Simmons in respect of that period; any extraordinary, unusual or non-recurring gains or losses or charges or credits; and any reasonable expenses or charges related to any issuance of securities, investments permitted, permitted acquisitions, recapitalizations, asset sales permitted or indebtedness permitted to be incurred, less other non-cash items increasing consolidated net income, all of the foregoing as determined on a consolidated basis for Simmons in conformity with GAAP. Adjusted EBITDA is presented herein because it is a material component of the covenants contained within the aforementioned credit agreements. Non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements which could have a material adverse effect on our results of operations, financial position and cash flow. While the determination of "unusual and nonrecurring losses" is subject to interpretation and requires judgment, we believe the items listed below are in accordance with the New Senior Credit Facility. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

     The following is a calculation of our minimum interest coverage and maximum leverage ratios under our New Senior Credit Facility as of March 27, 2004. The terms and related calculations are defined in the New Senior Credit Facility, which is included as Exhibit 10.33 of our registration statement of which this prospectus forms a part (in thousands, except ratios).

                                                               MARCH 27, 2004
                                                               --------------
Calculation of Minimum Cash Interest Coverage Ratio:
Twelve months ended Adjusted EBITDA(1)......................      $132,524
                                                                  ========
Consolidated cash interest expense(2).......................      $ 42,660
                                                                  ========
Actual interest coverage ratio(3)...........................          3.11x
Minimum Permitted Interest Coverage Ratio...................          2.25x

Calculation of Maximum Leverage Ratio:
Consolidated indebtedness...................................      $757,937
Less: Cash and cash equivalents.............................          (859)
                                                                  --------
  Net debt..................................................      $757,078
                                                                  ========
Adjusted EBITDA(1)..........................................      $132,524
                                                                  ========
Actual Leverage Ratio(4)....................................          5.71x
Maximum Permitted Leverage Ratio............................          6.85x

---------------

(1) Adjusted EBITDA for the twelve months ended March 27, 2004 adds back to net income the following items: income taxes, interest expense, depreciation and amortization, variable stock compensation expense, transaction related expenditures, plant opening and closing charges, certain litigation and insurance charges relating to previous periods, retail segment charges relating to previous periods, management fees, and other non-recurring/non-cash charges as permitted under our New Senior Credit Facility.

(2) Consolidated cash interest expense, as defined in our New Senior Credit Facility for the period ended March 27, 2004 follows (in thousands):

Interest expense, net.......................................      $11,093
Interest income.............................................           44
                                                                  -------
Gross interest expense......................................       11,137
Less:
Non-cash interest expense...................................          472
                                                                  -------
                                                                   10,665
                                                                       x4
                                                                  -------
Consolidated cash interest expense..........................      $42,660
                                                                  =======

---------------

(3) Represents ratio of Adjusted EBITDA to consolidated cash interest expense.

(4) Represents ratio of consolidated indebtedness less cash and cash equivalents to Adjusted EBITDA.


     Our Senior Unsecured Term Loan does not contain any financial maintenance covenants, but does contain affirmative covenants similar to those contained in our New Senior Credit Facility. Additionally, the

Senior Unsecured Term Loan contains negative covenants similar to those contained in the New Senior Credit Facility, except that certain negative covenants, including limitations on indebtedness, asset sales and restricted junior payments are substantially similar to those contained in the indenture for the 7.875% Senior Subordinated Notes.


     The use of interest rate risk management instruments is required under the terms of the New Senior Credit Facility. We are required to maintain protection against fluctuations in interest rates, and may do so through utilizing Eurodollar Rate loans having twelve-month interest periods or through one or more interest rate agreements, such as collars and swaps.

     In order to address interest rate risk, we have developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. On January 26, 2004, we elected to set the interest rate at the twelve-month Eurodollar Rate for approximately $325.0 million of the Tranche B Term Loan and the $140.0 million Senior Unsecured Term Loan, which fixed the Eurodollar Rate at 1.375% through January 26, 2005 for approximately 84% of our floating rate debt outstanding as of December 27, 2003. Additionally, to further address interest rate risk, we entered into an interest rate cap agreement on February 11, 2004 for a notional amount of $170.0 million, which capped the Eurodollar Rate at 5.0% for the period of January 26, 2005 through January 26, 2006.


     On December 19, 2003, we completed a financing, which consisted of the sale of $200.0 million of 7.875% Senior Subordinated Notes due 2014 (the "New Notes") pursuant to a private offering. The New Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The Notes mature on January 15, 2014. The New Notes are subordinated in right of payment to all our existing and future senior indebtedness. We plan to issue 7.875% Senior Subordinated Notes due 2014 (the "Exchange Notes") in exchange for all New Notes, pursuant to an exchange offer whereby holders of the New Notes will receive Exchange Notes which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), but are otherwise identical to the New Notes.


     At any time prior to January 17, 2007, we may redeem up to 40% of the aggregate principal amount of the New Notes at a price of 107.875% in connection with an Equity Offering, as defined. With the exception of an Equity Offering, the New Notes are redeemable at our option beginning January 15, 2009 at prices decreasing from 103.938% of the principal amount thereof to par on January 15, 2012 and thereafter. We are not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

     The indenture for the New Notes requires us and our subsidiaries to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of the our assets and stock.

     The New Notes and Old Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by all of our active domestic subsidiaries.

     The 10.25% Series B Senior Subordinated Notes ("Old Notes") bear interest at the rate of 10.25% per annum, which is payable semi-annually in cash in arrears on March 15 and September 15. In connection with the Acquisition, $144.9 million principal amount of Old Notes were tendered at a premium of $10.4 million. The remaining $5.1 million of Old Notes outstanding were marked to fair market value as of the date of the Acquisition. On April 12, 2004, the remaining Old Notes were redeemed at 105.125% of the principal amount thereof for a total payment of $5.3 million.

     Future principal debt payments are expected to be paid out of cash flows from operations, borrowings on our new revolving credit facility, and future refinancing of our debt. Historically we have not been obligated to pay federal income taxes as a result of net operating loss carryforwards; however, we expect to be obligated to pay federal income taxes beginning in 2005.

     Our operating activities provided cash of $56.5 million for the year ended December 27, 2003, compared to $75.6 million for the year ended December 28, 2002. The following items principally account for the cash provided from operations for each of the periods: (i) operating income, exclusive of transaction expenses, variable stock compensation and goodwill impairment, of $92.9 million for the year ended December 27, 2003 versus $80.6 million for the comparable prior year period and (ii) an increase in working capital, exclusive of assets and liabilities held for sale, of $16.6 million versus a decrease of $16.0 million for the comparable prior year period.

     Our operating activities provided cash of $11.6 million for the first quarter of 2004, compared to a use of $10.1 million for the first quarter of 2003. The following items principally accounted for the increase: (i) reduction in our cash interest payments by $6.7 million due to a change in our semi-annual interest payment date to June from March because of the issuance of our New Notes and the retirement of our Old Notes in connection with the financing of the Acquisition and (ii) working capital improvement of $6.5 million during the quarter due to the selling of inventory, written-up to fair market value as part of the allocation of the purchase price on December 19, 2003. Additionally, our working capital improved due to an increase in our wholesale segment inventory turns to 17 in the first quarter of 2004 from 16 in the first quarter of 2003. Our wholesale segment accounts payable days were 33 in the first quarter of 2004, which was consistent with the first quarter of 2003. Our accounts receivable balance increased due to our growth in wholesale segment sales in the first quarter of 2004 compared to the first quarter of 2003. Our accounts receivable days sales outstanding for our wholesale segment were 40 for the first quarter of 2004 compared to 43 for the first quarter of 2003.

     Capital expenditures totaled $8.8 million and $1.8 million for the year ended December 27, 2003 and the quarter ended March 27, 2004, respectively. We expect to spend an aggregate of approximately $19 million for capital expenditures in fiscal year 2004. Our capital expenditures will increase in fiscal year 2004 due to the opening of two new manufacturing facilities in Hazleton, Pennsylvania and Waycross, Georgia, the first of which opened in March 2004 and the second is anticipated to open in the third quarter of 2004. We believe that annual capital expenditure limitations in our New Senior Credit Facility will not significantly inhibit us from meeting our ongoing capital expenditure needs.


     We sold the stock of our Mattress Gallery subsidiary, which was considered an asset held for sale as of March 27, 2004, on May 1, 2004 to PCM for cash proceeds of $6.5 million. In connection with the sale, we contributed certain intercompany debts owed by Mattress Gallery to Simmons and its affiliates to Mattress Gallery as equity and entered into a five-year supply agreement with Mattress Gallery. Following the sale, we continue to guarantee Mattress Gallery's obligations under certain store and warehouse leases.


     The following table sets forth our contractual obligations as of December 27, 2003 (dollars in thousands):

                                                NEXT       2-3                   AFTER
CONTRACTUAL OBLIGATIONS             TOTAL       YEAR      YEARS     4-5 YEARS   5 YEARS
-----------------------           ----------   -------   --------   ---------   --------
Long-term debt(1)...............  $  770,253   $ 9,512   $  9,028   $  8,926    $742,787
Interest payments on long-term
  debt(2).......................     375,578    43,255     85,113     84,418     162,792
Capital lease obligations.......         389       277        112         --          --
Operating leases -- wholesale
  segment.......................      57,179    14,504     22,447     11,750       8,478
Operating leases -- retail
  segment.......................      36,367    10,216     15,064      7,423       3,664
Component purchase commitments..      21,600    12,800      8,800         --          --
                                  ----------   -------   --------   --------    --------
  Total contractual
     obligations................  $1,261,366   $90,564   $140,564   $112,517    $917,721
                                  ==========   =======   ========   ========    ========
Other commercial commitments:
  Standby letters of credit.....  $   10,515   $10,515   $     --   $     --    $     --
                                  ==========   =======   ========   ========    ========

---------------

(1) Includes $5.3 million of 10.25% Series B Senior Subordinated Notes which were redeemed in April 2004.

(2) Anticipated interest payments based on current interest rates and amounts outstanding as of December 27, 2003.

     In addition, under the terms of the management agreement entered into in connection with the Acquisition, we are required to pay an affiliate of Thomas
H. Lee Partners an aggregate fee of no less than

$1.5 million a year. Under its terms, the management agreement will be terminated by THL upon the consummation of an equity offering and we will be required to pay THL a termination fee equal to the net present value of the fees payable to THL for a period of seven years from the date of termination.

SEASONALITY/OTHER

     For the past several years, there has not been significant seasonality in our wholesale bedding business. Our retail bedding business, which accounted for $97.9 million, or 12.1%, of net sales for the year ended December 27, 2003, has historically experienced, and we expect will continue to experience, seasonal and quarterly fluctuations in net sales, operating income and Adjusted EBITDA. As is the case with many bedding retailers, our retail business is subject to seasonal influences, characterized by strong sales for the months of May through September, which impacts our second and third quarter results.

MARKET RISK

     The principal market risks to which we are exposed that may adversely affect our results of operations and financial position include changes in future commodity prices and interest rates. We seek to minimize or manage these market risks through normal operating and financing activities and through the use of interest rate cap agreements, where practicable. We do not trade or use instruments with the objective of earning financial gains on the interest rate fluctuations, nor do we use instruments where there are not underlying exposures.

  INTEREST RATE RISK

     We are exposed to market risk from changes in interest rates. In order to address this risk, the New Senior Credit Facility requires us to adopt interest rate protection measures on our variable rate indebtedness such that 50% of our consolidated funded indebtedness is either fixed or protected.

     In order to address interest rate risk, we have developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. On January 26, 2004, we elected to set the interest rate at the twelve-month Eurodollar Rate for approximately $325.0 million of the Tranche B Term Loan and the $140.0 million Senior Unsecured Term Loan, which fixed the Eurodollar Rate at 1.375% through January 26, 2005 for approximately 84% of our floating rate debt outstanding as of December 27, 2003. Additionally, to further address interest rate risk, we entered into an interest rate cap agreement on February 11, 2004 for a notional amount of $170.0 million, which capped the Eurodollar Rate at 5.0% for the period of January 26, 2005 through January 26, 2006.

     All other factors remaining unchanged, a hypothetical 10% increase or decrease in interest rates for one year on our variable rate financial instruments would not have a material impact on earnings during 2004, but would result in an additional $2.4 million of interest expense in 2005.

  COMMODITY PRICE RISK

     The major raw materials that we purchase for production are wire, spring components, lumber, cotton, insulator pads, innerspring, fabrics and roll goods consisting of foam, fiber, ticking and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. In particular, many of our goods can be impacted by fluctuations in petrochemical prices and steel prices. We currently do not have a hedging program in place to manage fluctuations in commodity prices.

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

                                    BUSINESS

OVERVIEW

     Founded in 1870, Simmons Company is a leading manufacturer and distributor of branded bedding products in the United States and a world leader in Pocketed Coil(R) innerspring technology. We sell a broad range of mattresses and foundations under our well-recognized brand names, including Simmons(R), Beautyrest(R), BackCare(R) and Deep Sleep(R). In 2002, we added to our product line-up with the introduction of BackCare Kids(R) mattresses, LivingRight(TM) adjustable foundations, and a broader assortment of products to serve the premium bedding segments. Sales of conventional bedding, which include fully-assembled mattresses and foundations, account for substantially all of our sales.

     We manufacture a full range of mattresses and foundations, with particular emphasis on products targeted to sell at retail price points above $799 per queen set. Additionally, we focus on selling queen and larger size mattresses. For the year ended December 27, 2003, we derived approximately 57% of our sales from these higher-end retail price points and approximately 83% of our sales from these larger size mattresses. We believe these product categories offer faster growth and higher gross margins than other bedding segments. Primarily as a result of these factors, our AUSP for the year ended December 27, 2003 was approximately 50% above the industry average as reported by ISPA.

     We manufacture and supply conventional bedding to approximately 3,400 retail customers, representing over 11,000 outlets, throughout the nation and in Puerto Rico. Our customers include furniture stores, specialty sleep shops, department stores and rental stores. We support our customers with significant local and national brand advertising and promotional spending, as well as extensive customer support services. We operate 17 strategically located manufacturing facilities across the United States and in Puerto Rico through our wholly owned subsidiaries, The Simmons Manufacturing Co., LLC and Simmons Caribbean Bedding, Inc. We are currently constructing two additional manufacturing facilities.

     We also distribute branded products on a contract sales basis directly to institutional users of bedding products, such as the hospitality industry and certain agencies of the U.S. government, through our wholly owned subsidiary, Simmons Contract Sales, LLC. In addition, we license our trademarks, patents and other intellectual property to various domestic and foreign manufacturers principally through our wholly owned subsidiary, Dreamwell, Ltd.

     Unlike many of our competitors that operate as associations of independent licensees, we have national in-house manufacturing capabilities. We believe that there are a number of important advantages to operating nationally, including the ability to service multi-state accounts, maintain more consistent quality of products and leverage research and development activities. Our just-in-time manufacturing capability enables us to manufacture and ship approximately 75% of our products to our retail customers within five business days of receiving their order, and to minimize our working capital requirements.

     We have proven research and development capabilities. Guided by our Better Sleep Through Science(R) philosophy, we apply extensive research to design, develop, manufacture and market innovative sleep products to provide consumers with a better night's sleep. Over our 134-year history, our innovations have included our patented "no flip" mattress, the first mass-produced innerspring mattress, the Pocketed Coil(R) innerspring, the "Murphy Bed" and the Hide-a-Bed(R) sofa.

     We also operate 17 retail outlet stores located throughout the United States through our wholly owned subsidiary, World of Sleep Outlets, LLC, and over 46 retail mattress stores operating under the Sleep Country USA names in Oregon and Washington.

     We completed a sale of our Mattress Gallery retail operations in California on May 1, 2004 to Pacific Coast Mattress, Inc. ("PCM") for cash proceeds of $6.5 million.

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

INDUSTRY

     We compete in the U.S. wholesale bedding industry, which generated sales of approximately $5.0 billion in 2003, according to ISPA. While there are approximately 700 bedding manufacturers in the United States, four companies, Simmons, Sealy, Serta and Spring Air, accounted for approximately 59% of the bedding industry's wholesale revenues for 2003, according to Furniture/Today, an industry publication. The remainder of the domestic conventional bedding market primarily consists of hundreds of smaller independent local and regional manufacturers. We are one of only two bedding industry companies that have national, in-house manufacturing capabilities. We believe that there are advantages to operating nationally, including the ability to better service multi-state accounts, maintain more consistent quality of products and better leverage research and development activities.

     The U.S. bedding industry is historically characterized by growing unit demand, rising AUSPs and stability in various economic environments. Annual growth of total bedding industry sales has averaged approximately 5.9% over the last twenty years. During this period, there has been just one year in which industry revenues declined (0.3% in 2001). This stability and resistance to economic downturns is due largely to replacement purchases, which account for approximately 80% of bedding industry sales. In addition, high shipping costs and the short lead times demanded by mattress retailers have limited Asian imports to less than 3% of the U.S. market according to the International Trade Association.

     We believe that current and projected demographic trends are favorable for the bedding industry, and in particular, for the premium and above segments of the market in which we focus. According to ISPA, 20% of the 21.5 million mattress units sold in the U.S. in 2002 were sold at retail price points greater than $1,000. ISPA further estimates that the category for mattress units sold at price points greater than $1,000 in the United States grew at an annual rate of 32% in 2002. The factors contributing to growth in the premium segments include:

     - the greater profitability that high end products provide to our retail customers;

     - the rapid growth in the 45-64 year old segment of the population, a group that tends to have more discretionary income and purchases a disproportionate share of bedding products relative to the general population;

     - the growing number and size of bedrooms in homes in the last twenty years; and

     - the increasing consumer awareness of the health benefits of sleep.

COMPETITIVE STRENGTHS

  LEADING MARKET POSITION WITH A STRONG PORTFOLIO OF BRANDS

     We believe we are the second largest bedding manufacturer in the United States, with an estimated 15.7% market share for 2003. We have approximately an 84% domestic brand awareness, according to a 2002 report that we commissioned. Our brand names include Simmons(R), Beautyrest(R), BackCare(R) Deep Sleep(R) and sang(TM). Our brands are built around the philosophy of Better Sleep Through Science(R), which is supported by product innovations that have led to features that directly benefit the consumer and are easily communicated by the retail sales person. This strong brand focus has allowed us to increase both our manufacturing unit shipments and AUSP by 5.6% for the year ended December 27, 2003 from the comparable prior year period, while industry unit shipments and AUSP increased, according to ISPA, by 1.8% and 3.9%, respectively, for the same period. Our AUSP for the year ended December 27, 2003 was approximately 50% above the industry average as reported by ISPA.

  QUALITY CUSTOMER BASE

     We sell to a diverse nationwide customer base of approximately 3,400 retail customers, representing over 11,000 outlets. Due to the targeted marketing approach implemented by our management team, we added approximately 700 net new retail accounts from January 2001 through December 2003, representing approximately $143 million in annualized sales. For the twelve months ended March 27, 2004, we added

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

approximately 250 net new retail accounts, representing approximately $39 million in annualized sales. In addition, we have further diversified our customer base, reducing our top ten customer concentration to 29.8% of sales for the year ended December 27, 2003 from 34.7% in fiscal year 1999. Our largest customer represented 4.2% of sales for the year ended December 27, 2003, compared to 9.9% in fiscal year 1999. Concurrently, we have shifted our customer mix to those with higher credit quality. As a result, our percentage of current accounts receivable has increased to 80.7% as of December 27, 2003 compared to 61.7% as of December 25, 1999.

  PROVEN FINANCIAL PERFORMANCE

     Driven by a shift in sales mix to higher margin products, a focus on elimination of manufacturing waste and control over fixed manufacturing costs, we have steadily increased our gross profit. From 1998 through the year ended December 27, 2003, our gross profit grew at a compound annual rate of 14.9%.

  STRONG AND STABLE FREE CASH FLOW

     Our ability to grow while simultaneously generating strong free cash flow has enabled us consistently to reduce debt. We have attractive gross margins and low capital expenditure and working capital needs. Our gross margin has expanded from 40.8% in 2000 to 46.3% for the quarter ended March 27, 2004. Over the same period, our annual capital expenditure level averaged $10.4 million and our working capital decreased an average of $3.9 million per year.

  OUTSTANDING MANAGEMENT TEAM DRIVING A UNIQUE CORPORATE CULTURE

     Our management team combines executives possessing significant bedding and home furnishings experience with those who bring functional expertise from other industries. The management team has helped us build a high-performance culture that balances increased investment in new sales generation and product innovation with continuous rationalization of the cost structure. Since 2000, we have also invested approximately $7.5 million in a special training program to instill a new culture throughout the organization. As a result of these and other efforts, Simmons was named in January 2004 as one of FORTUNE magazine's "100 Best Places To Work."

OUR STRATEGY

  CONTINUE TO INNOVATE AND INTRODUCE NEW PRODUCTS

     We have a successful record in bringing key product innovations to market. In 2000, we introduced our patented "no flip" mattress, driving an increase in Beautyrest(R) unit sales of approximately 27% from 1999 to 2000. In 2002, we introduced our new BackCare(R) product line, with features such as allergy care fiber that helps reduce allergens on mattresses and an optional LivingRight(TM) adjustable foundation. As a result, BackCare(R) unit sales and AUSP increased by 5.1% and 36.6%, respectively, for the year ended December 27, 2003, and we added over 750 new BackCare(R) accounts in the same period. In December 2003, we began shipping our new Beautyrest(R) 2004 product, which includes Pocketed Cable Coil(TM) technology, providing significantly more durability and enhanced motion separation benefits.

     We continue to look for opportunities to expand our product portfolio, stimulate demand, raise our overall AUSP and deliver better sleep to consumers.

  INCREASE MARKET SHARE IN PREMIUM SEGMENTS

     We focus on capturing market share in the higher-margin and higher-growth premium segments. Our research shows that over 80% of consumers in the market for a replacement mattress indicated that they would look for a mattress that solves sleep problems and approximately 71% indicated that they would pay 20-30% more for a mattress that would improve their quality of sleep. To address this demand, we work closely with our customers to develop promotional advertising and educate consumers on our Better Sleep Through Science(R) philosophy, so as to compete on mattress technology rather than price. Sales at retail price points at or above $799 for queen sets as a percent of our sales have increased to 57% for the year ended December 27,

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

2003 from 42% in fiscal year 1999. Based on industry data, we believe that our market share for retail price points above $799 per queen set was approximately 23% for 2003.

     In 2003, we launched a number of products in the premium segments. These include the new sang(TM) product line, our entry into visco-elastic sleep systems with retail price points ranging from $1,899 to $2,499 for queen sets, and several high-end luxury mattress lines through our Windsor Bedding Co., LLC subsidiary with retail price points ranging from $2,899 to $8,999 for queen sets.

  INCREASE CUSTOMER PENETRATION

     We strive to improve the quality of, and selectively expand, our customer base through the following dual-pronged approach:

     Expand Within Existing Accounts. Only 48% of our retail customers carry both of our leading lines of mattresses, Beautyrest(R) and BackCare(R), and we believe that with focused marketing and education of the retail salespersons we can significantly increase our penetration levels. In addition, we believe our new product introductions will allow us to penetrate further our existing accounts.

     Target New Accounts. Senior management and the sales management review a comprehensive potential customer list on a monthly basis to identify and target new accounts in markets where we are pursuing greater penetration. From January 2001 through December 2003, Simmons penetrated approximately 700 net new retail accounts, representing approximately $143 million in annualized sales. For the twelve months ended March 27, 2004, Simmons added approximately 250 net new retail accounts.

  OPTIMIZE COST STRUCTURE

     We intend to continue managing our cost structure while driving revenue growth. Our "Zero Waste" initiative has been instrumental in generating cost savings and expanding margins. Additional opportunities exist to leverage further our manufacturing network and our selling, general and administrative infrastructure.

PRODUCTS

     We provide our retail customers with a full range of mattress products that are targeted to cover a breadth of marketplace price points ($199 to $8,999 per queen set) and offer consumers better sleep quality benefits related to common causes of poor sleep. Our focus on the sleep quality benefits of our products differs from the majority of the industry in our employment of differentiated product constructions designed to address specific consumer sleep needs and marketing programs that promote these better sleep benefits, instead of the traditional comfort and price feature selling.

     Our mattress products are built from foam and/or one of two spring unit construction techniques: Pocketed Coil(R) (Marshall Coil) springs or open coil constructions. The Beautyrest(R) line of products utilizes our patented Pocketed Coil(R) and Pocketed Cable Coil(TM) technology spring construction. Pocketed Coil(R) spring technology involves springs whose rows are joined at the center third of the coils. This patented way of attaching rows of coils allows for each coil to depress independently of the adjacent coils, resulting in better conformability to the sleeping body and the reduction of motion transferred across the bed from one partner to the other. In addition, we recently developed the patent pending Pocketed Cable Coil(TM) technology, which utilizes stranded wire for each coil to provide significantly more durability and enhanced motion separation benefits.

     Our open coil products differ from traditional open coil mattresses in the design of our coil. Our BackCare(R) products offer a unique gradient-zoned support, featuring five distinct comfort and support zones that mirror the natural s-shape of the spine, providing additional firmness in the lower back and thigh for better support. We also use other open coil units in our Deep Sleep(R) line targeted at the under $500 queen price category.

     In 2000, we introduced the first full line of mattresses that consumers never need to flip. This patented design offers enhanced sleep benefits and product durability, along with the consumer convenience of never having to flip their mattresses. Every mattress we manufacture features this innovative "no flip" design.

     Beautyrest(R), our flagship premium product, has been our primary brand since we introduced it in 1925 and is expected to continue generating the majority of our sales. In October 2003, Simmons introduced the new Beautyrest(R) 2004 line, which continues to offer the Pocketed Coil(R) technology and also offers new features, including the new Pocketed Cable Coil(TM) technology. We began shipping this line in December 2003. Mattresses featuring the Pocketed Cable Coil(TM) technology target retail price points at or above $1,299 per queen set. Beautyrest(R) is sold primarily through furniture stores, mattress specialty stores and department stores. All Beautyrest(R) retail floor samples display "Corner Streamer" labels that allow consumers to choose the benefit package most appealing to them, to compare mattress features with that of competitive products, and to compare the motion separation benefit to other Beautyrest(R) models.

     Beautyrest(R) World Class(R) Exceptionale(TM), Latitudes(TM), Dreamwell(R) and Joseph Abboud(R) products are the luxury price point extensions of the Beautyrest(R) line. Unlike other mattress brands, which generally build their luxury line by adding foam, fiber and non-sleep-related accessories to their mainstream product, the Beautyrest(R) luxury products primarily feature our exclusive Pocketed Coil(R)-on-Pocketed Coil(R) construction. This unique construction offers a different comfort level from the mainstream price point Beautyrest(R) models and the combined benefits of comfort and reduced motion transfer.

     BackCare(R), our second flagship brand, was introduced in 1995 and redesigned in late 2002 with advanced "gradient support" benefits and with Simmons' patented "no flip" design. BackCare(R) gradient support, with varying levels of firmness for different zones of the sleeping body, features a zoned coil unit, titanium re-inforced lumbar support and new zoned foams that work together to offer support that mirrors the natural s-shape of the human spine. BackCare Advanced(TM) offers the BackCare(R) gradient support in a series of unique constructions featuring foam core constructions in conjunction with contour memory foam and contour natural foam. It also features an allergy care fiber which is an environmentally-secure way of helping to reduce indoor allergens in the mattress that can cause allergic reactions, including asthma. BackCare Advanced(TM) is also available in a Karen Neuberger(R) collection of covers for selected retailers to leverage the popularity of this well known women's pajama designer.

     BackCare Kids(R) was introduced in 2002 specifically for the unique sleep needs of children. BackCare Kids(R) offers three benefits, an allergy care fiber to help reduce allergens in the bed that can cause allergic reactions, a Moisture Ban(TM) liquid repellant, and a RiteHeight(TM) option for bunk beds, trundle beds and day beds that are designed for a lower height mattress.

     Deep Sleep(R) was introduced in 2001 and redesigned in 2002. The Deep Sleep(R) product line is targeted at the traditional under $500 queen price points. This product line offers comfort, durability and value, utilizing a unique product construction in comparison to competitive open coil units, offering benefits not available from traditional open coil mattresses.

     Olympic(R) Queen, the first new size in mattresses distributed on a national basis since Simmons began distributing king and queen sizes nationally in 1958, was introduced in 2001. The Olympic(R) Queen offers consumers 10% more sleeping surface than a traditional queen, without requiring the replacement of the traditional queen frame with a wider frame. This patent-pending product, which is available in our Beautyrest(R), BackCare(R) and Deep Sleep(R) lines, is targeted at queen size mattress owners who would prefer a wider mattress, but are unwilling to purchase a larger bed because of their existing queen bed frame or the size of their bedroom. We offer specially designed Egyptian cotton sheets for our Olympic(R) Queen mattresses which are sold by our retailers and through our internet website, www.simmons.com.

     LivingRight(TM) adjustable foundations were introduced in late 2002 as part of the BackCare(R) and BackCare Advanced(TM) product lines and are now a feature available in the Beautyrest(R) 2004 line. This product line began rolling out at retail stores in the first quarter of 2003. LivingRight(TM) foundations broaden the traditionally older consumer profile for adjustable beds to the broader market of all adults, reflecting the trend towards using the bed as more than just a place to sleep (reading in bed, working on the computer, watching television, gathering with the family, etc.). The unique LivingRight(TM) design incorporates the benefits of adjustability in a foundation that looks more like a standard foundation than traditional adjustable beds.

     In 2003, we also launched a number of products in the premium segments. We introduced the new sang(TM) product line, our entry into visco-elastic sleep systems, with retail price points ranging from $1,899 to $2,499 for queen sets. Through our Windsor Bedding subsidiary, we launched several high-end luxury mattress lines, currently under the names Columbia Fine Bedding(TM) and Slumberland(R), with retail price points ranging from $2,899 to $8,999 for queen sets.

CUSTOMERS

     Our strong brand names and reputation for high quality products, innovation and service to our customers, together with the highly attractive retail margins associated with bedding products, have enabled us to establish a strong customer base throughout the United States and across all major distribution channels, including furniture stores, specialty sleep shops, department stores and rental stores. We manufacture and supply conventional bedding to over 11,000 outlets, representing approximately 3,400 retail customers.

     We also distribute branded products on a contract sales basis directly to institutional users of bedding products such as the hospitality industry and certain agencies of the U.S. government. Major commercial accounts include Starwood Hotels & Resorts Worldwide, Inc. ("Starwood Hotels"), La Quinta Inns, Inc., and Best Western International, Inc. In 1999, Starwood Hotels selected our Beautyrest(R) mattress as the product for their "Heavenly Bed" program, a luxury hotel room program targeted at their preferred customer club members.

     Our ten largest customers accounted for 29.8% of our product shipments for the year ended December 27, 2003. No one customer represented more than 4.2% of product shipments for the year ended December 27, 2003.

SALES, MARKETING AND ADVERTISING

     Our products are sold by approximately 220 local field sales representatives, backed by sales management at each of our manufacturing facilities, as well as national account representatives that give direction and support for sales to national accounts. This selling infrastructure provides retailers with coordinated national marketing campaigns, as well as local support tailored to the competitive environments of each individual market. Additionally, we use 35 independent sales representatives, principally in the area of contract sales.

     Our sales support focuses on two areas:

     - cooperative promotional advertising and other retail support programs designed to complement individual retailer's marketing programs; and

     - national consumer communications designed to establish and build brand awareness among consumers.

     We develop advertising and retail sales incentive programs specifically for individual retailers. Point-of-sale materials, including mattresses and foundation displays that we design and supply, highlight the differentiating features and benefits of our products. In addition, we offer training for retail sales personnel through an internally developed sales representative training program. We believe that our sales training and consumer education programs are the most effective in the industry. We have designed these programs, which are delivered on-site at our retailers' facilities, our manufacturing facilities or our research and education center, Simmons Institute of Technology and Education ("SITE"), to teach retail floor salespeople product knowledge and sales skills. We seek to improve our retailers' unit sales, and increase their sales of higher-end bedding. We also help establish individual incentive programs for our customers and their sales personnel. Our sales force is trained extensively in advertising, merchandising and salesmanship, all of which increase the value of the marketing support they provide to retailers. We believe that our focus on better sleep and on the training of our sales representatives and our customers' retail salespeople differentiates us from our large competitors.

SUPPLIERS

     We purchase substantially all of our conventional bedding raw materials centrally in order to maximize economies of scale and volume discounts. The major raw materials that we purchase are wire, spring components, lumber, foam, insulator pads, innersprings and fabrics and other roll goods consisting of foam, fiber and non-wovens. We obtain a large percentage of our required raw materials from a small number of suppliers and for the year ended December 27, 2003, we bought approximately 77% of our raw material needs from ten suppliers. We believe that supplier concentration is common in the bedding industry.

     We have long-term supply agreements with several suppliers, including L&P and National Standard Company. L&P supplies the majority of several components, including certain spring components, insulator pads, wire, fiber, quilt backing and flange material, to the bedding industry. For the year ended December 27, 2003, we purchased approximately one-third of our raw materials from L&P. To ensure a long-term and adequate supply of various components, we have entered into agreements with L&P, generally expiring in the year 2010, for the supply of grid tops and open coil innersprings. Among other things, these agreements generally require us to purchase a majority of our requirements of several components from L&P. National Standard Company, a new supplier, provides stranded wire used to manufacture our Pocketed Cable Coil(TM) products.

     With the exception of L&P and National Standard Company, we believe that we could replace our other suppliers, if or when the need arises, within 90 days as we have already identified and use alternative sources.

SEASONALITY/OTHER

     For the past several years there has not been significant seasonality in our wholesale bedding business. Our retail bedding business, which accounted for $97.9 million, or 12.1%, of net sales for the year ended December 27, 2003 has historically experienced, and we expect will continue to experience, seasonal and quarterly fluctuations in net sales and operating income. As is the case with many bedding retailers, our retail business is subject to seasonal influences, characterized by strong sales for the months of May through September, which impact our second and third quarter results.

MANUFACTURING AND FACILITIES

     We currently operate 17 bedding manufacturing facilities in 15 states and Puerto Rico. We opened a new manufacturing facility in Hazleton, Pennsylvania in March 2004, closed our Columbus, Ohio facility in April 2004, and anticipate opening a new facility in Waycross, Georgia in the third quarter of 2004. We manufacture most conventional bedding to order and use "just-in-time" inventory techniques in our manufacturing processes to more efficiently serve our customers' needs and to minimize our inventory carrying costs. We generally schedule, produce and ship over 75% of our bedding orders within five business days of receipt of the order. This rapid delivery capability allows us to minimize our inventory of finished products and better satisfy customer demand for prompt shipments.

     We invest substantially in new product development, enhancement of existing products and improved operating processes, which we believe is crucial to maintaining our strong industry position. We keep abreast of bedding industry developments through sleep research conducted by industry groups and by our own marketing and engineering departments. We also participate in the Better Sleep Council, an industry association that promotes awareness of sleep issues, and ISPA. Our marketing and manufacturing departments work closely with the engineering staff to develop and test new products for marketability and durability.

     We also seek to reduce costs and improve productivity by continually developing more efficient manufacturing and distribution processes at SITE, our state-of-the-art 38,000 square foot research and education center in Atlanta, Georgia. As of March 27, 2004, we had 22 engineers and technicians employed full-time at SITE. These employees ensure that we maintain high quality products by conducting product and materials testing, designing manufacturing facilities and equipment and improving process engineering and development. We believe that our engineering staff gives us a competitive advantage over most of our competitors who do not have significant in-house engineering resources.

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COMPETITION

     While there are approximately 700 bedding manufacturers in the United States, four companies, Simmons, Sealy, Serta and Spring Air, account for approximately 59% of the industry's wholesale revenues. We believe that we principally compete against these three competitors on the basis of brand recognition, product selection, quality and customer service programs, including cooperative advertising, sales force training and marketing assistance. We believe we compare favorably to our primary competitors in each of these areas. In addition, only Simmons and Sealy have national, company-operated manufacturing and distribution capabilities.

     The rest of the U.S. conventional bedding market consists of several smaller national manufacturers, with the remainder being independent local and regional manufacturers. These local and regional manufacturers generally focus on the sale of lower price point products. While we primarily manufacture differentiated bedding products targeted for mid- to upper-end price points, we also offer a full line of bedding products to our retailer base in order for these retailers to maintain their competitive positioning.

WARRANTIES AND PRODUCT RETURNS

     Our conventional bedding products generally offer ten-year limited warranties against manufacturing defects. We believe that our warranty terms are generally consistent with those of our primary national competitors. The historical costs to us of honoring warranty claims have been within management's expectations. We have also experienced non-warranty returns for reasons generally related to order entry errors and shipping damage. We resell our non-warranty returned products primarily through as-is furniture dealers and our World of Sleep outlet stores.

PATENTS AND TRADEMARKS

     We own many trademarks, including Simmons(R), Beautyrest(R), BackCare(R), Deep Sleep(R), Olympic(R) Queen and Pocketed Coil(R), most of which are registered in the United States and in many foreign countries. We protect portions of our manufacturing equipment and processes as trade secrets and through patents. We possess several patents on the equipment and processes used to manufacture our Pocketed Coil(R) innersprings. We do not consider our overall success to be dependent upon any particular intellectual property rights. We cannot assure that the degree of protection offered by the various patents will be sufficient, that patents will be issued in respect of pending patent applications, that it will be commercially reasonable or cost effective to enforce our patents, or that we will be able to protect our technological advantage upon the expiration of our patents. If we were unable to maintain the proprietary nature of our intellectual property, our financial condition or results of operations could be materially adversely affected.

LICENSING

     During the late 1980's and early 1990's, we disposed of most of our foreign operations and secondary domestic lines of business via license arrangements. We now license internationally the Simmons(R) mark and many of our trademarks, processes and patents generally on an exclusive perpetual or long-term basis to third-party manufacturers which produce and distribute conventional bedding products within their designated territories. These licensing agreements allow us to reduce exposure to political and economic risk abroad by minimizing investments in those markets. We currently have 18 foreign licensees and 14 foreign sub-licensees that have rights to sell Simmons-branded products in nearly 100 countries.

     As of March 27, 2004, we had 10 domestic third-party licensees. Some of these licensees manufacture and distribute juvenile bedding, healthcare-related bedding and furniture and non-bedding upholstered furniture, primarily on perpetual, long-term or automatically renewable terms. Additionally, we have licensed the Simmons(R) mark and other trademarks, generally for limited terms, to manufacturers of occasional use airbeds, feather and down comforters, sheets and synthetic comforter sets, pillows, mattress pads, blankets, bed frames, futons, specialty sleep items and other products.

EMPLOYEES

     As of March 27, 2004, we had approximately 3,450 full-time employees. Approximately 800 of these were represented by labor unions. Employees at seven of our seventeen manufacturing facilities at March 27, 2004 are represented by various labor unions with separate collective bargaining agreements. Collective bargaining agreements typically are negotiated for two- to four-year terms. Most of our union contracts expire in 2004 or 2005. Employees of our new manufacturing plant under construction will not be represented by a labor union.

     The locations where our employees are covered by collective bargaining agreements and the contract expiration dates are as follows:

FACILITY                                      LABOR UNION              EXPIRATION DATE
--------                                      -----------              ---------------
Atlanta..........................  United Steel Workers of America     October 2005
Dallas...........................  United Steel Workers of America     October 2004
Honolulu.........................  International Longshoremen and      January 2005
                                   Warehousemen's Union
Kansas City......................  United Steel Workers of America     April 2007
Los Angeles......................  United Steel Workers of America     October 2005
Los Angeles......................  International Brotherhood of        October 2006
                                   Teamsters
Piscataway.......................  United Steel Workers of America     October 2005
Piscataway.......................  International Association of        November 2004
                                   Machinists
San Leandro......................  United Furniture Workers            April 2006

     The United Furniture Workers labor union at our San Leandro, California facility ratified a two-year collective bargaining agreement on April 30, 2004. This agreement was retroactive to April 1, 2004, and will not have a significant impact on future operating results.

     The United Steel Workers of America labor union at our Kansas City, Missouri manufacturing facility ratified a three-year collective bargaining agreement on May 16, 2004. This agreement was retroactive to April 19, 2004, and will not have a significant impact on future operating results.

     We consider overall relations with our workforce to be satisfactory. We have had no labor-related work stoppages in over twenty years.

REGULATORY MATTERS

     As a manufacturer of bedding and related products, we use and dispose of a number of substances, such as glue, lubricating oil, solvents, and other petroleum products, that may subject us to regulation under numerous federal and state statutes governing the environment. Among other statutes, we are subject to the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act and related state statutes and regulations. We have made and will continue to make capital and other expenditures to comply with environmental requirements. We also have incurred and will continue to incur costs related to certain remediation activities. Under various environmental laws, we may be held liable for the costs of remediating releases of hazardous substances at any properties currently or previously owned or operated by us or at any site to which we sent hazardous substances for disposal. We are currently addressing the clean-up of environmental contamination at and in the vicinity of our former facility in Jacksonville, Florida, and have submitted a final remediation plan for our former facility in Linden/Elizabeth, New Jersey. While the current estimate of such liabilities is not material to our operations, future liability for such matters is difficult to predict.

     We have recorded a reserve based upon our best estimate to reflect our potential liability for environmental matters. Because of the uncertainties associated with environmental remediation, the costs incurred with respect to the potential liabilities could exceed our recorded reserves.

     Our conventional bedding and other product lines are subject to various federal and state laws and regulations relating to flammability, sanitation and other standards. We believe that we are in material compliance with all such laws and regulations.

     The state of California adopted new flame retardant regulations related to manufactured mattresses and foundations which will be effective January 1, 2005. These regulations could be preempted by the U.S. Consumer Product Safety Commission, which is also considering new rules related to open flame resistance standards. Other jurisdictions are also considering similar standards. These regulations, or any new regulations adopted nationally or elsewhere, may adversely affect our manufacturing processes and material costs. Although we are developing product solutions that are intended to enable us to meet the regulations, we have not yet finalized our final design solution and can give no assurances that these solutions are sufficient until after such design is finalized.

PROPERTIES

     Our corporate offices are located in approximately 49,000 square feet of leased office space at One Concourse Parkway, Atlanta, Georgia 30328. The following table sets forth selected information regarding manufacturing and other facilities we operated as of March 27, 2004:


                                                               YEAR OF LEASE
LOCATION                                       DATE OCCUPIED    EXPIRATION     SQUARE FOOTAGE
--------                                       -------------   -------------   --------------
Manufacturing facilities:
Mableton, Georgia (Atlanta)..................      1992          2007              148,300
Charlotte, North Carolina....................      1993          2010              174,960
Grove City, Ohio (Columbus)(1)...............      1987          2004              190,000
Coppell, Texas (Dallas)......................      1998          2008              140,981
Aurora, Colorado (Denver)....................      1998          2008              129,000
Fredericksburg, Virginia.....................      1994          2009              128,500
Hazleton, Pennsylvania.......................      2004          2014              214,794
Honolulu, Hawaii.............................      1993          2008               63,280
Janesville, Wisconsin........................      1982          Owned             290,190
Shawnee Mission, Kansas (Kansas City)........      1997          Owned             130,000
Compton, California (Los Angeles)............      1974          2005              222,000
Tolleson, Arizona (Phoenix)..................      1997          2007              103,408
Piscataway, New Jersey.......................      1988          2004              264,908
Salt Lake City, Utah.........................      1998          2008               77,500
San Leandro, California......................      1992          2007              250,600
Sumner, Washington (Seattle).................      2003          2014              235,000
Agawam, Massachusetts (Springfield)..........      1993          2006              125,000
Trujillo Alto, Puerto Rico...................      1998          Owned              50,000
                                                                                 ---------
  Subtotal...................................                                    2,938,421
Other facilities in Atlanta, Georgia:
Corporate Headquarters.......................      2000          2011               49,045
SITE (Norcross, Georgia).....................      1995          2005               38,000
SITE Showroom (Norcross, Georgia)............      2002          2005                4,534
Gwinnett Storage.............................      2002          2005                6,660
Other facility:
Columbus, Ohio sales office..................      2004          2006                  587

---------------

(1) Plant ceased operations in April 2004. Current lease expires July 2004. A new plant in Waycross, Georgia is scheduled to open in the third quarter of 2004.

     Management believes that our facilities, taken as a whole, have adequate productive capacity and sufficient manufacturing equipment to conduct business at levels exceeding current demand.

     In addition, as of March 27, 2004 we operated 16 retail outlet stores through our World of Sleep Outlets, LLC subsidiary, 55 retail mattress stores in the aggregate and an office/warehouse through our Gallery Corp. subsidiary, and 46 retail mattress stores and two additional office/warehouses through our SC Holdings, Inc. subsidiary.

     We completed a sale of our Gallery Corp. subsidiary on May 1, 2004.

LEGAL PROCEEDINGS

     From time to time, we have been involved in various legal proceedings. We believe that all current litigation is routine in nature and incidental to the conduct of our business, and that none of this litigation, if determined adversely to us, would have a material adverse effect on our financial condition or results of our operations.

                            MANAGEMENT AND DIRECTORS


     The directors and principal officers of Simmons, and their positions and ages as of June 3, 2004, are as follows:



NAME                                        AGE                    POSITION
----                                        ---                    --------
Charles R. Eitel..........................  54    Chairman of the Board of Directors and
                                                  Chief Executive Officer
Robert W. Hellyer.........................  45    President and Director
William S. Creekmuir......................  48    Executive Vice President, Chief Financial
                                                  Officer, Assistant Treasurer, Assistant
                                                  Secretary and Director
Rhonda C. Rousch..........................  49    Executive Vice President -- Human Resources
                                                  and Assistant Secretary
Robert M. Carstens........................  40    Senior Vice President -- Manufacturing
Kevin Damewood............................  47    Senior Vice President -- Sales and
                                                  Marketing
Kristen K. McGuffey.......................  38    Senior Vice President -- General Counsel
                                                  and Secretary
Allen N. Podratsky........................  48    Senior Vice President -- Product
                                                  Development and Supply Chain Management
W. Wade Vann..............................  50    Senior Vice President -- Chief Information
                                                  Officer
Brian P. Breen............................  43    Vice President -- Treasurer and Assistant
                                                  Secretary
Earl C. Brewer............................  59    Vice President -- Taxation and Assistant
                                                  Secretary
Mark F. Chambless.........................  47    Vice President -- Corporate Controller and
                                                  Assistant Secretary
Donald J. Hofmann.........................  51    Vice President -- New Business Development
                                                  and Domestic Licensing
Timothy F. Oakhill........................  41    Vice President -- International Licensing
Todd M. Abbrecht..........................  35    Director
David A. Jones............................  54    Director
Albert L. Prillaman.......................  58    Director
Scott A. Schoen...........................  45    Director
George R. Taylor..........................  33    Director
William P. Carmichael.....................  60    Director


---------------

     The present principal occupations and recent employment history of each of our executive officers and directors listed above is as follows:

     Charles R. Eitel joined Simmons in January 2000 as Chairman of the Board of Directors and Chief Executive Officer of Simmons and Simmons Holdings, Inc. Prior to joining Simmons, Mr. Eitel served as President and Chief Operating Officer of Interface, Inc., a leading global manufacturer and marketer of floor coverings, interior fabrics and architectural raised floors. Prior to serving as Chief Operating Officer, he held the positions of Executive Vice President of Interface, President and Chief Executive Officer of the Floor Coverings Group, and President of Interface Flooring Systems, Inc. Mr. Eitel is a director of Duke Realty Corporation, an industrial real estate company (REIT) based in Indianapolis, Indiana and American Fidelity Assurance Company in Oklahoma City, Oklahoma.

     Robert W. Hellyer joined Simmons in 1995 and has served as President and director of Simmons and Simmons Holdings, Inc. since January 2001. Prior to assuming his current position, Mr. Hellyer served as

Executive Vice President -- Sales and Marketing, Executive Vice
President -- Sales, General Manager -- Janesville and Vice President of
Sales -- Janesville. Prior to joining Simmons, Mr. Hellyer held various sales positions with Stearns & Foster. Mr. Hellyer is a member of the Board of Trustees of ISPA.


     William S. Creekmuir joined Simmons in April 2000 and serves as Executive Vice President, Chief Financial Officer, Assistant Treasurer, Assistant Secretary and director of both Simmons and Simmons Holdings, Inc. Prior to joining Simmons, Mr. Creekmuir served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of LADD Furniture, Inc., a publicly traded furniture manufacturer. Prior to joining LADD in 1992, he worked 15 years with KPMG in their audit practice, the last five years of which he was a partner, including partner in charge of their national furniture manufacturing practice. Mr. Creekmuir is Chairman of the Statistics Committee for ISPA. Mr. Creekmuir is also a member of the Business Advisory Council to the Walker College of Business at Appalachian State University.


     Rhonda C. Rousch joined Simmons in November 2001 and has served as Executive Vice President -- Human Resources and Assistant Secretary since October 2002. Prior to assuming her current position, Ms. Rousch served as Senior Vice President -- Human Resources and Assistant Secretary. Prior to joining Simmons, from September 2000 to November 2001, Ms. Rousch was Vice President of Human Resources for MW Manufacturers, Inc. Prior to September 2000, Ms. Rousch was the Director of Organizational Readiness for Harley-Davidson, Inc.


     Robert M. Carstens joined Simmons in February 1994 and serves as Senior Vice President of Manufacturing. Mr. Carstens previously held a variety of positions at Simmons including Vice President of Operations, and Operations Manager in both the Piscataway, New Jersey and Atlanta, Georgia facilities. Mr. Carstens began his bedding manufacturing career in 1983 at Sealy Corporation, where he held various positions including Operations Manager.


     Kevin Damewood joined Simmons in January 2000 and has served as Senior Vice President -- Sales and Marketing since January 2004. Prior to assuming his current position, Mr. Damewood served as Senior Vice President -- Sales since July 2001 and prior to that he served as Vice President -- National Accounts. Mr. Damewood also worked for Simmons from July 1996 to April 1999 as Vice President -- Sales for the Seattle and Salt Lake City plants. Between April 1999 and December 2000, Mr. Damewood was employed with Premier Bedding Group as Vice President of National Sales.

     Kristen K. McGuffey joined Simmons in November 2001 and has served as Senior Vice President -- General Counsel and Secretary since August 2002. Prior to assuming her current position, Ms. McGuffey served as Vice
President -- General Counsel and Assistant Secretary. Prior to joining Simmons, from March 2000 to October 2001, Ms. McGuffey was employed by Viewlocity, Inc., with the most recent position of Executive Vice President and General Counsel. From March 1997 to February 2000, Ms. McGuffey was a partner of and, prior to that, an associate at Morris, Manning & Martin LLP. Prior to March 1997, Ms. McGuffey was an associate at Paul, Hastings, Janofsky & Walker, LLP.

     Allen N. Podratsky joined Simmons in May 2000 as Senior Vice
President -- Product Development and Supply Chain Management. Prior to joining Simmons, from February 1999 to May 2000, Mr. Podratsky was Vice President of World-Wide Supply Chain Management for Xerox Engineering Systems, a division of Xerox Corporation. From 1992 to February 1999, Mr. Podratsky held various positions at Mattel, Inc. (Fisher-Price, Inc.), including Director Product Development and Director Commodity Management -- Plastics. Mr. Podratsky is the President of the Sleep Products Safety Council, an organization affiliated with ISPA.

     W. Wade Vann joined Simmons in October 2000 and has served as Senior Vice President of Information Technology and Chief Information Officer since January 2004. Prior to assuming his current position, Mr. Vann served as the Vice President of Information Technology and Chief Information Officer. Prior to joining Simmons, Mr. Vann held the position of Director of Information Technology with Broyhill Furniture Industries from October 1992 to October 2000.

     Brian P. Breen joined Simmons in July 1996 and has served as Vice President and Treasurer since January 2002. Prior to assuming his current position, Mr. Breen served as Vice President and Assistant

Treasurer since September 2000 and prior to that served as Director of Financial Reporting of the Outlet Division. Prior to joining Simmons Mr. Breen held various financial reporting positions most recently serving as Controller for Six Flags Theme Parks. Mr. Breen is a Certified Treasury Professional.

     Earl C. Brewer joined Simmons in February 2001 and has served as Vice President of Taxation and Assistant Secretary since then. Prior to joining Simmons, Mr. Brewer held similar positions at Oakwood Homes Corporation from March 2000 to February 2001 and at LADD Furniture, Inc. from October 1993 to February 2000. Mr. Brewer is a Certified Public Accountant.


     Mark F. Chambless joined Simmons in May 1995 and has served as Vice President and Corporate Controller since February 2000. Mr. Chambless is the Principal Accounting Officer for the Company. Prior to assuming his current position, Mr. Chambless was the Corporate Controller from November 1995 through February 2000 and prior to that served as a Divisional Controller. Prior to joining Simmons, Mr. Chambless worked nine years at Sealy Corporation where he held various positions including Plant Controller, Operations Manager and Divisional Controller.


     Donald J. Hofmann joined Simmons in 1995 and has served as Vice President of New Business Development and Domestic Licensing since January 2004. Prior to assuming his current position, Mr. Hofmann has held various positions within the Company, including Senior Vice President of Marketing and Vice President of Advertising. Prior to joining Simmons, Mr. Hofmann held various marketing and advertising positions, including President of Earle Palmer Brown Advertising and Executive Vice President of Marketing at Tupperware, Inc. Mr. Hofmann is a director of the Better Sleep Council, an organization affiliated with ISPA.

     Timothy F. Oakhill joined Simmons in January 1997 and has served as Vice President -- International since January 2004. Prior to assuming his current position, Mr. Oakhill managed various Simmons brands, including BackCare(R) and Deep Sleep(R) from January 1997 to August 2003 and Beautyrest(R) from August 2003 to January 2004. Prior to joining Simmons, Mr. Oakhill served as Marketing Manager for Eastman-Kodak Company and as an account supervisor for Bates Worldwide.

     Todd M. Abbrecht has been a director of Simmons since December 2003, following the consummation of the Transactions. Mr. Abbrecht is a Managing Director of Thomas H. Lee Partners, which he joined in 1992. Prior to joining the firm, Mr. Abbrecht was in the mergers and acquisitions department of Credit Suisse First Boston. Mr. Abbrecht is a director of Affordable Residential Communities, Inc., Michael Foods, Inc., and National Waterworks, Inc.

     David A. Jones has been a director of Simmons since December 2003, following the consummation of the Transactions. Mr. Jones has served as the Chairman of the Board of Directors and Chief Executive Officer of Rayovac Corporation since September 1996. From 1996 to April 1998, he also served as President. From 1995 to 1996, Mr. Jones was President, Chief Executive Officer and Chairman of the Board of Directors of Thermoscan, Inc. Mr. Jones currently serves on the Board of Directors of Tyson Foods, Inc. and Pentair, Inc. and previously served on the Board of Directors for United Industries Corporation.

     Albert L. Prillaman has been a director of Simmons since December 2003, following the consummation of the Transactions. Mr. Prillaman is Chairman of the Board of Stanley Furniture Company, Inc., where he previously served as both President and Chief Executive Officer. Mr. Prillaman currently serves on the Board of Trustees of Roanoke College. Mr. Prillaman was a director of Culp, Inc. in High Point, North Carolina, and past Chairman of the Board of the American Furniture Manufacturers Association in High Point, North Carolina.

     Scott A. Schoen has been a director of Simmons since December 2003, following the consummation of the Transactions. Mr. Schoen is a Managing Director of Thomas H. Lee Partners, which he joined in 1986. Prior to joining the firm, Mr. Schoen was in the Private Finance Department of Goldman, Sachs & Co. Mr. Schoen is a director of AXIS Capital Holdings Limited, Affordable Residential Communities, Inc., Syratech Corporation, TransWestern Publishing, L.P., United Industries Corporation and Wyndham International. Mr. Schoen is a Vice Chairman of the Board and a member of the Executive Committee of the United Way of Massachusetts Bay. He is also a member of the Advisory Board of the Yale School of Management.

     George R. Taylor has been a director of Simmons since December 2003, following the consummation of the Transactions. Mr. Taylor is a Vice President at Thomas H. Lee Partners, which he joined in 1996. Prior to joining the firm, Mr. Taylor was at ABS Capital Partners. Mr. Taylor is a director of Syratech Corporation.

     William P. Carmichael became a director of Simmons in May 2004. Mr. Carmichael co-founded The Succession Fund in 1998. Prior to forming the Succession Fund, Mr. Carmichael had 26 years of experience in various financial positions with global consumer product companies, including Senior Vice President with Sara Lee Corporation, Senior Vice President and Chief Financial Officer of Beatrice Foods Company, and Vice President of Esmark, Inc. Mr. Carmichael is a director of Cobra Electronics Corporation, The Finish Line, Rayovac Corporation, Nations Government Income Term Trust 2004, Nations Balanced Target Maturity Fund, Hatteras Income Securities Fund and Chairman of the Nations Funds (Bank of America advised mutual funds).

     Each of our directors will hold office until his successor has been elected and qualified. Our executive officers are elected by and serve at the discretion of our Board of Directors. There are no family relationships between any of our directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors for our indirect parent company, THL Holding, has established an audit committee, a compensation committee, a nominating and governance committee and a corporate benefits committee for itself and the Company. The members of the audit committee are Messrs. Prillaman, Taylor and Jones. On May 7, 2004, Mr. Carmichael was added to the audit committee. The members of the compensation committee are Messrs. Schoen, Abbrecht and Eitel. The members of the nominating and governance committee are Messrs. Schoen, Abbrecht and Eitel. The members of the corporate benefits committee are Messrs. Creekmuir, Eitel and Hellyer. The audit committee recommends the annual appointment and reviews independence of auditors for the Company and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, related party transactions, and investigations into matters related to audit functions. The compensation committee reviews and approves the compensation and benefits for our senior employees and directors, authorizes and ratifies equity and other incentive arrangements, and authorizes employment and related agreements. The purpose of the nominating and governance committee is to recommend up to three directors who are not affiliates of Simmons or its stockholders to serve on the board of directors of the Company, its parent and indirect parent. The corporate benefits committee has the responsibility to determine all corporate benefits for employees of the Company and to administer our employee benefit plans. From time to time, the boards of directors of THL Holding or the Company may contemplate establishing other committees.

DIRECTOR COMPENSATION

     All members of our board of directors are reimbursed for their usual and customary expenses incurred in connection with attending all board and other committee meetings. Non-employee directors, Messrs. Prillaman and Jones, receive director fees of $25,000 per year and also own 2,500 shares of Class B common stock of THL Holding, which stock is subject to time and performance-based vesting. Mr. Carmichael will receive director fees of $25,000 per year.

EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation earned in the previous three years by our Chief Executive Officer and each of our other five most highly compensated executive officers during the past year (the "Named Executive Officers"). The compensation arrangements for each of these officers that are currently in effect are described under the caption "Employment Arrangements" below. The bonuses set forth below include amounts earned in the year shown but paid in the subsequent year.

                                                                             LONG-TERM COMPENSATION
                                                                                     AWARDS
                                          ANNUAL COMPENSATION                ----------------------
                             ---------------------------------------------   RESTRICTED                ALL OTHER
                                                                OTHER          STOCK        OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   COMPENSATION($)      (#)           (#)        ($)(9)
---------------------------  ----   ---------   --------   ---------------   ----------     -------   ------------
Charles R. Eitel........     2003   $585,717    $558,249     $29,200,225(1)   183,529(2)                $44,534
  Chairman, Chief            2002    562,083     613,039          18,800(1)        --            --      48,952
  Executive Officer          2001    528,847     275,249         105,093(1)        --            --      27,137
Robert W. Hellyer.......     2003    323,440     233,680      11,263,286(3)   126,176            --      11,462
  President                  2002    311,000     258,915          11,500(3)        --            --      33,613
                             2001    293,750     111,754          66,502(3)        --            --      40,276
William S. Creekmuir....     2003    311,000     224,692      10,955,069(4)   114,706            --      27,924
  Executive Vice             2002    300,000     249,758         177,540(4)        --            --      32,339
  President -- Chief         2001    298,750     103,715          81,910(4)        --            --      12,293
  Financial Officer
Donald J. Hofmann.......     2003    195,000     101,113       2,169,168(5)     3,440            --      13,571
  Vice President -- New      2002    190,000     119,407              --           --            --      27,238
  Business Development       2001    189,164      41,853              --           --            --      27,380
  & Domestic Licensing
Mark A. Parrish(6)......     2003    152,880     110,453       2,188,762(7)        --            --       8,501
  Executive Vice             2002    259,166     215,763          11,500(7)        --        25,000      66,778
  President -- Chief         2001    120,833      88,109           6,875(7)        --       275,000      60,430
  Operations Officer
Kevin Damewood..........     2003    208,750      95,111       2,050,345(8)     6,880            --      13,700
  Senior Vice President --   2002    193,750      93,607              --           --            --      26,212
  Sales and Marketing        2001    172,987      47,137              --           --            --      19,125

---------------

(1) Such amounts principally include (i) exercise of stock options held in predecessor company that were held by The Charles R. Eitel Revocable Trust, of which Mr. Eitel is trustee, of $29,177,145 in 2003; (ii) a car allowance of $12,000 in 2003, 2002 and 2001; and (iii) club initiation and membership fees of $11,080, $6,800 and $93,093 in 2003, 2002 and 2001, respectively.
    These items were taxable to Mr. Eitel. The personal income tax impact of a 2001 club initiation and membership fee was assumed by Simmons which resulted in additional compensation of $40,009.

(2) Restricted stock shares are held by The Charles R. Eitel Revocable Trust, of which Mr. Eitel is the trustee.

(3) Such amounts principally include (i) exercise of stock options held in predecessor company of $11,254,286 in 2003; (ii) a car allowance of $9,000 in 2003, 2002 and 2001; and (iii) moving expenses of $55,502 in 2001. These items were taxable to Mr. Hellyer. The personal income tax impact of the 2001 moving expenses was assumed by Simmons which resulted in additional compensation of $10,315.

(4) Such amounts principally include (i) exercise of stock options held in predecessor company of $10,806,350 in 2003; (ii) a car allowance of $9,000 in 2003, 2002 and 2001; (iii) commute and temporary housing expenses of $16,852 and $70,910 in 2002 and 2001, respectively; (iv) moving expenses of $120,000 in 2002; and (v) reimbursement of mortgage costs of $80,409 and $29,187 in 2003 and 2002, respectively. These items were taxable to Mr. Creekmuir. The personal income tax impact of certain commute and temporary housing expenses and moving expenses was assumed by Simmons which resulted in additional compensation of $59,310, $38,674 and $34,562 in 2003, 2002 and 2001, respectively.

(5) Such amount represents the exercise of stock options held in predecessor company.

(6) Mr. Parrish is no longer employed by Simmons.

(7) Such amounts principally include (i) exercise of stock options held in predecessor company of $2,067,000 in 2003; (ii) severance payments of $116,653 in 2003; (iii) a car allowance of $5,109, $9,000 and $4,875 in
    2003, 2002 and 2001, respectively; and (iv) forgiveness of a loan of $112,692 in 2003. The personal income tax impact of the forgiveness of a loan was assumed by Simmons which resulted in additional compensation of $83,215 in 2003.

(8) Such amount represents the exercise of stock options held in predecessor company.

(9) All other compensation amounts include:

     (a)contributions to our ESOP in 2002 and 2001, respectively, in the amounts of $16,170 and $0 for Mr. Eitel; $17,147 and $21,911 for Mr. Hellyer; $14,229 and $0 for Mr. Creekmuir; $14,193 and $13,545 for Mr. Damewood; and $14,877 and $21,837 for Mr. Hofmann, respectively;

     (b)contributions to our 401(k) plan in 2003, 2002 and 2001, respectively, in the amounts of $12,000, $11,058 and $14,500 for Mr. Eitel; $12,000,
        $10,875 and $14,812 for Mr. Hellyer; $12,000, $9,750 and $6,750 for Mr.
        Creekmuir; $12,000, $10,696, and $5,100 for Mr. Damewood; $7,232, $4,550
        and $0 for Mr. Parrish; and $12,000, $11,057 and $5,100 for Mr. Hofmann, respectively; and

     (c)premiums for term life insurance and long-term disability insurance in 2003, 2002 and 2001, respectively, in the amounts of $22,268, $21,724 and $12,636 for Mr. Eitel; $7,845, $5,591 and $3,552 for Mr. Hellyer;
        $10,899, $8,340 and $5,543 for Mr. Creekmuir; $1,700, $1,323 and $480
        for Mr. Damewood; $1,269, $1,798, and $0 for Mr. Parrish; and $1,571, $1,304 and $443 for Mr. Hofmann, respectively. These premiums were taxable to Messrs. Eitel, Hellyer, Creekmuir, Damewood, Parrish, and Hofmann. The personal income tax impact of these items were assumed by Simmons for Messrs. Eitel, Hellyer and Creekmuir, which resulted in additional compensation in 2003, 2002 and 2001, respectively, in the amounts of $10,266, $9,994 and $5,756 for Mr. Eitel; $3,617, $2,543 and
        $2,452 for Mr. Hellyer; and $5,025, $3,845 and $2,548 for Mr. Creekmuir.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     There were no option/SAR grants in 2003. In connection with the Transactions all option plans were terminated.

EMPLOYMENT ARRANGEMENTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     Executive Employment Agreements. Four of our senior executives, Charles Eitel, William Creekmuir, Robert Hellyer and Rhonda Rousch entered into executive employment agreements with THL Bedding Holding Company and Simmons on substantially similar terms to their previous existing arrangements. The agreements have two-year terms with evergreen renewal provisions and contain usual and customary restrictive covenants, including two-year non-competition provisions, non-disclosure of proprietary information provisions, provisions relating to non-solicitation/no hire of employees or customers and non-disparagement provisions. In the event of a termination without "cause" or departure for "good reason," the terminated senior executives are entitled to severance equal to two years salary plus an amount equal to their pro-rated bonus for the year of termination.

     Put/Call Arrangements. Under THL Bedding Holding Company's Securityholders' Agreement, THL Bedding Holding Company has the right to purchase for fair market value a management stockholder's Class A common stock upon termination of such management stockholder's employment for any reason; provided that, if such employee is terminated for "cause" or voluntarily quits, Simmons may repurchase such shares at the lower of fair market value and cost. In addition, upon termination of Charles Eitel, William Creekmuir, Robert Hellyer or Rhonda Rousch by Simmons without "cause" or by the employee for "good reason," such employee may require Simmons to repurchase shares of Class A common stock held by them for fair market value. With respect to other employee holders of Class A Common Stock, if such employee is terminated without "cause," then such employee may require Simmons to repurchase shares of Class A Common Stock held by such employee for the lower of fair market value and cost. Fair market value will be initially determined by the Board of Directors of THL Bedding Holding Company. Under restricted stock agreements, upon termination of employment for any reason, Simmons has the right to repurchase such terminated employee's Class B common stock.

EMPLOYEE BENEFIT PLANS

     The THL Bedding Holding Company Equity Incentive Plan was adopted in connection with the Transactions and is used to attract and retain the best available personnel, to provide additional incentive to persons who provide services to us, and to promote the success of our business. The Plan is administered by the board of directors of THL Bedding Holding Company or, at its election, by one or more committees consisting of one or more members who have been appointed by that board of directors. The board of directors of THL Bedding Holding Company is authorized to grant options, restricted stock or other awards to our employees, directors, and consultants or any direct or indirect corporate or other subsidiary in which we own at least 50% of the outstanding equity interests. Restricted shares of Class B common stock representing up to fifteen percent (15%) of the capital stock of THL Bedding Holding Company (on a fully diluted basis) may be issued pursuant to awards under the Plan. Awards of restricted stock shall be made pursuant to restricted stock agreements and may be subject to vesting and other restrictions as determined by the board of directors of THL Bedding Holding Company, or a committee of the board. Among other things, the restricted stock agreements provide, under certain conditions, for acceleration in vesting of the stock upon a change in control and all restricted stock vests on the eight anniversary of the issuance of the restricted stock. See "Certain Relationships and Related Party
Transactions -- Restricted Stock Agreement."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Following the Acquisition, compensation decisions regarding our executive officers are made by the compensation committee (the "Committee") of the Board of Directors of THL Bedding Holding Company. The members of the Committee as of May 1, 2004 are Messrs. Abbrecht, Eitel, and Schoen. Mr. Eitel is our Chairman of the Board and Chief Executive Officer. Mr. Eitel cannot vote on his own compensation.

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

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Simmons is an indirect wholly owned subsidiary of THL Bedding Holding Company.

     The following table sets forth certain information regarding beneficial ownership of THL Bedding Holding Company by: (1) each person or entity owning any class of THL Bedding Holding Company's outstanding securities and (2) each member of the board of directors of THL Bedding Holding Company (which is identical to the board of directors of Simmons), each of our named executive officers, each member of our management committee and our executive officers as a group. THL Bedding Holding Company's outstanding securities consisted of 3,878,306.86 shares of Class A Common Stock as of June 3, 2004. We have also authorized 688,235 shares of Class B Common Stock, of which 657,139 shares were outstanding as of June 3, 2004 for issuance pursuant to the restricted stock agreement under our equity incentive plan. See "Certain Relationships and Related Party Transactions -- Amended and Restated Certificate of Incorporation of THL Bedding Holding Company." The Class A common stock and Class B common stock generally have identical voting rights. To our knowledge, each such stockholder has sole voting and investment power as to the common stock shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

                                                   SECURITIES BENEFICIALLY OWNED
                                  ----------------------------------------------------------------
                                                 PERCENTAGE                  PERCENTAGE
                                    CLASS A      OF CLASS A     CLASS B      OF CLASS B
                                     COMMON        COMMON        COMMON        COMMON     PERCENT
NAME AND ADDRESS                     STOCK         STOCK         STOCK         STOCK      OF TOTAL
----------------                  ------------   ----------   ------------   ----------   --------
Principal Securityholders:
  Thomas H. Lee Partners L.P.
     and Affiliates(1)..........  3,270,940.05      84.3%            --           --%       72.1%
  Fenway Partners Capital Fund
     II, L.P. and
     Affiliates(2)..............    387,837.03      10.0             --           --         8.6
Directors and Executive
  Officers:
  Charles R. Eitel(3)...........     60,000.00       1.5        183,529         27.9         5.4
  Robert W. Hellyer(3)..........     34,534.52         *        126,176         19.2         3.5
  William S. Creekmuir(3).......     32,382.75         *        114,706         17.5         3.2
  Kevin Damewood(3).............      6,143.78         *          6,880          1.0           *
  Mark A. Parrish(4)............            --        --             --           --          --
  Donald J. Hofmann(3)..........      6,501.72         *          3,440            *           *
  Todd M. Abbrecht(1)...........  3,270,940.05      84.3             --           --        72.1
  David A. Jones(5).............      2,000.00         *          2,500            *           *
  Albert L. Prillaman(6)........      2,500.00         *          2,500            *           *
  Scott A. Schoen(1)............  3,270,940.05      84.3             --           --        72.1
  George R. Taylor(1)...........  3,270,940.05      84.3             --           --        72.1
All directors and named
  executive officers as a group
  (11 persons)(1)...............  3,415,002.82      88.1%       439,731         66.9%       85.0%

---------------

 *  less than 1%

(1) Includes interests owned by each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V. L.P., Thomas H. Lee Investors Limited Partnership, 1997 Thomas H. Lee Nominee Trust, Putnam Investments Holdings, LLC, Putnam Investments Employees' Securities Company I, LLC, and Putnam Investments Employees' Securities Company II, LLC., Thomas H. Lee Equity Fund V, L.P. and Thomas H. Lee Parallel Fund V, L.P. are Delaware limited partnerships, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company. Thomas H. Lee Equity (Cayman) Fund V, L.P. is an exempted limited partnership formed under the laws of the Cayman Islands, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company registered in the Cayman Islands as a foreign company. Thomas H. Lee Advisors, LLC, a Delaware limited liability company, is the general partner of Thomas H. Lee Partners, a Delaware limited partnership, which is the sole member of THL Equity Advisors V, LLC. Thomas H. Lee Investors Limited Partnership (f/k/a THL-CCI Limited Partnership) is a Massachusetts limited partnership, whose general partner is THL Investment Management Corp., a Massachusetts corporation. The 1997 Thomas H. Lee Nominee Trust is a trust with US Bank, N.A. serving as Trustee. Thomas H. Lee, a Managing Director of Thomas H. Lee Advisors, LLC, has voting and investment control over common shares owned of record by the 1997 Thomas H. Lee Nominee Trust.

     Each of Scott A. Schoen and Todd M. Abbrecht are Managing Directors of Thomas H. Lee Advisors, LLC. George R. Taylor is a Vice President of Thomas
     H. Lee Advisors, LLC. Each of Messrs. Schoen, Abbrecht and Taylor may be deemed to beneficially own Class A Common Stock held of record by Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P. and Thomas H. Lee Equity (Cayman) Fund V. L.P. Each of these individuals disclaims beneficial ownership of such units except to the extent of their pecuniary interest therein.

     The address of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, the 1997 Thomas H. Lee Nominee Trust, Scott
     A. Schoen, Todd M. Abbrecht and George R. Taylor is 75 State Street, Boston, MA 02109. Putnam Investments Holdings LLC, Putnam Investments Employees' Securities Company I, LLC and Putnam Investments Employees' Securities Company II, LLC are co-investment entities of Thomas H. Lee Partners and each disclaims beneficial ownership of any securities other than the securities held directly by such entity. The address for the Putnam entities is One Post Office Square, Boston, MA 02109.

(2) Includes interest owned by Simmons Holdings, LLC, FPIP, LLC and FPIP Trust, LLC. The address for Fenway Capital Fund II, L.P. is 152 West 57th Street, 59th Floor, New York, New York 10019.

(3) The address of Charles Eitel, Robert Hellyer, William Creekmuir, Donald Hofmann and Kevin Damewood is c/o Simmons Company, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328.

(4) Mark Parrish is no longer employed by Simmons.

(5) The address for David A. Jones is c/o Simmons Company, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328.

(6) The address for Albert L. Prillaman is c/o Stanley Furniture Company, 1641 Fairystone Park Highway, P.O. Box 30, Stanleytown, Virginia 24168.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  MANAGEMENT AGREEMENT

     Pursuant to the management agreement entered into in connection with the Transactions, THL Managers V, LLC renders certain advisory and consulting services to Simmons and each of its subsidiaries. In consideration of those services, Simmons agreed to pay to THL Managers V, LLC, an affiliate of Thomas
H. Lee Partners, semi-annually, an aggregate per annum management fee equal to the greater of:

     - $1,500,000; and

     - an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of Simmons for such fiscal year, but before deduction of any such fee.

     In connection with the Transactions, Simmons agreed to pay THL Managers V, LLC at the closing of the Transactions a transaction fee equal to $20,000,000 plus all out-of-pocket expenses incurred by Thomas H. Lee Partners prior to the closing of the transaction for services rendered by it in connection with the Transactions.

     Simmons also agreed to indemnify THL Managers V, LLC and its affiliates from and against all losses, claims, damages and liabilities arising out of or related to the performance by Thomas H. Lee Partners Managers V, LLC of the services pursuant to the management agreement.

  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THL BEDDING HOLDING
COMPANY

     The Amended and Restated Certificate of Incorporation of THL Bedding Holding Company contains, among other provisions, the following terms:

     Description of the Capital Stock of THL Bedding. THL Bedding Holding Company has two classes of common stock -- Class A common stock and Class B common stock. The Class A common stock is held by THL, Fenway Partners and those members of management who elected to acquire such shares in connection with the Acquisition. The Class A common stock earns a preferred return of 6% per annum. Each holder of Class A common stock is entitled to one vote (or a fraction thereof) for each share (or fraction thereof) of Class A common stock owned by such holder. THL Bedding Holding Company is also authorized to issue Class B common stock, which has identical rights to the Class A common stock, except with respect to distributions (as described below). The Class B common stock is restricted and subject to vesting as described in restricted stock agreements with the holders. Each holder of Class B common stock is entitled to one vote (or a fraction thereof) for each share (or fraction thereof) of Class B common stock issued to such holder.

     The Class A common stock and Class B common stock will be entitled to receive distributions in the following priority:

     - holders of Class A common stock will be entitled to receive an amount equal to a 6% cumulative, compounding quarterly, preferred return on their invested capital;

     - holders of Class A common stock will be entitled to receive a return of their invested capital; and

     - holders of the Class A common stock and Class B common stock will be entitled to share in all remaining distributions on a pro rata basis based on the aggregate outstanding shares of Class A common stock and Class B common stock.

  SECURITYHOLDERS' AGREEMENT

     Pursuant to the Securityholders' Agreement entered into in connection with the Acquisition, securities of THL Bedding Holding Company are subject to certain restrictions on transfer, other than certain exempt transfers as defined in the Securityholders' Agreement, as well as the other provisions described below.

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

     The Securityholders' Agreement provides that all parties to the agreement will vote all their shares to elect and continue in office the board of directors of THL Bedding Holding Company, consisting of up to nine directors composed of:

     - five persons designated by THL;

     - one person who will be the Chief Executive Officer of Simmons Company;
       and

     - up to three independent persons designated by the nominating and governance committee.

     The Securityholders' Agreement also provides:

     - holders of Class A Common Stock with customary "tag-along" rights with respect to transfers of shares of THL Bedding Holding Company beneficially owned by THL;

     - THL Bedding Holding Company and then THL with a "right of first refusal" with respect to transfers of shares of THL Bedding Holding Company held by the management stockholders and Fenway Partners;

     - holders of Class A Common Stock with customary "preemptive rights";

     - THL with "drag-along" rights with respect to all shares of Class A common stock and Class B common stock in a sale of THL Bedding Holding Company or its subsidiaries; and

     - four Simmons senior managers holding Class A Common Stock with the right to "put" all or a portion of their shares to THL Bedding Holding Company at fair market value if terminated without cause or departure for good reason.

     - THL Bedding Holding Company the right to purchase all or a portion of a terminated management stockholder's shares of THL Bedding Holding Company; and

     - employees, other than the four Simmons senior managers, holding Class A Common Stock right to "put" all or a portion of their shares to THL Bedding Holding Company at the lower of fair market value and cost if terminated without cause.

     Upon a public offering, the fair market value of THL Bedding Holding Company will be determined by its Board of Directors. The shares of Class A common stock (including those deemed held in our deferred compensation plan) will be exchanged for shares of Class B common stock (or, with respect to participants in the deferred compensation plan, a deemed investment in Class B common stock), with the number of shares of Class B common stock to be based upon the value of the Class A common stock (including shares deemed held in the deferred compensation plan) at the time of the offering. To the extent we have cash available and to the extent not restricted by market conditions related to the offering, the holders of Class A common stock (and participants in the deferred compensation plan) will be entitled to receive in cash, unless otherwise determined by the Board of Directors of THL Bedding Holding Company, an amount up to their original investment plus the 6% accrued yield. Any amounts received in cash by the holders of Class A common stock will reduce the value of the Class A common stock used to compute the number of shares of Class B common stock to be issued in such exchange.

  EQUITY REGISTRATION RIGHTS AGREEMENT

     THL is entitled to request up to four registrations of the Class A common stock of THL Bedding Holding Company under the Securities Act at any time after the closing of the Acquisition. In connection therewith, each signatory of the registration rights agreement agrees that it will vote, or cause to be voted, all common stock over which such person has power to vote to effect any stock split deemed necessary to facilitate the effectiveness of a requested registration. All holders of vested common stock are entitled to piggyback rights on any registration by THL Bedding Holding Company.

  DEFERRED COMPENSATION PLAN

     Certain members of management who were entitled to receive option proceeds in connection with the Acquisition elected to become participants in a deferred compensation plan of THL Bedding Holding Company whereby deferred compensation accounts will be deemed to be invested in Class A common stock of THL Bedding Holding Company (although no actual Class A common stock will be purchased) and will track distributions to be made to the holders of Class A common stock. The deferred compensation plan was terminated on June 3, 2004.

  RESTRICTED STOCK AGREEMENT

     Certain members of management were entitled to purchase shares of Class B common stock at a purchase price of $0.01 per share pursuant to a Restricted Stock Agreement. Twenty-five percent of the shares of Class B common stock become eligible for vesting at the end of each of 2004, 2005, 2006 and 2007. Vesting is subject to annual performance targets and includes catch-up provisions and acceleration upon a change of control. Upon a manager's termination, THL Bedding Holding Company is entitled to repurchase (1) unvested shares of Class B common stock for the lesser of fair market value or the original purchase price, and (2) vested shares of Class B common stock at fair market value.

  CONSULTING SERVICES

     During fiscal 2003, Rousch Consulting Group, Inc. provided consulting services to Simmons for aggregate payments of approximately $160 thousand, inclusive of out-of-pocket expenses of approximately $45 thousand. Rousch Consulting Group, Inc. is wholly owned by Edward L. Rousch, husband of our Executive Vice President -- Human Resources and Assistant Secretary, Rhonda C. Rousch.

  TRANSACTIONS WITH MR. EITEL

     Mr. Eitel owns a motor yacht, which as of November 1, 2003, he has agreed to make available to the Company for 30 days each year for use as a venue for corporate and other functions. As compensation for the use of Mr. Eitel's motor yacht, commencing November 1, 2003, we have agreed to pay compensation to the captain of Mr. Eitel's motor yacht in the amount of $80 thousand per year, plus benefits, and to pay up to $25 thousand annually, including benefits, as compensation of any first mate which Mr. Eitel may hire. In fiscal year 2003, the total amount of salary and benefits paid under this agreement was approximately $15 thousand. We estimate that payments in 2004 for the services of the captain of Mr. Eitel's motor yacht will total approximately $93 thousand.

     During fiscal 2003, Mr. Eitel paid Simmons approximately $10 thousand as reimbursement of the costs associated with his personal use of our corporate aircraft. Beginning in fiscal 2004, we have agreed not to require Mr. Eitel to reimburse us for his use of the corporate aircraft.

  PURCHASE OF SLEEP COUNTRY

     On February 28, 2003, we acquired the stock of SC Holdings, Inc. ("Sleep Country"), a mattress retailer with 47 stores in the Pacific Northwest, from a fund affiliated with Fenway Partners for approximately $18.4 million, plus additional contingent consideration based upon future performance. This acquisition was financed from borrowings under our existing senior credit facility. Sleep Country used the proceeds received to repay bank debt of $17.8 million and debt to an affiliate of $0.6 million. In connection with the acquisition, we paid a fund affiliated with Fenway Partners and a former shareholder of Sleep Country approximately $14.8 million additional final consideration.

  AGREEMENT WITH FENWAY

     Prior to the date of the Acquisition, Fenway provided strategic advisory services to us. In exchange for advisory services, beginning October 21, 2002, we paid Fenway (i) annual management fees of the greater of 0.25% of net sales for the prior fiscal year or 2.5% of Adjusted EBITDA for the prior fiscal year, not to exceed $3.0 million; (ii) fees in connection with the consummation of any acquisition transactions for Fenway's assistance in negotiating such transactions; and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses, incurred by Fenway in connection with providing services to

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

us. Prior to October 21, 2002, the annual management fee to Fenway was calculated as 0.25% of net sales for the prior year. In conjunction with the Acquisition, the Fenway Advisory Agreement was terminated.


     Prior to the date of the Acquisition, Fenway Partners provided strategic advisory services to our subsidiaries, Sleep Country and SC US Acquisition Corp. In exchange for advisory services, we paid Fenway Partners (i) annual management fees equal to the greater of 0.25% of net sales of Sleep Country for the prior fiscal year or $150,000; and (ii) fees in connection with the consummation of any acquisition transactions for Fenway Partners' assistance in negotiating those transactions. In conjunction with the Acquisition, the Management Advisory Agreement was terminated.



     Prior to the date of the Acquisition, Fenway Partners Resources, Inc. provided financial, managerial and operational advisory services to Simmons. Beginning in April 2002, we paid Fenway Partners Resources, Inc. $150,000 per year for those services plus out-of-pocket expenses. The president of Fenway Partners Resources Inc. is Dale Morrison, who served as a director of Simmons until the Acquisition. In conjunction with the Acquisition, the Consulting Agreement was terminated.


     Included in other expense in the accompanying Consolidated Statements of Operations for Successor '03, Predecessor '03, 2002 and 2001 is $0.1 million, $2.8 million, $2.4 million and $2.8 million, respectively, related to the management fees for services provided by THL and Fenway to us and our subsidiaries.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

     On the closing date of the Acquisition, we entered into a senior secured credit facility (the "senior secured credit facility") with Goldman Sachs Credit Partners L.P. and UBS Securities LLC as joint lead arrangers and co-syndication agents and Deutsche Bank AG, New York Branch, as administrative agent.

     Our senior secured credit facility consists of:

     - a $75.0 million senior secured revolving credit facility with a six-year maturity; and

     - a $405.0 million senior secured Tranche B term loan facility with an eight-year maturity.

     Our senior secured credit facility permits us to incur, and the senior unsecured facility and the indenture governing the notes do not prohibit us from incurring, up to $100.0 million of additional term loans or revolving credit loans, although none of the lenders under our senior secured credit facility are obligated to make such additional credit available to us.

  SECURITY AND GUARANTEES

     Our obligations under the senior secured credit facility are unconditionally and irrevocably guaranteed jointly and severally by each of our current and future domestic subsidiaries and by our direct parent company.

     Our obligations under the senior secured credit facility, and the guarantees of those obligations, are secured by substantially all of our assets and substantially all of the assets of each of our current and future domestic subsidiaries, including but not limited to:

     - a first priority pledge of 100% of our capital stock and 100% of the capital stock of each of our current and future domestic subsidiaries; and

     - a perfected first-priority security interest in substantially all tangible and intangible assets of our parent, us and each of our current and future domestic subsidiaries.

  INTEREST RATES AND FEES

     Borrowings under the senior secured credit facility bear interest as follows:

     - Revolving credit facility: Initially (a) in the case of loans with an interest rate based on the applicable base rate ("ABR"), the ABR plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin. After completion of two full fiscal quarters after the closing of the Transactions, such applicable margins will be subject to reduction if we attain certain leverage ratios; and

     - Term loan facility: Initially (a) in the case of loans with an interest rate based on the ABR, the ABR plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin. After completion of two full fiscal quarters after the closing of the Transactions, such applicable margins will be subject to reduction if we either attain a certain leverage ratio or if loans under our senior secured facility are rated B1 or better by Moody's.

     The senior secured credit facility also provides for the payment to the lenders of a commitment fee on average daily unused commitments under the revolving credit facility at a rate initially equal to 1/2 of 1% per annum. After the completion of two full fiscal quarters after the closing of the Transactions, such commitment fee will be subject to reduction if we attain a certain leverage ratio.

  SCHEDULED AMORTIZATION PAYMENTS AND MANDATORY PREPAYMENTS

     The term loan facility provides for quarterly amortization payments of $1,012,500 during the first seven years, with the balance of the facility to be repaid quarterly during the eighth year.

     In addition, we expect that the senior secured credit facility will require us to prepay outstanding term loans (and, after the term loans have been repaid in full, to prepay outstanding revolving credit loans), subject to certain exceptions, with:

     - 100% of the net proceeds of certain asset dispositions or casualty/condemnation events by us, our parent or our subsidiaries;

     - 50% of the net proceeds of certain equity issuances by us, our parent or our subsidiaries;

     - 50% of excess cash flow (as defined in the credit agreement); and

     - 100% of the net proceeds of certain debt issuances by us, our parent or our subsidiaries.

     The prepayment percentages above with respect to equity issuances and excess cash flow will be reduced or eliminated if we attain certain performance targets.

  VOLUNTARY PREPAYMENTS

     The senior secured credit facility provides for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, without penalty, subject to certain conditions pertaining to minimum notice and payment/reduction amounts.

  COVENANTS

     Our senior secured credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facility include, among other things, limitations (each of which is subject to and customary exceptions for financings of this type) on our, our parent's and our subsidiaries' ability to:

     - declare dividends and make other distributions;

     - redeem and repurchase our capital stock;

     - prepay, redeem and repurchase certain of our indebtedness (including the notes);

     - make loans and investments (including acquisitions);

     - incur additional indebtedness;

     - grant liens;

     - enter into sale-leaseback transactions;

     - modify the terms of the notes;

     - restrict dividends from our subsidiaries;

     - enter into new lines of business;

     - recapitalize, merge, consolidate or enter into acquisitions;

     - sell our assets; and

     - enter into transactions with our affiliates.

     Our senior secured credit facility also contains the following financial covenants:

     - a maximum total leverage ratio, with compliance levels ranging from total leverage of no greater than 6:85:1.00 from March 31, 2004 through December 31, 2004; 6.50:1.00 from March 31, 2005 through December 31, 2005; 6.00:1.00 as of March 31, 2006 and June 30, 2006; 5.75:1.00 as of
       September 30, 2006 and December 31, 2006; 5.00:1.00 from March 31, 2007 through December 31, 2007; 4.50:1.00 from March 31, 2008 through December 31, 2008; and 4.00:1.00 as of March 31, 2009 and each fiscal quarter ending thereafter.

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

     - a minimum interest coverage ratio, with compliance levels ranging from an interest coverage of no less than 2.25:1.00 from March 31, 2004 through December 31, 2004; 2.30:1.00 from March 31, 2005 through December 31, 2005; 2.40:1.00 from March 31, 2006 to December 31, 2006; 2.55:1.00 from
       March 31, 2007 through December 31, 2007; 2.75:1.00 from March 31, 2008 through December 31, 2008; and 3.0:1.00 as of March 31, 2009 and each fiscal quarter ending thereafter.

     - a maximum capital expenditure limitation of $20.0 million per fiscal year, with the ability to roll-forward to future years unused amounts from the previous fiscal year, and also subject to adjustments for certain acquisitions and other events.

  EVENTS OF DEFAULT

     Our senior secured credit facility contains certain customary events of default (subject to grade periods, as appropriate) with respect to our parent, us and each of our subsidiaries, including:

     - nonpayment of principal or interest;

     - breach of the financial, affirmative or negative covenants;

     - material breach of the representations or warranties;

     - cross-default and cross-acceleration to other material indebtedness;

     - bankruptcy or insolvency;

     - material judgments entered against our parent, us or any of our subsidiaries;

     - certain ERISA violations;

     - actual or asserted invalidity of the security documents or guarantees associated with the senior secured credit facility; and

     - a change of control (as defined in the senior secured credit facility).

SENIOR UNSECURED TERM LOAN FACILITY

     On the closing date of the Acquisition, we entered into a senior unsecured term loan facility (the "senior unsecured facility") with Goldman Sachs Credit Partners L.P. and UBS Securities LLC as joint lead arrangers and co-syndication agents and Deutsche Bank AG, New York Branch, as administrative agent.

     Our senior unsecured facility constitutes a $140.0 million senior unsecured term loan, all of which was borrowed on the closing date of the Acquisition, with an eight and one-half year maturity.

GUARANTEES

     Our obligations under the senior unsecured facility are unconditionally and irrevocably guaranteed jointly and severally by each of our current and future domestic subsidiaries and by our direct parent company.

     Neither our obligations, nor the obligations of any of the guarantors of the senior unsecured facility, are secured by any of our or their assets.

INTEREST RATES

     Our borrowings under the senior unsecured facility bear interest at a floating rate which may, at our option, be the eurodollar rate plus 3.75% per annum, or the ABR plus 2.75% per annum.

SCHEDULED PAYMENTS AND MANDATORY PREPAYMENTS

     There will be no scheduled amortization payments prior to the maturity date of the senior unsecured facility.

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

     We will be required to repay the senior unsecured facility with any net proceeds from asset sales, but only to the extent that such net proceeds are not otherwise (i) used to repay obligations under our senior secured credit facility or (ii) reinvested within 360 days (or committed to be reinvested within 180 days thereafter) after our or our subsidiaries' receipt thereof in assets useful in our or our subsidiaries' business. In addition, upon the occurrence of a change in control, we will be required to offer to prepay the senior unsecured facility at 101.00% of the outstanding principal amount, plus accrued and unpaid interest, if any, to the date of prepayment.

VOLUNTARY PREPAYMENTS

     Our senior unsecured facility will provide for voluntary prepayments thereof any time. However, any voluntary prepayment within one year from the closing date will require a prepayment premium of 3.00%, any prepayment within two years from the closing date, but subsequent to the first anniversary of the closing date, will require a prepayment premium of 2.00% and any prepayment within three years from the closing date, but subsequent to the second anniversary of the closing date, will require a prepayment premium of 1.00%.

COVENANTS

     Our senior unsecured facility does not contain any financial maintenance covenants, but does contain affirmative covenants similar to those contained in the senior secured credit facility. Additionally, the senior unsecured facility contains negative covenants similar to those contained in the senior secured credit facility, except that certain negative covenants, including limitations on indebtedness, asset sales and restricted junior payments are substantially similar to the corresponding covenants described herein under the heading "Description of Notes."

EVENTS OF DEFAULT

     The senior unsecured facility contains events of default substantially similar to those contained in the senior secured credit facility, except for certain exceptions to be based upon the events of default similar to those described herein under the heading "Description of Notes."

OLD 10.25% SENIOR SUBORDINATED NOTES

     In April of 1999, we issued $150 million aggregate principal amount of 10.25% senior subordinated notes due 2009. On November 18, 2003, THL Bedding Company initiated a tender offer for those notes and a consent solicitation to remove substantially all restrictive covenants in the indenture governing those notes. The 10.25% notes due 2009 not tendered in the tender offer became redeemable on or after March 15, 2004 at our option at 105.125% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption. Holders of $144.9 million aggregate primary amount of these notes tendered their notes in connection with the tender offer.

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

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions." In this description, "Simmons" refers only to Simmons Company, as the ultimate surviving corporation following the completion of the Transactions, and not to any of its Subsidiaries.

     Simmons issued the old notes and will issue the registered notes under an indenture entered into among itself, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee. The old notes were issued in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. The old note and the registered notes will be identical in all material respects, except that the registered notes have been registered under the Securities Act. Accordingly, unless specifically stated to the contrary, the following description applies to both the old notes and the registered notes. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as Holders. We have filed copies of the indenture and the related registration rights agreement as exhibits to the registration statement of which this prospectus forms a part. You may also request copies of these agreements at our address set forth under the heading "-- Additional Information."

     The registered Holder of a note will be treated as the owner of it for all purposes under the indenture. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

  THE NOTES

     The notes are:

     - general unsecured obligations of Simmons;

     - subordinated in right of payment to all existing and future Senior Debt of Simmons;

     - pari passu (or ranking equally with) in right of payment with the Old Simmons 2009 Notes and any future senior subordinated Indebtedness of Simmons;

     - senior in right of payment to any future subordinated Indebtedness of Simmons; and

     - unconditionally guaranteed by the Guarantors.

  THE GUARANTEES

     The notes are fully and unconditionally guaranteed, on a joint and several basis, by each of Simmons' Domestic Subsidiaries that either Guarantees or incurs any Indebtedness (other than intercompany Indebtedness).

     Each guarantee of the notes is:

     - a general unsecured obligation of the Guarantor;

     - subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

     - pari passu in right of payment with guarantees of the Old Simmons 2009 Notes and any future senior subordinated Indebtedness of that Guarantor; and

     - senior in right of payment to any future subordinated Indebtedness of the Guarantor.

     As of December 27, 2003, Simmons and the Guarantors had total debt outstanding (excluding the notes) of approximately $570.3 million, and approximately $61.2 million would have been available to Simmons for additional borrowings under its credit facility, all of which would constitute Senior Debt ranking ahead of the

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

notes, other than the $5.3 million of the Old Simmons 2009 Notes. As indicated above and as discussed in detail below under the caption "-- Subordination," payments on the notes and under the guarantees are subordinated to the payment of Senior Debt. The indenture permits Simmons and the Guarantors to incur additional Senior Debt.

     As of the date of the indenture, all our Subsidiaries became "Restricted Subsidiaries." Under the circumstances described below under the subheading
"-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," Simmons is permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Simmons' Unrestricted Subsidiaries, if any exist in the future, will not be subject to any of the restrictive covenants in the indenture, and they will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

     The notes initially were issued in a total principal amount of $200.0 million. Simmons may issue additional notes from time to time. Any issuance of additional notes will be subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will rank equally and will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Simmons will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on January 15, 2014.

     Interest on the notes accrues at the rate of 7.875% per annum and is payable semiannually in arrears on each January 15 and July 15, commencing on July 15, 2004. Simmons will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1.

     Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder owning at least $5.0 million in principal amount of notes has given wire transfer instructions to Simmons, Simmons will pay all principal, interest and premium and Special Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within or without the City and State of New York (which is currently the corporate trust office of the trustee) unless Simmons elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee is currently acting as paying agent and registrar for the notes. Simmons may change the paying agent or registrar without prior notice to Holders, and Simmons or any of its Restricted Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes or similar government charges due on transfer or exchange. Simmons is not required to transfer or exchange any note selected for redemption except the unredeemed portion of any note being redeemed in part. Also, Simmons is not required to transfer or exchange any (1) note for a period of 15 days before a selection of notes to be redeemed or (2) between a record date and the next succeeding interest payment date.

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

SUBSIDIARY GUARANTEES

     The notes are guaranteed by each of Simmons' current and future Domestic Subsidiaries that either Guarantees or incurs any Indebtedness (other than intercompany Indebtedness). Subject to the conditions described below, the Guarantors, jointly and severally, unconditionally guarantee on a senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of Simmons under the indenture and the notes, whether for principal, premium or interest on the notes or otherwise. The Guarantors will also pay, on a senior subordinated basis and in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the trustee under the indenture in enforcing any rights under a subsidiary guarantee with respect to a Guarantor. Each subsidiary guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor on the same basis as the notes are subordinated to the Senior Debt of Simmons. The obligations of each Guarantor under its subsidiary guarantee are limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Related to the Notes -- Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the notes and require our noteholders to return payments received from guarantors."

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Simmons or another Guarantor, unless:

        (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

        (2) either:

           (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of that Guarantor under the indenture, its subsidiary guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee and completes all other required documentation; or

           (b) in the case of a sale or disposition constituting an Asset Sale, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

     Notwithstanding the foregoing, a Guarantor may consolidate with, merge into or transfer all or part of its assets and properties to Simmons or to a Subsidiary of Simmons that is a Guarantor.

     The subsidiary guarantee of a Guarantor will be released:

        (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Simmons, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

        (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Simmons, if the sale complies with the "Asset Sale" provisions of the indenture;

        (3) if Simmons designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

        (4) upon any legal defeasance or satisfaction and discharge in accordance with the terms of the indenture; or

        (5) if such Guarantor is or becomes a Receivables Subsidiary.

     See "-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge."

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

SUBORDINATION

     The payment of Obligations on the notes will be subordinated to the prior payment in full of all Senior Debt of Simmons, including Senior Debt of Simmons incurred after the date of the indenture.

     The holders of Senior Debt of Simmons will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt of Simmons (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation governing the applicable Senior Debt of Simmons whether or not such interest is an allowed claim in any such proceeding) before Holders will be entitled to receive any payment or distribution with respect to the notes (except that Holders may receive and retain Permitted Junior Securities and payments made from the trust, if any, as described under "-- Legal Defeasance and Covenant Defeasance" and
"-- Satisfaction and Discharge"), in the event of any distribution to creditors of Simmons:

        (1) in a liquidation or dissolution of Simmons;

        (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Simmons or its property;

        (3) in an assignment for the benefit of creditors; or

        (4) in any marshaling of Simmons' assets and liabilities.

     Simmons also may not make any payment or distribution in respect of the notes (except in the form of Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge") and may not make any deposits with the trustee as described under "-- Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge" if:

        (1) a payment default on Designated Senior Debt of Simmons occurs and is continuing beyond any applicable grace period; or

        (2) any other default occurs and is continuing on any series of Designated Senior Debt of Simmons that permits holders of that series of Designated Senior Debt of Simmons to accelerate its maturity, and the trustee receives a notice of such default (a "Payment Blockage Notice") from Simmons or the Representative of any Designated Senior Debt of Simmons.

     Notwithstanding the foregoing, Simmons may make payment on the notes if Simmons and the trustee receive written notice approving such payment from the Representative of the Designated Senior Debt of Simmons with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

     Payments on the notes may and will be resumed at the first to occur of the following:

        (1) in the case of a payment default on Designated Senior Debt of Simmons, upon the date on which such default is cured or waived; and

        (2) in the case of a nonpayment default on Designated Senior Debt of Simmons, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt of Simmons has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until:

        (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

        (2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

     Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to all Designated Senior Debt of Simmons during such

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

period, provided that if any Payment Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Debt of Simmons (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any payment blockage period or periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no payment blockage period is in effect.

     The failure to make any payment on the notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, Simmons will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

     If the trustee or any Holder receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge") when:

        (1) the payment is prohibited by these subordination provisions; and

        (2) the trustee or the Holder has actual knowledge that the payment is prohibited;

then the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt of Simmons. Upon the proper written request of the holders of Senior Debt of Simmons, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt of Simmons or their proper representative.

     Simmons must promptly notify the Representatives of Designated Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Simmons, Holders may recover less ratably than creditors of Simmons who are holders of Senior Debt of Simmons. See "Risk Factors -- Risks Related to the Notes -- Your right to receive payment on the notes and the guarantees is junior to all our existing and future senior debt."

OPTIONAL REDEMPTION

     At any time prior to January 15, 2007, Simmons may on any one or more occasions redeem up to 40% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107.875% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Equity Offerings by Simmons or any direct or indirect parent of Simmons (so long as such Net Cash Proceeds are contributed by such parent to Simmons as common equity); provided that:

        (1) at least 60% of the aggregate principal amount of notes initially issued under the indenture remains outstanding immediately after the redemption (excluding any notes held by Simmons and its Subsidiaries); and

        (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

     Except as described in the preceding paragraph, the notes will not be redeemable at Simmons' option prior to January 15, 2009. Simmons is not prohibited, however, from acquiring the notes by means other than a redemption, whether pursuant to an issuer tender offer, open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.

     On or after January 15, 2009, Simmons may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth

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below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on January 15, of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2009........................................................    103.938%
2010........................................................    102.625%
2011........................................................    101.313%
2012 and thereafter.........................................    100.000%

     Unless Simmons defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

     If less than all the notes are to be redeemed, the procedures described below under "-- Selection and Notice" will apply.

NO MANDATORY REDEMPTION OR SINKING FUND

     Simmons is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs and Simmons does not exercise its option, if available, to redeem the notes, each Holder will have the right to require Simmons to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control offer on the terms set forth in the indenture (a "Change of Control Offer"). In the Change of Control Offer, Simmons will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, on the notes repurchased, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, Simmons will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Simmons will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Securities Exchange Act of 1934, as amended and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Simmons will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, Simmons will, to the extent lawful:

        (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

        (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

        (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Simmons.

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     The paying agent will promptly mail to each Holder of notes properly tendered and not withdrawn the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The Credit Agreement prohibits Simmons from purchasing any notes, and also provides that certain change of control events with respect to Simmons would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which Simmons becomes a party may contain similar restrictions and provisions. In the event that at the time of the Change of Control the terms of any agreement governing Senior Debt of Simmons or its Subsidiaries restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of notice to Holders provided for above, but in any event within 90 days following a Change of Control, Simmons will either (1) repay all outstanding Senior Debt or offer to repay all such Senior Debt and repay the Indebtedness of each lender who has accepted the offer or (2) obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Simmons will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     If Simmons does not obtain such consents or repay such Senior Debt, Simmons will remain prohibited from purchasing the notes. In such event, Simmons' failure to make the offer to purchase would constitute an Event of Default under the indenture, which in turn would constitute a default under the Credit Agreement. In such circumstances, the subordination provisions of the indenture would likely prohibit payments to the Holders of the notes.

     The provisions described above that require Simmons to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit Holders to require that Simmons repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Simmons will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Simmons and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Simmons and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require Simmons to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Simmons and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Simmons and Holdings by increasing the capital required to effectuate such transactions.

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  ASSET SALES

     Simmons will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1) Simmons (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

        (2) in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined by Simmons' Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee promptly after the consummation of such Asset Sale; and

        (3) at least 75% of the consideration received in the Asset Sale by Simmons or such Restricted Subsidiary is in the form of cash, Cash Equivalents, Replacement Assets or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

           (a) any liabilities, as shown on Simmons' or such Restricted Subsidiary's most recent balance sheet, of Simmons or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any subsidiary guarantee) that are assumed by the transferee of any such assets and, in the case of liabilities other than Non-Recourse Debt, where Simmons and all Restricted Subsidiaries are released pursuant to an agreement that releases Simmons or such Restricted Subsidiary from further liability;

        (b) any securities, notes or other obligations received by Simmons or any such Restricted Subsidiary from such transferee that are within 180 days converted by Simmons or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

        (c) any Designated Noncash Consideration received by Simmons or any of its Restricted Subsidiaries in the Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed $5.0 million (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

     For purposes of paragraph (3) above, any liabilities of Simmons or any Restricted Subsidiary of Simmons that are not assumed by the transferee of such assets in respect of which Simmons and all Restricted Subsidiaries are not released from any future liabilities in connection therewith shall not be considered consideration.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Simmons (or such Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option to:

        (1) repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

        (2) acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

        (3) make a capital expenditure; or

        (4) acquire non-current assets, including investments in property, that are used or useful in a Permitted Business;

it being understood that Simmons may apply Net Proceeds received by any of its Restricted Subsidiaries in any of the foregoing manners and any Restricted Subsidiary of Simmons may apply Net Proceeds received by Simmons or another Restricted Subsidiary of Simmons in any of the foregoing manners. Pending the final application of any Net Proceeds, Simmons may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

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     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $15.0 million, Simmons will make an Asset Sale Offer to all Holders and all holders of any other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or required prepayments or redemptions of such Indebtedness with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an "Asset Sale Offer"). Simmons will be required to complete the Asset Sale Offer no earlier than 30 days and no later than 60 days after notice of the Asset Sale Offer is provided to the Holders, or such later date as may be required under applicable law. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Simmons may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and tendered, prepaid or redeemed pari passu Indebtedness, if any. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Simmons will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Simmons will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The agreements governing all Simmons' outstanding Senior Debt currently restrict Simmons from purchasing notes, and also provide that certain asset sale events with respect to Simmons would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Simmons becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when Simmons is prohibited from purchasing notes, Simmons could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition, neither of which may be possible. If Simmons does not obtain such a consent or repay such borrowings, Simmons will remain prohibited from purchasing notes. In such case, Simmons' failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, likely constitute a default under such Senior Debt. See "Risk Factors -- Risks Related to the Notes -- We may not be able to repurchase the notes upon a change of control." In such circumstances, the subordination provisions in the indenture would likely restrict payments to Holders.

SELECTION AND NOTICE

     If less than all the notes are to be redeemed in connection with any redemption, the trustee will select notes (or portions of notes) for redemption as follows:

        (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

        (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less may be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the note to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

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     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     Simmons will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend on, or make any other payment or distribution on account of, Simmons' or any of its Restricted Subsidiaries' Equity Interests (including any payment in connection with any merger or consolidation involving Simmons or any of its Restricted Subsidiaries) or to the direct or indirect holders of Simmons' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (in each case, other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of Simmons or (b) to Simmons or a Restricted Subsidiary of Simmons);

        (2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Simmons) any Equity Interests of Simmons or any direct or indirect parent of Simmons held by Persons other than Simmons or a Restricted Subsidiary of Simmons;

        (3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the subsidiary guarantees except a payment of principal at the Stated Maturity thereof, other than:

           (a) the purchase, repurchase or other acquisition of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance or acquisition, and

           (b) intercompany Indebtedness described in clause (6) of the second paragraph of the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; or

        (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted
     Payment:

        (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

        (2) Simmons would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Simmons and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

           (a) 50% of the Consolidated Net Income of Simmons for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Simmons' most recently ended fiscal quarter for which internal consolidated financial

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        statements of Simmons are available at the time of such Restricted
        Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

           (b) 100% of the aggregate Net Cash Proceeds received by Simmons subsequent to the date of the indenture (i) as a contribution to its common equity capital or (ii) from the issue or sale of Equity Interests of Simmons (other than Excluded Contributions or Disqualified Stock) or
        (iii) as a result of the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Simmons or any Restricted Subsidiary of Simmons that have been converted into or exchanged for either (A) such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Simmons) or (B) securities of any direct or indirect parent of Simmons, except any Net Cash Proceeds that have been utilized for any other purpose under this covenant (other than pursuant to clause
        (13) below), plus

           (c) an amount equal to the net reduction in Investments made by Simmons and its Restricted Subsidiaries subsequent to the date of the indenture resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to Simmons or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary of Simmons, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed in the case of any Investment the amount of the Investment previously made by Simmons or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided that any amounts in excess of the amount of the Investment previously made may be added to the amounts otherwise available under this clause (c) to make Restricted Investments pursuant to this clause (3), plus

           (d) 100% of the fair market value, as determined in good faith by the Board of Directors of Simmons, such determination to be conclusive and evidenced by an officers' certificate delivered to the trustee, of any Permitted Business (including Capital Stock of a Permitted Business that is or becomes a Restricted Subsidiary) received by Simmons or a Restricted Subsidiary of Simmons as consideration for the issuance by Simmons subsequent to the date of the indenture of Capital Stock (other than Disqualified Stock) of Simmons or as a contribution to the common equity capital of Simmons.

     The preceding provisions will not prohibit:

        (1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration the dividend payment or other distribution would have complied with the provisions of the indenture;

        (2) the making of any Restricted Payment with the Net Cash Proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of Simmons) of Equity Interests of Simmons (other than Disqualified Stock) or contribution to the common equity capital of Simmons to the extent not previously utilized for any other purpose under this covenant;

        (3) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of Simmons or any Restricted Subsidiary of Simmons, in exchange for, or with the net cash proceeds from a substantially concurrent issuance or sale of, Permitted Refinancing Indebtedness;

        (4) the payment of any dividend by a Restricted Subsidiary of Simmons to the holders of its Equity Interests on a pro rata basis;

        (5) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends, other distributions or amounts to any direct or indirect parent of Simmons in amounts equal to the amounts expended by such parent to purchase, repurchase, retire or otherwise acquire for value Equity Interests of such parent owned by employees, former employees, directors, former directors, consultants or former consultants of such parent, Simmons or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of such employees, former employees, directors, former directors,

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     consultants or former consultants); provided, however, that the aggregate amount paid, loaned or advanced to such parent pursuant to this clause (5) will not, in the aggregate, exceed $3.0 million per fiscal year of Simmons; provided that Simmons may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $12.0 million in any calendar year; and provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Stock) of Simmons (or of any direct or indirect parent of Simmons to the extent such Net Cash Proceeds are contributed to the common equity of Simmons) to employees, officers, directors or consultants of Simmons and its Restricted Subsidiaries that occurs after the date of the indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to clause (2) above or previously applied to the payment of Restricted Payments pursuant to this clause (5)), plus (ii) the cash proceeds of key man life insurance policies received by Simmons and its Restricted Subsidiaries after the date of the indenture, less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owning to Simmons from employees, officers, directors and consultants of Simmons or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Simmons from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture; provided further that the Net Cash Proceeds from such sales of Equity Interests described in clause (i) of this clause
     (5) shall be excluded from the second clause 3(b) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

        (6) the payment of any dividends or distributions or the making of any loans or other advances by Simmons or any Restricted Subsidiary of Simmons to any direct or indirect parent of Simmons to permit such parent to (A) pay franchise taxes and other fees and expenses required to maintain its existence and (B) to provide for all other operating costs of such parent to the extent attributable to the ownership or operation of Simmons and its Restricted Subsidiaries, including in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the SEC, of up to an aggregate amount under this clause (B) of $2.0 million per fiscal year, plus any indemnification claims made by directors or officers of such parent attributable to the ownership or operation of Simmons and its Restricted Subsidiaries;

        (7) the payment of Permitted Tax Distributions;

        (8) the repurchase of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities to the extent the shares of such Capital Stock represent a portion of the exercise price of such options, warrants or convertible securities;

        (9) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Simmons or preferred stock of its Restricted Subsidiaries issued after the date of the indenture pursuant to the covenant described below under the caption
     "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

        (10) any payments made, or the performance of any of the transactions contemplated, in connection with the acquisition and the financing thereof and described in this prospectus under the headings "Prospectus
     Summary -- The Transactions," "Management" and "Certain Relationships and Related Party Transactions;"

        (11) any redemption, repurchase, retirement, defeasance or other acquisition for value of Disqualified Stock of Simmons or a Restricted Subsidiary of Simmons made by exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Disqualified Stock of Simmons or such Restricted Subsidiary, as the case may be; provided that any such new Disqualified Stock is issued by the issuer of

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     the Disqualified Stock being redeemed, repurchased, retired, defeased or otherwise acquired for value and that such new Disqualified Stock is issued pursuant to the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

        (12) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on Simmons' common stock (or dividends, distributions or advances to any direct or indirect parent of Simmons to allow such parent to pay dividends on its common stock), following the first public offering of Simmons' common stock (or of such parent's common stock, as the case may be) after the date of the indenture, of, whichever is earlier, (i) in the case of the first public offering of Simmons' common stock, up to 6% per annum of the Net Cash Proceeds received by Simmons in such public offering or (ii) in the case of the first public offering of such parent's common stock, up to 6% per annum of the amount contributed directly or indirectly by such parent (other than Excluded Contributions) to Simmons from the Net Cash Proceeds received by such parent in such public offering;

        (13) Investments that are made with Excluded Contributions;

        (14) so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase notes pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" (including the purchase of all notes tendered), any purchase or redemption of Indebtedness of Simmons or any Restricted Subsidiary of Simmons subordinated to the notes or the subsidiary guarantee, as applicable, that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); (15) dividends or distributions paid in an amount equal to any reduction in taxes actually realized by Simmons and its Restricted Subsidiaries in the form of cash refunds or from deductions when applied to offset income or gain as a direct result of (i) the tender costs, including the costs of any premium paid or interest expense, incurred in connection with repurchasing the 10 1/4 Senior Subordinated notes due 2009 of Simmons, (ii) purchase accounting adjustments made in connection with the Transactions, (iii) compensation expense incurred in connection with the repurchase or rollover of stock options or transaction bonuses, or (iv) the write off of deferred financing charges as a result of the refinancing contemplated by the Transactions; and

        (16) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $30 million since the date of the indenture.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Simmons or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will, if the fair market value thereof exceeds $2.0 million, be determined by the Board of Directors of Simmons whose resolution with respect thereto shall be delivered to the trustee. For the avoidance of doubt, the transactions contemplated by the documents relating to the Transactions will be addressed under the covenant below described under the caption "-- Transactions with Affiliates" and will not be considered to be Restricted Payments.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Simmons will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Simmons will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Simmons or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Guarantor may issue preferred stock, if the Fixed Charge Coverage Ratio for Simmons' most recently ended four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the date on which such additional Indebtedness is

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incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (1) the incurrence by Simmons or any Guarantor of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Simmons and the Guarantors thereunder) not to exceed $550.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Simmons or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction thereunder, in each case, pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

        (2) the incurrence by Simmons and the Guarantors of Existing
     Indebtedness;

        (3) the incurrence by Simmons of Indebtedness represented by the notes issued on the date of the indenture;

        (4) the incurrence by Simmons of the Senior Term Loan;

        (5) the incurrence by Simmons or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including borrowings under a Credit Facility) or Acquired Debt, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, development, maintenance, upgrade or improvement of property, plant, equipment or assets (in each case whether through the direct purchase of assets or through the purchase of Capital Stock of the Person owning such assets) used in the business of Simmons or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (x) $10.0 million and (y) 4.0% of Total Tangible Assets;

        (6) the incurrence by Simmons or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (6), or (16) of this paragraph;

        (7) the incurrence by Simmons or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Simmons and any of its Restricted Subsidiaries (other than a Receivables Subsidiary); provided, however, that:

           (a) if Simmons or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Simmons, or the subsidiary guarantee in the case of a Guarantor; and

           (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Simmons or a Restricted Subsidiary of Simmons and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Simmons or a Restricted Subsidiary of Simmons, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Simmons or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

        (8) shares of preferred stock of a Restricted Subsidiary issued to Simmons or another Restricted Subsidiary; provided that any subsequent transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent

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     transfer of any such shares of preferred stock (except to Simmons or any
     Restricted Subsidiary) shall be deemed, in each case, to be an issuance of preferred stock;

        (9) the incurrence by Simmons or any Guarantor of Hedging Obligations that are incurred in the ordinary course of business or required under Credit Facilities for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (10) The guarantee by Simmons or any Guarantor of Indebtedness of Simmons or a Guarantor that was permitted to be incurred by another provision of this covenant;

        (11) Indebtedness of Simmons or any of its Restricted Subsidiaries in respect of workers' compensation claims, self-insurance obligations, indemnities, performance bonds, bankers' acceptances, letters of credit and surety, appeal or similar bonds provided by Simmons or any of its Restricted Subsidiaries in the ordinary course of business and, in any such case, any reimbursement obligations in connection therewith;

        (12) Indebtedness of Simmons or any Guarantor to the extent the net proceeds thereof are promptly deposited to defease or satisfy and discharge all outstanding notes in full as described below under the covenants
     "-- Legal Defeasance and Covenant Defeasance and" "-- Satisfaction and Discharge;"

        (13) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business;

        (14) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction; provided that such Indebtedness is non-recourse to Simmons or any of its Restricted Subsidiaries (except to the extent of customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction);

        (15) obligations of Simmons and its Restricted Subsidiaries arising from agreements of Simmons or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of Simmons in accordance with the terms of the indenture, other than Guarantees by Simmons or any Restricted Subsidiary of Simmons of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of Simmons for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such obligations shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of Simmons of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by Simmons and its Restricted Subsidiaries in connection with such disposition; and

        (16) the incurrence by Simmons or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by Simmons of Disqualified Stock or the issuance by a Restricted Subsidiary of preferred stock in an aggregate principal amount or liquidation preference at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (16), not to exceed $40 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Simmons will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in

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any manner that complies with this covenant. Indebtedness under Credit
Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

     The accrual of interest, the accretion or amortization of original issue discount, the payment of interest and dividends on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment or accrual of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant.

  NO LAYERING OF DEBT

     Simmons will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Simmons and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor's subsidiary guarantee. No such indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

  LIENS

     Simmons will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Simmons will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions on its Capital Stock to Simmons or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Simmons or any of its Restricted Subsidiaries;

        (2) make loans or advances to Simmons or any of its Restricted Subsidiaries; or

        (3) transfer any of its properties or assets to Simmons or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

        (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings of any of the foregoing, provided that the amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings of such instrument are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

        (2) the indenture, the notes and the subsidiary guarantees of the notes or by other Indebtedness of Simmons or of a Guarantor which is pari passu in right of payment with the Notes or subsidiary guarantees, as applicable, incurred under an indenture pursuant to the covenant described above under

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     the caption "-- Incurrence of Indebtedness and Issuance of Preferred
     Stock"; provided, that the encumbrances and restrictions are no more restrictive, taken as a whole, than those contained in the indenture;

        (3) the Senior Term Loan;

        (4) applicable law or any applicable rule or regulation;

        (5) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by Simmons or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

        (6) customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business or that restrict the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

        (7) purchase money obligations for property acquired in the ordinary course of business that restrict the transfer of such property; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Indebtedness is repaid;

        (8) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the sale or other disposition of such assets or Restricted Subsidiary;

        (9) Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

        (10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenants described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" that limit the right of the debtor to dispose of or transfer the assets subject to such Liens;

        (11) any transfer of, agreement to transfer, or option or right with respect to, any property or assets of Simmons or any Restricted Subsidiary not otherwise prohibited by the indenture;

        (12) provisions with respect to the disposition or distribution of assets or property and other customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

        (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

        (14) Indebtedness permitted to be incurred pursuant to clause (4) of the second paragraph of the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

        (15) net worth provisions in leases and other agreements entered into by Simmons or any Restricted Subsidiary in the ordinary course of business;

        (16) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

        (17) agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock," provided that the

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     provisions relating to such encumbrance or restriction contained in such
     Indebtedness, taken as a whole, are not materially more restrictive to Simmons, as determined by the Board of Directors of Simmons in their reasonable and good faith judgment, than the provisions contained in the Credit Agreement or the indenture as in effect on the date of the indenture.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     Simmons may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Simmons is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Simmons and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

        (1) either: (a) Simmons is the surviving corporation, partnership or limited liability company; or (b) the Person formed by or surviving any such consolidation or merger (if other than Simmons) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United Sates, any state thereof or the District of Columbia, which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

        (2) the Person formed by or surviving any such consolidation or merger (if other than Simmons) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Simmons under the notes, the indenture and the registration rights agreement;

        (3) immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

        (4) Simmons or the Person formed by or surviving any such consolidation or merger (if other than Simmons), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," or
     (b) have a Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio of Simmons immediately prior to such transaction.

     Notwithstanding clauses (3) and (4) of the preceding paragraph, Simmons may merge or consolidate with a Restricted Subsidiary incorporated solely for the purpose of organizing Simmons in another jurisdiction.

     In addition, Simmons may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to (1) a sale, assignment, transfer, conveyance or other disposition of assets between or among Simmons and any of its Restricted Subsidiaries or (2) the mergers contemplated in connection with the Transactions.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors of Simmons may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Simmons and its Restricted Subsidiaries in the Subsidiary properly designated (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first

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paragraph of the covenant described above under the caption "-- Restricted
Payments" or Permitted Investments, as determined by Simmons. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors of Simmons may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  TRANSACTIONS WITH AFFILIATES

     Simmons will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Simmons on or after the date of the indenture (each, an "Affiliate Transaction"), unless:

        (1) the Affiliate Transaction is on terms that are no less favorable to Simmons or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Simmons or such Restricted Subsidiary with an unrelated Person; and

        (2) Simmons delivers to the trustee:

           (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Simmons set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Simmons in good faith; and

           (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) any consulting or employment agreement or arrangement entered into by Simmons or any of its Restricted Subsidiaries that is either approved by a majority of the disinterested members of the Board of Directors of Simmons or entered into in the ordinary course of business;

         (2) transactions between or among Simmons and/or its Restricted Subsidiaries;

         (3) transactions with a Person that is an Affiliate of Simmons solely because Simmons owns an Equity Interest in, or controls, such Person;

         (4) payment of reasonable directors fees to directors of Simmons and any direct or indirect parent of Simmons and other reasonable fees, compensation, benefits and indemnities paid or entered into by Simmons or its Restricted Subsidiaries to or with the officers and directors of Simmons, any direct or indirect parent of Simmons and any Restricted Subsidiary of Simmons;

         (5) sales, grants, awards or issuances of Equity Interests (other than Disqualified Stock), including the exercise of options and warrants, to Affiliates, officers, directors or employees of Simmons or any contribution to the common equity capital of Simmons by Affiliates of Simmons;

         (6) Permitted Tax Distributions and related agreements to the extent that they provide for Permitted Tax Distributions;

         (7) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption
     "-- Restricted Payments;"

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         (8) transactions effected as part of a Qualified Receivables
     Transaction permitted under the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

         (9) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by Simmons, its Restricted Subsidiaries and Persons who are not Affiliates of Simmons;

        (10) any transactions contemplated by, and effected in connection with, the Transactions and described in this prospectus;

        (11) the payment (directly or through any direct or indirect parent of Simmons) of annual management, consulting, monitoring and advising fees and related expenses to the Equity Sponsor and its Affiliates pursuant to the Management Agreement entered into in connection with the Transactions as described in this prospectus; and

        (12) payments by Simmons or any of its Restricted Subsidiaries to the Equity Sponsor and its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of Simmons in good faith and are in an amount not to exceed the greater of (i) $1.0 million or (ii) 1.25% of the aggregate transaction value (including enterprise value in connection with acquisitions or divestitures) (or portion thereof) in respect of which such services are rendered.

  FUTURE SUBSIDIARY GUARANTEES

     If Simmons or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary or if any Restricted Subsidiary becomes a Domestic Subsidiary after the date of the indenture and such Domestic Subsidiary either Guarantees or incurs any Indebtedness (other than intercompany Indebtedness), then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created or became a Domestic Subsidiary, provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries or Receivables Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries or Receivables Subsidiaries, as applicable, will not have to comply with the requirements of this covenant. Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Domestic Subsidiary without rendering the subsidiary guarantee, as it relates to such Domestic Subsidiary, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

  BUSINESS ACTIVITIES

     Simmons will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Simmons and its Restricted Subsidiaries taken as a whole.

  REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Simmons will furnish to Holders or cause the trustee to furnish to Holders, within the time periods specified in the SEC's rules and regulations:

        (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Simmons were required to file such reports; and

        (2) all current reports that would be required to be filed with the SEC on Form 8-K if Simmons were required to file such reports.

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     The foregoing requirements are deemed to have been satisfied prior to the commencement of the exchange offer as described in this prospectus by the filing with the SEC of the registration statement of which this prospectus forms a part.

     If at any time Holdings becomes a Guarantor (there being no obligation of Holdings to do so) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the notes pursuant to this covenant may, at the option of Simmons, be filed by and be those of Holdings rather than Simmons. All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Simmons' consolidated financial statements by Simmons' certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, Simmons will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

     If, at any time Simmons is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Simmons will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Simmons will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Simmons' filings for any reason, Simmons will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Simmons were required to file those reports with the SEC.

     In addition, Simmons and the Guarantors agree that, if at any time during the first two years after the date of the indenture they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

         (1) default for 30 days in the payment when due of interest on the notes or Special Interest with respect to the old notes, whether or not prohibited by the subordination provisions of the indenture;

         (2) default in payment when due of the principal of, or premium, if any, on the notes, including in connection with an Asset Sale Offer or a Change of Control Offer, whether or not prohibited by the subordination provisions of the indenture;

         (3) failure by Simmons or any of its Restricted Subsidiaries to comply with the provisions described under the caption "-- Certain Covenants -Merger, Consolidation or Sale of Assets;"

         (4) failure by Simmons or any of its Restricted Subsidiaries to comply for 30 days after written notice (specifying the default and demanding that the same be remedied) with any obligations under the covenants described under "-- Repurchase at Option of Holders -- Change of Control" and
     "-- Repurchase at Option of Holders -- Asset Sales" (in each case, other than a failure to purchase notes, which is covered by clause (2) above), "-- Certain Covenants -- Restricted Payments" and "-- Certain
     Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" above;

         (5) failure by Simmons or any of its Restricted Subsidiaries for 60 days after written notice (specifying the default and demanding that the same be remedied) to comply with any of the other agreements in the notes, the indenture or the subsidiary guarantees;

         (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Simmons, any of its
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     Significant Subsidiaries or any group of Restricted Subsidiaries of Simmons that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by Simmons, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of Simmons that, taken together, would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

           (A) is caused by a failure to pay principal of such Indebtedness at its final stated maturity within any applicable grace period provided in such Indebtedness (a "Payment Default"); or

           (B) results in the acceleration of such Indebtedness prior to its expressed maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other Indebtedness contemplated by clause
     (a) or (b) above, aggregates $20.0 million or more and such default continues for 10 days after receipt of the written notice (specifying the default and demanding that the same be remedied) referred to below;

        (7) failure by Simmons, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of Simmons that, taken together, would constitute a Significant Subsidiary, to pay final judgments for 10 days after written notice (specifying the default and demanding that the same be remedied) aggregating in excess of $20.0 million (net of any amounts covered by insurance or pursuant to which Simmons is indemnified or pursuant to which Simmons is indemnified to the extent that the third party under such agreement honors its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

         (8) except as permitted by the indenture, any guarantee of a Guarantor that is a Significant Subsidiary or the guarantees of any group of Guarantors that, taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, any group of Guarantors that, taken together, would constitute a Significant Subsidiary or any Person acting on behalf of any such Guarantor or group, shall deny or disaffirm its obligations under its subsidiary guarantee and such default continues for ten days after receipt of the notice specified in the indenture; and

         (9) certain events of bankruptcy, insolvency or reorganization with respect to Simmons, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of Simmons that, taken together, would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Simmons, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (1) the acceleration of any Indebtedness under the Credit Agreement or (2) five business days after receipt by Simmons of written notice of such acceleration. A default under clauses (4), (5), (6), (7) or (8) will not constitute an Event of Default until the trustee notifies Simmons or the Holders of at least 25% in aggregate principal amount of the outstanding notes notify Simmons and the trustee of the default and Simmons or its Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5), (6), (7) or (8) after receipt of such notice.

     Holders may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders notice of any continuing Default or

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Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, on, or the principal of, the notes.

     Simmons is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Simmons is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Simmons or any Guarantor, as such, will have any liability for any obligations of Simmons or the Guarantors under the notes, the indenture, the subsidiary guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Simmons may, at its option and at any time, elect to have all its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their subsidiary guarantees ("Legal Defeasance") except for:

         (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

         (2) Simmons' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the trustee, and the related obligations of Simmons and the Guarantors; and

         (4) the Legal Defeasance provisions of the indenture.

     In addition, Simmons may, at its option and at any time, elect to have the obligations of Simmons and the Guarantors released with respect to:

         (1) the covenants described under "-- Certain Covenants" (other than "-- Merger, Consolidation or Sale of Assets") and "-- Repurchase at Option of Holders;" and

         (2) the operation of the default provisions specified in clauses (4),
     (5), (6), (7) and, with respect to Significant Subsidiaries only, clause
     (9) described above under "-- Events of Defaults and Remedies" and the limitations contained in clause (4) under the first paragraph of "-- Merger, Consolidation or Sale of Assets" above (collectively, "Covenant Defeasance").

Simmons may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Simmons exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If Simmons exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) or (9) (with respect to Significant Subsidiaries or a group which constitutes a Significant Subsidiary only) under "Events of Default" above or because of the failure of Simmons to comply with clause (4) under "Certain Covenants -- Merger and Consolidation" above.

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     In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) Simmons must irrevocably deposit with the trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Simmons must specify whether the notes are being defeased to maturity or to a particular redemption date;

        (2) in the case of Legal Defeasance, Simmons must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that
     (a) Simmons has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, Simmons must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

        (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Simmons or any of its Subsidiaries is a party or by which Simmons or any of its Subsidiaries is bound;

        (6) Simmons must deliver to the trustee an officers' certificate stating that the deposit was not made by Simmons with the intent of preferring the Holders of notes over the other creditors of Simmons with the intent of defeating, hindering, delaying or defrauding creditors of Simmons or others; and

        (7) Simmons must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the indenture, the notes and the subsidiary guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes (including any additional notes, if any) then outstanding voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or Event of Default or compliance with any provision of the indenture or the notes or the subsidiary guarantee may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

         (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

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         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium on, the notes;

         (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

         (8) release any Guarantor from any of its obligations under its subsidiary or the indenture, except in accordance with the terms of the indenture;

         (9) make any change in the preceding amendment and waiver provisions;
     or

        (10) impair the right of any Holder to receive payment of principal of, and interest on, such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes.

     In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

     Notwithstanding the preceding, without the consent of any Holder, Simmons, the Guarantors and the trustee may amend or supplement the indenture or the notes or the subsidiary guarantees to:

        (1) cure any ambiguity, defect, omission, mistake or inconsistency;

        (2) provide for uncertificated notes in addition to or in place of certificated notes;

        (3) provide for the assumption of Simmons' or any Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Simmons' or Guarantor's assets;

        (4) make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such Holder;

         (5) add a Guarantor;

         (6) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

         (7) make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt of Simmons (or any representative thereof) under such subordination provisions; or

         (8) secure the notes and the subsidiary guarantees of the notes;

         (9) provide for the issuance of additional notes in accordance with the indenture;

        (10) comply with the rules of any applicable securities depositary;

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

        (11) conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision was intended to be a verbatim recitation of the text of this Description of Notes; or

        (12) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture.

     The Credit Agreement will provide that no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Debt of Simmons or any Guarantor then outstanding unless the holders of such Senior Debt (or any group of representatives thereof authorized to give a consent) consent to such change.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes and the subsidiary guarantees issued thereunder, when:

         (1) either all notes that have:

           (a) been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Simmons, have been delivered to the trustee for cancellation; or

           (b) not been delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, by reason of providing for the mailing of a notice of redemption or otherwise and Simmons or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

         (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Simmons or any Guarantor is a party or by which Simmons or any Guarantor is bound;

         (3) Simmons or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

         (4) Simmons has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, Simmons must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Simmons or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is

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continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Simmons Company at One Concourse Parkway, Suite 800, Atlanta, Georgia 30328. Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

     The registered notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes.

  EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A beneficial interest in a Global Note may not be exchanged for a note in certificated form unless (i) DTC (x) notifies Simmons that it is unwilling or unable to continue as Depository for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Simmons fails to appoint a successor depositary within 120 days after the date of such notice from DTC, (ii) in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays) or (B) announces an intention permanently to cease business or does in fact do so or (iii) there shall have occurred and be continuing an Event of Default with respect to the notes. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any certificated notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note unless that legend is not required by applicable law. Any such exchange will be effected only through the DWAC System and an appropriate adjustment will be made in the records of the security register to reflect a decrease in the principal amount of the relevant Global Note.

  EXCHANGES OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

     Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect an increase in the principal amount of the relevant Global Note.

  GLOBAL NOTES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Simmons and the Guarantors take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

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     Upon the issuance of the Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).

     As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the notes represented by such Global Note for all purposes under the indenture and the notes. Except in the limited circumstances described above under "-- Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to have portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or Holders of the Global Note (or any notes presented thereby) under the indenture or the notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the indenture referred to herein and, if applicable, those of Euroclear and Clearstream). In the event that owners of beneficial interests in a Global Note become entitled to receive notes in definitive form, such notes will be issued only in registered form in denominations of U.S.$1,000 and integral multiples thereof.

     Investors may hold their interests in the Global Notes through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems, or through organizations other than Clearstream and Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Global Notes in customers' securities accounts in the depositaries' names on the books of DTC. Investors may hold their interests in the Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and Clearstream may also be subject to the procedures and requirements of such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither Simmons, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Except for trades involving only Euroclear or Clearstream, beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. Simmons expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such notes as shown on the records of DTC or its nominee. Simmons also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is

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now the case with securities held for the accounts of customers registered in
"street name." Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received on Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participants to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

     DTC has advised Simmons that it will take any action permitted to be taken by a Holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

     DTC has advised Simmons as follows:  DTC is

     - a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking law,

     - a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     - a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and

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Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time.
None of Simmons, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

SAME DAY SETTLEMENT AND PAYMENT

     Simmons will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York (which will initially be the corporate trust office of the trustee) unless Simmons elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. Simmons will make all payments of principal, interest and premium with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by Holders owning at least $5.0 million in principal amount of the certificated notes or, if no such account is so specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Simmons expects that secondary trading in any certificated notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

        (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. No Person (other than Simmons or any Subsidiary of Simmons) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Simmons or any of its Subsidiaries solely by reason of such Investment.

     "Asset Acquisition" means (a) an Investment by Simmons or any of its Restricted Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of Simmons, or shall be merged with or into Simmons or any Restricted Subsidiary of Simmons, or (b) the acquisition by Simmons or any Restricted Subsidiary of Simmons of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

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     "Asset Sale" means:

        (1) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets or rights of Simmons or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Simmons and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;" and

        (2) the issuance of Equity Interests in any of Simmons' Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (in each case other than directors' qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than Simmons or a Restricted Subsidiary).

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

        (1) any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $5.0 million;

        (2) a sale, conveyance or other disposition or transfer of assets between or among Simmons and its Restricted Subsidiaries,

        (3) an issuance of Equity Interests by, or a sale of Equity Interests in, a Restricted Subsidiary of Simmons to Simmons or to another Restricted Subsidiary of Simmons;

        (4) the sale, lease, sub-lease, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business, including leases with a duration of no greater than 24 months with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

        (5) the sale, lease, conveyance or other disposition of obsolete, damaged or worn out equipment or property in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of the business of Simmons or its Restricted Subsidiaries;

        (6) the sale, conveyance or other disposition of cash or Cash
     Equivalents;

        (7) sales, conveyances or other dispositions of accounts receivable and related assets or participations therein in connection with any Qualified Receivables Transaction;

        (8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments;"

        (9) the licensing of intellectual property to third Persons on customary terms as determined in good faith by the Board of Directors of Simmons; or

        (10) any sale of Equity Interests in or Indebtedness or other securities of an Unrestricted Subsidiary.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

        (1) with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

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        (2) with respect to a partnership or limited liability company, the managing general partner or partners or the managing member or members or any controlling committee of partners or members, as applicable; and

        (3) with respect to any other Person, any similar governing body.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "Capital Stock" means:

        (1) in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

        (1) United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 360 days from the date of acquisition;

        (3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition and at the time of acquisition rated "A" or better from either of Moody's Investors Service, Inc. or Standard & Poor's Ratings Services;

        (4) certificates of deposit, time deposits and eurodollar time deposits or bankers' acceptances with maturities of one year or less from the date of acquisition, and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

        (5) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

        (6) commercial paper rated at the time of acquisition thereof at least A-1 or the equivalent by Moody's Investors Service, Inc. or at least P-1 or the equivalent by Standard & Poor's Ratings Services (or carrying an equivalent rating by a nationally recognized rating agency if both the two named agencies cease publishing ratings of investments) and in each case maturing within one year after the date of acquisition; and

        (7) interests in investment companies or money market funds at least 95% of the assets of which constitute cash and Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

     "Change of Control" means the occurrence of any of the following:

        (1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Simmons and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

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        (2) the adoption of a plan by Holdings or Simmons relating to the liquidation or dissolution of Holdings or Simmons, as applicable;

        (3) Simmons becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any "person" or "group" (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of Simmons or any direct or indirect parent of Simmons;

        (4) (A) prior to the first public offering of common stock of either Simmons or any direct or indirect parent of Simmons, the first day on which the Board of Directors of Simmons shall cease to consist of a majority of directors who (i) were members of the Board of Directors of Simmons on the date of the indenture or (ii) were either (x) nominated for election by the Board of Directors of Simmons, a majority of whom were directors on the date of the indenture or whose election or nomination for election was previously approved by a majority of such directors, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), "Continuing Directors") and (B) after the first public offering of common stock of either Simmons or any direct or indirect parent of Simmons, (i) if such public offering is of Simmons' common stock, the first day on which a majority of the members of the Board of Directors of Simmons are not Continuing Directors; or

        (5) Holdings or Simmons consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings or Simmons, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings, Simmons or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Holdings or Simmons outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the surviving or transferee person.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

        (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

        (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

        (3) depreciation, amortization (excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it

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     represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

        (4) any management fees paid by Simmons to the Equity Sponsor or any of its Affiliates in such period, to the extent that any such management fees were deducted in computing such Consolidated Net Income; provided that the maximum aggregate amount of such management fees in any 12-month period shall not exceed the greater of $1.5 million and an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of Simmons and its Subsidiaries for such period as computed in the management agreements entered into in connection with the Transactions; and provided further that the right to receive any such management fees shall be subordinated to the notes in the event of a bankruptcy, insolvency or reorganization with respect to Simmons; plus

        (5) any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the indenture or to the Transactions and, in each case, deducted in computing such Consolidated Net Income; plus

        (6) the amount of any one-time restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension charges) deducted in computing such Consolidated Net Income relating to the Transactions; plus

        (7) without duplication, any other noncash charges (including any impairment charges, write-offs of assets and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing such Consolidated Net Income (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period); minus

        (8) non-cash items increasing such Consolidated Net Income for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

        (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

        (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions or the making of loans or intercompany advances by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

        (3) except with respect to any gain (but not loss) realized upon the sale of assets held for sale on the date of the indenture, any net gain or loss realized upon the sale or other disposition of any asset of such Person or its Restricted Subsidiaries (including pursuant to a sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business and any net gain or loss realized upon the sale or other disposition of any Equity Interest of any Person will be excluded;

        (4) any extraordinary gain or loss will be excluded;

        (5) the cumulative effect of a change in accounting principles will be excluded;

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        (6) any increase in cost of sales as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in connection with any acquisition consummated after the date of the indenture, net of taxes, shall be excluded;

        (7) non-cash charges relating to employee benefit or other management compensation plans of Holdings or any direct or indirect parent of Simmons (to the extent such non-cash charges relate to plans of Holdings or such parent for the benefit of members of the Board of Directors of Simmons (in their capacity as such) or employees of Simmons and its Restricted Subsidiaries), Simmons or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of Holdings or such parent (to the extent such non cash charges relate to plans of Holdings or such parent for the benefit of members of the Board of Directors of Simmons (in their capacity as such) or employees of Simmons and its Restricted Subsidiaries), Simmons or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period), in each case, to the extent that such noncash charges are deducted in computing such Consolidated Net Income, will be excluded;

        (8) any non-recurring fees, charges or other expenses made or incurred in connection with the Transactions and the transactions contemplated thereby within 180 days of the date of the indenture will be excluded; and

        (9) any goodwill impairment charges will be excluded.

     "Credit Agreement" means that certain Credit Agreement, dated as of December 19, 2003, by and among Goldman Sachs Credit Partners L.P. and UBS Securities LLC as co-syndication agents, Deutsche Bank AG, New York Branch, as administrative agent, and the other agents and lenders named therein, providing for up to $405.0 million of term loan borrowings, $75.0 million of revolving credit borrowings and up to $100.0 million of incremental facilities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced or otherwise restructured in whole or in part from time to time, whether by the same or any other agent, lender or group of lenders.

     "Credit Facilities" means one or more debt facilities (including the Credit Agreement), indentures or commercial paper facilities or other agreements, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Simmons as additional borrowers or guarantors thereunder), whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Noncash Consideration" means the fair market value of noncash consideration received by Simmons or one or more of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate setting forth the basis of valuation.

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     "Designated Senior Debt" means:

        (1) any Indebtedness outstanding under the Credit Agreement; and

        (2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture, the principal amount of which is $25.0 million or more and that has been designated by Simmons as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable or exercisable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than an event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any class of Capital Stock that, by its terms, authorizes the issuer thereof to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such issuer satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Simmons to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Simmons may not repurchase or redeem any such Capital Stock pursuant to such provisions unless Simmons has first complied with the provisions described above under the caption "-- Repurchase at Option of Holders."

     "Domestic Subsidiary" means any Restricted Subsidiary of Simmons that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Simmons.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means a public or private sale for cash of Capital Stock (other than Disqualified Stock).

     "Equity Sponsor" means Thomas H. Lee Equity Fund V, L.P. and its
Affiliates.

     "Excluded Contributions" means the net cash proceeds received by Simmons after the date of the indenture from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Simmons or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of Simmons, in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers' Certificate, the cash proceeds of which are excluded from the calculation set forth in the second clause (3) of the first paragraph of the covenant described above under the "-- Certain Covenants -- Restricted Payments;" provided that such proceeds may at any time be redesignated by Simmons so as not to constitute Excluded Contributions and will thereafter be included in the calculation set forth in the second clause (3) of the first paragraph of the covenant described above under the "-- Certain
Covenants -- Restricted Payments."

     "Existing Indebtedness" means the Indebtedness of Simmons and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the Senior Term Loan) in existence on the date of the indenture.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any

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Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock of such Person or preferred stock of a Restricted Subsidiary of such Person subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

        (1) Asset acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act and may include operating expense reductions (net of continuing associated expenses but excluding non-recurring associated expenses) for such period resulting from the acquisition which is being given pro forma effect to that either (a) would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act, or any successor provision or (b) constitute Pro Forma Cost Savings;

        (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

        (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     In addition, to the extent not covered by the foregoing, if the Transactions have occurred in the four-quarter period used to determine the Fixed Charge Coverage Ratio, then the Fixed Charge Coverage Ratio shall be determined giving pro forma effect to the Transactions on the same basis given in this prospectus.

     If any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the date of determination in excess of 12 months).

     "Fixed Charges" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

        (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

        (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

        (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

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        (4) commissions, discounts, yield and other financing fees and financing charges incurred in connection with any transaction (including a Qualified Receivables Transaction) pursuant to which such Person or any of its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of "Qualified Receivables Transaction;" plus

        (5) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Simmons (other than Disqualified Stock) or to Simmons or a Restricted Subsidiary of Simmons, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means:

        (1) each of Simmons' Domestic Subsidiaries, if any, that either Guarantees or incurs any Indebtedness (other that intercompany Indebtedness); and

        (2) any other Subsidiary of Simmons that executes a subsidiary guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

        (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

        (2) any Currency Agreement or Commodity Price Protection Agreement; and

        (3) other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.

     "Holder" means a Person in whose name a Note[, Additional Note or] Exchange Note, as relevant, is registered in the security register.

     "Holdings" means THL Bedding Holding Company and its successors.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

        (1) in respect of borrowed money;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3) in respect of banker's acceptances;

        (4) representing Capital Lease Obligations;

        (5) representing the deferred and unpaid balance of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

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        (6) amounts outstanding and other obligations of such Person in respect of a Qualified Receivables Transaction; or

        (7) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For avoidance of doubt, any contingent obligation of Simmons or any of its Restricted Subsidiaries to reacquire assets or inventory entered into in the ordinary course of business in connection with customer financing arrangements will not constitute Indebtedness or a Guarantee of Indebtedness.

     The amount of any Indebtedness outstanding as of any date will be:

        (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

        (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     In addition, for purposes of determining the outstanding principal amount of any particular Indebtedness incurred pursuant to the covenant described above under "-- Certain Covenants -- Incurrence or Indebtedness and Issuance of Preferred Stock":

        (1) Guarantees or obligations in respect of letters of credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be double-counted;

        (2) the principal amount of any Disqualified Stock of Simmons or preferred stock of a Restricted Subsidiary of Simmons shall be the greater of the maximum mandatory redemption or purchase price (not including, in either case, any redemption or purchase premium) or the maximum liquidation preference; and

        (3) the principal amount of Indebtedness, Disqualified Stock of Simmons or preferred stock of a Restricted Subsidiary of Simmons issued at a price less than the principal amount thereof, maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Simmons or any Restricted Subsidiary of Simmons sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Simmons such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Simmons, Simmons will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under

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applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Cash Proceeds" with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters, or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

     "Net Proceeds" means the aggregate cash proceeds received by Simmons or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any Designated Non-cash Consideration or other non-cash consideration received in any Asset Sale), net of the direct costs, fees and expenses relating to such Asset Sale, including:

        (1) legal, accounting and investment banking fees and all other professionals' and advisors' fees;

        (2) sales commissions, title and recording expenses and any relocation expenses incurred as a result of the Asset Sale;

        (3) taxes paid or payable or required to be accrued as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

        (4) amounts required to be applied to the repayment of Indebtedness (including all interest, premium, penalties, breakage, indemnities and fees in connection therewith), other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale;

        (5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

        (6) any appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Sale and retained by Simmons or any of its Restricted Subsidiaries after such Asset Sale or as a reserve established in accordance with GAAP, for adjustment in the sales prices of the asset or assets but only for so long as such reserve is required in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

        (1) as to which neither Simmons nor any of its Restricted Subsidiaries
     (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

        (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Simmons or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

        (3) as to which the lenders have been notified or acknowledged in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Simmons or any of its Restricted Subsidiaries) or assets of Simmons or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Old Simmons 2009 Notes" means Simmon's 10.25% Senior Subordinated Notes due 2009 that were outstanding on the date of the indenture.

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     "Permitted Business" means any business that derives a majority of its revenues from the businesses engaged in by Simmons and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Simmons and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

     "Permitted Group" means the group of investors that is party to the Securityholders' Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person together with its Affiliates (other than Permitted Holders) Beneficially Owns more of the Voting Stock of Simmons or Holdings (as applicable) that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Permitted Holders.

     "Permitted Holder" means:

        (1) the Equity Sponsor and its Affiliates; and

        (2) any Person acting in the capacity of underwriter in connection with a public or private offering of Simmons' or Holdings' Equity Interests.

     "Permitted Investments" means:

        (1) any Investment in Simmons or in a Restricted Subsidiary of Simmons;

        (2) any Investment in Cash Equivalents;

        (3) any Investment by Simmons or any Restricted Subsidiary of Simmons in a Person, if as a result of such Investment:

           (a) such Person becomes a Restricted Subsidiary of Simmons; or

           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Simmons or a Restricted Subsidiary of Simmons;

        (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

        (5) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Simmons;

        (6) any Investments received in compromise of obligations of such Persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

        (7) Hedging Obligations;

        (8) receivables owing to Simmons or any Restricted Subsidiary and prepaid expenses if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Simmons or any such Restricted Subsidiary of Simmons deems reasonable under the circumstances;

        (9) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

        (10) deposits, bid bonds and performance bonds with governmental authorities made in the ordinary course of business;

        (11) Investments existing on the date of the indenture and Investments contributed to the common equity capital of Simmons subsequent to the date of the indenture;

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        (12) endorsements of negotiable instruments and documents in the ordinary course of business;

        (13) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Simmons or at the time such Person merges or consolidates with Simmons or any of its Restricted Subsidiaries, in either case in compliance with the indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Simmons or such merger or consolidation;

        (14) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction, and any other Investment by Simmons or a Restricted Subsidiary of Simmons in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Simmons entered into as part of a Qualified Receivables Transaction;

        (15) any obligation of Simmons or any of its Restricted Subsidiaries to reacquire assets or inventory entered into in the ordinary course of business in connection with customer financing arrangements;

        (16) repurchases of the notes as long as the repurchased notes are cancelled promptly after purchase; and

        (17) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) since the date of the indenture, not to exceed $25.0 million.

     "Permitted Junior Securities" means

        (1) Equity Interests in Simmons, any Guarantor or any direct or indirect parent of Simmons; or

        (2) debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes and the subsidiary guarantees are subordinated to Senior Debt under the indenture;

provided that the term "Permitted Junior Securities" shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the notes for purposes of such plan of reorganization.

     "Permitted Liens" means:

        (1) Liens on assets of Simmons or any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

        (2) Liens in favor of Simmons or the Guarantors;

        (3) Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with Simmons or any Subsidiary of Simmons; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Simmons or the Subsidiary;

        (4) Liens on property existing at the time of acquisition of the property by Simmons or any Subsidiary of Simmons, provided that such Liens were in existence prior to the contemplation of such acquisition;

        (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, supply bonds, construction bonds or other obligations of a like nature incurred in the ordinary course of business;

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        (6) Liens to secure Indebtedness (including Capital Lease Obligations)
     permitted by clause (4) of the second paragraph of the covenant entitled "Certain Covenants Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

        (7) Liens existing on the date of the indenture;

        (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

        (9) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

        (10) judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

        (11) Liens arising solely by virtue of any statutory or common law provisions relating to bankers' Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

           (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Simmons in excess of those set forth by regulations promulgated by the Federal Reserve Board, and

           (b) such deposit account is not intended by Simmons or any of its Restricted Subsidiaries to provide collateral to the depository institution;

        (12) Liens securing the notes and any note guarantees;

        (13) any interest or title of a lessor under any Capital Lease Obligation or operating lease; and

        (14) Liens incurred in the ordinary course of business of Simmons or any Restricted Subsidiary of Simmons with respect to obligations that do not exceed $10.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Simmons or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Simmons or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

        (1) the principal amount (or if issued with original discount, the aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, premiums and defeasance costs incurred in connection therewith);

        (2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the subsidiary guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the subsidiary guarantees, as the case may be, on terms at least as favorable to Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

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     "Permitted Tax Distributions" means the payment of dividends or other distributions by Simmons or any Restricted Subsidiary of Simmons to any direct or indirect parent of Simmons in amounts required to pay the tax obligations of such parent attributable to Simmons and its Subsidiaries determined as if Simmons and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that any refunds received by such parent attributable to Simmons or any of its Subsidiaries shall promptly be returned by such parent to Simmons through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of Simmons from, Simmons; provided that the amount of such contribution or purchase shall be excluded from the second clause (3)(b) of the first paragraph under the covenant described under the caption "-- Certain
Covenants -- Restricted Payments."

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition within six months after the date of the Asset Acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that Simmons reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition and, in the case of each of clause
(i), (ii) and (iii) above, are described, as provided below, in an officers' certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from Simmons' chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

     "Qualified Receivables Transaction" means any transaction or series of transactions entered into by Simmons or any of its Restricted Subsidiaries pursuant to which Simmons or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by Simmons or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Simmons or any of its Restricted Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all Guarantees or other Obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means a Subsidiary of Simmons which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Simmons (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by Simmons or any Restricted Subsidiary of Simmons (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates Simmons or any Restricted Subsidiary of Simmons in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of Simmons or any Restricted Subsidiary of Simmons (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Simmons nor any Restricted Subsidiary of Simmons has any material contract, agreement, arrangement or understanding other than on terms no less

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favorable to Simmons or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Simmons, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Simmons nor any Restricted Subsidiary of Simmons has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Simmons will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Simmons giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

     "Replacement Assets" means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

     "Representative" means the trustee, agent or representative (if any) for an issuer of Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary or a Receivables Subsidiary.

     "Senior Debt" means:

        (1) all Indebtedness of Simmons or any Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of Simmons or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

        (2) all Hedging Obligations (and guarantees thereof) permitted to be incurred under the terms of the indenture;

        (3) any other Indebtedness of Simmons or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any subsidiary guarantee; and

        (4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

     "Senior Term Loan" means the $140.0 million of term loan borrowing pursuant to that certain senior unsecured term loan agreement, dated as of December 19, 2003, by and among Goldman Sachs Credit Partners L.P. and UBS Securities LLC as co-syndication agents, Deutsche Bank AG, New York Branch, as administrative agent, and the other agents and lenders named therein, providing for up to $140.0 million of term loan borrowings, and including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended from time to time, on terms no less favorable to the holders of the notes than the agreement on the date of the indenture.

     Notwithstanding anything to the contrary in the preceding, Senior Debt does not include:

        (1) any liability for federal, state, local or other taxes owed or owing by Simmons;

        (2) any intercompany Indebtedness of Simmons or any of its Subsidiaries to Simmons or any of its Affiliates;

        (3) any trade payables;

        (4) any management fees or other fees paid or payable to the Equity Sponsor or any of its Affiliates; or

        (5) the portion of any Indebtedness that is incurred in violation of the indenture.

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     "Significant Subsidiary" means any Restricted Subsidiary that would be a
"significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

        (1) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

        (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Total Tangible Assets" means the total consolidated assets, less good will and intangibles, of Simmons and its Restricted Subsidiaries, as shown on the most recent balance sheet of Simmons.

     "Transactions" has the meaning set forth under "Prospectus Summary -- The Transactions."

     "Unrestricted Subsidiary" means any Subsidiary of Simmons that is designated by the Board of Directors of Simmons as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

        (1) has no Indebtedness other than Non-Recourse Debt;

        (2) is not party to any agreement, contract, arrangement or understanding with Simmons or any Restricted Subsidiary of Simmons unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Simmons or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Simmons;

        (3) is a Person with respect to which neither Simmons nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

        (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Simmons or any of its Restricted Subsidiaries; and

        (5) either (a) has at least one director on its Board of Directors that is not a director or executive officer of Simmons or any of its Restricted Subsidiaries or (b) has at least one executive officer that is not a director or executive officer of Simmons or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Simmons as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Simmons as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Simmons will be in default of such covenant. The Board of Directors of Simmons may at

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any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary;
provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Simmons of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time, entitled generally to vote in the election of the Board of Directors of such Person (without regard to the occurrence of any contingency).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

        (2) the then outstanding principal amount of such Indebtedness.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences relating to the exchange of old notes for registered notes in the exchange offer. This discussion is a general summary only and does not address all tax aspects relating to the exchange. This discussion deals only with the U.S. federal income tax consequences to persons who hold such notes as capital assets and does not deal with the consequences to special classes of holders of the notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or "financial services entities," persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the United States, persons who hold their notes as part of a straddle, hedge, "conversion transaction," "constructive sale" or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the Treasury Regulations promulgated thereunder, and rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect.

CONSEQUENCES OF TENDERING OLD NOTES

     The exchange of your old notes for registered notes in the exchange offer will have no U.S. federal income tax consequences to you. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the U.S. federal income tax consequences of holding and disposing of your registered notes would be the same as those applicable to your old notes.

     THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR REGISTERED NOTES IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT RELATING TO THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

                                  UNDERWRITING

     Any broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the issuer), may exchange such old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by such broker-dealer in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery of such broker-dealer of the prospectus contained in this registration statement. We have agreed that, for a period ending on the earlier of (a) 180 days after the registration statement containing this prospectus is declared effective and (b) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until           , 2004, all dealers effecting transactions
in the registered notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the registered notes and the related guarantees on our behalf.

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our consolidated financial statements as of December 27, 2003 and December 28, 2002 and for the period from December 20, 2003 through December 27, 2003, the period from December 29, 2002 through December 19, 2003, and the years ended December 28, 2002 and December 29, 2001 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere in this prospectus.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy any document we file or furnish with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

     Upon completion of the exchange offer, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports with the Commission. You may inspect and copy these reports and other information at the address set forth above. You may request copies of the documents, at no cost, by telephone at
(770) 512-7700 or by mail to Simmons Company, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328-6188.

                        SIMMONS COMPANY AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SIMMONS COMPANY
Reports of Independent Registered Public Accounting Firm....   F-2
Statements of Operations for the Period from December 20,
  2003 through December 27, 2003, the Period from December
  29, 2002 through December 19, 2003 and the Years Ended
  December 28, 2002 and December 29, 2001...................   F-4
Balance Sheets at December 27, 2003 and December 28, 2002...   F-5
Statements of Changes in Stockholders' Equity (Deficit) for
  the Period from December 20, 2003 through December 27,
  2003, the Period from December 29, 2002 through December
  19, 2003 and the Years Ended December 28, 2002 and
  December 29, 2001.........................................   F-6
Statements of Cash Flows for the Period from December 20,
  2003 through December 27, 2003, the Period from December
  29, 2002 through December 19, 2003 and the Years Ended
  December 28, 2002 and December 29, 2001...................   F-7
Notes to Financial Statements...............................   F-8

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
  SIMMONS COMPANY
Statements of Operations for the Quarters Ended March 27,
  2004 and March 29, 2003...................................  F-48
Balance Sheet at March 27, 2004.............................  F-49
Statements of Cash Flows for the Quarters Ended March 27,
  2004 and March 29, 2003...................................  F-50
Notes to Condensed Consolidated Financial Statements........  F-51

                        SIMMONS COMPANY AND SUBSIDIARIES

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Simmons Company

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations and comprehensive loss, changes in stockholder's equity and cash flows present fairly, in all material respects, the financial position of Simmons Company ("Simmons") at December 27, 2003, and the results of its operations and its cash flows for the period from December 20, 2003 through December 27, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Atlanta, Georgia
March 19, 2004

                        SIMMONS COMPANY AND SUBSIDIARIES

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Simmons Company

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Simmons Company ("Simmons") at December 28, 2002, and the results of its operations and its cash flows for the period from December 29, 2002 through December 19, 2003 and each of the two years in the period ended December 28, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Atlanta, Georgia
March 19, 2004

                        SIMMONS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               SUCCESSOR                    PREDECESSOR
                                              ------------   ------------------------------------------
                                              PERIOD FROM    PERIOD FROM
                                              DECEMBER 20,   DECEMBER 29,
                                              2003 THROUGH   2002 THROUGH    YEAR ENDED     YEAR ENDED
                                              DECEMBER 27,   DECEMBER 19,   DECEMBER 28,   DECEMBER 29,
                                                  2003           2003           2002           2001
                                              ------------   ------------   ------------   ------------
                                                                   (IN THOUSANDS)
Net sales...................................    $ 8,717        $797,616       $708,595       $655,209
Cost of products sold.......................      7,596         410,081        369,617        379,131
                                                -------        --------       --------       --------
     Gross margin...........................      1,121         387,535        338,978        276,078
                                                -------        --------       --------       --------
Operating expenses:
  Selling, general and administrative
     expenses...............................      4,442         373,040        284,164        241,800
  ESOP expense..............................         --              --             --          2,816
  Goodwill impairment.......................         --              --         20,285          7,882
  Amortization of intangible assets.........        311             306          1,246         11,414
  Licensing fees............................       (276)        (10,361)        (9,002)        (9,501)
  Transaction expenses......................         --          22,399             --             --
                                                -------        --------       --------       --------
                                                  4,477         385,384        296,693        254,411
                                                -------        --------       --------       --------
     Operating income (loss)................     (3,356)          2,151         42,285         21,667
  Interest expense, net.....................      4,661          45,092         32,000         39,450
                                                -------        --------       --------       --------
     Income (loss) before income taxes and
       minority interest in loss............     (8,017)        (42,941)        10,285        (17,783)
Income tax expense (benefit)................       (827)         (8,845)        12,005         (7,676)
                                                -------        --------       --------       --------
     Loss before minority interest in
       loss.................................     (7,190)        (34,096)        (1,720)       (10,107)
Minority interest in loss...................         --              --          1,109            470
                                                -------        --------       --------       --------
     Net loss...............................     (7,190)        (34,096)          (611)        (9,637)
Other comprehensive income (loss):
  Foreign currency translation adjustment...         17             207            (19)           (61)
                                                -------        --------       --------       --------
     Comprehensive loss.....................    $(7,173)       $(33,889)      $   (630)      $ (9,698)
                                                =======        ========       ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 27,   DECEMBER 28,
                                                                  2003           2002
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    SHARE AMOUNTS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $    3,670      $  7,108
  Accounts receivable, less allowances for doubtful
     receivables, discounts and returns of $4,960 and
     $5,286, respectively...................................       65,868        67,415
  Inventories...............................................       31,355        23,472
  Deferred income taxes.....................................          973         3,141
  Other current assets......................................       22,616        16,881
  Assets held for sale......................................        8,564        12,909
                                                               ----------      --------
     Total current assets...................................      133,046       130,926
                                                               ----------      --------
Property, plant and equipment, net..........................       53,228        41,312
Goodwill, net...............................................      792,230       180,779
Intangible assets, net......................................      159,198         7,243
Deferred income taxes.......................................           --        28,255
Other assets................................................       45,417        22,516
                                                               ----------      --------
                                                               $1,183,119      $411,031
                                                               ==========      ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt......................   $    9,512      $ 22,125
  Accounts payable..........................................       39,956        43,429
  Accrued liabilities.......................................       53,948        57,278
  Liabilities held for sale.................................        2,064         5,139
                                                               ----------      --------
     Total current liabilities..............................      105,480       127,971
                                                               ----------      --------
Non-current liabilities:
  Long-term debt............................................      760,741       268,657
  Accrued stock compensation................................           --        26,778
  Deferred income taxes.....................................       23,719            --
  Other.....................................................       12,902         7,743
                                                               ----------      --------
     Total liabilities......................................      902,842       431,149
                                                               ----------      --------
Redemption obligation -- ESOP...............................           --        61,218
Commitments and contingencies (Notes M and Q)
Stockholders' equity (deficit):
  Predecessor common stock A, $.01 par value; 40,000,000
     shares authorized; 23,752,324 issued and outstanding...           --           242
  Predecessor common stock B, $.01 par value; 400,000 shares
     authorized; 379,119 issued and outstanding.............           --             4
  Successor common stock, $.01 par value; 3,000 shares
     authorized; 100 issued and outstanding.................            1            --
  Additional paid-in-capital................................      287,449            --
  Accumulated deficit.......................................       (7,190)      (71,635)
  Accumulated other comprehensive income (loss).............           17          (144)
  Common stock held in treasury, at cost....................           --        (9,803)
                                                               ----------      --------
     Total stockholders' equity (deficit)...................      280,277       (81,336)
                                                               ----------      --------
                                                               $1,183,119      $411,031
                                                               ==========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                             CLASS A              CLASS B
                                                       -------------------   -----------------   ADDITIONAL
                                     COMMON   COMMON     COMMON     COMMON    COMMON    COMMON    PAID-IN     ACCUMULATED
                                     SHARES   STOCK      SHARES     STOCK     SHARES    STOCK     CAPITAL       DEFICIT
                                     ------   ------   ----------   ------   --------   ------   ----------   -----------
                                                             (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
PREDECESSOR
DECEMBER 30, 2000..................                    23,752,324    $242    379,119    $   4    $  14,460     $ (41,569)
 Net loss..........................                            --      --         --       --           --        (9,637)
 Other comprehensive income:
   Change in foreign currency
     translation...................                            --      --         --       --           --            --
                                                                                                               ---------
 Comprehensive loss................                                    --                               --        (9,637)
 Fair value of SC Holdings, Inc.
   warrants issued to Affiliate....                            --      --         --       --          300            --
 Excess of ESOP expense at fair
   market value over cost..........                            --      --         --       --        1,743            --
 Increase in redemption
   obligation -- ESOP based on fair
   market value....................                            --      --         --       --      (16,503)       (2,679)
 Common stock repurchased..........                            --      --         --       --           --            --
                                                       ----------    ----    -------    -----    ---------     ---------
DECEMBER 29, 2001..................                    23,752,324     242    379,119        4           --       (53,885)
 Net loss..........................                            --      --         --       --           --          (611)
 Other comprehensive loss:
   Change in foreign currency
     translation...................                            --      --         --       --           --            --
                                                                                                               ---------
 Comprehensive loss................                            --      --         --       --           --          (611)
 Increase in redemption
   obligation -- ESOP based on fair
   market value....................                            --      --         --       --           --       (17,139)
 Common stock repurchased..........                            --      --         --       --           --            --
                                                       ----------    ----    -------    -----    ---------     ---------
DECEMBER 28, 2002..................                    23,752,324     242    379,119        4           --       (71,635)
 Net loss..........................                            --      --         --       --           --       (34,096)
 Other comprehensive income:
   Change in foreign currency
     translation...................                            --      --         --       --           --            --
                                                                                                               ---------
 Comprehensive income (loss).......                            --      --         --       --           --       (34,096)
 Contribution of debt to an
   affiliate of SC Holdings,
   Inc. ...........................                            --      --         --       --        7,916            --
 Acquisition of SC Holdings, Inc.
   minority interest...............                            --      --         --       --          (25)           --
 Increase in redemption
   obligation -- ESOP based on fair
   market value....................                            --      --         --       --       (7,891)      (26,772)
 Common stock repurchased..........                            --      --         --       --           --            --
                                                       ----------    ----    -------    -----    ---------     ---------
DECEMBER 19, 2003..................                    23,752,324    $242    379,119    $   4    $      --     $(132,503)
                                      ===     =====    ==========    ====    =======    =====    =========     =========
-------------------------------------------------------------------------------------------------------------------------
SUCCESSOR
DECEMBER 20, 2003 (reflects the new
 basis of 100 common shares in
 connection with the
 Acquisition)......................   100     $   1                                              $ 387,837     $      --
 Deemed dividend to reflect
   carryover basis.................    --        --                                               (100,388)           --
 Net loss..........................    --        --                                                     --        (7,190)
 Other comprehensive income:
   Change in foreign currency
     translation...................    --        --                                                     --            --
                                                                                                               ---------
 Comprehensive income (loss).......    --        --                                                     --        (7,190)
                                      ---     -----                                              ---------     ---------
DECEMBER 27, 2003..................   100     $   1                                              $ 287,449     $  (7,190)
                                      ===     =====                                              =========     =========

                                      ACCUMULATED     COMMON
                                         OTHER        STOCK          TOTAL
                                     COMPREHENSIVE   HELD IN     STOCKHOLDERS'
                                         LOSS        TREASURY   EQUITY (DEFICIT)
                                     -------------   --------   ----------------
                                        (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
PREDECESSOR
DECEMBER 30, 2000..................      $ (64)      $ (6,640)     $ (33,567)
 Net loss..........................         --             --         (9,637)
 Other comprehensive income:
   Change in foreign currency
     translation...................        (61)            --            (61)
                                         -----       --------      ---------
 Comprehensive loss................        (61)            --         (9,698)
 Fair value of SC Holdings, Inc.
   warrants issued to Affiliate....         --             --            300
 Excess of ESOP expense at fair
   market value over cost..........         --             --          1,743
 Increase in redemption
   obligation -- ESOP based on fair
   market value....................         --             --        (19,182)
 Common stock repurchased..........         --           (917)          (917)
                                         -----       --------      ---------
DECEMBER 29, 2001..................       (125)        (7,557)       (61,321)
 Net loss..........................         --             --           (611)
 Other comprehensive loss:
   Change in foreign currency
     translation...................        (19)            --            (19)
                                         -----       --------      ---------
 Comprehensive loss................        (19)            --           (630)
 Increase in redemption
   obligation -- ESOP based on fair
   market value....................         --             --        (17,139)
 Common stock repurchased..........         --         (2,246)        (2,246)
                                         -----       --------      ---------
DECEMBER 28, 2002..................       (144)        (9,803)       (81,336)
 Net loss..........................         --             --        (34,096)
 Other comprehensive income:
   Change in foreign currency
     translation...................        207             --            207
                                         -----       --------      ---------
 Comprehensive income (loss).......        207             --        (33,889)
 Contribution of debt to an
   affiliate of SC Holdings,
   Inc. ...........................         --             --          7,916
 Acquisition of SC Holdings, Inc.
   minority interest...............         --             --            (25)
 Increase in redemption
   obligation -- ESOP based on fair
   market value....................         --             --        (34,663)
 Common stock repurchased..........         --         (7,383)        (7,383)
                                         -----       --------      ---------
DECEMBER 19, 2003..................      $  63       $(17,186)     $(149,380)
                                         =====       ========      =========
-------------------------------------------------------------------------------------------------
SUCCESSOR
DECEMBER 20, 2003 (reflects the new
 basis of 100 common shares in
 connection with the
 Acquisition)......................      $  --                     $ 387,838
 Deemed dividend to reflect
   carryover basis.................         --                      (100,388)
 Net loss..........................         --                        (7,190)
 Other comprehensive income:
   Change in foreign currency
     translation...................         17                            17
                                         -----                     ---------
 Comprehensive income (loss).......         17                        (7,173)
                                         -----                     ---------
DECEMBER 27, 2003..................      $  17                     $ 280,277
                                         =====                     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               SUCCESSOR                    PREDECESSOR
                                                              ------------   ------------------------------------------
                                                              PERIOD FROM    PERIOD FROM
                                                              DECEMBER 20,   DECEMBER 29,
                                                              2003 THROUGH   2002 THROUGH    YEAR ENDED     YEAR ENDED
                                                              DECEMBER 27,   DECEMBER 19,   DECEMBER 28,   DECEMBER 29,
                                                                  2003           2003           2002           2001
                                                              ------------   ------------   ------------   ------------
                                                                                   (IN THOUSANDS)
Cash flows from operating activities:
Net loss....................................................    $ (7,190)      $(34,096)      $   (611)      $ (9,637)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................         656         22,059         19,050         27,829
  Variable stock compensation expense.......................          --         68,415         15,561         14,847
  Goodwill impairment charge................................          --             --         20,285          7,882
  ESOP expense..............................................          --             --             --          2,816
  Provision for doubtful accounts...........................          42          3,799          3,082          6,006
  Provision (benefit) for deferred income taxes.............        (827)        (9,087)        11,109         (9,228)
  Non-cash interest expense.................................          62          9,481          3,234          4,366
  Gain on settlement of postretirement benefits.............          --             --             --         (2,137)
  Minority interest in loss.................................          --             --         (1,109)          (470)
  Other, net................................................          --           (249)          (409)           879
Net changes in operating assets and liabilities:
  Accounts receivable.......................................       1,448         (4,165)        (3,110)         8,335
  Inventories...............................................       2,310         (4,718)         1,359          1,114
  Other current assets......................................        (661)        (5,164)        (6,731)         1,082
  Accounts payable..........................................         354         (3,750)        10,813        (10,349)
  Accrued liabilities.......................................       2,136          1,547         14,986            967
  Settlement of retiree health care obligation..............          --             --             --         (2,250)
  Other, net................................................      (1,823)        15,957        (11,904)        (6,141)
                                                                --------       --------       --------       --------
Cash provided by (used in) operating activities.............      (3,493)        60,029         75,605         35,911
                                                                --------       --------       --------       --------
Cash flows from investing activities:
  Purchases of property, plant and equipment................          --         (8,791)        (7,961)        (5,729)
  Purchase and development of intangible assets.............          --         (1,720)        (3,932)        (2,924)
  Proceeds from disposals of property, plant and
    equipment...............................................          --             38            472            444
  Payments to the sellers for the Acquisition...............    (697,883)            --             --             --
  Payments to option holders................................     (73,545)            --             --             --
  Payments of Acquisition costs.............................     (44,452)            --             --             --
                                                                --------       --------       --------       --------
Net cash used in investing activities.......................    (815,880)       (10,473)       (11,421)        (8,209)
                                                                --------       --------       --------       --------
Cash flows from financing activities:
  Repurchase of SC Holdings, Inc. minority interest and
    payment of SC Holdings, Inc. debt.......................          --        (18,653)            --             --
  Payments of Predecessor Senior Credit Facility, net.......     (51,656)       (24,356)       (53,061)       (28,796)
  Payments of other long-term borrowings....................          --         (4,936)        (5,567)        (3,471)
  Proceeds from long-term debt -- Affiliate, net............          --             --          1,123          3,756
  Repurchase of common stock................................          --         (7,383)        (2,246)          (917)
  Payments of Predecessor debt at Acquisition...............    (171,599)            --             --             --
  Proceeds of Successor debt................................     748,275             --             --             --
  Proceeds from issuance of Successor common stock..........     327,553             --             --             --
  Payments of financing costs...............................     (31,090)            --           (570)          (714)
                                                                --------       --------       --------       --------
Net cash received from (used in) financing activities.......     821,483        (55,328)       (60,321)       (30,142)
                                                                --------       --------       --------       --------
Net effect of exchange rate changes on cash.................          17            207            (19)           (61)
Increase (decrease) in cash and cash equivalents............       2,127         (5,565)         3,844         (2,501)
Cash and cash equivalents, beginning of period..............       1,543          7,108          3,264          5,765
                                                                --------       --------       --------       --------
Cash and cash equivalents, end of period....................    $  3,670       $  1,543       $  7,108       $  3,264
                                                                ========       ========       ========       ========
Supplemental cash flow information:
  Cash paid for interest....................................    $  4,136       $ 21,345       $ 24,952       $ 29,234
                                                                ========       ========       ========       ========
  Cash paid for Jr. subordinated PIK note interest..........    $ 13,744       $     --       $     --       $     --
                                                                ========       ========       ========       ========
  Cash paid for bridge loan commitment fee..................    $  3,500       $     --       $     --       $     --
                                                                ========       ========       ========       ========
  Cash paid for senior subordinated notes tender premium....    $ 10,826       $     --       $     --       $     --
                                                                ========       ========       ========       ========
  Cash paid for income taxes................................    $     --       $  1,489       $    426       $  1,647
                                                                ========       ========       ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- THE COMPANY

     Simmons Company ("Simmons" or "the Company") is one of the largest bedding manufacturers in the United States of America. The Company operates in two business segments, (1) wholesale bedding and (2) retail bedding. The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium branded bedding products; (ii) the licensing of intellectual property to other manufacturers; and (iii) the sale of product returns, off-quality product and excess inventory through retail outlet stores. The retail bedding segment operates specialty sleep stores in California, Oregon and Washington that sell to consumers principally premium-branded bedding products.


     The Company manufactures mattresses, foundations and sleep accessories through its wholly-owned subsidiaries, The Simmons Manufacturing Co., LLC and Simmons Caribbean Bedding, Inc. Simmons and its subsidiaries sell to a diverse nationwide base of approximately 3,400 retail customers, representing over 11,000 outlets, including furniture stores, specialty sleep shops, department stores and rental stores.


     Simmons also distributes branded bedding products on a contract sales basis directly to institutional users, such as the hospitality industry and certain agencies of the U.S. government, through the Company's wholly-owned subsidiary, Simmons Contract Sales, LLC. The Company licenses its trademarks, patents and other intellectual property to various domestic and foreign manufacturers principally through its wholly-owned subsidiary, Dreamwell, Ltd.

     Additionally, the Company operated at December 27, 2003 seventeen retail outlet stores located throughout the United States of America through the Company's wholly-owned subsidiary, World of Sleep Outlets, LLC; 56 retail mattress stores operating as Mattress Gallery located in Southern California through the Company's wholly-owned subsidiary, Gallery Corp. (of which 26 stores were added in December 2002 by assuming the leases and acquiring certain inventory from Mattress Discounters Corporation, which was in bankruptcy, for approximately $1.7 million); and 47 retail mattress stores operating as Mattress Gallery and Sleep Country USA located in Oregon and Washington through the Company's subsidiary, SC Holdings, Inc. ("Sleep Country").

     On February 28, 2003, the Company, through an agreement and plan of merger, acquired the stock of Sleep Country from an affiliate of Fenway Partners ("Fenway") for approximately $18.4 million, plus additional contingent consideration based upon future performance. Because the Company and Sleep Country were controlled by affiliates of Fenway at the time of the acquisition, the Company is required to account for the acquisition as a transfer of assets within a group under common control. Under this accounting methodology, the Company and Sleep Country are treated as if they had been combined in a manner similar to the pooling of interests method for accounting and financial reporting purposes for the periods in which both entities were controlled by Fenway (from March 1, 2000).

  THE ACQUISITION

     In December 2003, THL Bedding Company, an affiliate of Thomas H. Lee Partners, L.P., acquired the Company for approximately $1.115 billion, including related acquisition costs (the "Acquisition"). Concurrently with the closing of this transaction on December 19, 2003, each of THL Bedding Company and the former Simmons Company merged with and into the Company with the Company continuing as the surviving corporation. The Company, formerly known as Simmons Holdings, Inc., was renamed Simmons Company.

     Thomas H. Lee Partners, L.P. is a leading private equity firm focused on identifying and acquiring substantial ownership stakes in mid- to large-cap growth companies. Following the Acquisition, the Company

                        SIMMONS COMPANY AND SUBSIDIARIES
is expected to continue to be a leading manufacturer and distributor of branded bedding products in the United States. The purchase price for the Company was impacted by the following factors:

     - The Company's leading U.S. market position in the bedding industry, particularly in the premium segments;

     - The Company's portfolio of brands;

     - The Company's ability to innovate and introduce new products;

     - The Company's superior manufacturing platform;

     - The Company's historical and projected earnings; and

     - The Company's management team and corporate culture.

     The financing for the Acquisition (including the refinancing of outstanding debt) was provided by (i) borrowings under a new $480.0 million Senior Secured Credit Facility, consisting of a $405 million term loan facility and a $75.0 million revolving credit facility, which refinanced the Company's existing senior and subordinated loans, (ii) borrowings under a new $140.0 million senior unsecured term loan facility; (iii) issuance of $200.0 million senior subordinated notes; and (iv) $387.8 million of capital provided by affiliates of THL, affiliates of Fenway and management of the Company.

     As a result of the Acquisition, THL acquired approximately 75.8% of the voting stock of THL Bedding Holding Company ("THL Holding"), the Company's indirect parent. In connection with the stock purchase and the mergers, Fenway acquired 9.0% of voting stock of THL Holding and the Company's management and directors acquired 15.2% of the voting stock of THL Holding, after giving effect to restricted stock issued to management under THL Holding's equity incentive plan.

     In connection with the Transactions, certain members of the Company's management deferred $19.8 million of their proceeds from the Acquisition into a deferred compensation plan of THL Holding. The deferred proceeds were deemed invested in Class A common stock of THL Holding ("Deemed Shares"). The Deemed Shares convert into cash or common stock of THL Holding based upon the outcome of certain events such as a change of control or initial public offering, or they will convert into common stock of THL Holding after ten years. The Deemed Shares have a put option that gives the holder the right for cash settlement under certain circumstances outside THL Holding's control. Accordingly, the deferred compensation plan has been recorded as a liability of THL Holding and is marked to market based upon a quarterly valuation of the common stock of THL Holding by Houlihan Lokey Howard & Zukin Financial Advisors, Inc., an independent valuation firm. The changes in the market value of the liability will be recorded as variable stock compensation expense of the Company. THL Holding is unable to repurchase Deemed Shares without receiving dividends from the Company. The Company's New Senior Credit Facility, Senior Unsecured Term Loan Facility, and indenture for the New Notes restrict the payment of dividends by the Company to THL Holding for the purchase of Deemed Shares.

     The Acquisition was accounted for as a purchase as prescribed by Statement of Financial Accounting Standards No. 141, Business Combinations, in accordance with Emerging Issues Task Force ("EITF") No. 88-16, Basis in Leveraged Buyout Transactions. This guidance requires the continuing residual interest retained by the continuing management investors, as a result of the Transactions, be reflected at its predecessor basis. In accordance with EITF Issue No. 90-12, Allocating Basis to Individual Assets and Liabilities for Transactions within the Scope of Issue No. 88-16, a step-up of assets and liabilities to fair value has been recorded in purchase accounting for the remaining interest in the Company acquired by THL and Fenway. The amount of carryover basis determined has been reflected as a deemed dividend of $100.5 million in the consolidated balance sheet.

     The purchase price allocation has not been finalized. A tentative allocation has been made using preliminary estimates of the values of the intangibles. Management is reviewing the category and classification of the intangible assets identified as definite and indefinite-lived as a result of the Acquisition. The valuation

                        SIMMONS COMPANY AND SUBSIDIARIES
is expected to be completed in the second quarter of 2004. The Company does not expect the final valuation to have a material impact on previously reported operating results. Following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of the date of the Acquisition:

(IN THOUSANDS)
--------------
Current assets..............................................   $  137,296
Property, plant and equipment...............................       54,446
Goodwill....................................................      792,230
Other assets................................................       50,385
Intangibles.................................................      159,511
                                                               ----------
Total assets acquired.......................................    1,193,868
                                                               ----------
Current liabilities.........................................      (91,765)
Acquisition costs...........................................      (24,939)
Non-current liabilities.....................................      (62,295)
                                                               ----------
Total liabilities assumed...................................     (178,999)
                                                               ----------
Deemed dividend.............................................      100,388
                                                               ----------
Purchase price..............................................   $1,115,257
                                                               ==========

     There were no pre-acquisition contingencies related to the Acquisition. Since the Acquisition was accounted for as a stock purchase, the respective tax bases of the assets and liabilities were not changed. As a result of the factors discussed above, the Company recognized $792.2 million of goodwill which was assigned to the wholesale and retail segments in the amounts of $773.1 million and $16.7 million, respectively.

     The following condensed pro forma disclosure for net sales and net income are based on the consolidated financial statements included elsewhere herein, adjusted to give effect to (i) the Acquisition; and (ii) the issuance of new debt (collectively the "Transactions"). These pro forma disclosures assume that the Transactions were consummated as of December 30, 2001 and December 29, 2002 and do not purport to be indicative of the results that would actually have been obtained if the Transactions had occurred on the date indicated or of the results that may be obtained in the future.

                                                               PRO FORMA    PREDECESSOR
PRO FORMA (IN THOUSANDS):                                        2003          2002
-------------------------                                     -----------   -----------
Net sales...................................................   $806,333      $708,595
Net income (loss)...........................................   $ 21,060      $ (6,562)

     For purposes of identification and description, Simmons Company is referred to as the "Predecessor" for the period prior to the Acquisition, the "Successor" for the period subsequent to the Acquisition, and the "Company" for both periods. For purposes of financial reporting, the period from December 29, 2002 through December 19, 2003 is referred to as "Predecessor '03" and the period from December 20, 2003 through December 27, 2003 is referred to as "Successor '03."

  THE RECAPITALIZATION

     On July 16, 1998, the Company entered into a recapitalization agreement with its subsidiary, the former Simmons Company, and REM Acquisition, Inc., a transitory Delaware merger corporation ("REM"), sponsored by Fenway. Pursuant to the agreement, on October 29, 1998, REM merged with and into the Company (the "Recapitalization"), with the Company being the surviving corporation. As a result of the Recapitalization, Simmons Holdings, LLC, an entity controlled by funds affiliated with Fenway, acquired 75.1% of the outstanding voting shares of the Company, and management, the ESOP and Investcorp retained

                        SIMMONS COMPANY AND SUBSIDIARIES
approximately 5.9%, 13.7% and 5.3%, respectively, of the outstanding shares of the Company. The Company accounted for the Recapitalization as a leveraged recapitalization, whereby the historical bases of the assets and liabilities of the Company were maintained through December 19, 2003.

NOTE B -- PRINCIPAL ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  USE OF ESTIMATES AND RECLASSIFICATIONS


     The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Such financial statements include estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.


     Certain amounts in the 2002 and 2001 financial statements and related footnotes have been reclassified to conform with the current presentation.

  FISCAL YEAR

     The Company operates on a 52/53 week fiscal year ending on the last Saturday in December. US GAAP does not permit the combining of the Successor '03 and Predecessor '03. The Successor '03 is eight days and the Predecessor '03 is 11 months and 19 days. Fiscal years 2002 and 2001 comprised 52 weeks.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

  INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The cost of inventories includes raw materials, direct labor and manufacturing overhead costs. The Company provides inventory reserves for excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments or other economic factors.

  SUPPLY AGREEMENTS


     The Company's wholesale segment from time to time enters into long-term supply agreements with its customers. Any initial cash outlay by the Company is capitalized and amortized as a reduction to revenue over the life of the contract and is ratably recoverable upon contract termination. Such capitalized amounts are included in other assets in the Company's consolidated balance sheets. Amortization expense related to these contracts was $0.2 million, $8.4 million, $4.6 million and $4.2 million in Successor '03, Predecessor '03, 2002 and 2001, respectively.


  PROPERTY, PLANT AND EQUIPMENT

     The Acquisition resulted in a new basis of the value of the Company's property, plant and equipment. Accordingly, property, plant and equipment were adjusted to their estimated fair value and estimated useful lives were adjusted. Depreciation expense is determined principally using the straight-line method over the estimated useful lives for financial reporting and accelerated methods for income tax purposes. Expenditures that substantially increase asset values or extend useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When property items are retired or otherwise disposed of, amounts

                        SIMMONS COMPANY AND SUBSIDIARIES
applicable to such items are removed from the related asset and accumulated depreciation accounts and any resulting gain or loss is credited or charged to income. Useful lives are generally as follows:

Buildings and improvements..................................  22 - 45 years
Leasehold improvements......................................   2 - 12 years
Machinery and equipment.....................................   2 - 15 years
Computers and software......................................   2 -  7 years

  INTANGIBLE ASSETS

     Definite-lived intangible assets are amortized using the straight-line method, which the Company believes is most appropriate, over their estimated period of benefit, ranging from one to eleven years. Indefinite-lived intangible assets, such as goodwill, brands, trademarks and other indefinite-lived intangible assets that may be recognized upon completion of the Company's valuation of its intangible assets, are not amortized. The Company has tentatively identified and valued certain definite and indefinite-lived intangible assets based upon a preliminary valuation. The Company is in the process of finalizing the valuation. The final valuation could result in certain intangible assets preliminarily identified as indefinite-lived being classified as definite-lived and a different allocation of the purchase price within the identifiable intangible asset classification. The Company does not expect the final valuation to have a material impact on previously reported results.

     The Company tests goodwill for impairment on an annual basis by comparing the fair value of the Company's reporting units to their carrying values. Fair value is determined by the assessment of future discounted cash flows. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors.


     The Company evaluates indefinite-lived intangible assets, such as trademarks and brand names, for impairment at least annually or whenever events or circumstances indicate their carrying value might be impaired. In performing this assessment, management considers operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. The carrying value of an indefinite-lived intangible asset is considered impaired when its carrying value exceeds its fair market value. In such an event, an impairment loss is recognized equal to the amount of that excess. Fair value is determined primarily using either the projected cash flows discounted at a rate commensurate with the risk involved or an appraisal. The determination of fair value involves numerous assumptions by management, including expectations on possible variations in the amounts or timing of cash flow, the risk-free interest rate, and other factors considered in managements projected future operating results. The Company reviews the useful lives of indefinite-lived intangible assets every reporting period.


  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews all of its long-lived assets for impairment whenever events or circumstances indicate their carrying value may not be recoverable. Management reviews whether there has been an impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If an impairment is deemed to exist, management would record an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets.

                        SIMMONS COMPANY AND SUBSIDIARIES

     As discussed in Note H to the consolidated financial statements, the Company recognized impairment charges related to its retail segment in 2002 and 2001 of $20.3 million and $7.9 million, respectively.

  DEBT ISSUANCE COSTS


     The Company capitalizes costs associated with the issuance of debt and amortizes the cost as additional interest expense over the lives of the debt using the effective interest rate method. Amortization expense of $0.1 million, $9.5 million (of which $7.1 million represented the remaining unamortized debt issuance costs related to debt repaid in connection with the Acquisition), $4.3 million and $2.5 million for Successor '03, Predecessor '03, 2002 and 2001, respectively, is included as a non-cash component of interest expense in the accompanying Consolidated Statements of Operations.


     Due to the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"), $0.5 million of extraordinary expense, net of tax, related to accelerated debt payments in 2001 has been reclassified to interest expense ($0.9 million) with the related tax benefit ($0.4 million) reclassified to income tax benefit in the accompanying Consolidated Statements of Operations.

  REVENUE RECOGNITION

     The Company's wholesale segment recognizes revenue, net of estimated returns, when title and risk of ownership passes, which is generally upon delivery of shipments. An insignificant portion of the Company's wholesale segment revenue is derived from inventory held on consignment with certain customers. The Company recognizes revenue on inventory held on consignment when the title and risk of ownership have transferred to the customer, which is when the inventory held on consignment is used. The Company accrues for estimated costs of warranties, co-op advertising costs, promotional monies and cash discounts at the time the corresponding sales are recognized. Sales are presented net of cash discounts, rebates, returns and certain consideration provided to customers such as co-operative advertising costs, promotional monies and amortization of supply agreements. The Company uses historical trend information regarding returns to reduce sales for estimated future returns. The Company provides an allowance for bad debts for estimated uncollectible accounts receivable, which is included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

     The Company's retail segment recognizes revenue when title and risk of ownership passes, which is upon delivery of the products to customers. The Company's retail segment allows customers to exchange products within 60 days of purchase. Historically, those returns have not been material and, accordingly, no reserves for retail sales returns have been included in the accompanying Consolidated Statements of Operations.

  PRODUCT DELIVERY COSTS


     Product delivery costs for our wholesale segment are billed to the Company's customers and are included as a component of net sales. The Company's wholesale segment incurred $0.4 million, $35.9 million, $31.4 million and $30.9 million in shipping and handling costs associated with the delivery of finished mattress products to its customers in Successor '03, Predecessor '03, 2002 and 2001, respectively. These costs are included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.


  EMPLOYEE STOCK OWNERSHIP PLAN

     Prior to 2002, the Company recognized ESOP expense as an amount equal to the fair market value of the shares committed to be released to participants' accounts. As of December 29, 2001, all the plan shares had been committed to be released to participants' accounts. The unearned compensation balance was previously

                        SIMMONS COMPANY AND SUBSIDIARIES
amortized using the shares allocated method (i.e., at cost). The difference in the fair market value and the cost of the shares, if any, was recorded as an adjustment to additional paid-in capital.

     Because of the Company's obligation to repurchase shares from the ESOP under certain circumstances for their then current fair value, the Company has classified the redemption value of such shares in the accompanying consolidated balance sheets as redemption obligation -- ESOP as of December 28, 2002, respectively. In connection with the Acquisition, the Company repurchased 3,382,739.58 shares of the Company held by the ESOP for $95.9 million which satisfied the redemption obligation.

  STOCK OPTION PLANS

     The Company applied the intrinsic value-based method of accounting prescribed by Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB No. 25), to account for its previous employee stock option plans. Under this method, compensation expense was recorded over the service period based upon the intrinsic value of the options as they were earned by the employees. SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company adopted the disclosure-only provisions and continued to apply the intrinsic value-based method of accounting as described above. The accounting for awards of stock-based compensation where an employee can compel the entity to settle the award by transferring cash or other assets to employees rather than by issuing equity instruments is substantially the same under SFAS 123 and APB 25. Accordingly, SFAS 123 pro-forma disclosures are not presented.

  FOREIGN CURRENCY

     Subsidiaries located outside the United States of America generally use the local currency as the functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to accumulated other comprehensive income
(loss), a separate component of stockholders' deficit.

  PRODUCT DEVELOPMENT COSTS

     Costs associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to approximately $0.1 million, $3.0 million, $2.4 million and $1.8 million for Successor '03, Predecessor '03, 2002 and 2001, respectively.

  REBATES

     The Company's wholesale segment provides volume rebates to certain customers for the achievement of various purchase volume levels. The Company recognizes a liability for the rebate at the point of revenue recognition for the underlying revenue transactions that result in progress by the customer towards earning the rebate. Measurement of the liability is based on the estimated number of customers that will ultimately earn and claim the rebates or refunds under the offer. Rebates were $0.1 million, $15.7 million, $10.4 million and $10.6 million in Successor '03, Predecessor '03, 2002 and 2001, respectively, and are included as a reduction of sales in the accompanying Consolidated Statements of Operations.

                        SIMMONS COMPANY AND SUBSIDIARIES

  ADVERTISING COSTS

     The Company's wholesale segment records the cost of advertising, including co-op advertising, as an expense or a reduction of net sales when incurred or no later than when the advertisement appears or the event is run. Co-op advertising costs and promotional monies are recorded as a selling expense when the customer provides proof of advertising of the Company's products and the cost of the advertisement does not exceed the payments made to the customer. Co-op advertising costs and promotional monies are recorded as a reduction of sales whenever the costs do not meet the criteria for classification as a selling expense. Advertising costs which were recorded as a reduction of net sales in the accompanying Consolidated Statements of Operations not material $26.4 million, $37.1 million and $65.6 million for Successor '03, Predecessor '03, 2002 and 2001, respectively. Advertising costs which were recorded as a selling, general and administrative expense in the accompanying Consolidated Statements of Operations were $0.6 million, $65.7 million, $43.3 million and $4.3 million, respectively for Successor '03, Predecessor '03, 2002 and 2001, respectively.


     The Company's retail segment records advertising costs, including promotional materials, and media production costs to expense as incurred. Costs for placement of advertisements and airtime are charged to expense once broadcast. Retail segment advertising expense, net of co-operative advertising receipts, aggregated $0.1 million, $3.1 million, $3.6 million and $4.4 million for Successor '03, Predecessor '03, 2002 and 2001, respectively. Co-operative advertising receipts are recognized when vendor product is purchased. Co-operative advertising receipts were not material, $2.9 million, $2.6 million and $1.9 million for Successor '03, Predecessor '03, 2002 and 2001, respectively.


  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

  WARRANTIES

     The Company's wholesale segment warranty policy provides a 10-year non-prorated warranty service period on all first quality products, except for certain products for the hospitality industry which have varying non-prorated warranty periods generally ranging from five to ten years. The Company's policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. The following table presents a reconciliation of the Company's warranty liability for Successor '03, Predecessor '03, 2002 and 2001 (amounts in thousands):

                                                                      DECEMBER 28,   DECEMBER 29,
                                    SUCCESSOR '03   PREDECESSOR '03       2002           2001
                                    -------------   ---------------   ------------   ------------
Balance at beginning of period....     $3,680           $ 3,434         $ 3,162        $ 2,651
Additional warranties issued......         16             3,850           3,009          4,461
Warranty settlements..............        (27)           (3,580)         (2,984)        (4,653)
Revisions of estimate.............        134               (24)            247            703
                                       ------           -------         -------        -------
Balance at end of period..........     $3,803           $ 3,680         $ 3,434        $ 3,162
                                       ======           =======         =======        =======

                        SIMMONS COMPANY AND SUBSIDIARIES

  ENVIRONMENTAL COSTS

     Environmental expenditures that relate to current operations are expensed or capitalized when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that the costs will be incurred and can be reasonably estimated.

  DERIVATIVE INSTRUMENTS

     Effective January 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). This statement, as amended, standardized the accounting for derivative instruments, including derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and, if it is, depending on the type of the hedging relationship. The cumulative effect upon prior years of adopting SFAS 133 was not material.

  SIGNIFICANT CONCENTRATIONS OF RISK

     Cash and cash equivalents are maintained with several major financial institutions in the U.S., Puerto Rico and Canada. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand. Additionally, the Company monitors the financial condition of such institutions and considers the risk of loss remote.

     The Company's wholesale bedding segment manufactures and markets sleep products, including mattresses and foundations to retail establishments primarily in the U.S. The wholesale bedding segment performs periodic credit evaluations of its customers' financial condition and generally does not, in most cases, require collateral. Shipments to the wholesale bedding segment's five largest customers aggregated approximately 19%, 17% and 17% of total wholesale shipments for each of 2003, 2002 and 2001, respectively, and no single customer accounted for over 10% of the wholesale bedding segment's net sales.

     Purchases of raw materials from one vendor represented approximately 21%, 21% and 20% of the wholesale bedding segment cost of products sold for 2003, 2002 and 2001, respectively. The wholesale bedding segment also primarily utilizes two third-party logistics providers which, in the aggregate, accounted for 74%, 66% and 63% of outbound wholesale shipments in 2003, 2002 and 2001, respectively.

  ACCOUNTING PRONOUNCEMENTS

     In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), principally to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 was effective for the Company's first quarter 2003 with transitional disclosure required with these financial statements. The Company does not have any variable interest entities.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 113 on Derivative Instruments and Hedging Activities ("SFAS 149"). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under

                        SIMMONS COMPANY AND SUBSIDIARIES

SFAS 133. The amendments set forth by SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The guidance is to be applied prospectively. The adoption of this Statement did not have a significant impact on the Company's consolidated financial statements.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new guidance requires that those instruments be classified as liabilities in statements of financial position. The adoption of this Statement did not have a significant impact on the Company's consolidated financial statements.


     In December 2003, The FASB issued SFAS No. 132 (Revised), Employers' Disclosure about Pensions and Other Postretirement Benefits ("SFAS 132R"). A revision of the pronouncement originally issued in 1998, SFAS 132R expands employers' disclosure requirements for pension and postretirement benefits to enhance information about plan assets, obligations, benefit payments, contributions and net benefit cost. SFAS 132R does not change the accounting requirements for pensions and other postretirement benefits. This statement is effective for fiscal years ending after December 15, 2003, with interim-period disclosure requirements effective for interim periods beginning after December 15, 2003. The adoption of this Statement did not have a significant impact on the Company's consolidated financial statements.


NOTE C -- SEGMENT INFORMATION

     Operating segments are generally organized internally by whether the products are sold to a reseller or to an end consumer. The Company operates in two business segments, (1) wholesale bedding and (2) retail bedding. The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium branded bedding products; (ii) the licensing of intellectual property to companies that manufacture and sell products which complement the bedding products manufactured by the Company; and (iii) the sale of product returns, off-quality product and excess inventory through retail outlet stores. The retail bedding segment operates specialty sleep stores in California, Oregon and Washington, that sell to consumers principally premium branded bedding products.

     The Company is currently pursuing the sale of one of its retail bedding subsidiaries, Mattress Gallery, and has classified the assets and liabilities for Mattress Gallery as held for sale in the accompanying balance sheets. The Company has not reflected the results of operations for Mattress Gallery as discontinued operations since the Company believes it will have an ongoing interest in the cash flows of the operations through a long-term supply agreement (see Note D to the consolidated financial statements for further explanation).

     The Company evaluates performance and allocates resources based on net sales and Adjusted EBITDA. Adjusted EBITDA (as defined by our New Senior Credit Facility) differs from the term "EBITDA" as it is commonly used. In addition, to adjusting net income to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees; variable stock compensation expense; and other unusual or non-recurring items. Management believes the aforementioned is the most informative representation of how management evaluates performance. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

                        SIMMONS COMPANY AND SUBSIDIARIES

     The following table summarizes segment information as of and for the Successor '03, Predecessor '03, December 28, 2002 and December 29, 2001 are as follows:

                                                          SUCCESSOR 2003
                                         ------------------------------------------------
                                         WHOLESALE
                                          BEDDING     RETAIL    ELIMINATIONS     TOTALS
                                         ----------   -------   ------------   ----------
                                                          (IN THOUSANDS)
Net sales to external customers........  $    6,509   $ 2,208     $     --     $    8,717
Intersegment net sales.................         346        --         (346)            --
Adjusted EBITDA........................        (826)      (85)         307           (604)
Segment assets.........................   1,142,939    38,638        1,542      1,183,119
Depreciation and amortization
  expense..............................         638        18           --            656
Expenditures for long-lived assets.....          --        --           --             --
Reconciliation of adjusted EBITDA to
  net income (loss):
Net income (loss)......................  $   (6,824)  $  (673)    $    307     $   (7,190)
Depreciation and amortization..........         638        18           --            656
Income taxes...........................        (827)       --           --           (827)
Interest expense, net..................       4,657         4           --          4,661
Interest income........................           4        --           --              4
                                         ----------   -------     --------     ----------
EBITDA.................................      (2,352)     (651)         307         (2,696)
Transaction related expenditures,
  including cost of products sold......       1,161       566           --          1,727
Plant opening, closing charges.........         286        --           --            286
Management fees........................          49        --           --             49
Other expense..........................          30        --           --             30
                                         ----------   -------     --------     ----------
Adjusted EBITDA........................  $     (826)  $   (85)    $    307     $     (604)
                                         ==========   =======     ========     ==========

                        SIMMONS COMPANY AND SUBSIDIARIES

                                                          PREDECESSOR 2003
                                            ---------------------------------------------
                                            WHOLESALE
                                             BEDDING    RETAIL    ELIMINATIONS    TOTALS
                                            ---------   -------   ------------   --------
                                                           (IN THOUSANDS)
Net sales to external customers...........  $701,935    $95,681     $     --     $797,616
Intersegment net sales....................    32,228         --      (32,228)          --
Adjusted EBITDA...........................   120,583      5,135         (818)     124,900
Depreciation and amortization expense.....    21,464        595           --       22,059
Expenditures for long-lived assets........     7,130      1,661           --        8,791
Reconciliation of Adjusted EBITDA to net
  income (loss):
Net income (loss).........................  $(35,169)   $ 1,891     $   (818)    $(34,096)
Depreciation and amortization.............    21,464        595           --       22,059
Income taxes..............................    (8,845)        --           --       (8,845)
Interest expense, net.....................    44,408        684           --       45,092
Interest income...........................       197         --           --          197
                                            --------    -------     --------     --------
EBITDA....................................    22,055      3,170         (818)      24,407
Variable stock compensation expense.......    68,415         --           --       68,415
Transaction related expenditures,
  including cost of products sold.........    22,190        209           --       22,399
Plant opening, closing charges............     4,137         --           --        4,137
Litigation and insurance..................     1,894         --           --        1,894
Non-recurring retail segment charges......        --        432           --          432
Management fees...........................     1,513      1,331           --        2,844
Other expense.............................       379         (7)          --          372
                                            --------    -------     --------     --------
Adjusted EBITDA...........................  $120,583    $ 5,135     $   (818)    $124,900
                                            ========    =======     ========     ========

                        SIMMONS COMPANY AND SUBSIDIARIES

                                                         DECEMBER 28, 2002
                                           ----------------------------------------------
                                           WHOLESALE
                                            BEDDING     RETAIL    ELIMINATIONS    TOTALS
                                           ---------   --------   ------------   --------
                                                           (IN THOUSANDS)
Net sales to external customers..........  $636,826    $ 71,769   $         --   $708,595
Intersegment net sales...................    22,131          --        (22,131)        --
Adjusted EBITDA..........................   104,347        (460)          (990)   102,897
Segment assets...........................   405,298      39,733        (34,000)   411,031
Depreciation and amortization expense....    18,147       1,371           (468)    19,050
Goodwill impairment......................        --      20,285             --     20,285
Expenditures for long-lived assets.......     6,323       1,638             --      7,961
Reconciliation of Adjusted EBITDA to net
  income (loss):
Net income (loss)........................  $ 26,901    $(26,990)  $       (522)  $   (611)
Depreciation and amortization, including
  goodwill impairment....................    18,147      21,656           (468)    39,335
Income taxes.............................    12,005          --             --     12,005
Interest expense, net....................    29,558       2,442             --     32,000
Interest income..........................       193          --             --        193
                                           --------    --------   ------------   --------
EBITDA...................................    86,804      (2,892)          (990)    82,922
Variable stock compensation expense......    15,561          --             --     15,561
Litigation and insurance.................     1,304          --             --      1,304
Non-recurring retail segment charges.....        --         148             --        148
Management fees..........................        69       2,284             --      2,353
Other expense............................       609          --             --        609
                                           --------    --------   ------------   --------
Adjusted EBITDA..........................  $104,347    $   (460)  $       (990)  $102,897
                                           ========    ========   ============   ========

                        SIMMONS COMPANY AND SUBSIDIARIES

                                                         DECEMBER 29, 2001
                                           ----------------------------------------------
                                           WHOLESALE
                                            BEDDING     RETAIL    ELIMINATIONS    TOTALS
                                           ---------   --------   ------------   --------
                                                           (IN THOUSANDS)
Net sales to external customers..........  $577,793    $ 77,416   $         --   $655,209
Intersegment net sales...................    24,301          --        (24,031)        --
Adjusted EBITDA..........................    86,422        (534)           350     86,238
Segment assets...........................   402,666      58,712        (29,203)   432,175
Depreciation and amortization expense....    22,823       4,578            428     27,829
Goodwill impairment......................        --       7,882             --      7,882
Expenditures for long-lived assets.......     4,957         772             --      5,729
Reconciliation of Adjusted EBITDA to net
  income (loss):
Net income (loss)........................  $  9,175    $(18,734)  $        (78)  $ (9,637)
Depreciation and amortization, including
  goodwill impairment....................    22,823      12,460            428     35,711
Income taxes.............................    (7,676)         --             --     (7,676)
Interest expense, net....................    36,525       2,925             --     39,450
Interest income..........................       521          --             --        521
                                           --------    --------   ------------   --------
EBITDA...................................    61,368      (3,349)           350     58,369
Variable stock compensation expense......    14,847          --             --     14,847
Bad debt expense.........................     4,391          --                     4,391
Litigation and insurance.................      (409)         --             --       (409)
Non-recurring operational charges........     2,107          --                     2,107
Non-recurring retail segment charges.....        --       2,211             --      2,211
Management fees..........................     2,160         604             --      2,764
Other expense............................     1,958          --             --      1,958
                                           --------    --------   ------------   --------
Adjusted EBITDA..........................  $ 86,422    $   (534)  $        350   $ 86,238
                                           ========    ========   ============   ========


     In the "Eliminations" column of each period presented above, the segment assets consists primarily of investments in subsidiaries, receivables and payables and gross wholesale bedding profit in ending retail inventory. The segment Adjusted EBITDA has been adjusted to eliminate the wholesale bedding profit in ending retail inventory.


NOTE D -- ASSETS/LIABILITIES HELD FOR SALE

     In April 2003, the Company initiated a sales process of its retail operations. Following the Acquisition, the Board of Directors decided to continue a sales process for the Gallery Corp. ("Mattress Gallery") retail operations in California and to continue to operate the Company's Sleep Country Oregon and Washington retail operations. The Company has identified a potential buyer of Mattress Gallery and anticipates a closing in the second quarter of 2004.

     In accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has reflected assets and liabilities for Mattress Gallery as held for sale in the consolidated balance sheets. The Company has not reflected the results of operations for its Mattress Gallery as discontinued operations since the Company believes it will have an ongoing interest in the cash flows of the operations through a long-term supply agreement. Mattress Gallery had net sales and adjusted EBITDA

                        SIMMONS COMPANY AND SUBSIDIARIES
of $0.9 million and $0.1 million, respectively, for the Successor '03 period and net sales and adjusted EBITDA of $40.0 million and $1.0 million, respectively for the Predecessor '03 period.

     The components of the assets and liabilities held for sale as of December 27, 2003 are as follows (amounts in thousands):

                              ASSETS HELD FOR SALE

Accounts receivable, net....................................   $1,522
Inventories.................................................    4,996
Other current assets........................................      221
Property, plant and equipment, net..........................    1,057
Other assets................................................      768
                                                               ------
  Total assets held for sale................................   $8,564
                                                               ======

                           LIABILITIES HELD FOR SALE

Accounts payable............................................   $  503
Other current liabilities...................................    1,207
Other long-term liabilities.................................      354
                                                               ------
  Total liabilities held for sale...........................   $2,064
                                                               ======

     The carrying amounts of the major classes of assets and liabilities of Mattress Gallery were adjusted to reflect their estimated disposal value in connection with the purchase price allocation related to the transactions.

NOTE E -- EMPLOYEE STOCK OWNERSHIP PLAN

     Prior to the Acquisition, the Company was structured so that many employees of the Company had a beneficial ownership interest in the stock of the Company through their participation in the ESOP. Through 2002, the Company made annual contributions to the ESOP in an amount up to 25% of eligible participant compensation, subject to certain limitations and conditions. The ESOP used all such contributions to repay the ESOP loan. As a result, there were no cash costs associated with the contributions to the ESOP. Following 2002, no further Company contributions were made to the ESOP.

     ESOP assets are held in trust by State Street Bank and Trust Company, the ESOP trustee. Prior to repayment of the ESOP loan in full in 2002, the ESOP shares were held in a suspense account and were released to the ESOP participants' accounts based on debt service. In 2001, 988,124 shares were released to participants' accounts for the 2000 ESOP allocation. In 2002, 298,006 shares were released to participants' accounts for the 2001 ESOP allocation. At December 28, 2002, all shares of the Company's common stock in the ESOP were allocated, resulting in no further scheduled allocation of shares to participants.

     Under the provisions of the ESOP, the Company was obligated to repurchase participant shares distributed under the terms of the ESOP, as long as the shares were not publicly traded or the shares were subject to trading limitations. The Company regularly repurchased shares from the ESOP to provide liquidity for cash distributions. Prior to the Acquisition, the Company repurchased approximately 26,065 shares and 29,345 shares from the ESOP in 2003 and 2002, respectively, at an average price of $17.8891 and $15.2038 per share, respectively. The ESOP held 3,414,300 shares as of December 28, 2002. In connection with the Acquisition, the Company repurchased 3,382,740 shares of the Company held by the ESOP for $95.9 million which satisfied the redemption obligation.

                        SIMMONS COMPANY AND SUBSIDIARIES

     Although the ESOP no longer has a beneficial ownership of the stock of the Company, the plan remains in existence. Approximately 35% of the Company's full-time employees are participants in the ESOP.

NOTE F -- INVENTORIES

     Inventories consisted of the following as of December 27, 2003 and December 28, 2002 (amounts in thousands):

                                                               2003      2002
                                                              -------   -------
Raw materials...............................................  $13,005   $11,198
Work-in-progress............................................    1,099     1,240
Finished goods..............................................   12,476     8,611
Inventory held at retail stores.............................    4,775     2,423
                                                              -------   -------
                                                              $31,355   $23,472
                                                              =======   =======

NOTE G -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following as of December 27, 2003 and December 28, 2002 (amounts in thousands):

                                                               2003      2002
                                                              -------   -------
Land, buildings and improvements............................  $13,885   $11,883
Leasehold improvements......................................    4,322     9,926
Machinery and equipment.....................................   31,383    75,500
Construction in progress....................................    3,799       957
                                                              -------   -------
                                                               53,389    98,266
Less accumulated depreciation...............................     (161)  (56,954)
                                                              -------   -------
                                                              $53,228   $41,312
                                                              =======   =======

     Depreciation expense for the Successor '03, Predecessor '03, 2002 and 2001 was $0.3 million, $21.8 million, $13.7 million and $12.2 million, respectively.

                        SIMMONS COMPANY AND SUBSIDIARIES

NOTE H -- GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets consisted of the following as of December 27, 2003 and December 28, 2002 (dollar amounts in thousands):

                                                     2003                            2002
                              WEIGHTED   -----------------------------   -----------------------------
                              AVERAGE    GROSS CARRYING   ACCUMULATED    GROSS CARRYING   ACCUMULATED
                                LIFE         AMOUNT       AMORTIZATION       AMOUNT       AMORTIZATION
                              --------   --------------   ------------   --------------   ------------
Definite-lived intangible
  assets
  Patents...................     10         $29,994          $ (66)         $17,647         $(17,049)
  Customer contracts........     11          20,078            (40)              --               --
  Licenses..................      6          15,370            (56)             398               (8)
  Contract sales............      4           8,823            (48)              --               --
  Employment contracts......      3           3,367            (25)              --               --
  Equipment leases..........      1             660            (14)              --               --
  Software..................      2           2,249            (25)              --               --
  Non-complete agreements...      2           2,838            (32)           1,100             (568)
                                            -------          -----          -------         --------
                                            $83,379          $(306)         $19,145         $(17,625)
                                            =======          =====          =======         ========
Indefinite-lived intangible
  assets:
  Brands....................                $43,505                         $    --
  Trademarks................                 29,573                           5,723
  Supplier lists............                  2,567                              --
  Domain names..............                    480                              --
                                            -------                         -------
                                            $76,125                         $ 5,723
                                            =======                         =======


     On December 30, 2001 (the first day of fiscal year 2002), the Company adopted SFAS 142 and ceased to amortize goodwill. Additionally, during 2002 the Company acquired $5.7 million trademarks which the Company determined to be indefinite-lived. As required by SFAS 142, the Company reassessed the expected useful lives of existing intangible assets. This reassessment resulted in no changes to the expected useful lives of the Company's patents and licenses.



     As a result of the Acquisition, the Company recorded additions of $150.8 million in intangible assets based upon preliminary valuations. In conjunction with the Acquisition, the Company conducted a preliminary review of its identifiable intangibles, and initially determined that $76.1 million as detailed above meet the definition of an indefinite-lived intangible in accordance with the criteria outlined in SFAS 142. The Company expects the final valuation to be completed in the second quarter of 2004. The final valuation could result in certain intangible assets preliminarily identified as indefinite-lived being reclassified as definite-lived, and a different allocation of the purchase price within the identifiable intangible asset classification. The Company expects supplier lists to be classified as definite-lived in the final valuation.


     The amortization expense for definite-lived intangible assets for the periods from December 20, 2003 through December 27, 2003 and from December 29, 2002 through December 19, 2003 was $0.3 million in

                        SIMMONS COMPANY AND SUBSIDIARIES
each period. The estimated amortization expense for definite-lived intangible assets for the next five years is as follows (amount in thousands):

2004........................................................  $13,895
2005........................................................  $13,194
2006........................................................  $10,714
2007........................................................  $ 9,592
2008........................................................  $ 7,386

     As it relates to brands, trademarks and domain names, the Company expects both the renewal by the granting authorities and the cash flows generated from these intangible assets to continue indefinitely. As it relates to supplier list, the Company expects the substantial volume discounts and high level of quality from the select group of suppliers will continue indefinitely.

     Additionally for the indefinite lived intangibles, the Company will perform an annual valuation of the factors supporting the criteria for classification as indefinite lived. Also as required by SFAS 142, the Company reviews its definite lived intangible assets estimated useful lives on an annual basis.

     The following table presents the Company's Successor '03, Predecessor '03, 2002 and 2001 results on a basis comparable to the 2003 results, adjusted to exclude amortization expense (including any related tax effects) related to goodwill (amounts in thousands):

                                                SUCCESSOR   PREDECESSOR
                                                  2003         2003       2002     2001
                                                ---------   -----------   -----   -------
Reported net loss.............................   $(7,190)    $(34,096)    $(611)  $(9,637)
Add back: tax effected goodwill
  amortization................................        --           --        --     8,320
                                                 -------     --------     -----   -------
Adjusted net loss.............................   $(7,190)    $(34,096)    $(611)  $(1,317)
                                                 =======     ========     =====   =======


     In connection with the acquisition of substantially all of the retail store locations and other assets of H&H Sleep Centers, Inc. ("H&H") and CBMC Corp. ("CBMC") by Mattress in 2000, the Company recorded $16.1 million of goodwill. This represented the excess of the purchase price over the fair value of assets acquired and was being amortized on a straight line basis over a twenty year period. Due to various Mattress Gallery operating factors, in the fourth quarter of 2001 the Company reviewed the carrying value of Mattress Gallery's goodwill in accordance with the Company's accounting policies and recorded an impairment charge of $7.9 million to write down the Mattress Gallery goodwill to its estimated market value. There were no goodwill additions for the year ended December 28, 2002.


     As part of the adoption of SFAS 142, the Company performed initial valuations during the first quarter 2002 to determine if any impairment of goodwill and indefinite-lived intangibles existed and determined that no impairment of goodwill and indefinite-lived intangible assets existed. In accordance with SFAS 142, goodwill was again tested at December 28, 2002 for impairment by comparing the fair value of the Company's reporting units to their carrying values. Fair values were determined by the assessment of future discounted cash flows. As noted in the following paragraph, based upon the impairment test performed, a goodwill impairment charge was recorded in 2002 for the Company's retail segment. This impairment test will be performed each year on the last day of the Company's fiscal year unless circumstances or events necessitate an evaluation at an interim date. Additionally for the indefinite lived intangibles, the Company will perform an annual valuation of the factors supporting the criteria for classification as indefinite lived. Also as required by SFAS 142, the Company reviews its definite lived intangible assets estimated useful lives on an annual basis.


     In connection with the acquisition of 51 retail store locations and other stock of Sleep Country USA, Inc., Sleep Country of Oregon, Inc. and Sleep Train, Inc. by Sleep Country in 2000, the Company recorded $40.5 million of goodwill. The goodwill represented the excess of the purchase price over the fair value of

                        SIMMONS COMPANY AND SUBSIDIARIES
assets acquired and was being amortized on a straight line basis over a fifteen year period prior to the adoption of SFAS 142. In the fourth quarter of 2002, Sleep Country recognized a goodwill impairment of $20.3 million. The review of the goodwill for impairment was necessary due to the continued weakness in the retail economy and the failure of Sleep Country to reach the sales and profit levels included in its original impairment test as of January 1, 2002.

NOTE I -- ACCRUED LIABILITIES

     Accrued liabilities consisted of the following as of December 27, 2003 and December 28, 2002 (amounts in thousands):

                                                               2003      2002
                                                              -------   -------
Accrued wages and benefits..................................  $20,230   $18,051
Accrued advertising and incentives..........................   21,612    18,480
Accrued interest............................................    1,238     6,213
Other accrued expenses......................................   10,868    14,534
                                                              -------   -------
                                                              $53,948   $57,278
                                                              =======   =======

                        SIMMONS COMPANY AND SUBSIDIARIES

NOTE J -- LONG-TERM DEBT

     Long-term debt consisted of the following at December 27, 2003 and December 28, 2002 (amounts in thousands):

                                                                2003       2002
                                                              --------   --------
Senior Credit Facility:
  New Revolving Loan........................................  $  3,275   $     --
  Old Tranche A Term Loan...................................        --     14,500
  Old Tranche B Term Loan...................................        --     42,505
  Old Tranche C Term Loan...................................        --     19,006
  New Tranche B Term Loan...................................   405,000         --
                                                              --------   --------
  Total Senior Credit Facility..............................   408,275     76,011
Sleep Country Senior Credit Facility:
  Term Loan.................................................        --     16,500
  Revolving Loan............................................        --      1,500
                                                              --------   --------
  Total Sleep Country Senior Credit Facility................        --     18,000
Sleep Country Debt to Affiliate.............................        --      8,065
Senior Unsecured Term Loan..................................   140,000         --
Industrial Revenue Bonds, 7.00%, due 2017...................     9,700      9,700
Industrial Revenue Bonds, 3.33%, due 2016...................     4,000      4,200
Banco Santander Loan, 3.42%, due 2013.......................     2,116      2,329
7.875% Senior Subordinated Notes due 2014...................   200,000         --
10.25% Series B Senior Subordinated Notes due 2009..........     5,284    150,000
Notes Payable to former Shareholders........................        --      5,474
17.5% Junior Subordinated Payment-in-Kind (PIK) Note due
  2011, net of discount.....................................        --     16,488
Other, including capital lease obligations..................       878        515
                                                              --------   --------
                                                               770,253    290,782
Less current portion........................................    (9,512)   (22,125)
                                                              --------   --------
                                                              $760,741   $268,657
                                                              ========   ========


     In connection with the Acquisition on December 19, 2003, the Company entered into a new Senior Credit Facility (the "New Senior Credit Facility"), a Senior Unsecured Term Loan Facility and issued 7.875% Senior Subordinated Notes, the aggregate proceeds of which repaid the outstanding amounts under the old senior credit facility, notes payable to former shareholders, a junior subordinated payment-in-kind note and a portion of the Company's 10.25% Senior Subordinated Notes.



     The New Senior Credit Facility provides for a $75.0 million revolving credit facility. The revolving credit facility will expire on the earlier of (a) December 19, 2009 or (b) such other date as the revolving credit commitments thereunder shall terminate in accordance with the terms of the New Senior Credit Facility. The New Senior Credit Facility also provides for a $405.0 million Tranche B term loan facility. The Tranche B Term Loan has a final scheduled maturity date of December 19, 2011.


     As of December 27, 2003, the Company had availability to borrow $61.2 million under the Revolving Loan Facility after giving effect to $3.3 million of borrowings and $10.5 million that was reserved for the

                        SIMMONS COMPANY AND SUBSIDIARIES

Company's reimbursement obligations with respect to outstanding letters of credit. The remaining availability under the Revolving Loan Facility may be utilized to meet the Company's current working capital requirements, including issuance of stand-by and trade letters of credit. The Company also may utilize the remaining availability under the Revolving Loan Facility to fund distributions, acquisitions and capital expenditures.


     The Senior Unsecured Term Loan Facility which provides for a $140.0 million Senior Unsecured Term Loan. The Senior Unsecured Term loan has a final scheduled maturity date of June 17, 2012.


     The New Senior Credit Facility and the Senior Unsecured Term Loan bear interest at the Company's choice of Eurodollar Rate or Base Rate (both as defined), plus the following applicable interest rate margins as follows:

                                                              EURODOLLAR   BASE
                                                                 RATE      RATE
                                                              ----------   ----
Revolving Loan Facility.....................................     2.50%     1.50%
Tranche B Term Loan.........................................     2.75%     1.75%
Senior Unsecured Term Loan..................................     3.75%     2.75%

     The weighted average interest rates per annum in effect as of December 27, 2003 for the Revolving Loan Facility, Tranche B Term Loan and Senior Unsecured Term Loan were 3.69%, 3.94% and 4.94%, respectively.

     The use of interest rate risk management instruments, such as collars and swaps, is required under the terms of the New Senior Credit Facility. The Company is required to maintain protection against fluctuations in interest rates, and may do so through utilizing Eurodollar Rate loans having twelve-month interest periods or through one or more interest rate agreements.


     In order to address interest rate risk, the Company has developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. On January 26, 2004, the Company elected to set its interest rate at the twelve-month Eurodollar Rate for approximately $325.0 million of the Tranche B Term Loan and the $140.0 million Senior Unsecured Term Loan, which fixed the Eurodollar Rate at 1.375% through January 26, 2005 for approximately 84% of floating rate debt outstanding as of December 27, 2003. Additionally, to further address interest rate risk, the Company entered into an interest rate cap agreement on February 11, 2004 for a notional amount of $170.0 million which capped the Eurodollar Rate at 5.0% for the period of January 26, 2005 through January 26, 2006.


     On December 19, 2003, the Company completed a financing, which consisted of the sale of $200.0 million of 7.875% Senior Subordinated Notes due 2014 (the "New Notes") pursuant to a private offering. The New Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The Notes mature on January 15, 2014. The New Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company. The Company plans to issue 7.875% Senior Subordinated Notes due 2014 (the "Exchange Notes") in exchange for all New Notes, pursuant to an exchange offer whereby holders of the New Notes will receive Exchange Notes which have been registered under the Securities Act of 1933, as amended, but are otherwise identical to the New Notes.

     At any time prior to January 17, 2007, the Company may redeem up to 40% of the aggregate principal amount of the New Notes at a price of 107.875% in connection with an Equity Offering, as defined. With the exception of an Equity Offering, the New Notes are redeemable at the option of the Company beginning January 15, 2009 at prices decreasing from 103.938% of the principal amount thereof to par on January 15, 2012 and thereafter. The Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

                        SIMMONS COMPANY AND SUBSIDIARIES

     The indenture for the New Notes requires the Company and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of the Company's assets and stock.

     The 10.25% Series B Senior Subordinated Notes ("Old Notes") bear interest at the rate of 10.25% per annum, which is payable semi-annually in cash in arrears on March 15 and September 15. On November 18, 2003, the Company initiated a tender offer for the Old Notes and a consent solicitation to remove substantially all restrictive covenants in the indenture governing the Old Notes. As a result of the tender offer, $144.9 million principal amount of Old Notes were tendered at a premium of $10.4 million. On March 10, 2004, the Company gave notice to tender on April 12, 2004 the remaining $5.1 million of Old Notes outstanding at 105.125% of the principal amount thereof for a total payment of $5.3 million. The Old Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company. As a result of the Transactions, the Company marked the Old Notes to fair market value as of the date of the Transactions.

                        SIMMONS COMPANY AND SUBSIDIARIES

     The New Notes and Old Notes are fully and unconditionally guaranteed, on a joint and several basis, and on an unsecured, senior subordinated basis by all of the Company's active domestic subsidiaries. All of the subsidiary guarantors are 100% owned by the Company. The following Supplemental Consolidating Condensed Financial Statements provide additional guarantor/non-guarantor information.


         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

        FOR THE PERIOD FROM DECEMBER 20, 2003 THROUGH DECEMBER 27, 2003
                                 (IN THOUSANDS)

                                          NEW ISSUER AND
                                            GUARANTORS
                                      ----------------------
                                                    NEW          NEW NON-
                                      SIMMONS    GUARANTOR      GUARANTOR
                                      COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                      -------   ------------   ------------   ------------   ------------
Net sales...........................  $(1,363)     $9,946          $134          $  --         $ 8,717
Cost of goods sold..................       26       7,472            98             --           7,596
                                      -------      ------          ----          -----         -------
     Gross margin...................   (1,389)      2,474            36             --           1,121
                                      -------      ------          ----          -----         -------
Operating expenses:
  Selling, general and
     administrative expenses........    2,262       2,090            90             --           4,442
  Amortization of intangible
     assets.........................      305           6            --             --             311
  Intercompany fees.................      126        (134)            8             --              --
  Licensing fees....................       --        (276)           --             --            (276)
                                      -------      ------          ----          -----         -------
                                        2,693       1,686            98             --           4,477
                                      -------      ------          ----          -----         -------
     Operating income (loss)........   (4,082)        788           (62)            --          (3,356)
Interest expense, net...............    4,537         123             1             --           4,661
Income from subsidiaries............     (246)         --            --            246              --
                                      -------      ------          ----          -----         -------
     Income (loss) before income
       taxes........................   (8,373)        665           (63)          (246)         (8,017)
Income tax expense (benefit)........   (1,183)        355             1             --            (827)
                                      -------      ------          ----          -----         -------
     Net income (loss)..............  $(7,190)     $  310          $(64)         $(246)        $(7,190)
                                      =======      ======          ====          =====         =======

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

        FOR THE PERIOD FROM DECEMBER 29, 2002 THROUGH DECEMBER 19, 2003
                                 (IN THOUSANDS)

                                         NEW ISSUER AND
                                           GUARANTORS
                                    ------------------------
                                                    NEW          NEW NON-
                                     SIMMONS     GUARANTOR      GUARANTOR
                                     COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                    ---------   ------------   ------------   ------------   ------------
Net sales.........................  $ (46,100)    $832,212       $11,504        $     --       $797,616
Cost of goods sold................      1,116      400,774         8,191              --        410,081
                                    ---------     --------       -------        --------       --------
     Gross margin.................    (47,216)     431,438         3,313              --        387,535
                                    ---------     --------       -------        --------       --------
Operating expenses:
  Selling, general and
     administrative expenses......    257,517      113,269         2,254              --        373,040
  Amortization of intangible
     assets.......................         --          306            --              --            306
  Transaction expenses............     22,399           --            --              --         22,399
  Intercompany fees...............   (255,065)     254,101           964                             --
  Licensing fees..................     (1,007)      (8,649)         (705)             --        (10,361)
                                    ---------     --------       -------        --------       --------
                                       23,844      359,027         2,513              --        385,384
                                    ---------     --------       -------        --------       --------
     Operating income (loss)......    (71,060)      72,411           800              --          2,151
Interest expense, net.............     44,003        1,079            10              --         45,092
Income from subsidiaries..........    (47,142)          --            --          47,142             --
                                    ---------     --------       -------        --------       --------
     Income (loss) before income
       taxes......................    (67,921)      71,332           790         (47,142)       (42,941)
Income tax expense (benefit)......    (33,825)      24,734           246              --         (8,845)
                                    ---------     --------       -------        --------       --------
     Net income (loss)............  $ (34,096)    $ 46,598       $   544        $(47,142)      $(34,096)
                                    =========     ========       =======        ========       ========

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 29, 2002
                                 (IN THOUSANDS)

                                         NEW ISSUER AND
                                           GUARANTORS
                                    ------------------------
                                                    NEW          NEW NON-
                                     SIMMONS     GUARANTOR      GUARANTOR
                                     COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                    ---------   ------------   ------------   ------------   ------------
Net sales.........................  $ (48,065)    $743,047       $13,613        $     --       $708,595
Cost of goods sold................        492      360,019         9,106              --        369,617
                                    ---------     --------       -------        --------       --------
     Gross margin.................    (48,557)     383,028         4,507              --        338,978
                                    ---------     --------       -------        --------       --------
Operating expenses:
  Selling, general and
     administrative expenses......    184,262       97,289         2,613              --        284,164
  Goodwill impairment.............         --       20,285            --              --         20,285
  Amortization of intangible
     assets.......................         --          981           265              --          1,246
  Intercompany fees...............   (260,419)     259,321         1,098              --             --
  Licensing fees..................       (874)      (7,633)         (495)             --         (9,002)
                                    ---------     --------       -------        --------       --------
                                      (77,031)     370,243         3,481              --        296,693
                                    ---------     --------       -------        --------       --------
     Operating income.............     28,474       12,785         1,026              --         42,285
Interest expense, net.............     29,142        2,827            31              --         32,000
Income from subsidiaries..........      1,024           --            --          (1,024)            --
                                    ---------     --------       -------        --------       --------
     Income before income taxes...     (1,692)       9,958           995           1,024         10,285
Income tax expense (benefit)......     (1,081)      12,569           517              --         12,005
                                    ---------     --------       -------        --------       --------
     Income (loss) before minority
       interest...................       (611)      (2,611)          478           1,024         (1,720)
                                    ---------     --------       -------        --------       --------
Minority interest in loss.........         --       (1,109)           --              --         (1,109)
                                    ---------     --------       -------        --------       --------
     Net income (loss)............  $    (611)    $ (1,502)      $   478        $  1,024       $   (611)
                                    =========     ========       =======        ========       ========

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 28, 2001
                                 (IN THOUSANDS)

                                         NEW ISSUER AND
                                           GUARANTORS
                                    ------------------------
                                                    NEW          NEW NON-
                                     SIMMONS     GUARANTOR      GUARANTOR
                                     COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                    ---------   ------------   ------------   ------------   ------------
Net sales.........................  $ 590,573     $ 53,385       $11,251        $     --       $655,209
Cost of goods sold................    357,044       15,371         6,716              --        379,131
                                    ---------     --------       -------        --------       --------
     Gross margin.................    233,529       38,014         4,535              --        276,078
                                    ---------     --------       -------        --------       --------
Operating expenses:
  Selling, general and
     administrative expenses......    195,032       43,290         3,478              --        241,800
  ESOP expense....................      2,816           --            --              --          2,816
  Goodwill impairment.............         --        7,882            --              --          7,882
  Amortization of intangible
     assets.......................      7,472        3,859            83              --         11,414
  Licensing fees..................     (9,075)          --          (426)                        (9,501)
                                    ---------     --------       -------        --------       --------
                                      196,245       55,031         3,135              --        254,411
                                    ---------     --------       -------        --------       --------
     Operating income.............     37,284      (17,017)        1,400              --         21,667
Interest expense, net.............     36,407        2,925           118              --         39,450
Income from subsidiaries..........     18,686           --            --         (18,686)            --
                                    ---------     --------       -------        --------       --------
     Income before income taxes...    (17,809)     (19,942)        1,282          18,686        (17,783)
Income tax expense (benefit)......     (8,172)          --           496              --         (7,676)
                                    ---------     --------       -------        --------       --------
     Income (loss) before minority
       interest...................     (9,637)     (19,942)          786          18,686        (10,107)
                                    ---------     --------       -------        --------       --------
Minority interest in loss.........         --         (470)           --              --           (470)
                                    ---------     --------       -------        --------       --------
     Net income (loss)............  $  (9,637)    $(19,472)      $   786        $ 18,686       $ (9,637)
                                    =========     ========       =======        ========       ========

                        SIMMONS COMPANY AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS

                            AS OF DECEMBER 27, 2003
                                 (IN THOUSANDS)

                                       NEW ISSUER AND
                                         GUARANTORS
                                  -------------------------
                                                   NEW          NEW NON-
                                   SIMMONS      GUARANTOR       GUARANTOR                    CONSOLIDATED
                                   COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS      TOTAL
                                  ----------   ------------   -------------   ------------   ------------
                                                 ASSETS
Cash and cash equivalents.......  $      615     $    667        $ 2,388       $      --      $    3,670
Accounts receivable.............         784       62,934          2,150              --          65,868
Inventories.....................          --       30,495            860              --          31,355
Other...........................       9,898       20,795          1,460              --          32,153
                                  ----------     --------        -------       ---------      ----------
Total current assets............      11,297      114,891          6,858              --         133,046
                                  ----------     --------        -------       ---------      ----------
Property, plant and equipment,
  net...........................       9,500       39,353          4,375              --          53,228
Goodwill and other intangibles,
  net...........................     926,090       25,338             --              --         951,428
Other assets....................      22,722       22,695             --              --          45,417
Net investment in and advances
  to subsidiaries...............     164,895       54,868             --        (219,763)             --
                                  ----------     --------        -------       ---------      ----------
                                  $1,134,504     $257,145        $11,233       $(219,763)     $1,183,119
                                  ==========     ========        =======       =========      ==========

                                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current maturities of long-term
  debt..........................  $    8,322     $    958        $   232       $      --      $    9,512
Accounts payable and accrued
  liabilities...................      12,428       79,535          4,005              --          95,968
                                  ----------     --------        -------       ---------      ----------
Total current liabilities.......      20,750       80,493          4,237              --         105,480
                                  ----------     --------        -------       ---------      ----------
Long-term debt..................     745,238       13,575          1,928              --         760,741
Deferred income taxes...........      24,545       (1,222)           396              --          23,719
Other long-term liabilities.....       9,532        2,955            415              --          12,902
Net due to subsidiaries.........      54,162           --            706         (54,868)             --
                                  ----------     --------        -------       ---------      ----------
Total liabilities...............     854,227       95,801          7,682         (54,868)        902,842
                                  ----------     --------        -------       ---------      ----------
Stockholder's equity............     280,277      161,344          3,551        (164,895)        280,277
                                  ----------     --------        -------       ---------      ----------
                                  $1,134,504     $257,145        $11,233       $(219,763)     $1,183,119
                                  ==========     ========        =======       =========      ==========

                        SIMMONS COMPANY AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS

                            AS OF DECEMBER 28, 2002
                                 (IN THOUSANDS)

                                        NEW ISSUER AND
                                          GUARANTORS
                                    -----------------------
                                                   NEW          NEW NON-
                                    SIMMONS     GUARANTOR       GUARANTOR                    CONSOLIDATED
                                    COMPANY    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS      TOTAL
                                    --------   ------------   -------------   ------------   ------------
                                                 ASSETS
Cash and cash equivalents.........  $  2,316     $  2,821        $ 1,971       $      --       $  7,108
Accounts receivable...............       271       63,581          3,563              --         67,415
Inventories.......................        --       22,632            840              --         23,472
Other.............................     8,028       23,679          1,224              --         32,931
                                    --------     --------        -------       ---------       --------
Total current assets..............    10,615      112,713          7,598              --        130,926
                                    --------     --------        -------       ---------       --------
Property, plant and equipment,
  net.............................    10,435       27,637          3,240              --         41,312
Goodwill and other intangibles,
  net.............................   165,519       22,503             --              --        188,022
Other assets......................    57,297       (6,553)            27              --         50,771
Net investment in and advances to
  subsidiaries....................    58,608      115,474          1,211        (175,293)            --
                                    --------     --------        -------       ---------       --------
                                    $302,474     $271,774        $12,076       $(175,293)      $411,031
                                    ========     ========        =======       =========       ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current maturities of long-term
  debt............................  $  2,774     $ 19,113        $   238       $      --       $ 22,125
Accounts payable and accrued
  liabilities.....................    43,608       59,551          2,687              --        105,846
                                    --------     --------        -------       ---------       --------
Total current liabilities.........    46,382       78,664          2,925              --        127,971
                                    --------     --------        -------       ---------       --------
Long-term debt....................   245,201       21,296          2,160              --        268,657
Other long-term liabilities.......    31,009        3,037            475              --         34,521
                                    --------     --------        -------       ---------       --------
Total liabilities.................   322,592      102,997          5,560                        431,149
                                    --------     --------        -------       ---------       --------
Redemption obligation -- ESOP.....    61,218           --             --              --         61,218
                                    --------     --------        -------       ---------       --------
Stockholders' equity (deficit)....   (81,336)     168,777          6,516        (175,293)       (81,336)
                                    --------     --------        -------       ---------       --------
                                    $302,474     $271,774        $12,076       $(175,293)      $411,031
                                    ========     ========        =======       =========       ========

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

        FOR THE PERIOD FROM DECEMBER 20, 2003 THROUGH DECEMBER 27, 2003
                                 (IN THOUSANDS)

                                             NEW ISSUER AND
                                               GUARANTORS
                                        ------------------------
                                                        NEW          NEW NON-
                                         SIMMONS     GUARANTOR       GUARANTOR
                                         COMPANY    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   -------------   ------------   ------------
Net cash provided by (used in)
  operating activities................  $  (4,624)    $    991        $   140        $     --      $  (3,493)
                                        ---------     --------        -------        --------      ---------
Cash flows from investing activities:
  Payments to the sellers.............   (697,883)          --             --              --       (697,883)
  Payments to option holders..........    (73,545)          --             --              --        (73,545)
  Payment of acquisition costs........    (44,452)          --             --              --        (44,452)
                                        ---------     --------        -------        --------      ---------
  Net cash used in investing
     activities.......................   (815,880)          --             --              --       (815,880)
                                        ---------     --------        -------        --------      ---------
Cash flows from financing activities:
  Borrowings on long-term
     obligations......................    525,020           --             --              --        525,020
  Equity transactions.................    327,553           --             --              --        327,553
  Debt issuance costs.................    (31,090)          --             --              --        (31,090)
                                        ---------     --------        -------        --------      ---------
Net cash provided by financing
  activities..........................    821,483           --             --              --        821,483
                                        ---------     --------        -------        --------      ---------
Net effect of exchange rate change....         --           --             17              --             17
Change in cash and cash equivalents...        979          991            157              --          2,127
Cash and cash equivalents:
     Beginning of period..............       (364)        (324)         2,231              --          1,543
                                        ---------     --------        -------        --------      ---------
     End of period....................  $     615     $    667        $ 2,388        $     --      $   3,670
                                        =========     ========        =======        ========      =========

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

        FOR THE PERIOD FROM DECEMBER 29, 2002 THROUGH DECEMBER 19, 2003
                                 (IN THOUSANDS)

                                             NEW ISSUER AND
                                               GUARANTORS
                                        ------------------------
                                                        NEW          NEW NON-
                                         SIMMONS     GUARANTOR       GUARANTOR
                                         COMPANY    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   -------------   ------------   ------------
Net cash provided by operating
  activities..........................  $  35,222     $ 21,493        $ 3,314        $     --      $  60,029
                                        ---------     --------        -------        --------      ---------
Cash flows from investing activities:
  Purchase of property, plant and
     equipment, net...................     (4,657)      (4,057)           (39)             --         (8,753)
  Purchase of intangible assets.......         --       (1,720)            --                         (1,720)
                                        ---------     --------        -------        --------      ---------
  Net cash used in investing
     activities.......................     (4,657)      (5,777)           (39)             --        (10,473)
                                        ---------     --------        -------        --------      ---------
Cash flows from financing activities:
  Repayment of long-term
     obligations......................    (28,846)     (18,861)          (238)             --        (47,945)
  Equity transactions.................     (4,399)          --         (2,984)             --         (7,383)
                                        ---------     --------        -------        --------      ---------
Net cash used in financing
  activities..........................    (33,245)     (18,861)        (3,222)             --        (55,328)
                                        ---------     --------        -------        --------      ---------
Net effect of exchange rate change....         --           --            207                            207
Change in cash and cash equivalents...     (2,680)      (3,145)           260              --         (5,565)
Cash and cash equivalents:
     Beginning of period..............      2,316        2,821          1,971              --          7,108
                                        ---------     --------        -------        --------      ---------
     End of period....................  $    (364)    $   (324)       $ 2,231        $     --      $   1,543
                                        =========     ========        =======        ========      =========

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 28, 2002
                                 (IN THOUSANDS)

                                             NEW ISSUER AND
                                               GUARANTORS
                                         -----------------------
                                                        NEW          NEW NON-
                                         SIMMONS     GUARANTOR       GUARANTOR
                                         COMPANY    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         --------   ------------   -------------   ------------   ------------
Net cash provided by operating
  activities...........................  $ 38,935     $ 30,605        $ 6,065        $     --       $ 75,605
                                         --------     --------        -------        --------       --------
Cash flows from investing activities:
  Purchase of property, plant and
     equipment, net....................    (4,804)      (3,061)           (96)             --         (7,961)
  Other, net...........................    (3,460)          --             --              --         (3,460)
                                         --------     --------        -------        --------       --------
  Net cash used in investing
     activities........................    (8,264)      (3,061)           (96)             --        (11,421)
                                         --------     --------        -------        --------       --------
Cash flows from financing activities:
  Repayment of long-term obligations...   (49,302)      (8,200)        (1,126)             --        (58,628)
  Proceeds from long-term debt.........     1,123           --             --              --          1,123
  Receipt from (distribution to)
     subsidiaries......................    23,332      (19,911)        (3,421)             --             --
  Repurchase of common stock...........    (2,246)          --             --              --         (2,246)
  Payments of financing costs..........      (570)          --             --              --           (570)
                                         --------     --------        -------        --------       --------
Net cash used in financing
  activities...........................   (27,663)     (28,111)        (4,547)             --        (60,321)
                                         --------     --------        -------        --------       --------
Net effect of exchange rate change.....        --           --            (19)             --            (19)
Change in cash and cash equivalents....     3,008         (567)         1,403              --          3,844
Cash and cash equivalents:
     Beginning of period...............      (692)       3,388            568              --          3,264
                                         --------     --------        -------        --------       --------
     End of period.....................  $  2,316     $  2,821        $ 1,971        $     --       $  7,108
                                         ========     ========        =======        ========       ========

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 29, 2001
                                 (IN THOUSANDS)

                                             NEW ISSUER AND
                                               GUARANTORS
                                        ------------------------
                                                        NEW          NEW NON-
                                         SIMMONS     GUARANTOR       GUARANTOR
                                         COMPANY    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   -------------   ------------   ------------
Net cash provided by (used in)
  operating activities................  $  41,652     $ (3,664)       $(2,077)       $     --      $  35,911
                                        ---------     --------        -------        --------      ---------
Cash flows from investing activities:
  Purchase of property, plant and
     equipment, net...................     (4,757)        (532)             4              --         (5,285)
  Purchase of intangible assets.......     (2,924)          --             --              --         (2,924)
                                        ---------     --------        -------        --------      ---------
  Net cash provided by (used in)
     investing activities.............     (7,681)        (532)             4              --         (8,209)
                                        ---------     --------        -------        --------      ---------
Cash flows from financing activities:
  Repayment of long-term
     obligations......................    (29,025)      (3,242)            --              --        (32,267)
  Proceeds from long-term debt........      2,986           --            770              --          3,756
  Receipt from (distribution to)
     subsidiaries.....................     (8,123)       8,123             --              --             --
  Repurchase of common stock..........       (917)          --             --              --           (917)
  Payment of financing costs..........       (714)          --             --              --           (714)
                                        ---------     --------        -------        --------      ---------
Net cash (used in) provided by
  financing activities................    (35,793)       4,881            770                        (30,142)
                                        ---------     --------        -------        --------      ---------
Net effect of exchange rate change....         --           --            (61)             --            (61)
Change in cash and cash equivalents...     (1,822)         685         (1,364)             --         (2,501)
Cash and cash equivalents:
     Beginning of period..............      1,130        2,703          1,932              --          5,765
                                        ---------     --------        -------        --------      ---------
     End of period....................  $    (692)    $  3,388        $   568        $     --      $   3,264
                                        =========     ========        =======        ========      =========

     The PIK note relates to a loan from the previous majority owner. The PIK note had a stated interest rate of 17.5%, with detachable warrants. The warrants were valued in accordance with APB 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, recorded as discount on the PIK note, and amortized as interest expense over the repayment term of the note. There were 1,653,703 warrants to purchase shares of the Company, exercisable over seven years, with an exercise price of $6.73 per warrant. The warrants were exercised and the PIK note, with accrued interest, was repaid in connection with the Acquisition.

     The New Senior Credit Facility requires the Company to maintain certain financial ratios including cash interest coverage and total leverage ratios. The New Senior Credit Facility also contains covenants which, among other things, limit capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. As of December 27, 2003, the Company was in compliance with all of its financial covenants.

                        SIMMONS COMPANY AND SUBSIDIARIES

     Future maturities of long-term debt as of December 27, 2003 are as follows (amounts in thousands):

2004........................................................   $  9,512
2005........................................................      5,571
2006........................................................      3,457
2007........................................................      4,463
2008........................................................      4,463
Thereafter..................................................    742,787
                                                               --------
                                                               $770,253
                                                               ========

     The fair value of the Company's long-term debt is estimated based on the current rates offered for debt of similar terms and maturities. All long-term debt approximates fair value as of December 27, 2003.

NOTE K -- LICENSING

     The Company licenses internationally the Simmons(R) mark and many of its other trademarks, processes and patents generally on an exclusive long-term basis to third-party manufacturers which produce and distribute conventional bedding products within their designated territories. These licensing agreements allow the Company to reduce exposure to political and economic risks abroad by minimizing investments in those markets. The Company has eighteen foreign licensees and fourteen sub-licensees with operations in Argentina, Australia, Brazil, Canada, Chile, Colombia, Dominican Republic, Ecuador, El Salvador, England, France, Hong Kong, Israel, Italy, Jamaica, Japan, Korea, Mexico, Morocco, New Zealand, Oman, Panama, Singapore, South Africa, Sweden, Taiwan, and Venezuela. These foreign licensees have rights to sell Simmons-branded products in approximately 100 countries.


     Additionally, the Company has eleven domestic third-party licensees. Some of these licensees manufacture and distribute juvenile furniture and bedding and healthcare-related furniture, primarily on long-term or automatically renewable terms. Additionally, the Company has licensed the Simmons(R) mark and other trademarks, generally for limited terms, to manufacturers of upholstered furniture, airbeds, feather and down comforters, sheets, synthetic comforter sets, pillows, mattress pads, blankets, bed frames, metal beds, futons and other related products.


     Licensing fees are recorded as earned, based upon the sales of licensed products by the Company's licensees. For Successor '03, Predecessor '03, 2002 and 2001 the Company's licensing agreements as a whole generated royalties and technology fees of approximately $0.2 million, $10.4 million, $9.0 million and $9.5 million, respectively.

NOTE L -- LEASES AND OTHER COMMITMENTS


     The Company leases certain manufacturing facilities, retail locations and equipment under operating leases. The Company's commitments under capital leases are not material enough to necessitate separate disclosure. The Company's wholesale segment rent expense was $0.5 million, $18.7 million, $17.8 million and $16.2 million for Successor '03, Predecessor '03, 2002 and 2001, respectively. The Company's retail segment rent expense was $0.4 million, $15.0 million, $10.6 million and $9.9 million for Successor '03, Predecessor '03, 2002 and 2001, respectively.

                        SIMMONS COMPANY AND SUBSIDIARIES

     The following is a schedule of the future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 27, 2003 (amounts in thousands):

                                                              WHOLESALE   RETAIL
                                                               SEGMENT    SEGMENT
                                                              ---------   -------
2004........................................................   $14,504    $10,216
2005........................................................    12,511      8,599
2006........................................................     9,936      6,465
2007........................................................     7,714      4,298
2008........................................................     4,036      3,125
Thereafter..................................................     8,478      3,664
                                                               -------    -------
                                                               $57,179    $36,367
                                                               =======    =======

     The Company has the option to renew certain manufacturing facility leases, with the longest renewal period extending through 2023. Most of the operating leases provide for increased rent through increases in general price levels.

     The Company's wholesale segment has various purchase commitments with certain suppliers in which the Company is committed to purchase approximately $55 million of raw materials from these vendors in 2004. If the Company does not reach the committed level of purchases, various additional payments could be required to be paid to these suppliers or certain sales volume rebates could be lost.

NOTE M -- STOCK OPTION PLANS

     In 1996, the board of directors established a management stock incentive plan (the "1996 Plan"), which provided for the granting of non-qualified options for Class C common stock of the Company to members of management and certain key employees. The options outstanding under the 1996 Plan were granted at prices which were equal to or above the market value of the Class C stock on the date of grant. As a result of the Recapitalization, the vesting of the issued and outstanding stock options under the 1996 plan was accelerated.

     During 1999, the Company established the 1999 Stock Option Plan ("1999 Plan"), which provided for the granting of up to 4,902,878 options for shares of common stock to directors (including those who are not employees), all executive officers and other employees, consultants and advisors. Under the terms of the 1999 Plan, options could be either incentive or non-qualified. Generally, the options outstanding under the 1999 Plan were granted at prices which equate to or are above the market value of the common stock on the date of grant, expired after ten years, and vested ratably over a four or five year period based upon the achievement of an annual Adjusted EBITDA target, as defined in the 1999 Plan, or as otherwise established by the Compensation Committee of the board of directors. The incentive plan provided for issuance of regular options ("Regular Options") and superincentive options ("Superincentive Options"). Regular Options were subject to certain time and performance vesting restrictions and Superincentive Options vested only in connection with the consummation of a change of control or initial public offering of the Company and the attainment by stockholders affiliated with Fenway of certain internal rate of return objectives.

     In 2000, Sleep Country adopted the 2000 Stock Option Plan ("2000 Plan"). The 2000 Plan provided for the granting of 26,304 options for shares of Sleep Country common stock. Since inception of the 2000 Plan, 11,833 incentive based options were issued, net of cancellations, with specific performance targets. As of December 27, 2003, no performance targets had been met, and thus, none of the options had vested or became exercisable. Since the 2000 Plan inception, no compensation expense has been recorded for the 2000 Plan.

                        SIMMONS COMPANY AND SUBSIDIARIES

     In 2002, the Company established the 2002 Stock Option Plan ("2002 Plan"), which provided for the granting of up to 1,053,122 options for shares of common stock to directors (including those who are not employees), all executive officers and other employees, consultants and advisors. Under the terms of the 2002 Plan, options could be either incentive or non-qualified. Generally, the options outstanding under the 2002 Plan were granted at prices which were equal to the market value of the common stock on the date of grant, expired after ten years, and vested based upon conditions specified by the Company. This plan provided for the issuance of Regular Options and Superincentive Options. Regular Options were subject to certain time and performance vesting restrictions and Superincentive Options vested only in connection with the consummation of a change of control or initial public offering of the Company and the attainment by stockholders affiliated with Fenway of certain internal rate of return objectives.

     Under APB 25, because the vesting of the plan options was dependent upon achieving an annual Adjusted EBITDA target or as otherwise established by the Compensation Committee of the board of directors, the ultimate number of vested shares, and therefore the measurement date, was not currently determinable. Accordingly, pursuant to APB 25, the Company recorded estimated variable stock compensation expense as selling, general and administrative expense over the service period based upon the intrinsic value of the options as they were earned by the employees.

     Additionally, the 2002, 1999 and 1996 Plans provided that the option holders could, under certain circumstances, require the Company to repurchase the shares underlying vested options. Therefore, pursuant to APB 25 and its interpretations, the Company recorded additional adjustments to variable stock compensation expense for changes in the intrinsic value of vested Regular Options under the 1996, 1999 and 2002 Plans in a manner similar to a stock appreciation right. The accounting for awards of stock-based compensation where an employee can compel the entity to settle the award by transferring cash or other assets to employees rather than by issuing equity instruments is substantially the same under SFAS 123 and APB 25. Accordingly, SFAS 123 pro-forma disclosures were not presented.

     As a result of the Acquisition, the vesting of the issued and outstanding Regular and Superincentive stock options under the 2002, 1999 and 1996 plans was accelerated. On December 19, 2003, the Company repurchased the vested options for $95.4 million which satisfied the accrued stock compensation liability of the Company. The Company recorded variable stock compensation expense of approximately $68.4 million, $15.6 million and $14.8 million during Predecessor '03, 2002 and 2001, respectively. Variable stock compensation expense is a component of selling, general and administrative expense in the accompanying statement of operations and comprehensive income. In conjunction with the Acquisition, all stock option plans were terminated.

                        SIMMONS COMPANY AND SUBSIDIARIES

     Activity for Regular and Superincentive Options (all non-qualified stock options) during 2003, 2002 and 2001 follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Shares outstanding at December 30, 2000.....................  5,904,296    $ 6.50
Granted.....................................................    503,878    $ 7.67
Forfeited...................................................   (740,861)   $ 6.73
Cancelled...................................................   (148,371)   $ 6.16
                                                              ---------
Shares outstanding at December 29, 2001.....................  5,518,942    $ 6.58
Granted.....................................................    410,750    $13.45
Forfeited...................................................   (862,064)   $ 6.78
Cancelled...................................................   (219,404)   $ 4.39
                                                              ---------
Shares outstanding at December 28, 2002.....................  4,848,224    $ 7.23
Granted.....................................................         --    $   --
Forfeited...................................................   (178,125)   $ 7.08
Cancelled...................................................   (166,875)   $ 7.11
                                                              ---------
Shares outstanding at December 19, 2003.....................  4,503,224    $ 7.24
                                                              =========

     In connection with the Transactions, the shares outstanding at December 19, 2003 were cancelled.

NOTE N -- INCOME TAXES

     The components of the provision for income taxes are as follows (amounts in thousands):

                                               SUCCESSOR   PREDECESSOR
                                                 2003         2003        2002      2001
                                               ---------   -----------   -------   -------
Current tax provision:
  Federal....................................    $  --       $    --     $    --   $    --
  State......................................       --            --         250        --
  Foreign....................................       --           241         475       496
                                                 -----       -------     -------   -------
                                                    --           241         725       496
                                                 -----       -------     -------   -------
Deferred tax provision:
  Federal....................................     (762)       (8,037)     10,014    (7,728)
  State......................................      (65)       (1,055)      1,225      (444)
  Foreign....................................       --             6          41        --
                                                 -----       -------     -------   -------
                                                  (827)       (9,086)     11,280    (8,172)
                                                 -----       -------     -------   -------
Income tax expense (benefit).................    $(827)      $(8,845)    $12,005   $(7,676)
                                                 =====       =======     =======   =======

                        SIMMONS COMPANY AND SUBSIDIARIES

     The reconciliation of the statutory federal income tax rate to the effective income tax rate for Successor '03, Predecessor '03, 2002 and 2001 provision for income taxes is as follows (amounts in thousands):

                                               SUCCESSOR   PREDECESSOR
                                                 2003         2003        2002      2001
                                               ---------   -----------   -------   -------
Income taxes at federal statutory rate.......   $(2,806)    $(15,029)    $ 3,600   $(6,224)
State income taxes, net of federal benefit...       (67)        (705)      1,433      (229)
General business tax credits.................        --           --      (1,500)       --
Valuation allowance, net of reversals........       159       (1,033)      7,915    (1,681)
Goodwill amortization........................        --           --          --     1,691
State net operating loss benefit.............        --           --          --      (655)
Foreign tax credits..........................        --           --        (137)     (529)
Non-deductible interest expense..............     1,225        4,309         454       366
Foreign intercompany dividends...............       630        1,041          --        --
Non-deductible transaction costs.............        --        6,742          --        --
Tax loss benefits not previously provided....        --       (4,354)         --        --
Other, net...................................        32          184         240      (415)
                                                -------     --------     -------   -------
                                                $  (827)    $ (8,845)    $12,005   $(7,676)
                                                =======     ========     =======   =======

     Components of the Company's net deferred income tax liability as of December 27, 2003 and net deferred income tax asset as of December 28, 2002 are as follows (amounts in thousands):

                                                                2003       2002
                                                              --------   --------
Current deferred income taxes:
  Accounts receivable and inventory reserves................  $  1,030   $  1,314
  Accrued liabilities, not currently deductible.............     4,674      5,405
  Prepaids and other assets, not currently taxable..........    (1,790)    (3,612)
  Inventory bases differences...............................    (2,941)        34
                                                              --------   --------
     Current deferred income tax assets.....................       973      3,141
Noncurrent deferred income taxes:
  Property bases differences................................    (3,555)     1,678
  Intangibles bases differences.............................   (52,290)     5,980
  Accrued stock option compensations, not currently
     deductible.............................................        --     10,314
  Retirement accruals.......................................     1,578         --
  Net operating loss carryforwards..........................    38,303     15,847
  Income tax credit carryforwards...........................     2,183      2,204
  Deferred interest expense.................................        --      1,519
  Other noncurrent accrued liabilities, not currently
     deductible.............................................        31      2,077
  Valuation allowance.......................................    (9,969)   (11,364)
                                                              --------   --------
     Noncurrent deferred income tax assets (liabilities)....   (23,719)    28,255
                                                              --------   --------
  Net deferred income tax asset (liability).................  $(22,746)  $ 31,396
                                                              ========   ========

     At December 27, 2003, the Company had net operating loss carryforwards for federal income tax purposes of approximately $94.1 million, including approximately $14.6 million of loss carryforwards generated by Sleep Country. The Sleep Country carryforward losses are subject to use limitations imposed by

                        SIMMONS COMPANY AND SUBSIDIARIES
the Internal Revenue Code. The net operating loss carryforwards expire on various dates through 2022. As of December 27, 2003, the Company had approximately $1.7 million of general business tax credits and $1.8 million of foreign tax credits available to offset future payments of federal income taxes. These credits will expire in varying amounts between 2004 and 2022.

     Realization of net deferred tax assets is dependent upon future profitable operations and future reversals of existing temporary differences. Although realization is not assured, the Company believes it is more likely than not that most of the net recorded benefits will be realized through the reduction of future taxable income. However, due to the uncertainty regarding the realization of Sleep Country's net tax benefits for the years ended December 27, 2003 and December 28, 2002, the Company recorded valuation allowances of $10.0 million and $11.4 million, respectively, against Sleep Country's net deferred tax assets, which consist primarily of net operating loss carryforwards.

     Cumulative undistributed earnings of the Company's international subsidiaries totaled approximately $2.7 million at December 27, 2003. No United States income taxes have been provided on these earnings. Foreign tax credits are available to reduce all or a portion of the tax liability that would arise if these earnings were remitted; any residual tax due should not be material.

NOTE O -- RETIREMENT PLANS

  SIMMONS 401(K) PLAN

     The Company has a defined contribution 401(k) plan for substantially all employees other than employees subject to collective bargaining agreements. Employees with 12 weeks of employment who have reached age 18 are permitted to participate in the plan. Generally, employees covered by collective bargaining agreements are not permitted to participate in the plan, unless the collective bargaining agreement expressly provides for participation. Eligible participants may make salary deferral contributions up to 17% of eligible compensation, subject to applicable tax limitations. The Company makes employer non-elective contributions, currently 3% of an employee's eligible compensation, once an employee completes one year of service. All employer non-elective contributions are immediately vested and not subject to forfeiture.

     In 2002, the Company amended the plan to provide for an additional employer matching contribution of 50 cents on each employee dollar contributed up to 6% of the employee's pay (subject to current tax limitations). The additional matching contribution is provided to participants who complete 1,000 hours of service and are employed on the last day of each plan year. The additional matching contribution will vest 20% per year over five years.

     In Successor '03, Predecessor '03, 2002 and 2001, the Company made contributions to the plan of $0.1 million, $3.9 million, $3.0 million and $2.0 million, respectively, in the aggregate.

  SLEEP COUNTRY 401(K) PLAN AND PROFIT SHARING PLAN

     The Company sponsors a 401(k) savings plan and profit sharing plan for all full-time employees of Sleep Country with three months of service. Annually, the Company may contribute a discretionary match based on a percentage of the employee's 401(k) deferral. The Company's contributions to these plans for Combined '03, 2002 and 2001 were not material.

  OTHER PLANS

     Certain union employees participate in multi-employer pension plans sponsored by their respective unions. Amounts charged to pension cost, representing the Company's required contributions to these plans for Successor '03, Predecessor '03, 2002 and 2001 were not material, $2.1 million, $2.0 million and $2.1 million, respectively.

                        SIMMONS COMPANY AND SUBSIDIARIES

     The Company had accrued $3.0 million at December 27, 2003 and $2.5 million at December 28, 2002 for a supplemental executive retirement plan for a former executive. Such amounts are included in other non-current liabilities in the accompanying consolidated balance sheets.

  RETIREE HEALTH AND LIFE INSURANCE COVERAGE

     The Company accrues the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. Such amounts are included in other non-current liabilities in the accompanying consolidated balance sheets.

     In 2000, the Company limited eligibility for retiree health care benefits to employees who had become or did become eligible (by reaching age 55 with 15 years of service) by December 31, 2001. The effect of this change was a decrease in the benefit obligation of approximately $1.1 million. In 2001, the Company made benefit payments of approximately $2.5 million to settle a portion of this obligation. As a result of the settlement, the Company recorded a gain of approximately $2.1 million during 2001 related to the reduction of the accumulated post-retirement benefit obligation. Approximately $0.5 million and $1.6 million of this gain is reflected in cost of products sold and selling, general and administrative expenses, respectively, in the accompanying 2001 Consolidated Statement of Operations.

     The Company currently allows former non-union employees who obtained age 55 and had 15 years of service as of December 31, 2001, and their spouses, to continue to receive health insurance coverage under our self-insured medical plan through age 65. The premiums for such coverage are paid by the former non-union employees. There is no current retiree health coverage for participants age 65 and over. This plan is unfunded.

     The Company also provides for the continuance of term life insurance under our group life insurance for a grandfathered group of former employees. The aggregate annual premiums for this coverage is not significant and are paid by the Company. This liability is unfunded.

     The Company had an accrued postretirement benefit obligation of $0.7 million and $0.5 million as of December 27, 2003 and December 28, 2002, respectively. In connection with the Acquisition, the accrued postretirement benefit obligation was adjusted to the difference between the projected benefit obligation and the fair value of the plan assets as of December 19, 2003. The Company had postretirement benefit income of $0.3 million for both Predecessor '03 and 2002.

NOTE P -- CONTINGENCIES

     From time to time, the Company has been involved in various legal proceedings. The Company believes that all other litigation is routine in nature and incidental to the conduct of the Company's business, and that none of this other litigation, if determined adversely to the Company, would have a material adverse effect on the Company's financial condition or results of its operations.

NOTE Q -- RELATED PARTY TRANSACTIONS

     In connection with the Transactions, the Company entered into a management agreement ("THL management agreement") with an affiliate of THL pursuant to which THL renders certain advisory and consulting services to the Company and each of its subsidiaries. In consideration of those services, the Company agreed to pay THL management fees equal to the greater of $1.5 million or an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of Simmons for such fiscal year, but before deduction of any such fee. The fees are paid semi-annually.

     The Company and Fenway had entered into a management agreement (the "Fenway Advisory Agreement") pursuant to which Fenway provided strategic advisory services to the Company. The Fenway Advisory Agreement was amended on October 21, 2002 to change the calculation of the annual management

                        SIMMONS COMPANY AND SUBSIDIARIES
fee. In exchange for advisory services, the Company had agreed to pay Fenway (i) annual management fees of the greater of 0.25% of net sales for the prior fiscal year or 2.5% of Adjusted EBITDA for the prior fiscal year, not to exceed $3.0 million; (ii) fees in connection with the consummation of any acquisition transactions for Fenway's assistance in negotiating such transactions; and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses, incurred by Fenway in connection with providing services to the Company. Prior to October 21, 2002, the annual management fee to Fenway was calculated as 0.25% of net sales for the prior year. In conjunction with the Acquisition, the Fenway Advisory Agreement was terminated.

     Sleep Country, Fenway and Boston Gardens Advisors, LLC ("Boston Gardens") entered into a management agreement (the "Sleep Country Advisory Agreement") pursuant to which Fenway and Boston Gardens provided strategic advisory services to Sleep Country. In conjunction with the merger of Simmons Company and Sleep Country on February 28, 2003, the Sleep Country Advisory Agreement was terminated.

     Included in other expense in the accompanying Consolidated Statements of Operations for Successor '03, Predecessor '03, 2002 and 2001 is $0.1 million, $2.8 million, $2.4 million and $2.5 million, respectively, related to the management fees for services provided by THL and Fenway to the Company and its subsidiaries.


     In connection with the Transactions, the Company agreed to pay an affiliate of THL a transaction fee equal to $20.0 million plus all out-of-pocket expenses incurred by THL relating to the Transactions and the related financing.



     Mr. Eitel owns a motor yacht, which as of November 1, 2003, he has agreed to make available to the Company for 30 days each year for use as a venue for corporate and other functions. As compensation for the use of Mr. Eitel's motor yacht, commencing November 1, 2003, we have agreed to pay compensation to the captain of Mr. Eitel's motor yacht in the amount of $80,000 per year, plus benefits. In fiscal year 2003, the total amount of salary and benefits paid under this agreement was approximately $15,000. We estimate that payments in 2004 for the services of the captain of Mr. Eitel's motor yacht will total approximately $93,000.



     During fiscal 2003, Rousch Consulting Group, Inc. provided consulting services to Simmons for aggregate payments of approximately $160,000, inclusive of out-of-pocket expenses of approximately $45,000. Rousch Consulting Group, Inc. is wholly owned by Edward L. Rousch, husband of our Executive Vice President -- Human Resources and Assistant Secretary, Rhonda C. Rousch.


NOTE R -- SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

     Although not required, following is a condensed summary of consolidated quarterly results for 2003. The results of operations for the Combined Fourth Quarter represent the mathematical addition of the historical amounts for the Predecessor period (September 28, 2003 through December 19, 2003) and the Successor period (December 20, 2003 through December 27, 2003) and are not indicative of the results that would have actually been obtained if the Acquisition had occurred on September 28, 2003.


                                    PREDECESSOR     PREDECESSOR      PREDECESSOR       COMBINED
                                   FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                   -------------   --------------   -------------   --------------
                                                           (IN THOUSANDS)
Net sales........................    $186,615         $199,299        $217,924         $202,495
Gross profit.....................      88,382           94,561         104,491          101,222
Operating income (loss)..........      19,908           12,591          24,602          (58,306)
Net income (loss)................       7,480            3,485          15,573          (67,824)

                        SIMMONS COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                SUCCESSOR      PREDECESSOR
                                                              -------------   --------------
                                                              QUARTER ENDED   QUARTER ENDED
                                                                MARCH 27,       MARCH 29,
                                                                  2004             2003
                                                              -------------   --------------
                                                                      (IN THOUSANDS)
                                                                       (UNAUDITED)
Net sales...................................................    $223,320         $186,615
Cost of products sold.......................................     119,865           98,233
                                                                --------         --------
     Gross profit...........................................     103,455           88,382
                                                                --------         --------
Operating expenses:
  Selling, general and administrative expenses..............      85,261           70,244
  Amortization of intangibles...............................       3,486               72
  Transaction expenses......................................          --              772
  Licensing fees............................................      (2,581)          (2,614)
                                                                --------         --------
                                                                  86,166           68,474
                                                                --------         --------
     Operating income.......................................      17,289           19,908
  Interest expense, net.....................................      11,093            7,379
                                                                --------         --------
     Income before income taxes.............................       6,196           12,529
Income tax expense..........................................       2,231            5,049
                                                                --------         --------
     Net income.............................................       3,965            7,480
Other comprehensive income:
  Foreign currency translation adjustment...................          (2)              91
                                                                --------         --------
     Comprehensive income...................................    $  3,963         $  7,571
                                                                ========         ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                MARCH 27,
                                                                   2004
                                                              --------------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................    $      859
  Accounts receivable, less allowances for doubtful
     receivables, discounts, returns and allowances of
     $5,913.................................................        83,506
  Inventories...............................................        29,445
  Deferred income taxes.....................................           778
  Other current assets......................................        17,931
  Assets held for sale......................................         5,823
                                                                ----------
     Total current assets...................................       138,342
                                                                ----------
Property, plant and equipment, net..........................        53,097
Goodwill, net...............................................       789,818
Intangible assets, net......................................       155,712
Other assets................................................        46,697
                                                                ----------
                                                                $1,183,666
                                                                ==========
                    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt......................    $    5,916
  Accounts payable..........................................        43,321
  Accrued wages and benefits................................        13,569
  Accrued advertising and incentives........................        21,092
  Accrued interest..........................................         9,325
  Other accrued expenses....................................        12,388
  Liabilities held for sale.................................         2,641
                                                                ----------
     Total current liabilities..............................       108,252
                                                                ----------
Non-current liabilities:
  Long-term debt............................................       752,021
  Deferred income taxes.....................................        21,556
  Other.....................................................        17,597
                                                                ----------
     Total liabilities......................................       899,426
                                                                ----------
Commitments and contingencies
Common stockholder's equity:
  Common stock, $.01 par value; 3,000 shares authorized; 100
     issued and outstanding.................................             1
  Additional paid-in capital................................       287,449
  Accumulated deficit.......................................        (3,225)
  Accumulated other comprehensive income....................            15
                                                                ----------
     Total common stockholder's equity......................       284,240
                                                                ----------
                                                                $1,183,666
                                                                ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                SUCCESSOR      PREDECESSOR
                                                              -------------   --------------
                                                              QUARTER ENDED   QUARTER ENDED
                                                                MARCH 27,       MARCH 29,
                                                                  2004             2003
                                                              -------------   --------------
                                                                      (IN THOUSANDS)
                                                                       (UNAUDITED)
Cash flows from operating activities:
Net income..................................................    $  3,965         $  7,480
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
     Depreciation and amortization..........................       7,621            5,740
     Provision for bad debts................................         915              918
     Provision for deferred income taxes....................       1,435            2,875
     Non-cash interest expense..............................         472              740
     Non-cash stock compensation expense....................       3,308              830
     Other, net.............................................          --             (250)
Net changes in operating assets and liabilities:
     Accounts receivable....................................     (17,946)          (6,759)
     Inventories............................................       4,285           (2,934)
     Other current assets...................................       4,524           (8,237)
     Accounts payable.......................................       3,993           (6,504)
     Accrued liabilities....................................       2,392           (7,879)
     Other, net.............................................      (3,408)           3,866
                                                                --------         --------
  Net cash provided by (used in) operating activities.......      11,556          (10,114)
                                                                --------         --------
Cash flows from investing activities:
     Purchases of property, plant and equipment.............      (1,817)            (442)
     Other, net.............................................           6             (111)
                                                                --------         --------
  Net cash used in investing activities.....................      (1,811)            (553)
                                                                --------         --------
Cash flows from financing activities:
     Payments of Successor Senior Credit Facility, net......     (11,675)              --
     Payments of other Successor debt.......................        (641)              --
     Repurchase of SC Holdings, Inc. minority interest and
      payment of SC Holdings, Inc. debt.....................          --          (18,653)
     Proceeds from Predecessor Senior Credit Facility,
      net...................................................          --           26,200
     Payments of other Predecessor debt.....................          --           (2,306)
     Payments of financing fees.............................        (238)              --
                                                                --------         --------
  Net cash provided by (used in) financing activities.......     (12,554)           5,241
                                                                --------         --------
Net effect of exchange rate changes on cash.................          (2)              91
                                                                --------         --------
Change in cash and cash equivalents.........................      (2,811)          (5,335)
Cash and cash equivalents, beginning of period..............       3,670            7,108
                                                                --------         --------
Cash and cash equivalents, end of period....................    $    859         $  1,773
                                                                ========         ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SIMMONS COMPANY AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

A.  BASIS OF PRESENTATION

     For purposes of this report the "Company" refers to Simmons Company and its subsidiaries, collectively. The Condensed Consolidated Financial Statements of the Company are unaudited, and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and the rules and regulations of the Securities and Exchange Commission (the "Commission"). The accompanying unaudited condensed consolidated financial statements contain all adjustments, which, in the opinion of management, are necessary to present fairly the financial position of the Company as of March 27, 2004, and its results of operations and cash flows for the periods presented herein. All adjustments in the periods presented herein are normal and recurring in nature unless otherwise disclosed. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 27, 2003. Operating results for the period ended March 27, 2004 are not necessarily indicative of future results that may be expected for the year ending December 25, 2004.

     The preparation of unaudited condensed consolidated financial statements in conformity with GAAP includes some amounts that are based upon management estimates and judgments. Future actual results could differ from such current estimates.

B.  ASSETS/LIABILITIES HELD FOR SALE

     In April 2003, the Company initiated a sales process of its retail operations. Following the Acquisition, the Board of Directors decided to continue a sales process for the Gallery Corp. ("Mattress Gallery") retail operations in California and to continue to operate the Company's Sleep Country retail operations in Oregon and Washington. The Company completed a sale of its Mattress Gallery stock on May 1, 2004 for cash proceeds of $6.5 million to Pacific Coast Mattress, Inc. ("PCM"). In connection with the sale, the Company entered into a five-year supply agreement with PCM.

     In accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has reflected assets and liabilities for Mattress Gallery as held for sale in the consolidated balance sheets. The Company has not reflected the results of operations for Mattress Gallery as discontinued operations since the Company will have an ongoing interest in the cash flows of the operations through a long-term supply agreement. For the quarter ended March 27, 2004, Mattress Gallery's net sales and Adjusted EBITDA were $9.9 million and $0.2 million, respectively. For the quarter ended March 29, 2003, Mattress Gallery's net sales were $8.3 million and Mattress Gallery had no Adjusted EBITDA.

                        SIMMONS COMPANY AND SUBSIDIARIES

     The components of the assets and liabilities held for sale are as follows (amounts in thousands):

                                                              MARCH 27,
                                                                2004
                                                              ---------
                         ASSETS HELD FOR SALE
Accounts receivable, net....................................   $  915
Inventories.................................................    2,621
Other current assets........................................      382
Property, plant and equipment, net..........................    1,083
Other assets................................................      822
                                                               ------
  Total assets held for sale................................   $5,823
                                                               ======

                       LIABILITIES HELD FOR SALE
Accounts payable............................................   $1,131
Other current liabilities...................................    1,156
Other long-term liabilities.................................      354
                                                               ------
  Total liabilities held for sale...........................   $2,641
                                                               ======

C.  INVENTORIES

     A summary of inventories, exclusive of inventories included in assets held for sale, follows (amounts in thousands):

                                                              MARCH 27,
                                                                2004
                                                              ---------
Raw materials...............................................   $14,755
Work-in-progress............................................       976
Finished goods..............................................    10,853
Inventory held at retail stores.............................     2,861
                                                               -------
                                                               $29,445
                                                               =======

D.  WARRANTIES

     The Company's warranty policy provides a 10-year non-prorated warranty service period on all first quality products, except for certain products for the hospitality industry which have varying non-prorated warranty periods generally ranging from five to ten years. The Company's policy is to accrue the estimated costs of warranty coverage at the time a sale is recorded. The following table presents a reconciliation of the Company's warranty liability as of March 27, 2004 and March 29, 2003 (amounts in thousands):

                                                              FOR THE QUARTERS ENDED
                                                              -----------------------
                                                              MARCH 27,    MARCH 29,
                                                                 2004         2003
                                                              ----------   ----------
Balance at beginning of period..............................    $3,803       $3,434
Additional warranties issued................................       914        1,048
Warranty settlements........................................      (886)        (865)
                                                                ------       ------
Balance at end of period....................................    $3,831       $3,617
                                                                ======       ======

                        SIMMONS COMPANY AND SUBSIDIARIES

     The Company had no revisions in the estimate of the warranty accrual for the quarters ended March 27, 2004 and March 29, 2003.

E.  LONG-TERM DEBT

     A summary of long-term debt follows (amounts in thousands):

                                                              MARCH 27,
                                                                2004
                                                              ---------
Senior Credit Facility:
  New Revolving Loan........................................  $     --
  New Tranche B Term Loan...................................   396,600
                                                              --------
     Total Senior Credit Facility...........................   396,600
Senior Unsecured Term Loan..................................   140,000
Industrial Revenue Bonds, 7.00%, due 2017...................     9,700
Industrial Revenue Bonds, 3.24%, due 2016...................     4,000
Banco Santander Loan, 3.15%, due 2013.......................     2,044
7.875% Senior Subordinated Notes due 2014...................   200,000
10.25% Series B Senior Subordinated Notes due 2009..........     5,284
Other, including capital lease obligations..................       309
                                                              --------
                                                               757,937
Less current portion........................................    (5,916)
                                                              --------
                                                              $752,021
                                                              ========


     In connection with the Acquisition on December 19, 2003, the Company entered into a new Senior Credit Facility (the "Senior Credit Facility"), a Senior Unsecured Term Loan Facility and issued 7.875% Senior Subordinated Notes, the aggregate proceeds of which repaid the outstanding amounts under the old senior credit facility, notes payable to former shareholders, a junior subordinated payment-in-kind note and a portion of the Company's 10.25% Senior Subordinated Notes.



     The Senior Credit Facility provides for a $75.0 million revolving credit facility. The revolving credit facility will expire on the earlier of (a) December 19, 2009 or (b) such other date as the revolving credit commitments thereunder shall terminate in accordance with the terms of the Senior Credit Facility. The Senior Credit Facility also provided for a $405.0 million Tranche B term loan facility. The Company prepaid $8.4 million of the Tranche B Term Loan in the first quarter of 2004. The Tranche B Term Loan has a final scheduled maturity date of December 19, 2011.


     As of March 27, 2004, the Company had availability to borrow $64.5 million under the Revolving Loan Facility after giving effect to $10.5 million that was reserved for the Company's reimbursement obligations with respect to outstanding letters of credit. The remaining availability under the Revolving Loan Facility may be utilized to meet the Company's current working capital requirements, including issuance of stand-by and trade letters of credit. The Company also may utilize the remaining availability under the Revolving Loan Facility to fund distributions, acquisitions and capital expenditures.


     The Senior Unsecured Term Loan Facility provides for a $140.0 million Senior Unsecured Term Loan. The Senior Unsecured Term loan has a final scheduled maturity date of June 17, 2012.

                        SIMMONS COMPANY AND SUBSIDIARIES

     The Senior Credit Facility and the Senior Unsecured Term Loan bear interest at the Company's choice of the Eurodollar Rate or Base Rate (both as defined), plus the applicable interest rate margins as follows:

                                                              EURODOLLAR   BASE
                                                                 RATE      RATE
                                                              ----------   ----
Revolving Loan Facility.....................................     2.50%     1.50%
Tranche B Term Loan.........................................     2.75%     1.75%
Senior Unsecured Term Loan..................................     3.75%     2.75%

     The weighted average interest rates per annum in effect as of March 27, 2004 for the Tranche B Term Loan and Senior Unsecured Term Loan were 4.14% and 5.13%, respectively.


     The use of interest rate risk management instruments, such as collars and swaps, is required under the terms of the Senior Credit Facility. The Company is required to maintain protection against fluctuations in interest rates, and may do so through utilizing Eurodollar Rate loans having twelve-month interest periods or through one or more interest rate agreements. In order to address interest rate risk, the Company has developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. On January 26, 2004, the Company elected to set its interest rate at the twelve-month Eurodollar Rate for approximately $325.0 million of the Tranche B Term Loan and for the $140.0 million Senior Unsecured Term Loan, which fixed the Eurodollar Rate at 1.375% through January 26, 2005 for approximately 86% of floating rate debt outstanding as of March 27, 2004. Additionally, to further address interest rate risk, the Company entered into an interest rate cap agreement on February 11, 2004 for a notional amount of $170.0 million which capped the Eurodollar Rate, plus margin, at 5.0% for the period from January 26, 2005 through January 26, 2006.


     On April 12, 2004 the remaining 10.25% Series B Senior Subordinated Notes outstanding were repurchased at 105.125% of the principal amount thereof for a total payment of $5.3 million.

     On December 19, 2003 in connection with the Acquisition, the Company completed a financing, which consisted of the sale of $200.0 million of 7.875% Senior Subordinated Notes due 2014 (the "New Notes") pursuant to a private offering. The New Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The New Notes mature on January 15, 2014. The New Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company. The Company plans to issue 7.875% Senior Subordinated Notes due 2014 (the "Exchange Notes") in exchange for all New Notes, pursuant to an exchange offer whereby holders of the New Notes will receive Exchange Notes which have been registered under the Securities Act of 1933, as amended, but are otherwise identical to the New Notes.

     At any time prior to January 17, 2007, the Company may redeem up to 40% of the aggregate principal amount of the New Notes at a price of 107.875% in connection with an Equity Offering, as defined. With the exception of an Equity Offering, the New Notes are redeemable at the option of the Company beginning January 15, 2009 at prices decreasing from 103.938% of the principal amount thereof to par on January 15, 2012 and thereafter. The Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

     The indenture for the New Notes requires the Company and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of the Company's assets and stock.

     The New Notes are fully and unconditionally guaranteed, on a joint and several basis, and on an unsecured, senior subordinated basis by all of the Company's active domestic subsidiaries. All of the subsidiary guarantors are 100% owned by the Company. The following Supplemental Consolidating Condensed Financial Statements provide additional guarantor/non-guarantor information.

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 27, 2004
                                 (IN THOUSANDS)

                                   SUCCESSOR

                                     ISSUER AND GUARANTORS
                                    -----------------------
                                    SIMMONS     GUARANTOR     NON-GUARANTOR
                                    COMPANY    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
Net sales.........................  $(12,166)    $233,061        $2,425         $     --       $223,320
Cost of products sold.............       313      117,699         1,853               --        119,865
                                    --------     --------        ------         --------       --------
     Gross margin.................   (12,479)     115,362           572               --        103,455
                                    --------     --------        ------         --------       --------
Operating expenses:
  Selling, general and
     administrative expenses......    56,019       28,697           545               --         85,261
  Amortization of intangibles.....     2,669          817            --               --          3,486
  Intercompany fees...............   (53,929)      53,708           221               --             --
  Licensing fees..................      (346)      (2,098)         (137)              --         (2,581)
                                    --------     --------        ------         --------       --------
                                       4,413       81,124           629               --         86,166
                                    --------     --------        ------         --------       --------
     Operating income (loss)......   (16,892)      34,238           (57)              --         17,289
Interest expense, net.............    10,888          196             9               --         11,093
Income from subsidiaries..........   (20,690)          --            --           20,690             --
                                    --------     --------        ------         --------       --------
     Income (loss) before income
       taxes......................    (7,090)      34,042           (66)         (20,690)         6,196
Income tax expense (benefit)......   (11,055)      13,279             7               --          2,231
                                    --------     --------        ------         --------       --------
     Net income (loss)............  $  3,965     $ 20,763        $  (73)        $(20,690)      $  3,965
                                    ========     ========        ======         ========       ========

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 29, 2003
                                 (IN THOUSANDS)

                                  PREDECESSOR

                                     ISSUER AND GUARANTORS
                                    -----------------------
                                    SIMMONS     GUARANTOR     NON-GUARANTOR
                                    COMPANY    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
Net sales.........................  $(12,552)    $197,025        $2,142         $     --       $186,615
Cost of products sold.............       215       96,427         1,591               --         98,233
                                    --------     --------        ------         --------       --------
     Gross margin.................   (12,767)     100,598           551               --         88,382
                                    --------     --------        ------         --------       --------
Operating expenses:
  Selling, general and
     administrative expenses......    43,908       25,867           469               --         70,244
  Amortization of intangibles.....        --           72            --               --             72
  Transaction expenses............       586          186            --               --            772
  Intercompany fees...............   (57,397)      57,199           198               --             --
  Licensing fees..................      (272)      (2,222)         (120)              --         (2,614)
                                    --------     --------        ------         --------       --------
                                     (13,175)      81,102           547               --         68,474
                                    --------     --------        ------         --------       --------
     Operating income (loss)......       408       19,496             4               --         19,908
Interest expense (income), net....     6,707          677            (5)              --          7,379
Income from subsidiaries..........   (11,489)          --            --           11,489             --
                                    --------     --------        ------         --------       --------
     Income (loss) before income
       taxes......................     5,190       18,819             9          (11,489)        12,529
Income tax expense (benefit)......    (2,290)       7,328            11               --          5,049
                                    --------     --------        ------         --------       --------
     Net income (loss)............  $  7,480     $ 11,491        $   (2)        $(11,489)      $  7,480
                                    ========     ========        ======         ========       ========

                        SIMMONS COMPANY AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS
                              AS OF MARCH 27, 2004
                                 (IN THOUSANDS)

                                    ISSUER AND GUARANTORS
                                  -------------------------       NON-
                                   SIMMONS      GUARANTOR       GUARANTOR
                                   COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  ----------   ------------   -------------   ------------   ------------
                                                 ASSETS
Current assets:
  Cash and cash equivalents.....  $      809     $   (602)       $  652        $      --      $      859
  Accounts receivable...........         148       81,777         1,581               --          83,506
  Inventories...................          --       28,683           762               --          29,445
  Other.........................       7,758       16,399           375               --          24,532
                                  ----------     --------        ------        ---------      ----------
  Total current assets..........       8,715      126,257         3,370               --         138,342
                                  ----------     --------        ------        ---------      ----------
Property, plant and equipment,
  net...........................      12,701       36,094         4,302               --          53,097
Goodwill and other intangibles,
  net...........................     924,268       21,262            --               --         945,530
Other assets....................      22,621       23,288           788               --          46,697
Net investment in and advances
  to (from) subsidiaries........     137,528       48,900          (843)        (185,585)             --
                                  ----------     --------        ------        ---------      ----------
                                  $1,105,833     $255,801        $7,617        $(185,585)     $1,183,666
                                  ==========     ========        ======        =========      ==========

                                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of
     long-term debt.............  $    5,285     $    399        $  232        $      --      $    5,916
  Accounts payable and accrued
     liabilities................      40,067       61,027         1,242               --         102,336
                                  ----------     --------        ------        ---------      ----------
  Total current liabilities.....      45,352       61,426         1,474               --         108,252
Long-term debt..................     736,600       13,570         1,851               --         752,021
Deferred income taxes...........      25,514       (4,344)          386               --          21,556
Other non-current liabilities...      14,127        3,042           428               --          17,597
                                  ----------     --------        ------        ---------      ----------
  Total liabilities.............     821,593       73,694         4,139               --         899,426
                                  ----------     --------        ------        ---------      ----------
Stockholder's equity............     284,240      182,107         3,478         (185,585)        284,240
                                  ----------     --------        ------        ---------      ----------
                                  $1,105,833     $255,801        $7,617        $(185,585)     $1,183,666
                                  ==========     ========        ======        =========      ==========

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE QUARTER ENDED MARCH 27, 2004
                                 (IN THOUSANDS)

                                   SUCCESSOR

                                     ISSUER AND GUARANTORS
                                    -----------------------
                                    SIMMONS     GUARANTOR     NON-GUARANTOR
                                    COMPANY    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
Net cash provided by operating
  activities......................  $    959     $ 10,454        $   143         $  --         $ 11,556
                                    --------     --------        -------         -----         --------
Cash flows from investing
  activities:
  Purchase of property, plant and
     equipment, net...............      (617)      (1,200)            --            --           (1,817)
  Other, net......................        --            6             --            --                6
                                    --------     --------        -------         -----         --------
  Net cash used in investing
     activities...................      (617)      (1,194)            --            --           (1,811)
                                    --------     --------        -------         -----         --------
Cash flows from financing
  activities:
  Repayment of long-term
     obligations..................   (11,676)        (563)           (77)           --          (12,316)
  Receipt from (distribution to)
     subsidiaries.................    11,766       (9,966)        (1,800)           --               --
  Debt issuance costs.............      (238)          --             --            --             (238)
                                    --------     --------        -------         -----         --------
Net cash used in financing
  activities......................      (148)     (10,529)        (1,877)           --          (12,554)
                                    --------     --------        -------         -----         --------
Net effect of exchange rate
  change..........................        --           --             (2)           --               (2)
Change in cash and cash
  equivalents.....................       194       (1,269)        (1,736)           --           (2,811)
Cash and cash equivalents:
  Beginning of period.............       615          667          2,388            --            3,670
                                    --------     --------        -------         -----         --------
  End of period...................  $    809     $   (602)       $   652         $  --         $    859
                                    ========     ========        =======         =====         ========

                        SIMMONS COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE QUARTER ENDED MARCH 29, 2003
                                 (IN THOUSANDS)

                                  PREDECESSOR

                                           ISSUER AND GUARANTORS
                                          -----------------------       NON-
                                          SIMMONS     GUARANTOR      GUARANTOR
                                          COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ------------   ------------   ------------   ------------
Net cash provided by (used in) operating
  activities............................  $(27,610)    $ 17,154       $   342          $--          $(10,114)
                                          --------     --------       -------          ---          --------
Cash flows from investing activities:
  Purchase of property, plant and
     equipment, net.....................      (159)        (250)          (33)          --              (442)
  Purchase of intangible assets.........        --         (111)           --           --              (111)
                                          --------     --------       -------          ---          --------
  Net cash used in investing
     activities.........................      (159)        (361)          (33)          --              (553)
                                          --------     --------       -------          ---          --------
Cash flows from financing activities:
  Borrowings on long-term obligations,
     net................................    23,953      (18,653)          (59)          --             5,241
Receipt from (distribution to)
  subsidiary............................     1,500           --        (1,500)          --                --
                                          --------     --------       -------          ---          --------
Net cash (used in) provided by financing
  activities............................    25,453      (18,653)       (1,559)          --             5,241
                                          --------     --------       -------          ---          --------
Net effect of exchange rate change......        --           --            91                             91
Change in cash and cash equivalents.....    (2,316)      (1,860)       (1,159)          --            (5,335)
Cash and cash equivalents:
  Beginning of period...................     2,316        2,821         1,971           --             7,108
                                          --------     --------       -------          ---          --------
  End of period.........................  $     --     $    961       $   812          $--          $  1,773
                                          ========     ========       =======          ===          ========

F.  SEGMENT INFORMATION


     Operating segments are generally organized internally by whether the products are sold to a reseller or to an end consumer. The Company operates in two business segments, (1) wholesale bedding and (2) retail bedding. The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium branded bedding products to retail customers and institutional users of bedding products, such as the hospitality industry; (ii) the licensing of intellectual property to companies that manufacture and sale products which complement the bedding products manufactured by the Company; and (iii) the sale of product returns, off-quality product and excess inventory through retail outlet stores to consumers. The retail bedding segment operates specialty sleep stores in California, Oregon and Washington that sell to consumers principally premium branded bedding products.


     On May 1, 2004, the Company sold one of its retail bedding subsidiaries. The assets and liabilities for this subsidiary were classified as held for sale in the accompanying balance sheets (see Note C to the consolidated financial statements for further explanation).

     The Company evaluates segment performance and allocates resources based on net sales and Adjusted EBITDA. Adjusted EBITDA differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees; non-cash stock compensation expenses; and other unusual or non-recurring items. Management believes the aforementioned is the most informative representation of how management evaluates performance. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

     The following table summarizes segment information:

                                   SUCCESSOR
                                 MARCH 27, 2004

                                         WHOLESALE
                                          BEDDING     RETAIL    ELIMINATIONS     TOTALS
                                         ----------   -------   ------------   ----------
                                                          (IN THOUSANDS)
Net sales for external customers.......  $  198,213   $25,107     $    --      $  223,320
Intersegment net sales.................       8,889        --      (8,889)             --
Adjusted EBITDA........................      36,756     1,105        (561)         37,300
Depreciation and amortization
  expense..............................       7,304       317          --           7,621
Expenditures for long-lived assets.....       1,351       466          --           1,817
Segment assets.........................   1,147,918    34,936         812       1,183,666
Reconciliation of Adjusted EBITDA to
  net income (loss):
  Net income (loss)....................  $    8,198   $(3,672)    $  (561)     $    3,965
  Depreciation and amortization........       7,304       317          --           7,621
  Income taxes.........................       2,461      (230)         --           2,231
  Interest expense, net................      11,041        52          --          11,093
  Interest income......................          44        --          --              44
                                         ----------   -------     -------      ----------
  EBITDA...............................      29,048    (3,533)       (561)         24,954
  Variable stock compensation
     expense...........................       3,308        --          --           3,308
  Transaction related expenditures,
     including cost of products sold...       2,640     3,813          --           6,453
  Plant opening, closing charges.......       2,229        --          --           2,229
  Other expense........................        (469)      825          --             356
                                         ----------   -------     -------      ----------
  Adjusted EBITDA......................  $   36,756   $ 1,105     $  (561)     $   37,300
                                         ==========   =======     =======      ==========

                                  PREDECESSOR
                                 MARCH 29, 2003

                                            WHOLESALE
                                             BEDDING    RETAIL    ELIMINATIONS    TOTALS
                                            ---------   -------   ------------   --------
                                                           (IN THOUSANDS)
Net sales for external customers..........  $164,354    $22,261     $     --     $186,615
Intersegment net sales....................     7,789         --       (7,789)          --
Adjusted EBITDA...........................    28,387        867         (188)      29,066
Depreciation and amortization expense.....     5,305        435           --        5,740
Expenditures for long-lived assets........       247        195           --          442
Segment assets............................   417,157     40,441      (46,167)     411,431
Reconciliation of Adjusted EBITDA to net
  income (loss):
  Net income (loss).......................  $  8,778    $(1,110)    $   (188)    $  7,480
  Depreciation and amortization...........     5,306        434           --        5,740
  Income taxes............................     5,049         --           --        5,049
  Interest expense, net...................     6,835        544           --        7,379
  Interest income.........................        50         --           --           50
                                            --------    -------     --------     --------
  EBITDA..................................    26,018       (132)        (188)      25,698
  Variable stock compensation expense.....       830         --           --          830
  Transaction related expenditures,
     including cost of products sold......       584        188           --          772
  Litigation and insurance................       777         --           --          777
  Other expense...........................       178        811           --          989
                                            --------    -------     --------     --------
  Adjusted EBITDA.........................  $ 28,387    $   867     $   (188)    $ 29,066
                                            ========    =======     ========     ========


     In the "Eliminations" column of each period presented above, the segment assets consist primarily of investments in subsidiaries, receivables and payables and gross wholesale bedding profit in ending retail inventory. The segment Adjusted EBITDA elimination has been adjusted to eliminate the wholesale bedding profit in ending retail inventory.


G.  CONTINGENCIES

     From time to time, the Company has been involved in various legal proceedings. The Company believes that all current litigation is routine in nature and incidental to the conduct of the Company's business, and that none of this litigation, if determined adversely to the Company, would have a material adverse effect on the Company's financial condition or results of its operations.

H.  ACCOUNTING PRONOUNCEMENTS


     In December 2003, the FASB issued SFAS No. 132 (Revised), Employers' Disclosure about Pensions and Other Postretirement Benefits ("SFAS 132R"). A revision of the pronouncement originally issued in 1998, SFAS 132R expands employers' disclosure requirements for pension and postretirement benefits to enhance information about plan assets, obligations, benefit payments, contributions and net benefit cost. SFAS 132R does not change the accounting requirements for pensions and other postretirement benefits. This statement was effective for fiscal years ending after December 15, 2003, with interim-period disclosure requirements effective for interim periods beginning after December 15, 2003. The adoption of this Statement did not have any impact on the Company's consolidated financial statements.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN
THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE. UNTIL           , 2004, ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OF SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary...................     1
Risk Factors.........................    12
Disclosure Regarding Forward-Looking
  Statements.........................    21
Ratio of Earnings to Fixed Charges...    22
The Exchange Offer...................    23
Use of Proceeds......................    30
Capitalization.......................    31
Unaudited Pro Forma Condensed
  Consolidated Financial
  Statements.........................    32
Selected Historical Consolidated
  Financial and Other Operating
  Data...............................    37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    40
Business.............................    60
Management and Directors.............    71
Security Ownership of Certain
  Beneficial Owners and Management...    78
Certain Relationships and Related
  Party Transactions.................    80
Description of Certain
  Indebtedness.......................    84
Description of Notes.................    88
United States Federal Income Tax
  Consequences.......................   134
Underwriting.........................   135
Legal Matters........................   135
Independent Registered Public
  Accounting Firm....................   135
Available Information................   135
Index to Consolidated Financial
  Statements.........................   F-1


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                  $200,000,000

                                SIMMONS COMPANY
                       OFFER TO EXCHANGE ALL OUTSTANDING
                           7.875% SENIOR SUBORDINATED
                                 NOTES DUE 2014
                                      FOR
                             $200,000,000 PRINCIPAL
                            AMOUNT OF 7.875% SENIOR
                          SUBORDINATED NOTES DUE 2014
                              REGISTERED UNDER THE
                             SECURITIES ACT OF 1933
                  --------------------------------------------

                                 (SIMMONS LOGO)
                  --------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

              PART II:  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants' directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by THL Holding against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

REGISTRANTS INCORPORATED UNDER DELAWARE LAW

     Simmons Company, Gallery Corp., SC Holdings, Inc. and Sleep Country USA, Inc., are incorporated under the laws of the State of Delaware. Section 145 (the "Delaware Statute") of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Section 145 of the Delaware Statute also provides that such indemnification, unless ordered by a court, must be authorized (i) by a majority vote of disinterested directors, even if less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even if less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders, upon a determination that indemnification of the director or officer has met the applicable standard of conduct.

     Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

     The Amended and Restated Certificate of Incorporation of Simmons Company provides that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

     The Amended and Restated Certificate of Incorporation of Gallery Corp. provides (i) that to the fullest extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the corporation shall be personally liable to the corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the corporation and (ii) that each officer or director of the corporation shall be indemnified to the full extent permitted by the DGCL.

     The Amended and Restated Certificate of Incorporation of SC Holdings, Inc. provides (i) that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL and (ii) that the corporation shall, to the full extent permitted by the DGCL, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was serving at the request of the corporation as a director or officer of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

     The Amended and Restated Certificate of Incorporation of Sleep Country USA, Inc. provides that the corporation shall, to the full extent permitted by the DGCL, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

REGISTRANTS EXISTING AS LIMITED LIABILITY COMPANIES UNDER DELAWARE LAW

     Simmons Contract Sales, LLC, The Simmons Manufacturing Co., LLC, Windsor Bedding Co., LLC and World of Sleep Outlets, LLC are formed as limited liability companies under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any manager from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, as are set forth in its limited liability company agreement.

     The Limited Liability Company Agreement of Simmons Contract Sales, LLC provides that the company shall indemnify any officer or director of the company from any liability, loss or damage incurred by such person in connection with the business of the company and from liabilities or obligations of the company imposed on such person by virtue of such person's position with the company, provided that indemnification is only available if (i) such person, at the time of such action, determined in good faith that their course of conduct was in, or not opposed to, the best interests of the company, or (ii) in the case of inaction, such person did not intend their inaction to be harmful or opposed to the best interests of the company, and provided further that the action did not constitute fraud, gross negligence or willful misconduct by such person.

     The Limited Liability Company Agreement of The Simmons Manufacturing Co., LLC provides that the company shall indemnify any officer or director of the company from any liability, loss or damage incurred by such person in connection with the business of the company and from liabilities or obligations of the company imposed on such person by virtue of such person's position with the company, provided that indemnification is only available if (i) such person, at the time of such action, determined in good faith that their course of conduct was in, or not opposed to, the best interests of the company or (ii) in the case of inaction, such person did not intend their inaction to be harmful or opposed to the best interests of the company, and provided further that the action did not constitute fraud, gross negligence or willful misconduct by such person.

     The Limited Liability Company Agreement of Windsor Bedding Co., LLC provides that the company shall indemnify any officer or director of the company from any liability, loss or damage incurred by such person in connection with the business of the company and from liabilities or obligations of the company imposed on such person by virtue of such person's position with the company, provided that indemnification is only available if (i) such person, at the time of such action, determined in good faith that their course of conduct was in, or not opposed to, the best interests of the company, or (ii) in the case of inaction, such person did not intend their inaction to be harmful or opposed to the best interests of the company, and provided further that the action did not constitute fraud, gross negligence or willful misconduct by such person.

     The Limited Liability Company Agreement of World of Sleep Outlets, LLC provides that the company shall indemnify any officer or director of the company from any liability, loss or damage incurred by such person in connection with the business of the company and from liabilities or obligations of the company imposed on such person by virtue of such person's position with the company, provided that indemnification is only available if (i) such person, at the time of such action, determined in good faith that their course of conduct was in, or not opposed to, the best interests of the company, or (ii) in the case of inaction, such person did not intend their inaction to be harmful or opposed to the best interests of the company, and provided further that the action did not constitute fraud, gross negligence or willful misconduct by such person.

REGISTRANTS EXISTING AS LIMITED LIABILITY COMPANIES UNDER NEVADA LAW

     Simmons Capital Management, LLC and Dreamwell, Ltd. are organized under the laws of the State of Nevada. Sections 86.411-86.481 of the Nevada Limited Liability Company Act (the "Nevada Statute") require a company to indemnify managers, members, employees or agents for any expenses, including attorneys' fees, actually and reasonably incurred by any manager, member, employee or agent in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such manager, member, employee or agent because of his or her status as a manager, member, employee or agent, to the extent that the manager, member, employee or agent has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada Statute permits a company to indemnify a manager, member, employee or agent, even in the absence of an agreement to do so, for expenses actually and reasonably incurred in connection with any action or proceeding (i) if such manager, member, employee or agent (a) acted in good faith and in a manner in which he or she reasonably believed to be in, or not opposed to, the best interests of the company and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, or (ii) with respect to an action by or in the right of the company, if such manager, member, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the company, except that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the company or for amounts paid in settlement to the company unless and only to the extent that the court determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     The Nevada Statute also prohibits indemnification of a manager or member if a final adjudication establishes that the manager's or member's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action.

     Despite the foregoing limitations on indemnification, the Nevada Statute may permit a manager or member to apply to the court for approval of indemnification even if the manager or member is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law. The Nevada Statute further provides that a company may purchase and maintain insurance for manager, member, employees and agents against liabilities incurred while acting in such capacities regardless of whether the company has the authority to indemnify such persons under the Nevada Statute. Any discretionary indemnification under the Nevada Statute must be authorized upon a determination that such indemnification is proper: (i) by the members or managers as provided in the articles of organization or operating agreement of the company, (ii) if there is no provision in the articles of organization or the operating agreement, by a majority in interest of the members who are not parties to the action, suit or proceeding, or (iii) by independent legal counsel in a written opinion authorized by a majority in interest of disinterested members or by independent legal counsel in a written opinion if disinterested members cannot be obtained.

     The Articles of Organization of Simmons Capital Management, LLC provides that no director or officer shall be personally liable to the company or its members for monetary damages for a breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of a director officer (i) for any breach of the director's or officer's duty to loyalty to the Company or its members; or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
(iii) for any transaction from which the director or officer derived an improper benefit. The Operating

Agreement of Simmons Capital Management, LLC provides that the company shall indemnify any officer or director of the company from any liability, loss or damage incurred by such person in connection with the business of the company and from liabilities or obligations of the company imposed on such person by virtue of such person's position with the company, provided that indemnification is only available if (i) such person, at the time of such action, determined in good faith that their course of conduct was in, or not opposed to, the best interests of the company or (ii) in the case of inaction, such person did not intend their inaction to be harmful or opposed to the best interests of the company, and provided further that with respect to a criminal proceeding, such person had no reason to believe that the action was unlawful.

     The Articles of Organization of Dreamwell, Ltd. provides that a director or officer shall not be personally liable to the company or its members for monetary damages for a breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director's or officer's duty to loyalty to the Company or its members; or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
(iii) for any transaction from which the director or officer derived an improper benefit. That no director or officer shall be personally liable to the company or its members for monetary damages for a breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of a director officer (i) for any breach of the director's or officer's duty to loyalty to the Company or its members; or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director or officer derived an improper benefit. The Operating Agreement of Dreamwell, Ltd. provides that the company shall indemnify any officer or director of the company from any liability, loss or damage incurred by such person in connection with the business of the company and from liabilities or obligations of the company imposed on such person by virtue of such person's position with the company, provided that indemnification is only available if (i) such person, at the time of such action, determined in good faith that their course of conduct was in, or not opposed to, the best interests of the company or (ii) in the case of inaction, such person did not intend their inaction to be harmful or opposed to the best interests of the company, and provided further that with respect to a criminal proceeding, such person had no reason to believe that the action was unlawful.

ITEM 21.  EXHIBITS.


     (a) The following exhibits are filed with or incorporated by reference into this Registration Statement. For the purpose of this exhibit index, references to "the Registrant" include Simmons Company, both prior to and following the transactions that occurred on December 19, 2003. For a description of these transactions, see "Transactions." The exhibits which are denominated by an asterisk (*) were previously filed as a part of, and are hereby incorporated by reference from either the (i) Registration Statement on Form S-4 under the Securities Act of 1933 for the Registrant, File No. 333-76723 (referred to as "S-4"), (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (referred to as "9/30/00 10-Q"), (iii) Annual Report on Form 10-K for the year ended December 29, 2001 (referred to as "2001 10-K"), (iv) Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 (referred to as "3/30/02 10-Q"), (v) Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 (referred to as "6/29/02 10-Q"), (vi) Quarterly Report on Form 10-Q for the quarter ended September 28, 2002 (referred to as "9/28/02 10-Q"), (vii) Annual Report on Form 10-K for the year ended December 28, 2002 (referred to as "2002 10-K"), or (viii) Annual Report on Form 10-K for the year ended December 27, 2003 (referred to as "2003 10-K"). The exhibits which are denominated by a pound sign (#) were previously filed with the original Form S-4 or its amendments. Exhibits filed herewith are denominated by a plus sign (+).


 NUMBER                                 DESCRIPTION
 ------                                 -----------
 *2.1           Agreement and Plan of Merger dated as of December 19, 2003, by and between THL Bedding Company and Simmons Holdings,
                Inc. (2003 10-K).
 *2.2           Agreement and Plan of Merger dated as of December 19, 2003, by and between Simmons Company and Simmons Holdings, Inc.
                (2003 10-K).
 *3.1           Amended and Restated Certificate of Incorporation of Simmons
                Company (2003 10-K).
 *3.2           Certificate of Ownership and Merger of Simmons Company with and into Simmons Holdings, Inc.

 NUMBER                                 DESCRIPTION
 ------                                 -----------
 *3.3           By-laws of Simmons Company (2003 10-K).
 #3.4           Certificate of Amendment to the Amended and Restated
                Certificate of Formation of The Simmons Manufacturing Co.,
                LLC.
 #3.5           Certificate of Amendment of The Simmons Manufacturing Co.,
                LLC.
 #3.6           Limited Liability Company Agreement of The Simmons
                Manufacturing Co., LLC.
 #3.7           Certificate of Incorporation of Gallery Corp.
 #3.8           By-laws of Gallery Corp.
 #3.9           Certificate of Amendment to the Certificate of Formation of
                World of Sleep Outlets, LLC.
 #3.10          Certificate of Amendment of World of Sleep Outlets, LLC.
 #3.11          Limited Liability Company Agreement of World of Sleep
                Outlets, LLC.
 #3.12          Certificate of Amendment to the Certificate of Formation of
                Simmons Contract Sales, LLC.
 #3.13          Certificate of Amendment of Simmons Contract Sales, LLC.
 #3.14          Limited Liability Company Agreement of Simmons Contract
                Sales, LLC.
 #3.15          Amended and Restated Certificate of Formation of Windsor
                Bedding Co., LLC.
 #3.16          Limited Liability Company Agreement of Windsor Bedding Co.,
                LLC.
 #3.17          Amended and Restated Certificate of Incorporation of SC
                Holdings, Inc.
 #3.18          By-laws of SC Holdings, Inc.
 #3.19          Amended and Restated Certificate of Incorporation of Sleep
                Country USA, Inc.
 #3.20          By-laws of Sleep Country USA, Inc.
 #3.21          Articles of Organization of Dreamwell, Ltd.
 #3.22          Certificate of Amendment to Articles of Organization of
                Dreamwell, Ltd.
 #3.23          Operating Agreement of Dreamwell, Ltd.
 #3.24          Operating Agreement of Simmons Capital Management, LLC.
 *4.1           Indenture dated as of December 19, 2003, among Simmons
                Company (f/k/a THL Bedding Company), the Guarantors party
                thereto and Wells Fargo Bank Minnesota, National
                Association, as trustee (2003 10-K).
 *4.2           Exchange and Registration Rights Agreement dated as of
                December 19, 2003, Simmons Company (f/k/a THL Bedding
                Company), Goldman, Sachs & Co., Deutsche Bank Securities,
                UBS Securities LLC, and the Guarantors party thereto (2003
                10-K).
 *4.3           Indenture dated as of March 19, 1999, between Simmons
                Company and SunTrust Bank, as trustee (S-4).
 *4.3.1         Supplemental Indenture dated as of December 2, 2003 by and among Simmons Company and SunTrust Bank, as trustee (2003
                10-K).
 +5.1           Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities offered hereby.
 +5.2           Opinion of Lionel Sawyer & Collins regarding the validity of the securities offered hereby.
*10.1           Labor Agreement between the Company and The United Furniture
                Workers of America, Local No. 262 for all employees at the
                San Leandro, California plant of the Company excluding
                executives, sales employees, office workers, supervisors,
                foremen, timekeepers, watchmen, Teamsters or persons in any way identified with management for the period from April 1,
                2002 to April 1, 2004 (6/29/02 10-Q).
*10.2           Labor Agreement between the Company and The United Steel
                Workers of America, Local No. 13-02, for all employees at
                the Shawnee, Kansas plant of the Company excluding
                executives, sales employees, office employees, supervisors, timekeepers, and mechanics, for the period from April 22,
                2002 to April 19, 2004 (9/28/02).

 NUMBER                                 DESCRIPTION
 ------                                 -----------
*10.4           Labor Agreement between the Company and The United Steel
                Workers, Local No. 422 for all production and maintenance
                employees at the Dallas, Texas plant of the Company
                excluding supervisors, foremen, factory clerks, office
                employees, time keepers, watchmen or persons in any way
                identified with management for the period from October 16,
                2001 to October 15, 2004 (2001 10-K).
*10.5           Labor Agreement between the Company and The United Steel
                Workers, Local No. 2401 for all production at the Atlanta,
                Georgia plant of the Company excluding office workers,
                supervisors, foremen, inspectors, watchmen, plant guards,
                departmental coordinators, carload checkers or persons in
                any way identified with management for the period from
                October 16, 2001 to October 15, 2005 (2001 10-K).
*10.6           Labor Agreement between the Company and The United Steel
                Workers, Local No. 515U for all employees at the Los
                Angeles, California plant of the Company excluding
                executives, sales employees, office workers, and supervisors for the period from October 16, 2001 to October 15, 2005
                (2001 10-K).
*10.7           Labor Agreement between the Company and The United Steel
                Workers, Local No. 420 for employees at the Piscataway, New
                Jersey plant of the Company excluding watchmen, office
                janitors, maintenance department employees, truck drivers, tool makers, machinists, supervisors, porters, matrons, main office, clerical, and maintenance helpers for the period of
                October 16, 2001 to October 15, 2005 (2001 10-K).
*10.8           Labor Agreement between the Company and The United Steel
                Workers, Local No. 424 for all production employees at the
                Columbus, Ohio plant of the Company excluding executives,
                sales employees, office workers, timekeepers, watchmen,
                office janitors, maintenance department employees, truck
                drivers, foremen, supervisors, private chauffeurs, main
                office, clerical, and engine room and power plant employees for the period from October 16, 2001 to October 15, 2004
                (2001 10-K).
*10.9           Lease Agreement at Concourse between Concourse I, Ltd., as
                Landlord, and the Company, as Tenant, dated as of April 20,
                2000, as amended (9/30/00 10-Q).
*10.10          Lease between Beaver Ruin Business Center-Phase V between
                St. Paul Properties, Inc., as Landlord, and the Company, as
                Tenant, dated as of October 19, 1994, as amended by Addendum to Lease, dated as of September 1, 1995 (S-4).
*10.11          Loan Agreement, dated as of November 1, 1982, between the
                City of Janesville, Wisconsin and the Company, as successor by merger to Simmons Manufacturing Company, Inc., relating to $9,700,000 City of Janesville, Wisconsin Industrial
                Development Revenue Bond, Series A (S-4).
*10.12          Loan Agreement between the City of Shawnee and the Company relating to the Indenture of Trust between City of Shawnee,
                Kansas and State Street Bank and Trust Company of Missouri,
                N.A., as Trustee, dated as of December 1, 1996 relating to
                $5,000,000 Private Activity Revenue Bonds, Series 1996
                (S-4).
*10.13          Loan Agreement dated as of December 12, 1997 between Simmons
                Caribbean Bedding, Inc. and Banco Santander Puerto Rico
                (S-4).
*10.13.1        English Language Summary of Appendix to Exhibit 10.23.1
                (S-4).
*10.14          Simmons Retirement Savings Plan adopted February 1, 1987, as amended and restated January 1, 2002 (3/30/02 10-Q).
*10.14.1        First Amendment to the Simmons Retirement Savings Plan
                effective for years beginning after December 31, 2001
                (3/30/02 10-Q).
*10.16          Retirement Plan for Simmons Company Employees adopted
                October 31, 1987, as amended and restated May 1, 1997
                (3/30/02 10-Q).
*10.16.1        First Amendment to the Retirement Plan for Simmons Company
                Employees effective for years ending after December 31, 2001
                (3/30/02 10-Q).
*10.17          Stock Purchase Agreement dated as of November 17, 2003, by and among Simmons Holdings, Inc., THL Bedding Company and
                the sellers named therein (2003 10-K).

 NUMBER                                 DESCRIPTION
 ------                                 -----------
*10.18          ESOP Stock Sale Agreement dated as of November 21, 2003, by and among Simmons Holdings, Inc., State Street Bank and
                Trust Company, solely in its capacity as trustee, of the
                Simmons Company Employee Stock Ownership Trust, and THL
                Bedding Company (2003 10-K).
*10.19          Amendment to Employee Stock Ownership Plan Trust Agreement
                dated as of December 16, 2003, between Simmons Company and
                State Street Bank and Trust Company as trustee under the
                Trust Agreement (2003 10-K).
*10.20          Management Agreement dated as of December 19, 2003, by and between Simmons Company and THL Managers V, LLC (2003 10-K).
*10.21          Senior Manager Restricted Stock Agreement dated as of
                December 19, 2003, between THL Bedding Company and Charles
                R. Eitel (2003 10-K).
*10.22          Senior Manager Restricted Stock Agreement dated as of
                December 19, 2003, between THL Bedding Company and Robert W.
                Hellyer (2003 10-K).
*10.23          Senior Manager Restricted Stock Agreement dated as of
                December 19, 2003, between THL Bedding Company and William
                S. Creekmuir (2003 10-K).
*10.24          Senior Manager Restricted Stock Agreement dated as of
                December 19, 2003, between THL Bedding Company and Rhonda C.
                Rousch (2003 10-K).
*10.25          Restricted Stock Agreement dated as of December 19, 2003,
                between THL Bedding Holding Company and the persons named
                therein (2003 10-K).
*10.26          THL Bedding Holding Company Equity Incentive Plan (2003
                10-K).
*10.27          THL Bedding Holding Company Deferred Compensation Plan (2003
                10-K).
*10.28          Employment Agreement dated as of December 19, 2003, among
                THL Bedding Holding Company, Simmons Company and Charles R.
                Eitel (2003 10-K).
*10.29          Employment Agreement dated as of December 19, 2003, among
                THL Bedding Holding Company, Simmons Company and Robert W.
                Hellyer (2003 10-K).
*10.30          Employment Agreement dated as of December 19, 2003, among
                THL Bedding Holding Company, Simmons Company and William S.
                Creekmuir (2003 10-K).
*10.31          Employment Agreement dated as of December 19, 2003, among
                THL Bedding Holding Company, Simmons Company and Rhonda C.
                Rousch (2003 10-K).
*10.32          Management Subscription and Stock Purchase Agreement dated as of December 19, 2003, by and among THL Bedding Holding
                Company and the persons named therein (2003 10-K).
*10.33          Credit and Guaranty Agreement, dated as of December 19,
                2003, among THL Bedding Company, as Company, THL-SC Bedding
                Company and certain subsidiaries of the Company, as
                Guarantors, the financial institutions listed therein, as
                Lenders, UBS Securities LLC, as Joint Lead Arranger and as
                Co-Syndication Agent, Deutsche Bank AG, New York Branch, as
                Administrative Agent, General Electric Capital Corporation,
                as Co-Documentation Agent, CIT Lending Services Corporation,
                as Co-Documentation Agent and Goldman Sachs Credit Partners
                L.P., as Sole Bookrunner, a Joint Lead Arranger and as
                Co-Syndication Agent (2003 10-K).
*10.34          Senior Unsecured Term Loan and Guaranty Agreement, dated
                December 19, 2003, among THL Bedding Company, as Company,
                THL-SC Bedding Company and certain subsidiaries of the
                Company, as Guarantors, the financial institutions listed
                therein, as Lenders, Goldman Sachs Credit Partners L.P., as
                Sole Bookrunner, a Joint Lead Arranger and as Co-Syndication
                Agent, UBS Securities LLC, as Joint Lead Arranger and as
                Co-Syndication Agent, and Deutsche Bank AG, New York Branch,
                as Administrative Agent (2003 10-K).
*10.35          Assumption Agreement, dated December 19, 2003, made by
                Simmons Holdings, Inc., Simmons Company and certain
                subsidiaries of Simmons, as Guarantors, in favor of Deutsche
                Bank, AG, New York Branch, as Administrative Agent for banks and other financial institutions or entities, the Lenders, parties to the Credit Agreement and Term Loan Agreement
                (2003 10-K).

 NUMBER                                 DESCRIPTION
 ------                                 -----------
*10.36          Pledge and Security Agreement, dated December 19, 2003,
                between each of the grantors party thereto and Deutsche Bank
                AG, New York Branch, as the Collateral Agent (2003 10-K).
*10.37          2002 Stock Option Plan (2002 10-K).
*10.38          Simmons Company Employee Stock Ownership Plan adopted
                January 31, 1988, as amended and restated December 29, 2001
                (3/30/02 10-Q).
*10.38.1        First Amendment to the Simmons Company Employee Stock
                Ownership Plan effective for years ending after December 31,
                2001 (3/30/02 10-Q).
#12.1           Computation of ratio of earnings to fixed charges.
*21.1           Subsidiaries of Simmons Company (2003 10-K).
+23.1           Consent of PricewaterhouseCoopers LLP
+23.2           Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                5.1)
+23.3           Consent of Lionel Sawyer & Collins (included in Exhibit 5.2)
#23.4           Consent of Houlihan Lokey Howard & Zukin Financial Advisors,
                Inc.
#24.1           Power of Attorney (included on the signature pages hereto)
#25.1           Statement of Eligibility of Trustee on Form T-1 under the
                Trust Indenture Act of 1939 of Wells Fargo Bank, National
                Association
#99.1           Form of Letter of Transmittal
#99.2           Form of Notice of Guaranteed Delivery


ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake:

        (1) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (3) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

        (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Simmons Company has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July, 2004.


                                          SIMMONS COMPANY

                                          By:   /s/ WILLIAM S. CREEKMUIR
                                            ------------------------------------
                                                    William S. Creekmuir
                                                Executive Vice President and
                                                  Chief Financial Officer
                                             (principal financial officer) and
                                                           Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of July, 2004.


              SIGNATURE                                TITLE
              ---------                                -----

                  *                         Chief Executive Officer and
--------------------------------------   Chairman of the Board of Directors
           Charles R. Eitel                (principal executive officer)


                  *                                   Director
--------------------------------------
           Todd M. Abbrecht


                  *                                   Director
--------------------------------------
        William P. Carmichael


                  *                                   Director
--------------------------------------
          Robert W. Hellyer


                  *                                   Director
--------------------------------------
            David A. Jones


                  *                                   Director
--------------------------------------
         Albert L. Prillaman


                  *                                   Director
--------------------------------------
           Scott A. Schoen


                  *                                   Director
--------------------------------------
           George R. Taylor

              SIGNATURE                                TITLE
              ---------                                -----


                  *                          Vice President & Corporate
--------------------------------------   Controller; (principal accounting
          Mark F. Chambless                           officer)


 *By:      /s/ WILLIAM S. CREEKMUIR
        ------------------------------
             William S. Creekmuir
               Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Gallery Corp. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July, 2004.


                                          GALLERY CORP.

                                          By:   /s/ WILLIAM S. CREEKMUIR
                                            ------------------------------------
                                                    William S. Creekmuir
                                                          Director

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of July, 2004.


                    SIGNATURE                                      TITLE
                    ---------                                      -----

                        *                                         Director
 ------------------------------------------------
                Robert W. Hellyer


 *By:            /s/ WILLIAM S. CREEKMUIR
        ------------------------------------------
                   William S. Creekmuir
                     Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, SC Holdings, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July, 2004.


                                          SC HOLDINGS, INC.

                                          By:   /s/ WILLIAM S. CREEKMUIR
                                            ------------------------------------
                                                    William S. Creekmuir
                                                          Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of July, 2004.


                    SIGNATURE                                      TITLE
                    ---------                                      -----

                        *                                         Director
 ------------------------------------------------
                Robert W. Hellyer


 *By:            /s/ WILLIAM S. CREEKMUIR
        ------------------------------------------
                   William S. Creekmuir
                     Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Sleep Country USA, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July, 2004.


                                          SLEEP COUNTRY USA, INC.

                                          By:   /s/ WILLIAM S. CREEKMUIR
                                            ------------------------------------
                                                    William S. Creekmuir
                                                          Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William S. Creekmuir his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of July, 2004.


                    SIGNATURE                                      TITLE
                    ---------                                      -----

                        *                                         Director
 ------------------------------------------------
                Robert W. Hellyer


 *By:            /s/ WILLIAM S. CREEKMUIR
        ------------------------------------------
                   William S. Creekmuir
                     Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, The Simmons Manufacturing Co., LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July, 2004.


                                          THE SIMMONS MANUFACTURING CO., LLC

                                          By:   /s/ WILLIAM S. CREEKMUIR
                                            ------------------------------------
                                                    William S. Creekmuir
                                                Executive Vice President and
                                                  Chief Financial Officer

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Windsor Bedding Co., LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July, 2004.


                                          WINDSOR BEDDING CO., LLC

                                          By:   /s/ WILLIAM S. CREEKMUIR
                                            ------------------------------------
                                                    William S. Creekmuir
                                                  Executive Vice President

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, World of Sleep Outlets, LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July, 2004.


                                          WORLD OF SLEEP OUTLETS, LLC

                                          By:   /s/ WILLIAM S. CREEKMUIR
                                            ------------------------------------
                                                    William S. Creekmuir
                                                Executive Vice President and
                                                  Chief Financial Officer

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Simmons Contract Sales, LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of July, 2004.


                                          SIMMONS CONTRACT SALES, LLC

                                          By:   /s/ WILLIAM S. CREEKMUIR
                                            ------------------------------------
                                                    William S. Creekmuir
                                                Executive Vice President and
                                                  Chief Financial Officer

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Dreamwell Ltd. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 13th day of July, 2004.


                                          DREAMWELL LTD.

                                          By:      /s/ DAVID A. LISKOW
                                            ------------------------------------
                                                      David A. Liskow
                                                  Controller and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of July, 2004.


                    SIGNATURE                                      TITLE
                    ---------                                      -----

                        *                                         Director
 ------------------------------------------------
                  Earl C. Brewer


                        *                                         Director
 ------------------------------------------------
                Timothy F. Oakhill


                        *                                         Director
 ------------------------------------------------
               Andrew T. Panaccione


 *By:              /s/ DAVID A. LISKOW
        ------------------------------------------
                     David A. Liskow
                     Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Simmons Capital Management, LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 13th day of July, 2004.


                                          SIMMONS CAPITAL MANAGEMENT, LLC

                                          By:      /s/ DAVID A. LISKOW
                                            ------------------------------------
                                                      David A. Liskow
                                                  Controller and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of July, 2004.


                    SIGNATURE                                      TITLE
                    ---------                                      -----

                        *                                         Director
 ------------------------------------------------
                  Earl C. Brewer


                        *                                         Director
 ------------------------------------------------
                  Brian P. Breen


                        *                                         Director
 ------------------------------------------------
               Andrew T. Panaccione


 *By:              /s/ DAVID A. LISKOW
        ------------------------------------------
                     David A. Liskow
                     Attorney-in-fact

                                SIMMONS COMPANY


                       SCHEDULE II -- VALUATION ACCOUNTS

COL. A                                                 COL. B       COL. C       COL. D       COL. E
------                                              ------------   ---------   ----------   ----------
                                                     BALANCE AT                             BALANCE AT
                                                    BEGINNING OF                              END OF
DESCRIPTION                                            PERIOD      ADDITIONS   DEDUCTIONS     PERIOD
-----------                                         ------------   ---------   ----------   ----------
Fiscal year ended December 27, 2003
  Doubtful accounts...............................    $ 3,134       $3,840      $ 4,054       $2,920
  Discounts and returns, net......................      2,152           --          112        2,040
                                                      -------       ------      -------       ------
                                                      $ 5,286       $3,840      $ 4,166       $4,960
                                                      =======       ======      =======       ======
Fiscal year ended December 28, 2002
  Doubtful accounts...............................    $ 1,879       $3,082      $ 1,827       $3,134
  Discounts and returns, net......................      2,885           --          733        2,152
                                                      -------       ------      -------       ------
                                                      $ 4,764       $3,082      $ 2,560       $5,286
                                                      =======       ======      =======       ======
Fiscal year ended December 29, 2001
  Doubtful accounts...............................    $ 4,312       $6,172      $ 8,605       $1,879
  Discounts and returns, net......................      5,190           --        2,305        2,885
  Tax valuation allowance.........................      3,999           --        3,999           --
                                                      -------       ------      -------       ------
                                                      $13,501       $6,172      $14,909       $4,764
                                                      =======       ======      =======       ======

                                 EXHIBIT INDEX


     (a) The following exhibits are filed with or incorporated by reference into this Registration Statement. For the purpose of this exhibit index, references to "the Registrant" include Simmons Company, both prior to and following the transactions that occurred on December 19, 2003. For a description of these transactions, see "Transactions." The exhibits which are denominated by an asterisk (*) were previously filed as a part of, and are hereby incorporated by reference from either the (i) Registration Statement on Form S-4 under the Securities Act of 1933 for the Registrant, File No. 333-76723 (referred to as "S-4"), (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (referred to as "9/30/00 10-Q"), (iii) Annual Report on Form 10-K for the year ended December 29, 2001 (referred to as "2001 10-K"), (iv) Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 (referred to as "3/30/02 10-Q"), (v) Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 (referred to as "6/29/02 10-Q"), (vi) Quarterly Report on Form 10-Q for the quarter ended September 28, 2002 (referred to as "9/28/02 10-Q"), (vii) Annual Report on Form 10-K for the year ended December 28, 2002 (referred to as "2002 10-K"), or (viii) Annual Report on Form 10-K for the year ended December 27, 2003 (referred to as "2003 10-K"). The exhibits which are denominated by a pound sign (#) were previously filed with the original Form S-4 or its amendments. Exhibits filed herewith are denominated by a plus sign (+).



 NUMBER                                 DESCRIPTION
 ------                                 -----------
 *2.1           Agreement and Plan of Merger dated as of December 19, 2003, by and between THL Bedding Company and Simmons Holdings,
                Inc. (2003 10-K).
 *2.2           Agreement and Plan of Merger dated as of December 19, 2003, by and between Simmons Company and Simmons Holdings, Inc.
                (2003 10-K).
 *3.1           Amended and Restated Certificate of Incorporation of Simmons
                Company (2003 10-K).
 *3.2           Certificate of Ownership and Merger of Simmons Company with and into Simmons Holdings, Inc.
 *3.3           By-laws of Simmons Company (2003 10-K).
 #3.4           Certificate of Amendment to the Amended and Restated
                Certificate of Formation of The Simmons Manufacturing Co.,
                LLC.
 #3.5           Certificate of Amendment of The Simmons Manufacturing Co.,
                LLC.
 #3.6           Limited Liability Company Agreement of The Simmons
                Manufacturing Co., LLC.
 #3.7           Certificate of Incorporation of Gallery Corp.
 #3.8           By-laws of Gallery Corp.
 #3.9           Certificate of Amendment to the Certificate of Formation of
                World of Sleep Outlets, LLC.
 #3.10          Certificate of Amendment of World of Sleep Outlets, LLC.
 #3.11          Limited Liability Company Agreement of World of Sleep
                Outlets, LLC.
 #3.12          Certificate of Amendment to the Certificate of Formation of
                Simmons Contract Sales, LLC.
 #3.13          Certificate of Amendment of Simmons Contract Sales, LLC.
 #3.14          Limited Liability Company Agreement of Simmons Contract
                Sales, LLC.
 #3.15          Amended and Restated Certificate of Formation of Windsor
                Bedding Co., LLC.
 #3.16          Limited Liability Company Agreement of Windsor Bedding Co.,
                LLC.
 #3.17          Amended and Restated Certificate of Incorporation of SC
                Holdings, Inc.
 #3.18          By-laws of SC Holdings, Inc.
 #3.19          Amended and Restated Certificate of Incorporation of Sleep
                Country USA, Inc.
 #3.20          By-laws of Sleep Country USA, Inc.
 #3.21          Articles of Organization of Dreamwell, Ltd.
 #3.22          Certificate of Amendment to Articles of Organization of
                Dreamwell, Ltd.
 #3.23          Operating Agreement of Dreamwell, Ltd.
 #3.24          Operating Agreement of Simmons Capital Management, LLC.

 NUMBER                                 DESCRIPTION
 ------                                 -----------
 *4.1           Indenture dated as of December 19, 2003, among Simmons
                Company (f/k/a THL Bedding Company), the Guarantors party
                thereto and Wells Fargo Bank Minnesota, National
                Association, as trustee (2003 10-K).
 *4.2           Exchange and Registration Rights Agreement dated as of
                December 19, 2003, Simmons Company (f/k/a THL Bedding
                Company), Goldman, Sachs & Co., Deutsche Bank Securities,
                UBS Securities LLC, and the Guarantors party thereto (2003
                10-K).
 *4.3           Indenture dated as of March 19, 1999, between Simmons
                Company and SunTrust Bank, as trustee (S-4).
 *4.3.1         Supplemental Indenture dated as of December 2, 2003 by and among Simmons Company and SunTrust Bank, as trustee (2003
                10-K).
 +5.1           Opinion of Weil, Gotshal Manges LLP regarding the validity of the securities offered hereby.
 +5.2           Opinion of Lionel Sawyer & Collins regarding the validity of the securities offered hereby.
*10.1           Labor Agreement between the Company and The United Furniture
                Workers of America, Local No. 262 for all employees at the
                San Leandro, California plant of the Company excluding
                executives, sales employees, office workers, supervisors,
                foremen, timekeepers, watchmen, Teamsters or persons in any way identified with management for the period from April 1,
                2002 to April 1, 2004 (6/29/02 10-Q).
*10.2           Labor Agreement between the Company and The United Steel
                Workers of America, Local No. 13-02, for all employees at
                the Shawnee, Kansas plant of the Company excluding
                executives, sales employees, office employees, supervisors, timekeepers, and mechanics, for the period from April 22,
                2002 to April 19, 2004 (9/28/02).
*10.4           Labor Agreement between the Company and The United Steel
                Workers, Local No. 422 for all production and maintenance
                employees at the Dallas, Texas plant of the Company
                excluding supervisors, foremen, factory clerks, office
                employees, time keepers, watchmen or persons in any way
                identified with management for the period from October 16,
                2001 to October 15, 2004 (2001 10-K).
*10.5           Labor Agreement between the Company and The United Steel
                Workers, Local No. 2401 for all production at the Atlanta,
                Georgia plant of the Company excluding office workers,
                supervisors, foremen, inspectors, watchmen, plant guards,
                departmental coordinators, carload checkers or persons in
                any way identified with management for the period from
                October 16, 2001 to October 15, 2005 (2001 10-K).
*10.6           Labor Agreement between the Company and The United Steel
                Workers, Local No. 515U for all employees at the Los
                Angeles, California plant of the Company excluding
                executives, sales employees, office workers, and supervisors for the period from October 16, 2001 to October 15, 2005
                (2001 10-K).
*10.7           Labor Agreement between the Company and The United Steel
                Workers, Local No. 420 for employees at the Piscataway, New
                Jersey plant of the Company excluding watchmen, office
                janitors, maintenance department employees, truck drivers, tool makers, machinists, supervisors, porters, matrons, main office, clerical, and maintenance helpers for the period of
                October 16, 2001 to October 15, 2005 (2001 10-K).
*10.8           Labor Agreement between the Company and The United Steel
                Workers, Local No. 424 for all production employees at the
                Columbus, Ohio plant of the Company excluding executives,
                sales employees, office workers, timekeepers, watchmen,
                office janitors, maintenance department employees, truck
                drivers, foremen, supervisors, private chauffeurs, main
                office, clerical, and engine room and power plant employees for the period from October 16, 2001 to October 15, 2004
                (2001 10-K).
*10.9           Lease Agreement at Concourse between Concourse I, Ltd., as
                Landlord, and the Company, as Tenant, dated as of April 20,
                2000, as amended (9/30/00 10-Q).
*10.10          Lease between Beaver Ruin Business Center-Phase V between
                St. Paul Properties, Inc., as Landlord, and the Company, as
                Tenant, dated as of October 19, 1994, as amended by Addendum to Lease, dated as of September 1, 1995 (S-4).

 NUMBER                                 DESCRIPTION
 ------                                 -----------
*10.11          Loan Agreement, dated as of November 1, 1982, between the
                City of Janesville, Wisconsin and the Company, as successor by merger to Simmons Manufacturing Company, Inc., relating to $9,700,000 City of Janesville, Wisconsin Industrial
                Development Revenue Bond, Series A (S-4).
*10.12          Loan Agreement between the City of Shawnee and the Company relating to the Indenture of Trust between City of Shawnee,
                Kansas and State Street Bank and Trust Company of Missouri,
                N.A., as Trustee, dated as of December 1, 1996 relating to
                $5,000,000 Private Activity Revenue Bonds, Series 1996
                (S-4).
*10.13          Loan Agreement dated as of December 12, 1997 between Simmons
                Caribbean Bedding, Inc. and Banco Santander Puerto Rico
                (S-4).
*10.13.1        English Language Summary of Appendix to Exhibit 10.23.1
                (S-4).
*10.14          Simmons Retirement Savings Plan adopted February 1, 1987, as amended and restated January 1, 2002 (3/30/02 10-Q).
*10.14.1        First Amendment to the Simmons Retirement Savings Plan
                effective for years beginning after December 31, 2001
                (3/30/02 10-Q).
*10.16          Retirement Plan for Simmons Company Employees adopted
                October 31, 1987, as amended and restated May 1, 1997
                (3/30/02 10-Q).
*10.16.1        First Amendment to the Retirement Plan for Simmons Company
                Employees effective for years ending after December 31, 2001
                (3/30/02 10-Q).
*10.17          Stock Purchase Agreement dated as of November 17, 2003, by and among Simmons Holdings, Inc., THL Bedding Company and
                the sellers named therein (2003 10-K).
*10.18          ESOP Stock Sale Agreement dated as of November 21, 2003, by and among Simmons Holdings, Inc., State Street Bank and
                Trust Company, solely in its capacity as trustee, of the
                Simmons Company Employee Stock Ownership Trust, and THL
                Bedding Company (2003 10-K).
*10.19          Amendment to Employee Stock Ownership Plan Trust Agreement
                dated as of December 16, 2003, between Simmons Company and
                State Street Bank and Trust Company as trustee under the
                Trust Agreement (2003 10-K).
*10.20          Management Agreement dated as of December 19, 2003, by and between Simmons Company and THL Managers V, LLC (2003 10-K).
*10.21          Senior Manager Restricted Stock Agreement dated as of
                December 19, 2003, between THL Bedding Company and Charles
                R. Eitel (2003 10-K).
*10.22          Senior Manager Restricted Stock Agreement dated as of
                December 19, 2003, between THL Bedding Company and Robert W.
                Hellyer (2003 10-K).
*10.23          Senior Manager Restricted Stock Agreement dated as of
                December 19, 2003, between THL Bedding Company and William
                S. Creekmuir (2003 10-K).
*10.24          Senior Manager Restricted Stock Agreement dated as of
                December 19, 2003, between THL Bedding Company and Rhonda C.
                Rousch (2003 10-K).
*10.25          Restricted Stock Agreement dated as of December 19, 2003,
                between THL Bedding Holding Company and the persons named
                therein (2003 10-K).
*10.26          THL Bedding Holding Company Equity Incentive Plan (2003
                10-K).
*10.27          THL Bedding Holding Company Deferred Compensation Plan (2003
                10-K).
*10.28          Employment Agreement dated as of December 19, 2003, among
                THL Bedding Holding Company, Simmons Company and Charles R.
                Eitel (2003 10-K).
*10.29          Employment Agreement dated as of December 19, 2003, among
                THL Bedding Holding Company, Simmons Company and Robert W.
                Hellyer (2003 10-K).
*10.30          Employment Agreement dated as of December 19, 2003, among
                THL Bedding Holding Company, Simmons Company and William S.
                Creekmuir (2003 10-K).
*10.31          Employment Agreement dated as of December 19, 2003, among
                THL Bedding Holding Company, Simmons Company and Rhonda C.
                Rousch (2003 10-K).

 NUMBER                                 DESCRIPTION
 ------                                 -----------
*10.32          Management Subscription and Stock Purchase Agreement dated as of December 19, 2003, by and among THL Bedding Holding
                Company and the persons named therein (2003 10-K).
*10.33          Credit and Guaranty Agreement, dated as of December 19,
                2003, among THL Bedding Company, as Company, THL-SC Bedding
                Company and certain subsidiaries of the Company, as
                Guarantors, the financial institutions listed therein, as
                Lenders, UBS Securities LLC, as Joint Lead Arranger and as
                Co-Syndication Agent, Deutsche Bank AG, New York Branch, as
                Administrative Agent, General Electric Capital Corporation,
                as Co-Documentation Agent, CIT Lending Services Corporation,
                as Co-Documentation Agent and Goldman Sachs Credit Partners
                L.P., as Sole Bookrunner, a Joint Lead Arranger and as
                Co-Syndication Agent (2003 10-K).
*10.34          Senior Unsecured Term Loan and Guaranty Agreement, dated
                December 19, 2003, among THL Bedding Company, as Company,
                THL-SC Bedding Company and certain subsidiaries of the
                Company, as Guarantors, the financial institutions listed
                therein, as Lenders, Goldman Sachs Credit Partners L.P., as
                Sole Bookrunner, a Joint Lead Arranger and as Co-Syndication
                Agent, UBS Securities LLC, as Joint Lead Arranger and as
                Co-Syndication Agent, and Deutsche Bank AG, New York Branch,
                as Administrative Agent (2003 10-K).
*10.35          Assumption Agreement, dated December 19, 2003, made by
                Simmons Holdings, Inc., Simmons Company and certain
                subsidiaries of Simmons, as Guarantors, in favor of Deutsche
                Bank, AG, New York Branch, as Administrative Agent for banks and other financial institutions or entities, the Lenders, parties to the Credit Agreement and Term Loan Agreement
                (2003 10-K).
*10.36          Pledge and Security Agreement, dated December 19, 2003,
                between each of the grantors party thereto and Deutsche Bank
                AG, New York Branch, as the Collateral Agent (2003 10-K).
*10.37          2002 Stock Option Plan (2002 10-K).
*10.38          Simmons Company Employee Stock Ownership Plan adopted
                January 31, 1988, as amended and restated December 29, 2001
                (3/30/02 10-Q).
*10.38.1        First Amendment to the Simmons Company Employee Stock
                Ownership Plan effective for years ending after December 31,
                2001 (3/30/02 10-Q).
#12.1           Computation of ratio of earnings to fixed charges.
*21.1           Subsidiaries of Simmons Company (2003 10-K).
+23.1           Consent of PricewaterhouseCoopers LLP
+23.2           Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                5.1)
+23.3           Consent of Lionel Sawyer & Collins (included in Exhibit 5.1)
#23.4           Consent of Houlihan Lokey Howard & Zukin Financial Advisors,
                Inc.
#24.1           Power of Attorney (included on the signature pages hereto)
#25.1           Statement of Eligibility of Trustee on Form T-1 under the
                Trust Indenture Act of 1939 of Wells Fargo Bank, National
                Association
#99.1           Form of Letter of Transmittal
#99.2           Form of Notice of Guaranteed Delivery